As filed with the Securities and Exchange Commission on August 9, 1995
                                                Registration No. 33-60817

============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                             -----------------

                             AMENDMENT NO. 1
                                    TO

                                  FORM S-1
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                              ----------------

                       Progress Financial Corporation
----------------------------------------------------------------------------
(Exact name of registrant as specified in its certificate of incorporation)

        Delaware                                   6711                           23-2413363
-------------------------------   --------------------------------------   ----------------------
(State or other jurisdiction of             (Primary Standard               (I.R.S. Employer
 incorporation or organization)   Industrial Classification Code Number)    Identification No.)


                     Plymouth Meeting Executive Campus
                          600 East Germantown Pike
                   Plymouth Meeting, Pennsylvania  19462
                               (610) 825-8800
----------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           W. Kirk Wycoff, President and Chief Executive Officer
                       Progress Financial Corporation
                     Plymouth Meeting Executive Campus
                          600 East Germantown Pike
                    Plymouth Meeting, Pennsylvania 19462
                               (610) 825-8800
----------------------------------------------------------------------------
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copy to:

                        Gerald F. Heupel, Jr., Esq.
                           Jeffrey D. Haas, Esq.
                   Elias, Matz, Tiernan & Herrick L.L.P.
                     734 15th Street, N.W., 12th Floor
                          Washington, D.C.  20005
                           _____________________

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]


  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________________


  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________________


  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


============================================================================
      Title of Each Class of   Proposed Maximum
            Securities             Aggregate           Amount of
         to be Registered      Offering Price(1)    Registration Fee(2)
----------------------------------------------------------------------------
      Common Stock, par
        value $1.00 per share  $42,421,812.00         $14,628.21
      Preferred Stock
        Purchase Right(3)      $0                     $0
============================================================================



(1) Calculated pursuant to Rule 457(o) of the Securities Act of 1933 and consists of $37,030,000 of Conversion Stock and $5,391,812 of Exchange Stock based upon a 15% increase in the maximum of the Estimated Price Range, as such terms are defined in the Prospectus.


(2)  Previously paid.


(3) Each share of Common Stock has one Preferred Stock Purchase Right attached thereto without charge.


  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

============================================================================

Cross Reference Sheet Showing Location in the Prospectus of Information Required by Items of Form S-1

   Registration Statement Item and Caption              Prospectus Headings
 --------------------------------------------        -----------------------
 1.   Forepart of the Registration                   Front Cover Page
      Statement and Outside Front
      Cover Page of Prospectus

 2.   Inside Front and Outside Back                  Inside Front and Outside
      Cover Pages of Prospectus                      Back Cover Pages

 3.   Summary Information, Risk                      Summary; Special
      Factors and Ratio of Earnings                  Considerations
      to Fixed Charges

 4.   Use of Proceeds                                Use of Proceeds

 5.   Determination of Offering                      The Offerings -- Stock
      Price                                          Pricing, Exchange Ratio
                                                     and Number of Shares to
                                                     be Issued

 6.  Dilution                                        Not applicable

 7.  Selling Security Holders                        Not applicable

 8.  Plan of Distribution                            Front Cover Page; The
                                                     Offerings -- Subscription
                                                     Offering; -- Community
                                                     Offering; -- Syndicated
                                                     Community Offering
 9.   Description of Securities to                   Description of Capital
      be Registered                                  Stock of the Company;
                                                     Restrictions on
                                                     Acquisition of the
                                                     Company and Progress Bank

 10.  Interests of Named Experts                     Not applicable
      and Counsel

 11.  Information with Respect to                    Front Cover Page;
      the Registrant                                 Summary; Selected
                                                     Consolidated Financial
                                                     and Other Data of the
                                                     Company; Selected
                                                     Consolidated Finanical
                                                     and Other Data of
                                                     Roxborough-Manayunk;
                                                     Selected Pro Forma
                                                     Unaudited Consolidated
                                                     Financial Data of the
                                                     Company; Market Price for
                                                     Company Common Stock and
                                                     Dividends;
                                                     Capitalization;
                                                     Regulatory Capital;
                                                     Management's Discussion
                                                     and Analysis of Financial
                                                     Condition and Results of
                                                     Operations of the
                                                     Company; Business of the
                                                     Company; Management's
                                                     Discussion and Analysis
                                                     of Financial Condition
                                                     and Results of Operations
                                                     of Roxborough-Manayunk;
                                                     Business of Roxborough-
                                                     Manayunk; Regulation;
                                                     Taxation; Management of
                                                     the Company; Management
                                                     of Roxborough-Manayunk;
                                                     Management of the Company
                                                     and Progress Bank
                                                     Following the Conversion
                                                     and the Merger; The
                                                     Conversion and the
                                                     Merger; Description of
                                                     Capital Stock of the
                                                     Company; Consolidated
                                                     Financial Statements of
                                                     the Company; Consolidated
                                                     Financial Statements of
                                                     Roxborough-Manayunk.

 12.  Disclosure of Commission                       Not applicable
      Position on Indemnification
      for Securities Act
      Liabilities

PROSPECTUS

                       PROGRESS FINANCIAL CORPORATION

                  Up to $32.2 Million of Conversion Stock
                 and Up to $4.7 Million of Exchange Stock


     Progress Financial Corporation (the "Company"), a Delaware corporation, is offering up to $32.2 million (which may be increased up to $37.0 million under certain circumstances described below) of its common stock, par value $1.00 per share (the "Company Common Stock"), in connection with the Offerings described herein (the "Conversion Stock").
The Conversion Stock is being offered pursuant to a Plan of Conversion and related Plan of Merger (together, the "Plan" or the "Plan of Conversion") adopted by Roxborough-Manayunk Federal Savings Bank ("Roxborough-Manayunk") and FJF Financial, M.H.C. (the "Mutual Holding Company") and an Agreement and Plan of Reorganization and related Plan of Merger (together, the "Merger Agreement") adopted by Roxborough-Manayunk, the Mutual Holding Company, the Company and Progress Federal Savings Bank ("Progress"), a subsidiary of the Company (collectively, the "Parties"). The amount of the Conversion Stock being offered is based upon the Mutual Holding Company's 87.29% percentage interest in Roxborough-Manayunk. The Mutual Holding Company will convert to a federal interim stock savings bank and merge with Roxborough-Manayunk, which will then merge with Progess and become a subsidiary of the Company, all as more fully described herein (collectively, with the Exchange described below, the "Conversion and the Merger").


     Upon consummation of the Conversion and the Merger, the Company will also issue up to $4.7 million of Company Common Stock (which may be increased up to $5.4 million) in exchange for the common stock, par value $1.00 per share, of Roxborough-Manayunk ("Roxborough-Manayunk Common Stock") held by the stockholders of Roxborough-Manayunk other than the Mutual Holding Company
(the "Roxborough-Manayunk Public Stockholders").


     The Offerings. Nontransferable subscription rights to subscribe for up to $32,200,000 (which may be increased up to $37,030,000) of Conversion Stock have been granted to certain depositors and borrowers of Roxborough-Manayunk as of specified record dates, an Employee Stock Ownership Plan ("ESOP") of the Company, and the stockholders of Roxborough-Manayunk and the Company as of specified record dates, subject to the limitations described herein (the "Subscription Offering"). Commencing concurrently with the Subscription Offering, and subject to the prior rights of holders of subscription rights, the right of the Company and Roxborough-Manayunk to reject such orders in whole or in part and the other limitations described herein, the Company is offering the shares of Conversion Stock not subscribed for in the Subscription Offering, if any, for sale in a community offering (the "Community Offering") to certain members of the general public to whom a copy of this Prospectus is delivered by or on behalf of the Company, with preference given to natural persons residing in Philadelphia, Bucks, Delaware, Chester and Montgomery Counties, Pennsylvania.

     It is anticipated that shares of Conversion Stock not subscribed for in the Subscription and Community Offerings, if any, will be offered by the Company to members of the general public to whom a copy of this Prospectus is delivered by or on behalf of the Company in a syndicated community offering (the "Syndicated Community Offering") (the Subscription Offering, Community Offering and any Syndicated Community Offering are referred to collectively as the "Offerings"). The Parties have engaged Sandler O'Neill Corporate Strategies, a division of Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), to consult with and advise them in the Conversion and the Merger and to provide recordkeeping and proxy solicitation services, and Sandler O'Neill has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Conversion Stock in the Offerings. Sandler O'Neill is not obligated to take or purchase any shares of Conversion Stock in the Offerings. See "The Offerings - Marketing Arrangements."


     The Subscription Offering will terminate at 12:00 noon, Eastern Time, on September __, 1995 (the "Expiration Date"), unless extended by the Parties, with approval of the Office of Thrift Supervision ("OTS"), if necessary.
The Community Offering is expected to terminate at the same time as the Subscription Offering. The Community Offering and/or any Syndicated
Community Offering must be completed within 45 days after the close of the Subscription Offering, or November __, 1995, unless extended by the Parties with the approval of the OTS, if necessary. Orders submitted are irrevocable until the completion of the Conversion and the Merger; provided that, if the Conversion and the Merger are not completed within the 45-day period referred to above, unless such period has been extended with the consent of the OTS, if necessary, all subscribers will have their funds returned promptly with interest (at Roxborough-Manayunk's passbook rate), and all withdrawal authorizations will be cancelled. See "The Offerings -
Subscription Offering."


     The Exchange. Each share of Roxborough-Manayunk Common Stock held by the Roxborough-Manayunk Public Stockholders (the "Roxyborough-Manayunk Public Shares"), which amounted to 206,000 shares or 12.71% of the outstanding Roxborough-Manayunk Common Stock at March 31, 1995, will be converted into shares of Exchange Stock pursuant to a ratio (the "Exchange Ratio") that will result in the Roxborough-Manayunk Public Stockholders receiving in the aggregate approximately the same percentage of the Company Common Stock to be issued in the Conversion and the Merger as the percentage of Roxborough-Manayunk Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and the Merger (although the Roxborough-Manayunk Public Stockholders will receive a smaller percentage ownership in the Company than they had in Roxborough-Manayunk), before giving effect to
(a) the payment of cash in lieu of issuing fractional shares of Exchange Stock,
(b) any shares of Conversion Stock purchased by such stockholders in the Offerings described herein, and (c) any exercise of dissenters' rights (the "Exchange"). The 1,415,000 shares or 87.29% of the outstanding Roxborough-Manayunk Common Stock held by the Mutual Holding Company will be cancelled upon consummation of the Conversion and the Merger.

     Independent Valuation. Pursuant to regulations of the OTS, the offering of Conversion Stock in the Offerings is required to be based on an independent valuation of the incremental pro forma market value of Roxborough-Manayunk and the Mutual Holding Company to the Company. RP Financial, Inc. ("RP Financial") has prepared an independent appraisal, which states that the estimated incremental pro forma market value of Roxborough-Manayunk and the Mutual Holding Company on a combined basis was $32.0 million as of June 16, 1995 (the "Appraisal"). The Appraisal was multiplied by the Mutual Holding Company's percentage interest in Roxborough-Manayunk (i.e., 87.29%) to determine a midpoint ($28,000,000 rounded) for the offering of Conversion Stock, and the minimum and maximum range were set at 15% below and above the midpoint, respectively, resulting in a range of $23,800,000 to $32,200,000 (the "Estimated Price Range").


     The Estimated Price Range may be increased or decreased to reflect changes in market and economic conditions prior to completion of the Conversion and the Merger or to fill the order of the ESOP. RP Financial will update its appraisal upon the expiration of the Subscription and Community Offerings and will state its opinion as to the aggregate estimated incremental pro forma market value of the Mutual Holding Company and Roxborough-Manayunk at such time (the "Appraised Value"). The Plan of Conversion provides that the per share price of the Conversion Stock (the "Actual Purchase Price") will be the average closing price of the Company
Common Stock as reported on the Nasdaq National Market during the 20 trading days ending on the day prior to the close of the Offerings. The actual number of shares of Conversion Stock to be issued will be determined by multiplying the Appraised Value, as determined by RP Financial, by the Mutual Holding Company's percentage interest in Roxborough-Manayunk and then dividing the resulting amount by the Actual Purchase Price, with the resulting number of shares being rounded down to the nearest whole number. All shares of Conversion Stock sold in the Conversion and the Merger will be sold at a uniform price per share. The aggregate Actual Purchase Price for all shares of Conversion Stock will not be inconsistent with the estimated incremental pro forma market value of Roxborough-Manayunk and the Mutual Holding Company. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless (i) the gross proceeds from the sale of the Conversion Stock are less than the minimum or more than 15% above the maximum of the current Estimated Price Range or (ii) the Offerings are extended beyond November __, 1995. See "The Offerings - Stock Pricing, Exchange Ratio and Number of Shares to be Issued."


     Purchase Limitations. The Plan sets forth various purchase limitations which are applicable in the Offerings. Subscribers must indicate on their order forms the aggregate dollar amount of Conversion Stock they wish to order, which amount will be divided by the Actual Purchase Price to determine the number of whole shares to be issued to each subscriber, with any difference to be refunded in lieu of a fractional share. See "Risk Factors - Purchases of Conversion Stock in the Offerings," "The Offerings - Subscription Offering," "- Community Offering" and "- Limitations on Conversion Stock Purchases."

     Required Approvals. The consummation of the Conversion and the Merger is subject to the receipt of various regulatory approvals and the approval of members of the Mutual Holding Company, the stockholders of Roxborough-Manayunk and the stockholders of the Company in the manner set forth herein.

     Market for Common Stock. The Company Common Stock is quoted on the Nasdaq National Market under the symbol "PFNC." The closing sale price for the Company Common Stock on August __, 1995 was $______ per share. See "Market Price for Company Common Stock and Dividends."


     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE __.


       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT
             SUPERVISION, OR ANY OTHER FEDERAL AGENCY OR STATE
              SECURITIES COMMISSION, NOR HAS SUCH COMMISSION,
                  OFFICE OR OTHER AGENCY PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                    ANY REPRESENTATION TO THE CONTRARY
                           IS A CRIMINAL OFFENSE.

         THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS
              ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE
                 FEDERAL DEPOSIT INSURANCE CORPORATION OR
                        ANY OTHER GOVERNMENT AGENCY.

                                                 Estimated
                                               Underwriting    Estimated
                             Actual Purchase     Fees and         Net
                                  Price            Other       Proceeds(3)
                                                Expenses(2)
 -------------------------------------------------------------------------
 Per Share                         (1)                  (4)            (4)
 -------------------------------------------------------------------------
 Total Minimum(5)         $23,800,000           $1,327,800    $22,472,200
 -------------------------------------------------------------------------
 Total Midpoint(5)        $28,000,000           $1,422,800    $26,577,200
 -------------------------------------------------------------------------
 Total Maximum(5)         $32,200,000           $1,517,720    $30,682,280
 -------------------------------------------------------------------------
 Total Maximum, as        $37,030,000           $1,626,878    $35,403,122
 adjusted(5)
 -------------------------------------------------------------------------


--------------------

(1) The Actual Purchase Price per share will equal the average closing price of the Company Common Stock as reported on the Nasdaq National Market during the 20 trading days ending on the day prior to the close of the Offerings. The 20 trading day average for the Company Common Stock was $_____ as of August __, 1995. See "The Offerings - Stock Pricing, Exchange Ratio and Number of Shares to be Issued."

(2) Consists of the estimated costs to the Parties to be incurred in connection with the Conversion and the Merger, including estimated legal, accounting, printing and other miscellaneous expenses of $850,000 and marketing fees to be paid to Sandler O'Neill in connection with the Offerings, which fees are estimated to be $477,800 and $667,720 based on the minimum and the maximum of the Estimated Price Range, respectively. See "The Offerings - Marketing Arrangements." The actual fees and expenses may vary from the estimates. Such fees paid to Sandler O'Neill may be deemed to be underwriting fees. See "Pro Forma Unaudited Financial Information."

(3) Actual net proceeds may vary substantially from estimated amounts depending on the number of shares sold in the Offerings and other factors. Includes the purchase of shares of Conversion Stock by the ESOP, which initially will be deducted from the Company's stockholders' equity. For the effects of such purchases, see "Capitalization" and "Pro Forma Unaudited Financial Information."

(4) The per share amounts cannot be calculated at this time since the Actual Purchase Price and the number of shares will not be determined until the close of the Offerings.

(5) Based upon the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively.
                         _________________________

                      Sandler O'Neill & Partners, L.P.
                         _________________________

              The date of this Prospectus is August __, 1995.

                                [insert map]

                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy statements and other information filed by the Company with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. Copies of the reports, proxy statements and other information filed by the Company may also be inspected at the National Association of Securities Dealers, Inc., located at 1735 K Street, N.W., Washington, D.C. 20006.


     The Company has filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities
Act"), with respect to the Company Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document. This Prospectus contains a description of the material provisions of such contracts or documents.

     The Mutual Holding Company has filed an Application for Conversion with the OTS with respect to the Conversion and the Merger. This Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and at the Northeast Regional Office of the OTS located at 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.

     Roxborough-Manayunk is not subject to the informational requirements of the Exchange Act, and as of March 31, 1995, there were less than 35 Roxborough-Manayunk Public Stockholders.

                                  SUMMARY


     This summary is qualified in its entirety by the more detailed information regarding the Parties and the Consolidated Financial Statements of the Company and of Roxborough-Manayunk appearing elsewhere in this Prospectus.

The Company and Progress

     Progress Financial Corporation is the sole stockholder of Progress Federal Savings Bank, a federally chartered savings bank, which has been engaged in the thrift business since 1878. The Company was organized in 1986 as a Delaware corporation in connection with the reorganization of Progress into a thrift holding company structure. Progress currently conducts its business through six full-service offices located in Montgomery County, one full-service office in Delaware County, one full-service office in the Andorra section of Philadelphia, and two loan production offices in Montgomery and Lancaster Counties in southeastern Pennsylvania. At March 31, 1995, the Company had total consolidated assets of $347.0 million, total consolidated liabilities of $333.2 million, including total consolidated deposits of $277.8 million, and total consolidated stockholders' equity of $13.7 million. The principal executive offices of the Company and Progress are located at Plymouth Meeting Executive Campus, 600 West Germantown Pike, Plymouth Meeting, Pennsylvania 19462-1003, and their telephone number is (610) 825-8800. Unless the context otherwise requires, references herein to the Company include Progress.

Roxborough-Manayunk and the Mutual Holding Company

     Roxborough-Manayunk Federal Savings Bank is a federally chartered stock savings bank which was organized in 1992 as a subsidiary of the Mutual Holding Company. Prior to that date, Roxborough-Manayunk Federal Savings and Loan Association in its mutual form ("the Association") had operated in its market since it was formed in 1933. In connection with the organization of the Mutual Holding Company (the "MHC Reorganization"), on December 31, 1992, the Association transferred substantially all of its assets and liabilities to Roxborough-Manayunk and converted its charter to that of a federal mutual holding company known as FJF Financial, M.H.C. Roxborough-Manayunk currently conducts its business through six full-service offices located in Philadelphia County (West and South) and two full-service offices in Delaware County in southeastern Pennsylvania. At March 31, 1995, Roxborough-Manayunk had $272.7 million of total assets, $249.7 million of total liabilities, including $239.0 million of deposits, and $23.0 million of stockholders' equity. At March 31, 1995, the Mutual Holding Company's principal asset was 1,415,000 shares or 87.29% of the total issued and outstanding Roxborough-Manayunk Common Stock, and there were 206,000 Roxborough-Manayunk Public Shares outstanding representing 12.71% of the total issued and outstanding Roxborough-Manayunk Common Stock. The principal executive offices of Roxborough-Manayunk and the Mutual Holding

Company are located at 6060 Ridge Avenue, Philadelphia, Pennsylvania 19128, and their telephone number is (215) 483-2800.



Reasons for the Conversion and the Merger

     The respective Boards of Directors of each of the Parties believe that the combination of the Parties will enhance the competitive position of the combined entities and will enable the resulting institution to compete more effectively than either Roxborough-Manayunk or Progress could on its own. The combined entity will have greater financial resources and, as a result of the Offerings, increased capital levels. The Company's stockholders' equity will increase from $13.7 million or 4.0% of total assets at March 31, 1995 to $62.4 million or 9.7% of pro forma total assets at March 31, 1995, assuming the Conversion Stock is sold at the midpoint of the Estimated Price Range. The combination will result in increased funds being available for lending purposes, greater resources for expansion of services, and better opportunities for attracting and retaining qualified personnel.


     The terms of the Merger Agreement were the result of arm's length negotiations between the representatives of the Company and Roxborough-Manayunk. Among the factors considered by the Boards of Directors of the Company and Roxborough-Manayunk, as appropriate, were (i) the ability to expand the Company's and Roxborough-Manayunk's presence in southeastern Pennsylvania (upon consummation of the Conversion and the Merger, Progress Bank will have 17 branches in southeastern Pennsylvania); (ii) information concerning the financial condition, results of operations, capital levels, asset quality and prospects of the Company and Roxborough-Manayunk; (iii) the short-term and long-term impact the Conversion and the Merger will have on the Company's consolidated results of operations, including potential cost savings resulting from consolidation in certain areas and expanded commercial business, residential construction, commercial real estate (primarily multi-family residential) and consumer lending as well as expanded retail banking products and services; (iv) the general structure of the transaction and the compatibility of the respective managements and business philosophies; (v) the enhancement of the franchise value of the Company; (vi) the ability of the combined enterprise to compete in relevant banking and non-banking markets; (vii) industry and economic conditions; and (viii) the impact of the Conversion and the Merger on the depositors, employees, customers and communities served by the Company and Roxborough-Manayunk as well as their respective stockholders through the contemplated expansion of commercial business, residential construction, commercial real estate (primarily multi-family residential) and consumer lending and the proposed expansion of retail banking products and services. See "The Conversion and the Merger - Reasons for the Conversion and the Merger."


     In addition to the above, the Parties also considered that Progress is categorized as an "adequately capitalized" institution under OTS regulations which needs additional capital in order to support future growth and remain competitive, while Roxborough-Manayunk is already categorized as a "well capitalized" institution that would have difficulty generating adequate rates of return on the additional capital that it would receive in a conversion of the Mutual Holding Company from mutual to stock form that did not involve a combination with another institution. By combining Progress and Roxborough-Manayunk, the resulting institution Progress Bank will be a well capitalized institution that will have sufficient capital to support future growth without having the amount of excess capital that the Mutual Holding Company and Roxborough-Manayunk would have if they converted on their own.


The Conversion and the Merger

     On May 24, 1995, the Boards of Directors of Roxborough-Manayunk and
the Mutual Holding Company adopted the Plan of Conversion and the Parties adopted the Merger Agreement, which documents were subsequently amended on August 7, 1995.  Pursuant to the Plan of Conversion and the Merger Agreement,
(i) the Mutual Holding Company will convert from the mutual form to a federal interim stock savings bank to be known as "FJF Financial Interim Federal Savings Bank" ("Interim") and simultaneously merge with and into Roxborough-Manayunk, pursuant to which the Mutual Holding Company will cease to exist and the 1,415,000 shares or 87.29% of the outstanding Roxborough-Manayunk Common Stock held by the Mutual Holding Company will be cancelled, and (ii) Progress will then merge with and into Roxborough-Manayunk, and Roxborough-Manayunk as the surviving entity will change its name to "Progress Bank" ("Progress Bank") and become a wholly owned subsidiary of the Company. The outstanding Roxborough-Manayunk Public Shares, which amounted to 206,000 shares or 12.71% of the outstanding Roxborough-Manayunk Common Stock at March 31, 1995, will be converted into the Exchange Stock pursuant to the Exchange Ratio, which will result in the holders of such shares receiving in the aggregate approximately the same percentage of Company Common Stock to be issued in the Conversion and the Merger (i.e., the Conversion Stock and the Exchange
                               ----
Shares) as the percentage of Roxborough-Manayunk Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and the Merger (although the Roxborough-Manayunk Public Stockholders will receive a smaller percentage ownership interest in the Company than they had in Roxborough-Manayunk, before giving effect to (a) the payment of cash in lieu of issuing fractional shares of Exchange Stock, (b) any shares of Conversion Stock purchased by the Roxborough-Manayunk Public Stockholders in the Offerings, and
(c) any exercise of dissenters' rights.


     In addition to shares of Company Common Stock to be issued pursuant to the Exchange, pursuant to the Plan of Conversion, the Company is offering shares of Conversion Stock in the Offerings as part of the Conversion and the Merger. The amount of the Conversion Stock being offered is based upon the Mutual Holding Company's 87.29% percentage interest in Roxborough-Manayunk. See "- The Offerings" below and "The Offerings." The conversion of the Mutual Holding Company from the mutual form to a federal interim stock savings bank, the merger of Interim with and into Roxborough-Manayunk, the merger of Progress with and into Roxborough-Manayunk, and the Offerings are interdependent transactions, and none of such transactions will occur unless all of them do.

     The following diagrams outline the current organizational structure of the parties' ownership interests:


The Mutual Holding Company and Roxborough-Manayunk
--------------------------------------------------

        Members
          |
          | 100%
          |
 FJF Financial, M.H.C.                 Holders of Roxborough-Manayunk
          |                                 Public Shares
          | 87.29%                               | 12.71%
          |                                      |
          |-------- Roxborough-Manayunk Federal--|
                        Savings Bank

The Company and Progress
------------------------

                                 Current Stockholders
                                    of the Company
                                        |
                                        | 100%
                                        |
                                  Progress Financial
                                      Corporation
                                        | 100%
                                        |
                                   Progress Federal
                                     Savings Bank

     The following diagram reflects the Conversion and the Merger, including
(i) the Conversion of the Mutual Holding Company from the mutual form to a federal interim stock savings bank, (ii) the merger of Interim with and into Roxborough-Manayunk, (iii) the merger of Progress with and into Roxborough-Manayunk, and (iv) the offering of Conversion Stock.

     Current           Purchasers of       Holders of Roxborough-Manayunk
  Stockholders       Conversion Stock           Public Shares
 of the Company
        |                   |                        |
        |                   |                        |
        --------Progress Financial Corporation--------
                            |
                            |
                      Progress Bank



     Pursuant to OTS regulations, consummation of the Conversion and the Merger is conditioned upon the approval of the Plan of Conversion by the OTS, as well as (1) the approval of the Merger Agreement and the Plan of Conversion by the holders of at least a majority of the total number of votes eligible to be cast by the members of the Mutual Holding Company ("Members") as of the close of business on August 7, 1995 (the "Voting
Record Date") at a special meeting of Members called for the purpose of submitting such documents for approval (the "Members' Meeting"), and (2) the approval of the Merger Agreement and the Plan of Conversion by the holders of at least two-thirds of the shares of the Roxborough-Manayunk Common Stock, including the Mutual Holding Company (the "Stockholders"), outstanding as of the close of business on the Voting Record Date eligible to be voted at the special meeting of the stockholders of Roxborough-Manayunk called for the purpose of submitting such documents for approval (the "Roxborough-
Manayunk Stockholders' Meeting"). In addition, the Parties have conditioned the consummation of the Conversion and the Merger on the approval of the Merger Agreement and the Plan of Conversion by at least a majority of the votes cast, in person or by proxy, by the Roxborough-Manayunk Public Stockholders at the Roxborough-Manayunk Stockholders' Meeting. The Mutual Holding Company intends to vote its shares of Roxborough-Manayunk
Common Stock, which amount to 87.29% of the outstanding shares, in favor of the Merger Agreement and the Plan of Conversion at the Roxborough-Manayunk Stockholders' Meeting. Under Delaware law, the Merger Agreement must be approved by a majority of the outstanding Company Common Stock as of the close of business on August 14, 1995 entitled to vote thereon at a special meeting of stockholders called for the purpose of submitting such documents for approval (the "Company Stockholders' Meeting").

     In connection with the Conversion and the Merger, certain benefits will be provided to certain directors, officers and employees of the Company and Roxborough-Manayunk. For additional information, see "The Conversion and the Merger - Interests of Certain Persons in the Conversion and the Merger."

The Company and Progress Bank Following the Conversion and the Merger

     General. Assuming the Conversion and the Merger had been consummated as of March 31, 1995, the Company would have had, on a pro forma basis at the midpoint of the Estimated Price Range, total consolidated assets of $645.0 million, total consolidated liabilities of $582.7 million, including $516.9 million of deposits, and total consolidated stockholders' equity of $62.4 million. See "Pro Forma Unaudited Financial Information." In addition, at March 31, 1995, Progress Bank would have had, on a pro forma basis at the midpoint of the Estimated Price Range, tangible, core and risk-based capital of $62.7 million or 9.72% of adjusted total assets, $63.0 million or 9.77% of adjusted total assets and $65.0 million or 23.57% total risk-weighted assets, respectively. See "Regulatory Capital."

     Market Area. Progress and Roxborough-Manayunk currently serve contiguous market areas. Progress operates in Montgomery County through six full service offices located in King of Prussia, Norristown, Bridgeport, Conshohocken, Jeffersonville and Plymouth Meeting and in the counties of Delaware and Philadelphia through offices in Rosemont and the Andorra section of Philadelphia. With the opening of the Paoli branch in August 1995, Progress will add a Chester County branch and has added
Lancaster County and the Pottstown area of Montgomery County to its lending area with the recent opening of two residential loan origination offices. Roxborough-Manayunk maintains four full-service offices in Northwest Philadelphia, an office in South Philadelphia and an office in the Overbrook section of Philadelphia, as well as offices in the Drexel Hill and Yeadon areas of Delaware County. As a result of the Conversion and the Merger, Progress Bank will maintain offices in four of the five counties included in the Philadelphia Metropolitan Statistical Area ("MSA"). The Philadelphia MSA is the nation's fourth largest metropolitan area in terms of population based on 1993 U.S. census data and the Pennsylvania counties included in the MSA account for nearly one-third of the total population of Pennsylvania. In recent years, the Philadelphia area economy has moved from a traditional manufacturing-based economy towards a service-based economy, thereby providing more economic diversity to the area. Management of Progress Bank believes that the market area which it will serve consists primarily of stable middle class neighborhoods as well as affluent suburbs of Philadelphia.

     Business. Upon completion of the Conversion and the Merger, Progress Bank will be a well capitalized, independent community oriented financial institution with 17 full service offices and two residential loan origination offices. Progress Bank's business strategy will be to operate as a community oriented financial institution dedicated to meeting the borrowing and savings needs of its individual and business customers through superior service and innovative products. Progress Bank will seek to implement this strategy by (i) increasing its origination of commercial business loans to small and medium-sized businesses in its primary market area and residential construction loans and commercial real estate loans secured by properties located in its primary market area; (ii) emphasizing retail banking, including the origination of single-family residential loans (primarily for resale) and secured consumer loans (such as home equity loans) and the offering of individual and commercial checking and passbook deposit accounts; (iii) continuing to emphasize Progress' mortgage banking activities, which provide a source of fee income and enhance its core banking operations; (iv) maintaining asset quality; (v) maintaining a high level of capital; and (vii) controlling growth.

     Assuming the Conversion and the Merger had been consummated as of March 31, 1995, the Company's total loan portfolio would have amounted to, on a pro forma basis at the midpoint of the Estimated Price Range, $309.7 million or 48.0% of total assets, $174.0 million or 56.2% of which would consist of single-family residential loans, $5.9 million or 1.9% of which would consist of residential construction loans, $90.3 million or 29.2% of which would consist of commercial real estate loans (including multi-family residential loans), $15.0 million or 4.8% of which would consist of commercial business loans and $24.5 million or 7.9% of which would consist of consumer loans. In addition, the Company's total deposits would have amounted to $516.9 million, of which $241.3 million or 46.7% would consist of core checking, money market deposit and passbook savings accounts. Moreover, the Company would have had $10.0 million of non-performing assets or 1.6% of total assets (approximately $4.0 million of which is currently under contract for sale). For additional information with respect to the Company's pro forma consolidated financial condition and results of operations, see "Selected Pro Forma Unaudited Consolidated Financial Data of the Company" and "Pro Forma Unaudited Financial Information."

     Management. The Board of Directors of the Company will consist of 12 members, six of whom shall have been designated from the current Board of Directors of Roxborough-Manayunk and six of whom shall have been designated from the current Board of Directors of the Company, and the Board of Directors of Progress Bank will consist of 16 members, eight of whom shall have been designated from the current Board of Directors of Roxborough-Manayunk and eight of whom shall have been designated from the current
Board of Directors of Progress.  Management of the Company and Progress
Bank following the Conversion and the Merger will be drawn from the current management of the Parties. John F. McGill shall serve as Chairman of the Board of Directors of both the Company and Progress Bank and W. Kirk Wycoff shall serve as President and Chief Executive Officer of both the Company and Progress Bank. John F. McGill, Jr. shall serve as Executive Vice
President of the Company and Progress Bank, Jerry A. Naessens shall serve as Chief Financial Officer and Treasurer of the Company and Progress Bank and Eric
J. Morgan shall serve as Senior Vice President and Secretary of the Company and Progress Bank. See "Management of the Company and Progress Bank
Following the Conversion and the Merger."

     Regulation. Progress Bank, as a federally chartered savings bank, will be subject to comprehensive regulation and examination by the OTS, as its chartering authority and primary regulator, and by the Federal Deposit Insurance Corporation ("FDIC"), which administers the Savings Association Insurance Fund ("SAIF"), which will insure Progress Bank's deposits to the maximum extent permitted by law. Progress Bank will be a member of the FHLB of Pittsburgh, which is one of the 12 regional banks which comprise the FHLB System. Progress Bank will be further subject to regulations of the Board of Governors of the Federal Reserve System ("Federal Reserve Board") governing reserves required to be maintained against deposits and certain other matters. The Company, as a registered savings and loan holding company, will remain subject to examination and regulation by the OTS and will remain subject to various reporting and other requirements of the SEC. The principal executive offices of the Company and Progress Bank following consummation of the Conversion and the Merger will be located at Plymouth Meeting Executive Campus, 600 West Germantown Pike, Plymouth Meeting, Pennsylvania, and their telephone number will be (610) 825-8800.

The Offerings

     Pursuant to the Plan of Conversion and in connection with the Conversion and the Merger, the Company is offering shares of Conversion Stock in the Offerings. The Conversion Stock is first being offered in the Subscription Offering with nontransferable subscription rights being granted, in the following order of priority, to (i) depositors of Roxborough-Manayunk with account balances of $50.00 or more as of the close of business on February 28, 1994 ("Eligible Account Holders"); (ii) the ESOP; (iii) depositors of Roxborough-Manayunk with account balances of $50.00 or more as of the close of business on June 30, 1995 ("Supplemental Eligible Account Holders"); (iv) depositors of Roxborough-Manayunk as of the close of business on August 7, 1995 (other than Eligible Account Holders and Supplemental Eligible Account Holders) and borrowers of Roxborough-Manayunk as of the close of business on December 31, 1992 who continue to be borrowers as of the close of business on August 7, 1995 ("Other Members"); and (v) stockholders of Roxborough-Manayunk as of August 7, 1995 and of the Company as of August 14, 1995 ("Eligible Stockholders"). Subscription rights will expire if not exercised by 12:00 noon, Eastern Time, on September __, 1995, unless extended.

     Subject to the prior rights of holders of subscription rights, Conversion Stock not subscribed for in the Subscription Offering is being offered in the Community Offering to certain members of the general public to whom a copy of this Prospectus is delivered, with preference given to natural persons residing in Philadelphia, Bucks, Delaware, Chester and Montgomery Counties, Pennsylvania. To the extent necessary, shares not subscribed for in the Subscription and Community Offerings will be offered to certain members of the general public in a Syndicated Community Offering. The Company and Roxborough-Manayunk reserve the absolute right to reject or accept any orders in the Community Offering and the Syndicated Community Offering, in whole or in part, either at the time of receipt of an order or as soon as practicable following the Expiration Date.

     The Parties have retained Sandler O'Neill as consultant and advisor in connection with the Offerings and to assist in soliciting subscriptions in the Offerings. The Parties have also retained Sandler O'Neill as a conversion agent to provide recordkeeping services and to solicit proxies in connection with the Conversion and the Merger. See "The Offerings - Subscription Offering," "- Community Offering," "- Syndicated Community Offering" and "- Marketing Arrangements." Sandler O'Neill was also engaged by the Company prior to the execution of the Merger Agreement to act as a financial advisor to the Company and its subsidiaries in connection with the Conversion and the Merger, and Sandler O'Neill has engaged in other transactions with the Company and Roxborough-Manayunk in the past. Furthermore, an affiliate of Sandler O'Neill, 1993 SOP Partners, L.P., is currently deemed to beneficially own 6.10% of the outstanding Company
Common Stock and 16.67% of the Company's outstanding subordinated debt and outstanding warrants. See "Risk Factors - Relationships Between the Company, Roxborough-Manayunk and Sandler O'Neill" and "Management of the Company - Beneficial Ownership of Company Common Stock."


Stock Pricing, Exchange Ratio and Number of Shares to be Issued in the Conversion and the Merger

     Federal regulations require the aggregate purchase price of the Conversion Stock to be consistent with RP Financial's appraisal of the incremental pro forma market value of Roxborough-Manayunk and the Mutual
Holding Company, which was $32.0 million as of June 16, 1995. Because the holders of the Roxborough-Manayunk Public Shares will receive in the aggregate approximately the same percentage of the Company Common Stock to be issued in the Conversion and the Merger as the percentage of Roxborough-Manayunk Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and the Merger (before giving effect to additional purchases in the Offerings, fractional shares and any exercise of dissenters' rights), the Appraisal was multiplied by the Mutual Holding Company's percentage interest in Roxborough-Manayunk (i.e., 87.29%) to determine the midpoint of the Estimated Price Range, which was rounded to $28,000,000. In accordance with OTS regulations, the minimum and maximum of the Estimated Price Range were set at 15% below and above the midpoint, respectively, resulting in a range of $23,800,000 to $32,200,000. The full text of the appraisal report of RP Financial describes the procedures followed, the assumptions made, limitations on the review undertaken and matters considered. The appraisal report has been filed as an exhibit to the Application for Conversion of which this Prospectus is a part, and is available in the manner set forth under "Available Information." This appraisal of the Conversion Stock is not intended and should not be construed as a recommendation of any kind as to the advisability of purchasing such stock.



     The Estimated Price Range may be increased or decreased to reflect changes in market and financial conditions prior to completion of the Conversion and the Merger or to fill the order of the ESOP. RP Financial will update its appraisal upon the expiration of the Subscription and Community Offerings and will state its opinion as to the aggregate estimated incremental pro forma market value of the Mutual Holding Company and

Roxborough-Manayunk at such time. The Plan of Conversion provides that the Actual Purchase Price will be the average closing price of the Company Common Stock as reported on the Nasdaq National Market during the 20 trading days ending on the day prior to the close of the Offerings. The actual number of shares of Conversion Stock to be issued will be determined by multiplying the Appraised Value, as determined by RP Financial, by the Mutual Holding Company's percentage interest in Roxborough-Manayunk and then dividing the resulting amount by the Actual Purchase Price, with the resulting number of shares being rounded down to the nearest whole number. All shares of Conversion Stock sold in the Conversion and the Merger will be sold at a uniform price per share. The aggregate Actual Purchase Price for all shares of Conversion Stock will not be inconsistent with the estimated incremental pro forma market value of Roxborough-Manayunk and the Mutual Holding Company.


     The Merger Agreement provides that the Company and Progress have the right to terminate the Merger Agreement if the aggregate number of shares of Conversion Stock, Exchange Stock and shares of Company Common Stock to be subject to options to purchase Company Common Stock upon the conversion of existing options to purchase Roxborough-Manayunk Common Stock (collectively, "New Shares") would exceed 64% of the total number of shares of Company Common Stock to be outstanding on a fully diluted basis upon consummation of the Conversion and the Merger. The Mutual Holding Company and Roxborough-
Manayunk have the right to terminate the Merger Agreement if the aggregate number of New Shares would be less than 56% of the total number of shares of Company Common Stock to be outstanding on a fully diluted basis upon consummation of the Conversion and the Merger. The following table sets forth, based upon the number of shares of Company Common Stock currently outstanding on a fully diluted basis, the minimum and maximum number of shares of Conversion Stock and Exchange Stock that can be issued in the Conversion and the Merger without giving rise to a right of termination of the Merger Agreement by any of the Parties:

                                          Minimum     Maximum
                                         ---------   ---------
 Conversion Stock(1)                     4,128,656   5,767,011
 Exchange Stock(1)                         601,160     839,715
                                         ---------   ---------
   Total to be issued in the Conversion
    and the Merger                       4,729,816   6,606,726
 Exchange Ratio(2)                         2.91825     4.07629
 Conversion of existing options to
  purchase Roxborough-Manayunk
  Common Stock(3)                          116,730     163,051
                                         ---------   ---------
 Total New Shares                        4,846,546   6,769,777
 Company Common Stock currently
  outstanding                            3,808,000   3,808,000
                                         ---------   ---------
  on a fully diluted basis (4)
 Company Common Stock to be outstanding
  on a fully diluted basis               8,654,546  10,577,777
                                         =========  ==========
 Total New Shares as a percentage of
  Company
  Common Stock to be outstanding on a        56.0%       64.0%
                                          ========     =======
  fully diluted basis

_____________________________

(1) In accordance with OTS policies, the shares of Conversion Stock and Exchange Stock to be issued in the Conversion and the Merger will represent 87.29% and 12.71%, respectively, of the total shares of Company Common Stock issued in the Conversion and the Merger (assuming no fractional shares, no exercise of dissenters' rights and no exercise of outstanding stock options to purchase Roxborough-Manayunk Common Stock).


(2)  The Exchange Ratio was determined by dividing the number of Exchange
     Stock by the 206,000 outstanding Roxborough-Manayunk Public Shares. In the event outstanding stock options to purchase Roxborough-Manayunk Common Stock are exercised between the date of this Prospectus and consummation of the Conversion and the Merger, the Exchange Ratio will be adjusted so that the Roxborough-Manayunk Public Stockholders receive in the aggregate the same percentage of the shares of Company Common Stock issued in the Conversion and the Merger as the percentage of Roxborough-Manayunk Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and the Merger (although the Roxborough-Manayunk Public Stockholders will receive a smaller percentage ownership interest in the Company than they had in Roxborough-Manayunk), before giving effect to
     (i) the payment of cash in lieu of issuing fractional shares of Exchange Stock, (ii) any shares of Conversion Stock purchased by the Roxborough-Manayunk Public Stockholders in the Offerings, and (iii) any exercise of dissenters' rights. See "Pro Forma Unaudited Financial Information" and "The Offerings - Stock Pricing, Exchange Ratio and Number of Shares to be Issued."


(3) If any outstanding stock options to purchase Roxborough-Manayunk Common Stock remain outstanding immediately prior to consummation of the Conversion and the Merger, they will be converted into options to purchase shares of Company

     Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged. As of the date of this Prospectus, there were options to purchase 40,000 shares of Roxborough-Manayunk
     Common Stock outstanding, and the Merger Agreement prohibits the grant of any additional stock options prior to the consummation of the Conversion.

(4) Consists of 3,280,000 currently outstanding shares of Company Common Stock, warrants to purchase 300,000 shares of Company Common Stock and stock options to purchase 228,000 shares of Company Common Stock.


     It is possible that less than 4,128,656 shares of Conversion Stock or more than 5,767,011 shares of Conversion Stock may be issued in the Conversion and the Merger if the Parties having a right to terminate the Merger Agreement in such event elect to waive their right to do so. None of the Parties have determined under what circumstances, if any, they would waive their rights, and there can be no assurance that the respective Parties would waive their rights. However, in the event that the number of shares of Conversion Stock required to be issued in the Conversion and the Merger is outside the above range, it is anticipated that the Parties having a right to terminate would consider all relevant factors in determining whether or not to waive such right, including but not limited to how far above or below the above range they are and then existing financial and market conditions.

     The following table sets forth the number of shares of Conversion Stock that would be issued at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range at illustrative prices per share for the Company Common Stock. The Actual Purchase Price may be more or less than the per share prices shown in the table.

  Actual
 Purchase  $23,800,000  $28,000,000  $32,200,000     $37,030,000
   Price     Minimum     Midpoint     Maximum    15% above Maximum
---------  -----------  -----------  ----------- -----------------
$5.00       4,760,000    5,600,000   6,440,000(2)   7,406,000(2)
$5.25       4,533,333    5,333,333   6,133,333(2)   7,053,333(2)
$5.50       4,327,273    5,090,909   5,854,545(2)   6,732,727(2)
$5.75       4,139,130    4,869,565   5,600,000      6,440,000(2)
$6.00       3,966,666(1) 4,666,666   5,366,666      6,171,666(2)
$6.25       3,808,000(1) 4,480,000   5,152,000      5,924,800(2)
$6.50       3,661,538(1) 4,307,692   4,953,846      5,696,923
$6.75       3,525,926(1) 4,148,148   4,770,370      5,485,926




                                              (Footnotes on following page)

-------------------------



(1) The Mutual Holding Company and Roxborough-Manayunk have a right to terminate the Merger Agreement if less than 4,128,656 shares of Conversion Stock are issued, based upon the number of shares of Company Common Stock currently outstanding on a fully diluted basis.


(2) The Company and Progress have a right to terminate the Merger Agreement if more than 5,767,011 shares of Conversion Stock are issued, based upon the number of shares of Company Common Stock currently outstanding on a fully diluted basis.


     Based upon the minimum and maximum Exchange Ratio that will not give rise to a right of termination of the Merger Agreement by any of the Parties, the following table sets forth the number of shares of Exchange Stock to be received by the Roxborough-Manayunk Public Stockholders.


                                        Number of Shares of Exchange Stock
                                        ----------------------------------
                                             Minimum          Maximum
                                             -------          -------
Roxborough-Manayunk Public Shares(1):
     Per share                               2.91825          4.07629
     Total of 206,000 shares                 601,160          839,715

------------------

(1) Cash will be paid in lieu of issuing fractional shares of Exchange Stock. Assumes no exercise of dissenters' rights and no exercise of outstanding stock options to purchase Roxborough-Manayunk Common Stock.


     Subject to approval of the OTS, the Estimated Price Range may be increased or decreased to reflect market and economic conditions prior to the completion of the Offerings, and under such circumstances the Parties may increase or decrease the number of shares of Conversion Stock. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless (i) the gross proceeds from the sale of the Conversion Stock are less than the minimum or more than 15% above the maximum of the current Estimated Price Range or
(ii) the Offerings are extended beyond November __, 1995.

Purchase Limitations

     With the exception of the ESOP, which intends to purchase up to an aggregate of 8% of the amount of Conversion Stock to be issued in the Offerings, the maximum amount of

Conversion Stock which may be purchased by any individual, corporation, partnership, trust or other entity ("Person") (or Persons through a single account) in any priority category in the Subscription Offering, in the Community Offering or in the Syndicated Community Offering shall not exceed 3% of the Conversion Stock issued (when combined with any Exchange Stock received by such Person). The maximum amount of Conversion Stock which may be subscribed for or purchased in all categories in the Conversion and the Merger (i.e., the Offerings on a combined basis) by any Person, together with any associate or group of Persons acting in concert, shall not exceed 5% of the Conversion Stock issued (when combined with any Exchange Stock received), except for the amount purchased by the ESOP. At any time during the Offerings, and without further approval by the Members or the Eligible Stockholders, the Parties may in their sole discretion decrease the 3% purchase limitation noted above to as low as 1% of the Conversion Stock issued in the Conversion and the Merger or increase such limitation to up to 5% of the Conversion Stock issued in the Conversion and the Merger, in each case when combined with any Exchange Stock received. If a purchase limitation is increased, persons who submitted an order for the current maximum amount will be given the opportunity to increase their order. The minimum purchase is $150. See "The Offerings - Limitations on Conversion Stock Purchases." In the event of an oversubscription, shares will be allocated in accordance with the Plan of Conversion, as described under "The Offerings - Subscription Offering" and "- Community Offering." Because the purchase limitations contained in the Plan of Conversion include Exchange Stock to be issued to Roxborough-Manayunk Public Stockholders for their Roxborough-Manayunk Public Shares, certain holders of Roxborough-Manayunk Public Shares may be limited in their ability to purchase Conversion Stock in the Offerings. See "Risk Factors - Possible Dilution to Roxborough-Manayunk Public Stockholders as a Result of Purchase Limitations."



     Based on the 3% purchase limitation, order forms may be submitted for a maximum of $966,000, which amount will be reduced if the amount of Conversion Stock sold is less than the maximum of the Estimated Price
Range.  An individual Eligible Account Holder, Supplemental Eligible
Account Holder, Other Member or Eligible Stockholder may not purchase individually in the Subscription Offering the overall maximum purchase limit of 5% of the Conversion Stock but may make such purchase, together with associates of and persons acting in concert with such persons, by also purchasing in other available categories, subject to availability of shares and the maximum overall purchase limit for purchases in the Offerings, including Exchange Stock received by Roxborough-Manayunk Public Stockholders for Roxborough-Manayunk Public Shares. The 5% purchase limitation is $1,610,000 at the maximum of the Estimated Price Range.


Benefits of the Conversion and the Merger to Directors and Officers

     ESOP. The ESOP intends to purchase up to 8% of the Conversion Stock to be issued in the Offerings ($2,576,000 of Conversion Stock at the maximum of the Estimated Price Range). These shares will be allocated over a period of ten years as the Company's loan to the ESOP is repaid, with the allocations to be made to executive officers and other eligible employees in proportion to their compensation. All executive officers of the Company and Progress Bank will be eligible to participate in the ESOP. See "Management of the Company and Progress Bank Following the Conversion and the Merger - Benefits - Employee Stock Ownership Plan." See also "Risk
Factors - Anti-takeover Provisions." In the event that the maximum of the Estimated Price Range is increased above $32.2 million, the ESOP will have a first priority right to purchase the amount in excess of $32.2 million, up to an aggregate of 8% of the total Conversion Stock issued. See "Risk Factors - Possible Dilutive Effect of Issuance of Additional Shares."

     1995 Stock Option Plan. Following consummation of the Conversion and the Merger, the Company intends to adopt a 1995 Stock Option Plan for the benefit of the directors, officers and employees of the Company and Progress Bank (the "1995 Stock Option Plan"), pursuant to which the Company intends to reserve a number of shares of Company Common Stock equal to an aggregate of 8.5% of the Conversion Stock issued in the Offerings (476,000 shares at the maximum of the Estimated Price Range, assuming an Actual Purchase Price of $5.75) for issuance pursuant to stock options and stock appreciation rights. Pursuant to the Merger Agreement, 72% of the shares available under the 1995 Stock Option Plan will be granted to current directors and executive officers of Roxborough-Manayunk. The remaining shares available under the 1995 Stock Option Plan shall be available for grants to all employees, officers and directors of the Company (including current directors, officers and employees of the Company and Progress).
The 1995 Stock Option and grants pursuant thereto are subject to the receipt of stockholder approval, which is expected to be sought at the first meeting of stockholders of the Company following the six-month anniversary of the Conversion and the Merger, which is expected to be held in April 1996. See "Management of the Company and Progress Bank Following the Conversion and the Merger - Benefits - 1995 Stock Option Plan."


     1995 Recognition Plan. Following consummation of the Conversion and the Merger, the Company intends to adopt a 1995 Recognition Plan for the benefit of certain officers and directors of the Company and Progress Bank (the "1995 Recognition Plan" or the "1995 MRP"). It is expected that the 1995 Recognition Plan will be submitted to stockholders for approval at the same time as the 1995 Stock Option Plan. Upon the receipt of such approval, the 1995 Recognition Plan is expected to purchase a number of shares of Company Common stock either from the Company or in the open market equal to an aggregate of 3.5% of the Conversion Stock issued in the Offerings ($1,127,000 at the maximum of the Estimated Price Range). Pursuant to the Merger Agreement, all of the shares reserved pursuant to the 1995 Recognition Plan will be awarded to current directors and executive officers of Roxborough-Manayunk upon receipt of such stockholder approval. See "Management of the Company and Progress Bank Following the Conversion and the Merger - Benefits - 1995 Recognition Plan."

     For information regarding the management of the Company and Progress Bank following consummation of the Conversion and the Merger, see "- The Company and Progress Bank Following the Conversion and the Merger" and "Management of the

Company and Progress Bank Following the Conversion and the Merger." For information concerning various employee benefit plans currently being maintained by the Company and Roxborough-Manayunk, certain of which plans will be continued following consummation of the Conversion and the Merger, see "Management of the Company" and "Management of Roxborough-Manayunk."

Use of Proceeds

     Net proceeds from the sale of the Conversion Stock are estimated to be between $22.5 million and $30.7 million, depending on the amount of Conversion Stock sold in the different offering categories and the expenses of the Conversion and the Merger. See "Pro Forma Unaudited Financial Information." The Company plans to contribute to Progress Bank approximately 90% of the net proceeds from the Offerings in order to enhance the capital position of Progress Bank and retain the remainder of the net proceeds. Funds contributed to Progress Bank by the Company will be used for general business purposes, including to support Progress Bank's lending and investment activities and thereby enhance Progress Bank's capabilities to serve the borrowing and other financial needs of the communities it will serve. Based upon the midpoint of the Estimated Price Range, Progress Bank will have tangible capital of $62.7 million or 9.70% of adjusted total assets upon consummation of the Conversion and the Merger. See "Regulatory Capital."


     The Company currently intends to use the net proceeds retained by it to make a loan directly to the ESOP to enable the ESOP to purchase up to 8% of the Conversion Stock, although the ESOP may obtain all or part of the funds to purchase the stock from an unaffiliated third party if such financing can be obtained on terms at least as favorable. To date, no unaffiliated third party lender has been identified, and there can be no assurance that such unaffiliated financing can be obtained. The amount of the loan is expected to be between $1,904,000 and $2,576,000 at the minimum and maximum of the Estimated Price Range, respectively, and if made by the Company, the loan will be for 10 years at a fixed interest rate currently estimated to be 9% per annum. See "Management of the Company and Progress Bank Following the Conversion and the Merger - Benefits - Employee Stock Ownership Plan." Following the six-month anniversary of the completion of the Conversion and the Merger (if permitted by the OTS), and based upon then existing facts and circumstances, the Company's Board of Directors may determine to repurchase some shares of Company Common Stock, subject to any applicable statutory and regulatory requirements and the requirements to utilize the pooling-of-interests method of accounting for the Conversion and the Merger. For a discussion of facts and circumstances, see "Use of Proceeds." The proceeds may also be used to support the future expansion of operations and for other business or investment purposes, including the acquisition of other financial institutions and/or branch offices, although there are no current plans, arrangements, understandings or agreements regarding such acquisitions. See "Use of Proceeds."

Dividend Policy

     The Company is currently not paying dividends on the Company Common Stock. The Company's ability to pay dividends on the Company Common Stock depends on the use of the net proceeds of the Offerings and the receipt of dividends from Progress Bank. The Board of Directors of the Company may consider paying cash dividends on the Company Common Stock commencing in 1996, although no decision has been made as to the amount of such dividends, if any. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the Company Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. See "Market Price for Company Common Stock and Dividends."


Prospectus Delivery and Procedure for Purchasing Shares

     To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to the Expiration Date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt of the Prospectus in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus. The Parties are not obligated to accept for processing orders not submitted on original order forms. Order forms unaccompanied by an executed certification form will not be accepted. Payment by check, money order, cash or debit authorization to an existing account at Roxborough-Manayunk must accompany the order and certification forms. No wire transfers will be accepted. The Parties are prohibited from lending funds to any person or entity for the purpose of purchasing shares of Conversion Stock in the Offerings. See "The Offerings - Procedure for Purchasing Shares in the Offerings."


Restrictions on Transfer of Subscription Rights and Shares

     Prior to the completion of the Conversion and the Merger, no person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Conversion Stock to be issued upon their exercise. Each person exercising subscription rights will be required to certify that a purchase of Conversion Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares. The Parties will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights. See "The Offerings - Restrictions on Transfer of Subscription Rights and Shares."

     Following the Conversion and the Merger, there generally will be no restrictions on the transfer or sale of shares by purchasers other than affiliates of the Company and Roxborough-Manayunk. See "The Conversion and the Merger - Certain Restrictions on Purchase or Transfer of Shares After the Conversion and the Merger" and "- Resale Considerations with Respect to Company Common Stock."

Dissenters' Rights of Appraisal

     Holders of Roxborough-Manayunk Common Stock are entitled to appraisal rights under Section 552.14 of the OTS regulations as a result of the merger of Interim with and into Roxborough-Manayunk and the merger of Progress with and into Roxborough-Manayunk, with Roxborough-Manayunk to be the surviving entity in both mergers. Any such stockholder who wishes to exercise such appraisal rights should review carefully the discussion of such rights in Roxborough-Manayunk's proxy statement, including Appendix A thereto, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Section 552.14. See "The Conversion and the Merger - Dissenters' Rights of Appraisal."


Risk Factors

     See "Risk Factors" for a discussion of certain factors that should be considered by prospective investors, including but not limited to risks relating to the effects of changes in interest rates; the historical financial condition and results of operations of the Company; the increased emphasis on commercial business, residential construction, commercial real estate and consumer lending; risks relating to the recapitalization of SAIF and the effect of a reduction in Bank Insurance Fund ("BIF") premiums; expenses of the Conversion and the Merger; the possible dilutive effect of the issuance of additional shares; relationships between the Company, Roxborough-Manayunk and Sandler O'Neill; the effects of certain provisions in the Company's Certificate of Incorporation and Bylaws and certain provisions in Delaware law which may be deemed to have an anti-takeover effect; and the possible adverse tax consequences of the distribution of subscription rights.

         SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY
               (Dollars in Thousands, Except Per Share Data)

     The selected consolidated financial and other data set forth below should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Company's Consolidated Financial Statements and related Notes, appearing elsewhere herein.

                                   March 31,                          December 31,
                                                --------------------------------------------------------
                                     1995(6)      1994       1993        1992        1991        1990
                                  ----------- ----------- ----------- ----------- ----------- -----------
 Financial Condition  Data:
 Total assets                       $346,958    $348,189    $333,209    $291,542    $312,622    $324,708
 Loans, net                          210,147     205,772     158,268     153,734     193,789     277,490
 Loans held for sale(1)                  727         351      16,744       2,761          --          --
 Investment securities:
   Held to maturity                   13,022      12,866       4,632       5,260       2,212       1,694
   Available for  sale(1)              3,810       4,627          --          --          --          --
 Mortgage-backed securities:
   Held to maturity                   90,601      93,673     117,054      60,939      47,875         315
   Available for sale(1)               9,145       9,103       8,893      25,072          --          --
 Deposits                            277,849     283,958     273,583     245,015     265,197     292,478
 Borrowings                           47,821      47,052      40,536      36,071      38,585      12,500
 Stockholders' equity                 13,729      13,021      14,787       6,877       5,599      15,844
 Book value per share(2)                4.19        3.98        4.52        6.81        5.54       15.69

                                  Three Months
                                     Ended
                                    March 31,            Year Ended December 31,
                              ---------------- ------------------------------------------------------
                              1995(6)   1994(6)   1994       1993        1992        1991        1990
                              -------   -------   ----       ----        ----        ----        ----
 Operating Data:
 Interest income               $6,498    $5,078  $22,830    $ 20,824    $ 21,979    $ 27,122    $ 34,834
 Interest expense               3,654     2,831   12,505      11,465      13,737      18,011      21,775
                                -----     -----  -------     -------     -------     -------     -------
 Net interest income            2,844     2,247   10,325       9,359       8,242       9,112      13,059
 Provision for loan losses        100        50      521         368         275      10,144       4,696
                                -----     -----  -------     -------     -------     -------     -------
 Net interest income
 (loss) after provision         2,744     2,197    9,804       8,991       7,967      (1,032)      8,363
   for loan losses
 Other income                     402       374    1,545       2,226       5,617       1,851       1,518
 Other expense                  2,768     2,526   12,065      11,568      12,232      12,887      13,625
                                -----     -----  -------     -------     -------     -------     -------
Income (loss) before
 income taxes                     378        45     (716)       (351)      1,352     (12,068)     (3,744)
Income tax expense (benefit)       --        --       --      (1,034)         74      (1,823)       (755)
                               ------    ------  -------    --------    --------    --------    --------
Net income (loss)              $  378    $   45   $ (716)   $    683    $  1,278    $(10,245)   $ (2,989)
                                =====     =====    =====     =======     =======     ========   ========
Net income (loss) per share    $  .12    $  .01   $ (.22)   $    .29    $   1.27    $ (10.14)   $  (2.96)
                                =====     =====    =====     =======     =======     ========   ========
Cash dividends per share       $   --    $   --   $   --    $    --     $     --    $     --    $    .12
                                =====     =====    =====     =======     =======     ========   ========

 Other Data(3):
 Return (loss) on average
  assets                          .44%      .01%    (.21)%       .21%        .42%      (3.31)%     (.92)%
 Return (loss) on average
  equity                        11.42       .31    (5.24)       6.25       20.93     (101.81)    (16.60)
 Average equity to average
  assets                         3.86      4.44     4.01        3.42        1.99        3.24       5.52
 Dividend payout ratio             --        --       --          --          --          --      (4.05)

 Net interest margin(4)          3.49      2.97     3.23        3.25        3.13        3.31       4.30

 Interest rate spread(4)         3.21      2.84     3.04        3.26        3.47        3.44       3.97

 Non-performing loans as a
   percent of total
 loans at end of period(5)       2.03      3.38     2.19        3.42        4.37        7.03       4.85

 Non-performing
 assets as a percent  of total
 assets at end of period(5)      2.53      4.12     2.61        5.29       11.95       16.13       9.00

 Allowance for loan losses
  as a percent of non-
  performing loans at
  end of period                 37.38     34.64    33.00       34.92       38.83       39.14      30.19
 Allowance for loan
  losses as a percent of
  total loans at end of
  period                          .76      1.17      .72        1.19        1.70        2.75       1.46
 Net charge-offs as a
 percent of average loans          --       .02      .60         .64        1.69        3.51        .65
 Full service banking offices       8         8        8           8           7           8          8

--------------------------

(1) Loans classified as held for sale are carried at the lower of aggregate cost or fair value while investment securities and mortgage-backed securities classified as available for sale are carried at fair value.

(2) Book value per share represents stockholders' equity divided by the number of shares of Company Common Stock issued and outstanding.

(3) With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods and are annualized where appropriate.

(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities (which do not include non-interest-bearing accounts), and net interest margin represents net interest income as a percent of average interest-earning assets.

(5) Non-performing loans consist of non-accrual loans and accruing loans 90 days or more overdue; and non-performing assets consist of non-performing loans and real estate owned, in each case net of related reserves.

(6) In the opinion of management, the financial information at March 31, 1995 and for the three months ended March 31, 1995 and 1994 reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial information as of such date and for such periods. The results of operations for the three months ended March 31, 1995 is not necessarily indicative of the results of operations for the full year.

               SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF
                               ROXBOROUGH-MANAYUNK
                  (Dollars in Thousands, Except Per Share Data)

     The selected consolidated financial and other data set forth below should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including Roxborough-Manayunk's Consolidated Financial Statements and related Notes, appearing elsewhere herein.


                              March 31,                            December 31,
                                         -------------------------------------------------------------
                                1995(6)     1994         1993         1992         1991         1990
                              --------    -------      --------     --------     --------     --------
Financial Condition Data:
Total assets                  $272,728    $273,571     $277,304     $251,995     $225,182     $214,470
Loans receivable, net           95,175      95,524       98,622       77,787       83,876       90,814
Loans held for sale(1)           1,305       1,199           --           --           --           --
Investment securities:
  Held to maturity              49,503      49,325       29,137       27,351       36,066       29,881

  Available for sale(1)            770         755          750           --           --           --
Mortgage-backed securities:
  Held to maturity                  --          --           --      114,519       76,075       43,182
  Available for sale(1)         76,377      98,476      108,532           --           --           --
Deposits                       239,039     241,230      244,306      228,961      205,260      196,393
Borrowings                       7,884       7,884        7,884           --           --           --
Stockholders' equity            22,981      20,477       21,217       18,349       15,117       13,688
Book value per share(2)          14.18       12.68        13.14           --           --           --


                                   Three Months Ended
                                        March 31,                            Year Ended December 31,
                                   -------------------   -----------------------------------------------------------
                                1995(6)     1994(6)       1994         1993        1992         1991         1990
                                -------     -------      ------       -------      -------      -------     -------
Operating Data:
Interest income                 $ 4,935     $ 4,237      $18,096      $18,067      $18,557      $19,681     $20,563
Interest expense                  2,490       2,130        8,791        9,087       10,483       13,222      14,432
                                 ------      ------       ------       ------       ------       ------      ------

Net interest income               2,445       2,107        9,305        8,980        8,074        6,459       6,131
Provision for loan losses            15          15           60           94           60           61          82
                                 ------      ------      -------      -------      -------       ------      ------
Net interest income after
  provision for loan losses       2,430       2,092        9,245        8,886        8,014        6,398       6,049
Other income                        123         127          504        1,230          699        2,133         425
Other expense                     1,744       1,702        6,654        6,406        6,100        5,883       5,588
                                 ------      ------       ------       ------       ------       ------      ------
Income before income taxes
  and change in accounting
  method                            809         517        3,095        3,710        2,613        2,648         886
Income tax expense                  293         208        1,190        1,189          841        1,218         445
                                 ------      ------       ------        -----       ------      -------      ------
Income before changes in
  accounting method                 516         309        1,905        2,521        1,772        1,430         441
Cumulative effect on prior
  years of change in
  accounting for income tax          --          --           --          407           --           --          --
                                -------     -------      -------       ------      -------      -------     -------
Net income                      $   516     $   309      $ 1,905      $ 2,928      $ 1,772      $ 1,430    $    441
                                 ======      ======       ======       ======       ======       ======     =======
Net income per share            $   .32     $   .19     $   1.18     $   1.81      $    --      $    --    $     --
                                 ======      ======      =======      =======       ======       ======     =======
Cash dividends per share        $   .20     $   .20     $    .80     $    .70      $    --      $    --    $     --
                                 ======      ======      =======      =======      =======       ======     =======


                                   Three Months Ended
                                        March 31,                            Year Ended December 31,
                                   -------------------    ----------------------------------------------------------
                                   1995(6)    1994(6)       1994         1993        1992         1991         1990
                                   ------     ------       ------       ------      ------       ------       ------
Other Data(3):
Return on average assets            .76%        .44%         .69%        1.11%         .75%         .64%        .20%
Return on average equity           9.25        5.60         9.02        14.99         9.95         7.90        2.60
Average equity to average
  assets                           8.15        7.92         7.62         7.40         7.52         8.16        7.79
Net interest margin(4)             3.65        3.80         3.84         3.34         3.55         3.05        2.94
Interest rate spread(4)            3.39        3.63         3.65         3.16         3.32         2.72        2.58
Non-performing loans as a
  percent of total loans at
  end of period(5)                  .65         .98          .64         1.11          .86          .93        1.44

Non-performing assets as a
  percent of total assets at
  end of period(5)                  .45         .80          .49          .88          .75          .83        1.05
Allowance for loan losses as a
  percent of non-performing
  loans at end of period          34.00       23.80        31.20       18.40         20.40        21.00       16.80
Allowance for loan losses as a
  percent of total loans at end
  of period                         .43         .49          .43          .46          .50          .47         .40
Net charge-offs as a percent
  of average loans                  .02          --          .10          .04          .09          .03         --
Full service banking
  offices                             8           8            8            8            8            8           8



----------------------

(1) Loans classified as held for sale are carried at the lower of aggregate cost or fair value while investment securities and mortgage-backed securities classified as available for sale are carried at fair value.

(2) Book value per share represents stockholders' equity divided by the number of shares of Roxborough-Manayunk Common Stock issued and outstanding.

(3) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(4) Interest rate spread represents the difference between the average yield on interest- earning assets and the average cost of interest-bearing liabilities (which do not include non-interest-bearing accounts), and net interest margin represents net interest income as a percent of average interest-earning assets.

(5) Non-performing loans consist on non-accrual loans and accruing loans 90 days or more overdue; and non-performing assets consist of non-performing loans and real estate owned, in each case net of related reserves.

(6) In the opinion of management, the financial information at March 31, 1995 and for the three months ended March 31, 1995 and 1994 reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial information as of such date and for such periods. The results of operations for the three months ended March 31, 1995 is not necessarily indicative of the results of operations for the full year.

          SELECTED PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL DATA
                               OF THE COMPANY
               (Dollars in Thousands, Except Per Share Data)

     The following presents certain pro forma unaudited consolidated financial data with respect to the Company and its subsidiaries. The financial information for each period presented below gives effect to the consummation of the Conversion and the Merger, including the sale of Conversion Stock in the Offerings and the issuance of Exchange Stock.
This pro forma financial information assumes that these transactions occurred at the beginning of each of the periods presented. It assumes that 4,869,565 shares of Conversion Stock are sold in the Offerings at a price of $5.75 per share, resulting in gross proceeds of $28.0 million (the midpoint of the Estimated Price Range), and that 709,041 shares of Exchange Stock are issued. For additional assumptions used in calculating the pro forma data, see "Pro Forma Unaudited Financial Information."


     In accordance with generally accepted accounting principles ("GAAP"), the Conversion and the Merger will be accounted for using the pooling-of-interests method. Under the pooling-of-interests method of accounting, the recorded assets and liabilities of the Parties will be carried forward at their recorded amounts, and the results of operations of the combined Parties will include the results of operations of the Company and Roxborough-Manayunk for the entire year in which the Conversion and the Merger occur and, as restated, for prior periods. Such accounting treatment requires satisfaction of certain conditions, including that "affiliates" of the Parties may not dispose of shares of Company Common Stock prior to the publication of financial results covering at least 30 days of post-closing combined operations of the Parties. See "Pro Forma Unaudited Financial Information" and "Use of Proceeds."

     The following unaudited selected pro forma consolidated financial data should be read in conjunction with the consolidated financial statements and related notes included in this Prospectus.

                                             At December 31,
                            At March 31, ----------------------------
                             1995         1994       1993       1992
                            ------       ------     ------     ------
 Financial Condition:
    Total assets            $645,164     $647,237   $636,240   $566,992
    Loans receivable, net    305,322      301,296    256,890    231,521
    Securities held to
     maturity                150,407      155,614    150,823    208,069
    Securities available
    for sale                  90,102      112,961    118,175     25,073
    Deposits                 516,888      525,189    517,889    473,976
    Borrowings                58,455       54,686     48,420     36,071
    Total stockholders'
     equity                   62,437       59,225     61,731     48,681
    Book value per
     share-primary              7.05         6.69       6.97         NM


                                           At or For the
                                           Three Months             At or For the
                                          Ended March 31,      Year Ended December 31,
                                          ---------------    --------------------------
                                          1995      1994     1994      1993      1992
                                          ----      ----     ----      ----      ----
 Results of Operations(1):
    Net interest income                  $5,667   $4,613   $21,314   $19,178   $17,155
    Provision for loan losses               115       65       581       462       335
    Net interest income after provision
     for loan losses                      5,552    4,548    20,733    18,716    16,820
    Total non-interest income               525      500     2,049     3,456     6,316
    Total non-interest expense            4,617    4,332    19,139    18,394    18,752
    Income before income taxes and
      cumulative effect                   1,460      716     3,643     3,778     4,384
    Net income                              907      428     2,233     6,131     3,301
    Net income per share                    .11      .05       .26       .81        NM

 Selected Ratios:
    Performance ratios:
       Return on average assets(2)          .56%     .27%      .35%     1.01%      .58%
       Return on average equity(2)         5.90     2.74      3.69     10.91      6.97
       Equity to assets (period end)       9.68     9.78      9.15      9.70      8.59
    Asset quality ratios (period end):
       Allowance for loan losses to
         total loans                        .65      .92       .63       .92      1.28
       Non-performing assets as a %
         of total assets(3)                1.55     2.50      1.61      3.15      6.48
       Allowance for loan losses to
         non-performing loans(3)          37.32    31.82     33.08     30.86     35.85


---------------------

(1) Does not reflect any cost savings or other benefits of the Conversion and the Merger, which have not been quantified to date.

(2) These ratios are based on average daily balances for the Company and average monthly balances for Roxborough-Manayunk during the indicated periods and are annualized where appropriate.

(3) Non-performing loans consist of non-accrual loans and accruing loans 90 days or more overdue, and non-performing assets consist of non-performing loans and real estate owned, in each case net of related reserves.

                  SUMMARY OF RECENT DEVELOPMENTS OF THE COMPANY
                  (Dollars in Thousands, Except Per Share Data)

    The selected consolidated financial and other data set forth below should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Company's Consolidated Financial Statements and related Notes, appearing elsewhere herein.

                                  June 30,      December 31,      June 30,
                                    1995(6)         1994            1994(6)
                                -----------     -----------     -----------
 Financial Condition Data:
 Total assets                     $356,451         $348,189      $336,302
 Loans, net                        204,561          205,772       186,817
 Loans held for sale(1)              1,305              351           306
 Investment securities:
   Held to maturity                 12,987           12,866        12,796
   Available for sale(1)             4,929            4,627         6,718
 Mortgage-backed securities:
   Held to maturity                 87,740           93,673        98,194
   Available for sale(1)            15,292            9,103        10,999
 Deposits                          291,969          283,958       275,766
 Borrowings                         44,378           47,052        44,018
 Stockholders' equity               14,384           13,021        12,682
 Book value per share(2)              4.39             3.98          3.87


                                     Three Months Ended      Six Months Ended
                                          June 30,               June 30,
                                     ------------------      ----------------
                                      1995(6)     1994(6)     1995(6)    1994(6)
                                     ------      ------      ------    ------
 Operating Data:
 Interest income                    $6,660     $ 5,459     $13,158   $10,537
 Interest expense                    3,904       2,921       7,558     5,752
                                     -----      ------      ------    ------
 Net interest income                 2,756       2,538       5,600     4,785
 Provision for loan losses             150         300         250       350
                                     -----      ------      ------    ------
 Net interest income after
   provision for loan losses         2,606       2,238       5,350     4,435
 Other income                          621         415       1,023       789
 Other expense                       2,925       4,104       5,693     6,630
                                     -----      ------      ------    ------
 Income (loss) before income taxes     302      (1,451)        680    (1,406)
 Income tax expense                     --          --          --        --
                                    ------     -------     -------   -------
 Net income (loss)                 $   302     $(1,451)    $   680   $(1,406)
                                    ======      ======      ======    ======
 Net income (loss) per share       $   .09     $  (.44)    $   .20   $  (.43)
                                    ======      ======      ======    ======
 Cash dividends per share          $    --     $    --     $    --   $    --
                                   =======      ======      ======    ======

 Other Data(3):
 Return (loss) on average assets       .34%       (.43)%       .39%     (.42)%
 Return (loss) on average equity      8.58      (10.44)       9.96     (9.85)
 Average equity to average
   assets                             4.01        4.15        3.94      4.28
 Dividend payout ratio                  --          --          --        --
 Net interest margin(4)               3.30        3.24        3.40      3.11
 Interest rate spread(4)              2.99        3.06        3.10      2.94
 Non-performing loans as a
   percent of total loans at end
   of period(5)                        .64        3.39         .64      3.39
 Non-performing assets as a
   percent of total assets at
   end of period(5)                   1.42        3.70        1.42      3.70
 Allowance for loan losses as a
   percent of non-performing
   loans at end of period           110.03       27.92      110.03     27.92
 Allowance for loan losses as a
   percent of total loans at end
   of period                           .70         .95         .70       .95
 Net charge-offs as a percent of
   average loans                       .14         .35         .14       .38
 Full service banking offices            8           8           8         8

                                                   (Footnotes on following page)

--------------------------

(1) Loans classified as held for sale are carried at the lower of aggregate cost or fair value while investment securities and mortgage-backed securities classified as available for sale are carried at fair value.

(2) Book value per share represents stockholders' equity divided by the number of shares of Company Common Stock issued and outstanding.

(3) With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods and are annualized where appropriate.

(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities (which do not include non-interest-bearing accounts), and net interest margin represents net interest income as a percent of average interest-earning assets.

(5) Non-performing loans consist of non-accrual loans and accruing loans 90 days or more overdue; and non-performing assets consist of non-performing loans and real estate owned, in each case net of related reserves.

(6) In the opinion of management, the financial information at June 30, 1995 and 1994 and for the three and six months ended June 30, 1995 and 1994 reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial information as of such dates and for such periods. The results of operations for the three and six months ended June 30, 1995 is not necessarily indicative of the results of operations for the full year.

Summary of Financial Condition

    At June 30, 1995, the Company's total assets, deposits and stockholders' equity amounted to $356.5 million, $292.0 million and $14.4 million, respectively, as compared to $348.2 million, $284.0 million and $13.0 million, respectively, at December 31, 1994. The $8.3 million or 2.4% increase in total assets was primarily funded by an $8.0 million or 2.8% increase in total deposits (which was partially offset by a $2.7 million decline in FHLB advances) and, to a lesser extent, $680,000 of net income recognized during the period. The Company's real estate owned declined from $4.5 million at December 31, 1994 to $3.7 million at June 30, 1995. The $3.7 million of real estate owned at June 30, 1995 primarily consisted of a medical office building located in the Bronx, New York with an aggregate carrying value of $3.1 million as of such date. In June 1995, the Company entered into an agreement to sell the medical office building for a purchase price of $3.2 million. For additional information regarding such sale, see "Business of the Company - Asset Quality -Non-Performing Assets."

    The Company's stockholders' equity increased by $1.4 million or 10.5% during the six months ended June 30, 1995 due to $680,000 of net income recognized during the period as well as a $678,000 reduction in the net unrealized loss on securities classified by the Company as available for sale. At June 30, 1995, Progress' tangible and core capital totalled $16.7 million or 4.70% of adjusted total assets, which exceeded the minimum 1.5% and 3.0% requirements by $11.4 million and $6.0 million, respectively. Additionally, as of such date, Progress' risk-based capital totalled $18.2 million or 9.57% of total risk-weighted assets, which exceeded the minimum 8.0% requirement by $3.0 million.

Results of Operation

    The Company reported net income of $302,000 and $680,000 during the three and six months ended June 30, 1995, respectively, as compared to net losses of $1.5 million and $1.4 million during the same respective periods in the prior year. The increase in net income for the three-month period was primarily due to a $1.2 million decline in total other expense, a $218,000 increase in net interest income, a $206,000 increase in total other income and a $150,000 reduction in the provision for loan losses. The increase in net income for the six-month period was primarily due to a $937,000 decline in total other expense, an $815,000 increase in net interest income, a $234,000 increase in total other income and a $100,000 reduction in the provision for loan losses.

    Net interest income increased by $218,000 or 8.6% and by $815,000 or 17.0% during the three and six months ended June 30, 1995, respectively. Total interest income increased by $1.2 million or 22.0% and by $2.6 million or 24.9% during the three and six months ended June 30, 1995, respectively. The increase during the three-month period was due to a $20.8 million or 6.6% increase in the average balance of total interest-earning assets (primarily mortgage loans) and an increase in the average yield earned thereon of 100 basis points. The increase in interest income during the six-month period was due to a $21.9 million or 7.0% increase in the average balance of total interest-earning assets (primarily mortgage loans) and an increase in the average yield earned thereon of 114 basis points.

    Total interest expense increased by $983,000 or 33.7% and by $1.8 million or 31.4% during the three and six months ended June 30, 1995, respectively. The increase during the three-month period was due to a $15.0 million or 5.0% increase in the average balance of interest-bearing liabilities (primarily time deposits, FHLB advances and NOW and Super NOW accounts) and an increase in the average rate paid thereon of 107 basis points. The increase in interest expense during the six-month period was due to a $14.8 million or 5.0% increase in the average balance of interest-bearing liabilities (primarily time deposits, FHLB advances and NOW and Super NOW accounts) and an increase in the average rate paid thereon of 98 basis points.

    The Company's provision for loan losses amounted to $150,000 and $250,000 during the three and six months ended June 30, 1995, respectively, as compared to $300,000 and $350,000 during the same periods in the prior year. At June 30, 1995, the Company's allowance for loan losses amounted to $1.5 million or .70% of the total loan portfolio (including loans classified as held for sale) and 110.0% of total non-performing loans.

    Total other income increased by $206,000 or 49.6% and by $234,000 or 29.7% during the three and six months ended June 30, 1995, respectively. The increase during the three- month period was primarily due to a $28,000 increase in mortgage origination and servicing income, a $47,000 increase in service charges on deposits, a $75,000 increase in gain from mortgage banking activities and a $70,000 increase in miscellaneous other income. The increase in total other income during the six-month period was primarily due to a $13,000 increase in mortgage origination and servicing income, an $86,000 increase in service charges on deposits, a $200,000 increase in gain from mortgage banking activities and a $34,000 decline in loss from sales of securities.

    Total other expense decreased by $1.2 million or 28.7% and by $937,000 or 14.1% during the three and six months ended June 30, 1995, respectively. The decreases during the three and six-month periods were due primarily to decreases of $1.2 million and $1.1 million, respectively, in the provision for real estate owned.

    The Company did not recognize any income tax expense during the three and six months ended June 30, 1995 and 1994 due to the utilization of net operating loss carryforwards. At June 30, 1995, the Company had net operating loss carryforwards for income tax purposes of approximately $7.1 million. See "Taxation - Federal Taxation" for a discussion of the effect the Conversion and the Merger will have on the Company's ability to utilize such net operating loss carryforwards.

                       SUMMARY OF RECENT DEVELOPMENTS OF
                               ROXBOROUGH-MANAYUNK
                  (Dollars in Thousands, Except Per Share Data)

    The selected consolidated financial and other data set forth below should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including Roxborough-Manayunk's Consolidated Financial Statements and related Notes, appearing elsewhere herein.

                                 June 30,      December 31,     June 30,
                                   1995(6)        1994            1994(6)
                              ------------    ------------   ------------
 Financial Condition Data:
 Total assets                   $277,837       $273,571        $277,075
 Loans receivable, net            96,537         95,524          94,362
 Loans held for sale(1)            1,146          1,199             120
 Investment securities:
   Held to maturity               55,831         49,325          48,334
   Available for sale(1)             788            755             752
 Mortgage-backed securities:
   Held to maturity                   --             --              --
   Available for sale(1)          75,562         98,476          93,272
 Deposits                        241,344        241,230         244,453
 Borrowings                        7,961          7,884           7,988
 Stockholders' equity             24,310         20,477          20,799
 Book value per share(2)           15.00          12.68           12.88


                                       Three Months Ended   Six Months Ended
                                            June 30,            June 30,
                                       ------------------   ----------------
                                        1995(6)   1994(6)    1995(6)   1994(6)
                                       ------    ------     -----     ------
 Operating Data:
 Interest income                     $4,807     $4,411     $9,717     $8,622
 Interest expense                     2,599      2,121      5,089      4,258
                                      -----      -----      -----      -----
 Net interest income                  2,208      2,290      4,628      4,364
 Provision for loan losses               15         15         30         30
                                      -----      -----     ------      -----

 Net interest income after provision
   for loan losses                    2,193      2,275      4,598      4,334
 Other income                           126        146        243        250
 Other expense                        1,678      1,666      3,390      3,313
                                      -----      -----      -----      -----
 Income before income taxes             641        755      1,451      1,271
 Income tax expense                     234        263        528        469
                                      -----      -----      -----      -----
 Net income                          $  407     $  492     $  923     $  802
                                      =====      =====      =====      =====
 Net income per share                $  .25     $  .30     $  .57     $  .50
                                      =====      =====      =====      =====
 Cash dividends per share            $ .025     $ .025     $ .025     $ .025
                                      =====      =====      =====      =====



                                       Three Months Ended    Six Months Ended
                                            June 30,             June 30,
                                      --------------------  -------------------
                                       1995(6)     1994(6)   1995(6)     1994(6)
                                      -------     -------   -------     -------
 Other Data(3):
 Return on average assets               .59%       .71%       .67%       .58%
 Return on average equity              6.81       9.42       7.99       7.48
 Average equity to average assets      8.59       7.55       8.44       7.77
 Net interest margin(4)                3.21       3.31       3.38       3.15
 Interest rate spread(4)               2.81       3.05       3.00       2.87
 Non-performing loans as a percent
   of total loans at end of
   period(5)                           1.92       1.96       1.92       1.96
 Non-performing assets as a percent
   of total assets at end of
   period(5)                            .70        .81        .70        .81
 Allowance for loan losses as a
   percent of non-performing loans
   at end of period                   22.09      22.87      22.09      22.87
 Allowance for loan losses as a
   percent of total loans at end of
   period                               .42        .45        .42        .45
 Net charge-offs as a percent of
   average loans                         --        .02        .01        .02
 Full service banking offices             8          8          8          8

----------------------

(1) Loans classified as held for sale are carried at the lower of aggregate cost or fair value while investment securities and mortgage-backed securities classified as available for sale are carried at fair value.

(2) Book value per share represents stockholders' equity divided by the number of shares of Roxborough-Manayunk Common Stock issued and outstanding.

(3) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(4) Interest rate spread represents the difference between the average yield on interest- earning assets and the average cost of interest-bearing liabilities (which do not include non-interest-bearing accounts), and net interest margin represents net interest income as a percent of average interest-earning assets.

(5) Non-performing loans consist on non-accrual loans and accruing loans 90 days or more overdue; and non-performing assets consist of non-performing loans and real estate owned, in each case net of related reserves.

(6) In the opinion of management, the financial information at June 30, 1995 and 1994 and for the three and six months ended June 30, 1995 and 1994 reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial information as of such dates and for such periods. The results of operations for the three and six months ended June 30, 1995 is not necessarily indicative of the results of operations for the full year.

     At June 30, 1995, Roxborough-Manayunk's total assets, deposits and stockholders' equity amounted to $277.8 million, $241.3 million and $24.3 million, respectively, compared to $273.6 million, $241.2 million and $20.5 million, respectively, at December 31, 1994. The $4.2 million or 1.5% increase in total assets was primarily due to an increase in cash and U.S. government agency securities of $28.0 million, which was partially offset by a $24.0 million decrease in mortgage-backed securities.

     Roxborough-Manayunk's stockholders' equity increased by $3.8 million or 18.7% due to a $2.9 million recovery of unrealized losses on securities classified as available for sale and $923,000 in net income. At June 30, 1995, Roxborough-Manayunk's tangible and core capital totalled $23.9 million or 8.6% of adjusted total assets, which exceeded the minimum 1.5% and 3.0% requirements by $19.4 million and $15.5 million, respectively. Furthermore, as of such date, Roxborough-Manayunk's risk-based capital totalled $23.9 million or 25.6% of total risk-weighted assets, which exceeded the minimum 8.0% requirement by $16.4 million.

     Roxborough-Manayunk reported net income of $407,000 and $923,000 for the three and six months ended June 30, 1995, respectively, as compared to net income of $492,000 and $802,000 during the same periods in the prior year. The $85,000 or 17.3% decrease in net income for the three-month period was due to decreases in net interest income and other income, coupled with an increase in other expenses, offset somewhat by a decrease in income tax expense. The $121,000 or 15.0% increase in net income for the six-month period was due primarily to an increase in net interest income offset somewhat by increases in other expenses and income tax expense.

     Net interest income decreased by $82,000 or 3.6% and increased $264,000 or 6.1% during the three and six months ended June 30, 1995, respectively, as compared to the same periods in 1994. The decrease during the three-month period was due to a decrease in the net interest rate spread from 3.05% to 2.81%. The cost of funds also increased during this period as the interest rate paid on savings accounts increased, while at the same time, the interest rates charged on lending activities decreased.

     Total other income decreased by $20,000 or 13.7% and $7,000 or 2.8% during the three and six months ended June 30, 1995 due primarily to decreases in fee income.

     Total other expense remained relatively stable during the three month periods but increased by $77,000 or 2.3% during the six months ended June 30, 1995 as compared to the same period in 1994. The increase during the six-month period was due primarily to an increase in advertising expenses.

     Income tax expense decreased $29,000 or 11.0% and increased $59,000 or 12.6% during the three and six months ended June 30, 1995, respectively, as compared to the same periods in 1994 due to the levels of income before income taxes during these respective periods.

                                RISK FACTORS

     The purchase of Company Common Stock in the Offerings involves certain investment risks. In determining whether or not to make an investment in the Company Common Stock, prospective investors should carefully consider the matters set forth below, as well as the other information contained herein.

Potential Effects of Changes in Interest Rates and the Current Interest Rate Environment

     The operations of the Company and Roxborough-Manayunk are substantially dependent on their respective net interest income, which consists of the difference between the interest income earned on their interest-earning assets and the interest expense paid on their interest-bearing liabilities. Like most financial institutions, the Company's and Roxborough-Manayunk's earnings are affected by changes in market interest rates, which increased from early 1994 to early 1995, and other economic factors beyond their control. As a result of borrowers refinancing higher rate mortgage loans in 1993 and the rise in short-term interest rates from early 1994 to early 1995, the Company's interest rate spread decreased from 3.47% for 1992 to 3.26% for 1993 and 3.04% for 1994. Roxborough-Manayunk's interest rate spread increased from 3.32% for 1992 to 3.37% for 1993 and decreased to 3.27% for 1994. For the three months ended March 31, 1995, the Company's and Roxborough-Manayunk's interest rate spreads amounted to 3.21% and 3.44%, respectively. Further increases in short-term interest rates could adversely affect the Company's and Roxborough-Manayunk's interest rate spreads and net interest income in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Roxborough-Manayunk."




     In addition to affecting interest income and expense, changes in interest rates also can affect the market value of the Company's and Roxborough-Manayunk's interest-earning assets, which are comprised of fixed and adjustable-rate instruments. Generally, the market value of fixed-rate instruments fluctuates inversely with changes in interest rates. At
March 31, 1995, the Company and Roxborough-Manayunk had $13.0 million and $49.5 million of investment securities and $90.6 million and $0 of mortgage-backed securities, respectively, which were classified as held to maturity in accordance with the terms of Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"). Such designation effectively restricts the Company's and Roxborough-Manayunk's ability to sell such assets in order to meet their liquidity needs or in response to increases in interest rates. Generally, the reclassification and sale of any of such assets could result in the remainder of the Company's and Roxborough-Manayunk's portfolio of investment and mortgage-backed securities classified as held to maturity being reclassified as available for sale. However, SFAS No.
115 permits an institution to reclassify securities deemed held to maturity as available for sale under certain circumstances in connection with a major business combination. Consequently, in connection with the Conversion and the Merger, the Company may consider reclassifying a portion of its investment and mortgage-backed securities portfolio from held to maturity to available for sale in order to maintain the Company's existing interest rate risk position or credit risk policy. The decision to reclassify a portion of its investment and mortgage-backed securities portfolio from held to maturity to available for sale will depend upon what effect the Conversion and the Merger has on the consolidated interest rate risk and credit risk positions. Pursuant to SFAS No. 115, securities classified as available for sale must be reported at fair value, with unrealized gains or losses being reported as a separate component of stockholders' equity. Consequently, the transfer of a portion of the Company's investment and mortgage-backed securities portfolio from held to maturity to available for sale will result in any unrealized gains or losses with respect to such securities being reported as a separate component of stockholders' equity. The Company's investment and mortgage-backed securities (including securities classified as available for sale) had an aggregate carrying value and market value of $116.6 million and $112.1 million, respectively, at March 31, 1995, while Roxborough-Manayunk's investment and mortgage-backed securities (including securities classified as available for sale) had an aggregate carrying value and market value of $126.7 million and $126.0 million, respectively, as of such date. At March 31, 1995, the Company and Roxborough-Manayunk had $727,000 and $1.3 million, respectively, of loans classified as held for sale.


     The OTS has implemented an interest rate risk component into its risk-based capital rules, which is designed to calculate on a quarterly basis the extent to which the value of an institution's assets and liabilities would change if interest rates increase or decrease. If the net portfolio value of an institution would decline by more than 2% of the estimated market value of the institution's assets in the event of a 200 basis point increase or decrease in interest rates, then the institution is deemed to be subject to a greater than "normal" interest rate risk and must deduct from its capital 50% of the amount by which the decline in net portfolio value exceeds 2% of the estimated market value of the institution's assets, as of an effective date to be determined by the OTS. As of March 31, 1995, if interest rates increased by 200 basis points, Progress' net portfolio value would decrease by 2.93% of the estimated market value of Progress' assets, as calculated by the OTS, which would result in a $1.6 million capital deduction if such deduction was currently required. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company - Asset and Liability Management."

     Changes in interest rates also can affect the average life of loans and mortgage-related securities. Decreases in interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities, as borrowers refinanced to reduce borrowing costs. Under these circumstances, the Company and Roxborough-Manayunk are subject to reinvestment risk to the extent that they are not able to reinvest such prepayments at rates which are comparable to the rates on the maturing loans or securities.

     A significant increase in the level of interest rates may also have an adverse effect on the ability of certain of the Company's and Roxborough-Manayunk's borrowers with adjustable-rate loans to repay their loans.

Historical Financial Condition and Results of Operations

     The Company has recognized operating losses in recent years due, to a large extent, to the prior economic recession and the resulting decline in real estate values in the Company's market area. These conditions had a material adverse effect on the quality of the Company's loan portfolio and contributed in 1990 and 1991 to substantial increases in the Company's non-performing assets, which consist of non-accrual loans and accruing loans 90 days or more overdue (collectively "non-performing loans"), as well as real estate acquired by the Company through foreclosure proceedings and real estate acquired through acceptance of a deed in lieu of foreclosure (collectively "REO"). The Company's non-performing assets increased from $17.5 million or 5.2% of total assets at December 31, 1989 to $50.4 million or 16.1% of total assets at December 31, 1991. In 1991, the Company changed its senior management and began the process of improving the credit quality of the Company's assets through the early identification of potential problem assets and the administration, rehabilitation or liquidation of the Company's non-performing assets. As a result of management's efforts, the Company's non-performing assets have since declined and totalled $8.8 million or 2.5% of total assets at March 31, 1995.

     Roxborough-Manayunk has historically maintained a relatively low level of non-performing assets. At March 31, 1995 and December 31, 1994 and 1993, Roxborough-Manayunk's non-performing assets totalled $1.2 million, $1.3 million and $2.4 million or 0.5%, 0.5% and 0.9% of total assets at such dates, respectively.

     At March 31, 1995, the Company's allowance for loan losses amounted to $1.6 million or 0.8% and 37.4% of total loans and total non-performing loans, respectively, and the net carrying value of the Company's REO amounted to $4.5 million at such date. The $4.5 million of REO at March 31, 1995 included a $3.4 million property which the Company has entered into an agreement to sell for $3.2 million. Although there can be no assurances, such sale is expected to be consummated in November 1995. For additional information, see "Business of the Company - Asset Quality - Non-Performing Assets." At March 31, 1995, Roxborough-Manayunk's allowance for loan losses amounted to $416,000 or 0.4% and 37.1% of total loans and total non-performing loans, respectively, and the net carrying value of Roxborough-Manayunk's REO amounted to $103,000 as of such date. Following consummation of the Conversion and the Merger, future additions to the Company's allowance for loan losses or reductions in carrying values of REO could become necessary in the event of a deterioration in the real estate market and economy in the Company's primary market area, future increases in non-performing assets or for other reasons, which would adversely affect the Company's results of operations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and the carrying value of its REO. Such agencies may require the Company to make additions to the allowance for loan losses and adjustments to the carrying values of REO based on their judgments about information available to them at the time of their examination.

Increased Emphasis on Commercial Business, Residential Construction, Commercial Real Estate and Consumer Lending

     At March 31, 1995, the Company's commercial business loans, residential construction loans, commercial real estate loans (including multi-family residential loans) and consumer loans amounted to $12.2 million or 5.7%, $4.9 million or 2.3%, $75.4 million or 35.5% and $19.5 million or 9.2% of the Company's total loan portfolio (including loans classified as held for sale), respectively. Similarly, at March 31, 1995, Roxborough-Manayunk's commercial business loans, residential construction loans, commercial real estate loans (including multi-family residential loans) and consumer loans amounted to $2.8 million or 2.8%, $995,000 or 1.0%, $14.9 million or 15.1% and $5.1 million or 5.1% of Roxborough-Manayunk's total loan portfolio (including loans classified as held for sale), respectively.

     The Company intends to increase its emphasis on commercial business, residential construction, commercial real estate (primarily multi-family residential) and consumer lending following consummation of the Conversion and the Merger, utilizing the lending staff and procedures currently employed by the Company. Commercial business and commercial real estate lending entails different and significant risks when compared to single-family residential lending because such loans often involve large loan balances to single borrowers and because the payment experience on such loans is typically dependent on the successful operation of the project or the borrower's business. Commercial real estate lending can also be significantly affected by supply and demand conditions in the local market for apartments, offices, warehouses or other commercial space. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of value proves to be inaccurate, the Company may be confronted, at or prior to the maturity of the loan, with a project, when completed, having a value which is insufficient to assure full repayment. Finally, consumer lending is also generally considered to involve additional credit risk than traditional mortgage lending because of the type and nature of the collateral and, in certain cases, the absence of collateral. For additional information, see "Business of the Company" and "Business of Roxborough-Manayunk."



Regulation

     The Company, as a savings and loan holding company, and Progress and Roxborough-Manayunk, as federally chartered savings banks, are subject to extensive governmental supervision and regulation, which is intended primarily for the protection of depositors. In addition, the Company, Progress and Roxborough-Manayunk are subject to changes in federal and state law, as well as changes in regulations, governmental policies and accounting principles. The effects of any such potential changes cannot be accurately predicted at this time but could adversely affect the business and operations of the Company and Progress Bank.

    A bill has been introduced in the House Banking Committee that would consolidate the OTS with the Office of the Comptroller of the Currency ("OCC"). The resulting agency would regulate all federally chartered commercial banks and savings institutions. In the event that the OTS is consolidated with the OCC, it is possible that the thrift charter could be eliminated and that savings institutions could be forced to convert to commercial banks. Under present law, this would trigger a recapture of a savings institution's bad debt reserve.


Recapitalization of SAIF and Effect of Reduction in BIF Premiums

     Deposits of Progress and Roxborough-Manayunk are presently insured by the SAIF. The Resolution Trust Corporation ("RTC") Completion Act (the "RTC Completion Act") authorized $8.0 billion in funding for the SAIF. However, such funds only become available to the SAIF if the Chairman of the FDIC certifies that the funds are needed to pay for losses of the SAIF; SAIF members are unable to pay additional premiums to cover such losses without an adverse effect on such institutions; and the premium increase could reasonably be expected to result in greater losses to the government. The funds are authorized through fiscal year 1998, or until the SAIF's reserve ratio equals 1.25%, whichever occurs first, and the funds may only be used to pay for losses at failed thrifts. Under the RTC Completion Act, SAIF members, such as Progress and Roxborough-Manayunk, could be required to pay higher deposit insurance premiums in the future.

     By contrast, financial institutions which are members of the BIF, because it has higher reserves and is expected to be responsible for fewer troubled institutions, are likely to experience lower deposit insurance premiums in the future. The FDIC has proposed that the premium schedule for BIF members be revised to provide a range of .04% to .31% of deposits, so that well-capitalized and healthy BIF members would pay the lowest premiums. The proposal is based on the FDIC's expectation that the BIF will reach the required reserve ratio in mid-1995 as a result of the decrease in bank failures in the past few years. The lower premiums for BIF members are expected to take effect in the third quarter of 1995.

     The disparity in deposit insurance premiums between SAIF members and BIF members is exacerbated by the statutory requirement that both the SAIF and BIF funds be recapitalized to a 1.25% of insured reserve deposits ratio. While the BIF is expected to reach the required reserve ratio in 1995, the SAIF is not expected to reach such target until 2002. As a result of this disparity, SAIF members could be placed at a material, competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs. In addition, a significant increase in SAIF insurance premiums would likely have an adverse effect on the operating expenses and results of operation of Progress Bank. See "Regulation - Savings Bank Regulation - Insurance of Accounts."


    In July 1995 the Chairman of the FDIC announced in testimony before the U.S. Congress related to the condition of the SAIF and related issues a proposal to recapitalize the SAIF by a one-time charge of SAIF-insured institutions of approximately $6.6 billion, or approximately $.85 to $.90 for every $100 of assessable deposits, and an eventual merger of the SAIF with the BIF. The Company currently is unable to predict the likelihood of legislation effecting these changes, although a consensus among regulators, legislators and bankers appears to be developing in this regard. If the proposed assessment of $.85 to $.90 per $100 of assessable deposits was effected based on deposits as of March 31, 1995, as proposed, Progress Bank's pro rata share would amount to approximately $4.4 million to $4.7 million, respectively.


Dividends

     The Company suspended dividend payments on the Company Common Stock after the second quarter of 1990 in order to conserve its capital resources in light of operating losses and the inability of Progress to meet its risk-based capital requirement at the time, and the Company has not paid any dividends since such date. The Board of Directors of the Company may consider paying cash dividends on the Company Common Stock commencing in 1996, although no decision has been made as to the amount of such dividends, if any. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, statutory and regulatory restrictions, general economic conditions and other factors. There can be no assurance that dividends will in fact be paid on the Company Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. The Company's ability to pay dividends on the Company Common Stock depends on the use of the net proceeds of the Offerings and the receipt of dividends from Progress Bank.
For a discussion of the requirements and limitations relating to the ability of Progress Bank to pay dividends to the Company in the future, see "Market Price for Company Common Stock and Dividends" and "Regulation - Savings Bank Regulation - Restrictions on Capital Distributions."


Limitation of Tax Benefits

     The Conversion and the Merger are expected to result in an "ownership change" of the Company for federal income tax purposes. As a result, an annual limitation will be imposed on the Company's ability to utilize its pre-combination net operating loss carryforwards to offset future taxable income and on its ability to deduct "Built-in-Losses" of the Company, as defined in Section 382 of the Internal Revenue Code of 1986, as amended. While management believes that the amount of losses which have not yet been recognized by the Company and its subsidiaries is less than the applicable amounts beyond which such limitations would apply to the deduction of such losses in the event of an "ownership change," no assurance can be given that such limitations will not apply. For further information, see "Taxation - Federal Taxation."


Effect of the Conversion and the Merger


     The Company will be required to recognize certain expenses which are directly related to the merger of Progress and Roxborough-Manayunk, which expenses are estimated to be approximately $50,000. These expenses, in addition to expenses attributable to the Offerings, include legal, accounting and other miscellaneous expenses.


     Furthermore, the combination of Progress and Roxborough-Manayunk, as with any merger, will involve various inherent uncertainties. For example, upon completion of the Conversion and the Merger, Progress Bank will be required to integrate the personnel, facilities and various other aspects of the businesses of Progress and Roxborough-Manayunk. Management of Progress and Roxborough-Manayunk currently estimate that it will take approximately one to two years to substantially complete the operational integration of the two institutions and anticipates that a successful integration will result in certain economies of scale and operating efficiencies. Although there can be no assurance that such integration can be successfully completed within the contemplated time period or that any economies of scale or operating efficiencies will be realized upon its completion, management of Progress and Roxborough-Manayunk believe that Progress Bank can become a better capitalized and more profitable institution than either of its predecessors upon completion of the consolidation process. In addition, there can be no assurance that the various operating activities of Progress and Roxborough-Manayunk will be continued or perform on a consolidated basis as they did separately.


Possible Dilutive Effect of Issuance of Additional Shares

     Various possible issuances of Company Common Stock could dilute the interests of prospective and existing stockholders of the Company following consummation of the Conversion and the Merger, as noted below.


     The number of shares to be sold in the Conversion and the Merger may be increased as a result of an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions prior to the completion of the Offerings or to fill the order of the ESOP. In the event that the Estimated Price Range is so increased, or in the event that the market price for the Company Common Stock declines from recent levels, the Company may be required to issue up to 5,780,263 shares of Conversion Stock under the Merger Agreement. The Company and Progress will have a right to terminate the Merger Agreement if a greater number of shares of Conversion Stock is required to be issued. See "The Conversion and the Merger - Conditions to the Merger" and "The Offerings - Stock Pricing, Exchange Ratio and Number of Shares to be Issued." An increase in the number of shares will decrease net income per share and stockholders' equity per share on a pro forma basis. See "Capitalization" and "Pro Forma
Unaudited Financial Information."

     The ESOP intends to purchase up to 8% of the Conversion Stock to be issued in the Offerings. In the event that the maximum of the Estimated Price Range is increased above $32.2 million, the ESOP will have a first priority right to purchase the amount in excess of $32.2 million, up to an aggregate of 8% of the total Conversion Stock issued. See "Management of the Company and Progress Bank Following the Conversion and the Merger - Benefits - Employee Stock Ownership Plan" and "The Offerings - Subscription Offering - Priority 2: ESOP."

     Following consummation of the Conversion and the Merger and the receipt of stockholder approval, the 1995 Recognition Plan intends to acquire an amount of Company Common Stock equal to 3.5% of the shares of Conversion Stock issued in the Offerings. Such shares of Company Common Stock may be acquired in the open market with funds provided by the Company, if permissible, or from authorized but unissued shares of Company Common Stock. In the event that additional shares of Company Common Stock are issued to the 1995 Recognition Plan, stockholders would experience dilution of their ownership interests and stockholders' equity per share and net income per share would decrease as a result of an increase in the number of outstanding shares of Company Common Stock. See "Pro Forma Unaudited Financial Information" and "Management of the Company and Progress Bank Following the Conversion and the Merger - Benefits - 1995 Recognition Plan."



     Following consummation of the Conversion and the Merger and the receipt of stockholder approval, the Company will adopt the 1995 Stock
Option Plan and will reserve for future issuance pursuant to such plan a number of authorized shares of Company Common Stock equal to an aggregate of 8.5% of the Conversion Stock issued in the Offerings (476,000 shares, based on the maximum of the Estimated Price Range and an assumed Actual Purchase Price of $5.75). See "Pro Forma Unaudited Financial Information" and "Management of the Company and Progress Bank Following the Conversion and the Merger - Benefits - 1995 Stock Option Plan."


     The Company also has adopted and maintains the Key Employee Stock Compensation Program, the 1993 Stock Incentive Plan and the 1993 Directors' Stock Option Plan, and has reserved for issuance pursuant to such plans 95,955 shares, 176,488 shares and 50,000 shares of Company Common Stock, respectively, and in connection therewith options with respect to 95,250 shares, 132,500 shares and 39,000 shares had been granted as of March 31, 1995, respectively. Similarly, Roxborough-Manayunk also has adopted and maintains the 1992 Stock Option Plan and the 1994 Stock Option Plan and has reserved for issuance pursuant to such plans 20,000 shares and 20,000 shares of Roxborough-Manayunk Common Stock, respectively, and in connection therewith options with respect to all of such shares had been granted as of March 31, 1995, respectively. Upon consummation of the Conversion and the Merger, the foregoing plans shall be continued and, in the case of

Roxborough-Manayunk's existing plans, Company Common Stock will be issued in lieu of Roxborough-Manayunk Common Stock (in accordance with the Exchange Ratio) pursuant to the terms of such plans and the Merger Agreement. See "Management of the Company" and "Management of Roxborough-Manayunk."




    The Company has 300,000 warrants outstanding, with each warrant entitling the holder thereof to purchase one share of Company Common Stock at an exercise price of $6.00 per share (the "Warrants"). The Warrants may not be exercised prior to the earlier to occur of May 31, 1996 or the effective date of the registration of the shares of Company Common Stock underlying the Warrants. The Company has agreed to use its best efforts to file such registration statement in December 1995. Once the Warrants become exercisable, they may be exercised in whole or in part until June 30, 1999. See "Description of Capital Stock of the Company - Warrants to Purchase Company Common Stock." Assuming the issuance of 4,869,565 shares of Conversion Stock at $5.75 per share (the midpoint of the Estimated Price Range), there will be 8,853,606 shares of Company Common Stock outstanding upon consummation of the Conversion and the Merger. Accordingly, the exercise of all 300,000 Warrants would dilute the voting interests of the Company's stockholders at the time by approximately 3.3%.


Possible Dilution to Roxborough-Manayunk Public Stockholders as a Result of Purchase Limitations


     The OTS has required that the purchase limitations contained in the Plan of Conversion include Exchange Stock to be issued to Roxborough-Manayunk Public Stockholders for their Roxborough-Manayunk Public Shares. As a result, certain holders of Roxborough-Manayunk Public Shares may be limited in their ability to purchase Conversion Stock in the Offerings, as the amount of Exchange Stock received by such Roxborough-Manayunk Public Stockholders will reduce the amount of Conversion Stock that they would otherwise have been able to purchase in the Offerings. See "The Offerings - Limitations on Conversion Stock Purchases."


Purchases of Conversion Stock in the Offerings


    Persons who subscribe for shares of Conversion Stock in the Offerings will need to submit a stock order form for the aggregate dollar amount of shares they wish to purchase (the "Order Amount"), rather than a specific number of shares or shares at a specific price per share. The Order Amount will be divided by the Actual Purchase Price, which will be the average closing price of the Company Common Stock as reported on the Nasdaq National Market during the 20 trading days ending on the day prior to the close of the Offerings, in order to determine the number of shares of Conversion Stock to be received by each subscriber. As a result, unlike when shares of Company Common Stock are purchased in the open market, a subscriber will not know at the time he submits a stock order form either the number of shares that he will receive or the price per share that he will be paying. In addition, a subscriber will most likely receive an odd lot number of shares of Conversion Stock, which may result in higher commissions when the shares are sold. However, a subscriber purchasing shares of Conversion Stock in the Offerings will not pay any brokerage commissions with respect to such purchase.



Relationships Between the Company, Roxborough-Manayunk and Sandler O'Neill


    The Parties have engaged Sandler O'Neill as a financial advisor in connection with the offering of Conversion Stock, and Sandler O'Neill has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Conversion Stock in the Offerings. See "The
Offerings - Marketing Arrangements" for a discussion of the fees to be paid to Sandler O'Neill in that regard. In addition, the Parties have also retained Sandler O'Neill as a conversion agent to provide recordkeeping services and to solicit proxies in connection with the Conversion and the Merger for a fee of $17,500 plus out-of-pocket expenses. Furthermore, Sandler O'Neill was also engaged by the Company prior to the execution of the Merger Agreement to act as a financial advisor to the Company and its subsidiaries in connection with the Conversion and the Merger for a fee of $25,000, which amount will be credited toward the fees to be paid with respect to the sale of the Conversion Stock. Moreover, Sandler O'Neill served as one of eight market makers with respect to the Company Common Stock in April 1995 and has engaged in other transactions with the Company and Roxborough-Manayunk in the past. Finally, an affiliate of Sandler O'Neill, 1993 SOP Partners, L.P., is currently deemed to beneficially own 200,000 shares or 6.10% of the outstanding Company Common Stock, warrants to purchase an additional 50,000 shares of Company Common Stock and $500,000 of subordinated debt of the Company. See "Management of the Company - Beneficial Ownership of Company Common Stock."


    The Parties selected Sandler O'Neill to serve as their financial advisor based upon, among other things, Sandler O'Neill's expertise with respect to stock offerings of financial institutions in general and savings institutions in particular, as well as its familiarity with the Parties.
In addition, prior to engaging Sandler O'Neill, the Company and Roxborough-Manayunk had considered two other prospective financial advisors and had determined that Sandler O'Neill's compensation arrangements were the most competitive. The Company, Roxborough-Manayunk and Sandler O'Neill believe that Sandler O'Neill's ownership of the Company Common Stock and the Company's warrants and subordinated debt do not present any material conflicts of interest. However, in order to minimize any potential conflicts of interest, Sandler O'Neill has indicated that its affiliate will not exercise its subscription rights to purchase shares of Conversion Stock, and Sandler O'Neill has ceased its market-making activities with respect to the Company Common Stock until the completion or termination of the Conversion and the Merger.

Anti-takeover Provisions

     Certain provisions of the Company's Certificate of Incorporation and Bylaws and the Delaware General Corporation Law ("DGCL"), as well as a shareholder rights plan adopted by the Company, could have the effect of discouraging non-negotiated takeover attempts which certain stockholders might deem to be in their interest and making it more difficult for stockholders of the Company to remove members of its Board of Directors and management. For example, the Company's Certificate of Incorporation upon consummation of the Conversion and the Merger will include a provision prohibiting any person from acquiring beneficial ownership of more than 10% of the outstanding Company Common Stock for a period of three years following consummation of the Conversion and the Merger. In addition, any business combination with any person owning 10% or more of the outstanding Company
Common Stock would need to be approved by the holders of at least 80% of the outstanding Company Common Stock and by the holders of a majority of the stock not held by such 10% stockholder, unless such transaction was approved by the Board of Directors or certain other conditions were met. If any person acquires 20% or more, or commences a tender offer to acquire 20% or more, of the outstanding Company Common Stock, the preferred stock purchase rights attached to each share of Company Common Stock will become exercisable under the Company's shareholder rights plan. All currently outstanding shares of Company Common Stock, as well as shares of Conversion Stock and Exchange Stock to be issued in the Conversion and the Merger, have or will have a preferred stock purchase right attached thereto. Generally, the exercisability of such rights would make any hostile takeover attempt prohibitively expensive unless the Board of Directors agreed to redeem such rights. In addition, various federal laws and regulations could affect the ability of a person, firm or entity to acquire the Company or shares of its Common Stock. See "Regulation," "Restrictions on Acquisition of the Company and Progress Bank" and "Description of Capital Stock of the Company."



     Directors and executive officers of the Company, Progress and Roxborough-Manayunk expect to hold 13.77% of the shares of Company Common Stock outstanding upon consummation of the Conversion and the Merger (including outstanding stock options), based upon the midpoint of the Estimated Price Range. See "The Offerings - Beneficial Ownership and Proposed Purchases by Directors and Executive Officers." Executive officers of the Company and Progress Bank, as well as other eligible employees of the Company and Progress Bank, also will hold shares of Company Common Stock which are allocated to the accounts established for them pursuant to the ESOP, which intends to purchase up to 8% of the Conversion Stock to be issued in the Offerings. Under the terms of the ESOP, shares of Company Common Stock which have not yet been allocated to the accounts of employee participants in the ESOP will be voted by the trustees of the ESOP in the same ratio on any matter as to those allocated shares for which instructions are given to the trustees. In addition, and subject to stockholder approval following the consummation of the Conversion and the Merger, the Company expects to acquire Company Common Stock on behalf of the 1995 Recognition Plan, a non-tax qualified restricted stock plan, in an amount equal to 3.5% of the Conversion Stock issued in the Offerings. Under the terms of the 1995 Recognition Plan, current directors and executive officers of Roxborough-Manayunk will be allocated shares of Company Common Stock over which the trustees of such plan will have voting rights until such shares vest. Subject to stockholder approval, the Company also intends to reserve for future issuance pursuant to the 1995 Stock Option Plan a number of authorized shares of Company Common Stock equal to an aggregate of 8.5% of the Conversion Stock issued in the Offerings. See "Management of the Company and Progress Bank Following the Conversion and the Merger - Benefits."


Possible Adverse Income Tax Consequences of the Distribution of
Subscription Rights

     The Parties have received an opinion of RP Financial that subscription rights have no value. However, this opinion is not binding on the Internal Revenue Service ("IRS"). If the subscription rights are deemed to have an ascertainable value, receipt of such rights likely would be taxable only to persons who exercise the subscription rights (either as capital gain or ordinary income) in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion and the Merger - Effects of the Conversion and the Merger" and "- Tax Aspects."

            MARKET PRICE FOR COMPANY COMMON STOCK AND DIVIDENDS

Market Price for Company Common Stock

     The Company Common Stock is traded in the over-the-counter market on the Nasdaq National Market under the symbol "PFNC." The following table sets forth the high and low closing sales prices of the Common Stock as reported by the Nasdaq National Market during the periods indicated.

                                         Closing Sales Price
                                         -------------------
                                            High    Low
                                          -------  ------
                      1993:
                          First Quarter    $7.25   $3.00
                          Second Quarter    7.50    3.50
                          Third Quarter     5.50    3.50
                          Fourth Quarter    5.25    4.25

                      1994:
                          First Quarter     6.25    4.50
                          Second Quarter    5.625   4.25
                          Third Quarter     5.50    4.25
                          Fourth Quarter    5.50    3.50

                      1995:
                          First Quarter     5.00    4.25
                          Second Quarter    6.25    4.50
                          Third Quater
                           (through
                           August __, 1995) 5.875   5.00



     On May 24, 1995, the day prior to the public announcement of the Conversion and the Merger, the closing price of a share of Company Common
Stock on the Nasdaq Stock Market was $5.875. On August __, 1995, the closing sale price of a share of Company Common Stock on the Nasdaq National Market was $_______, and the 20 trading day average for the Company Common Stock was $______ per share. As of August 14, 1995, there were 3,280,000 shares of Company Common Stock outstanding, which were held by approximately 1,100 holders of record. The number of holders of record does not reflect the number of persons or entities who or which hold their stock in nominee or "street" name through various brokerage firms or other entities. Although the Company
Common Stock is traded on the Nasdaq National Market, historically the Company Common Stock has not been actively traded.


     As of August 14, 1995, there were 1,621,000 shares of Roxborough-Manayunk Common Stock outstanding, 1,415,000 of which were held by the Mutual Holding Company. As of such date, there were approximately 33 holders of the Roxborough-Manayunk Public Shares. The Roxborough-Manayunk Common Stock is not listed on any exchange nor is there an active trading market for such shares.


Dividends

     The Company has not paid dividends on the Company Common Stock since the second quarter of 1990. Roxborough-Manayunk has paid dividends on the Roxborough-Manayunk Public Shares since it was organized in 1992 and during the three months ended March 31, 1995 and the years ended December 31, 1994 and 1993, such dividends amounted to $41,000, $160,000 and $140,000, respectively. The Company's ability to pay dividends on the Company Common
Stock depends on the use of the net proceeds of the Offerings and the receipt of dividends from Progress Bank. The Board of Directors of the Company may consider paying cash dividends on the Company Common Stock commencing in 1996, although no decision has been made as to the amount of such dividends, if any. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, statutory and regulatory restrictions, general economic conditions and
                                    -51-
other factors. There can be no assurance that dividends will in fact be paid on the Company Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. See "Regulation -
Savings Bank Regulation - Restrictions on Capital Distributions."


                              USE OF PROCEEDS

     Although the actual net proceeds from the sale of the Conversion Stock cannot be determined until the Conversion and the Merger are completed, it is presently anticipated that the net proceeds from the sale of the Conversion Stock will be between $22.5 million and $30.7 million ($35.4 million assuming an increase in the Estimated Price Range by 15%). See "Pro Forma Unaudited Financial Information" and "The Offerings - Stock Pricing, Exchange Ratio and Number of Shares to be Issued" as to the assumptions used to arrive at such amounts.

     The Company will contribute to Progress Bank approximately 90% of the net proceeds of the Offerings, and the Company will retain approximately
10% of the net proceeds. The portion of the net proceeds contributed by the Company to Progress Bank will be added to Progress Bank's general funds to be used for general corporate purposes, including increased lending activities and purchases of investment and mortgage-backed securities.
Upon consummation of the Conversion and the Merger, the tangible capital ratio of Progress Bank is estimated to be 9.70% (based upon the midpoint of the Estimated Price Range). As a result, Progress Bank will be a well-capitalized institution under OTS regulations. After the Conversion and the Merger, Progress Bank intends to emphasize capital strength and growth in assets and earnings.


     The Company currently intends to use the net proceeds retained by it to make a loan directly to the ESOP to enable the ESOP to purchase up to 8% of the Conversion Stock, although the ESOP may obtain all or part of the loan from an unaffiliated third party if such financing can be obtained on terms at least as favorable. To date, no unaffiliated third party lender has been identified, and there can be no assurance that such unaffiliated financing can be obtained. Based upon the minimum and maximum of the Estimated Price Range, respectively, the loan to the ESOP would be $1,904,000 and $2,576,000, respectively, and if made by the Company, the loan will be for 10 years at a fixed interest rate currently estimated to be 9% per annum. See "Management of the Company and Progress Bank Following the Conversion and the Merger - Benefits - Employee Stock Ownership Plan." The remaining net proceeds retained by the Company initially may be used to invest in U.S. Government and federal agency securities of various maturities, deposits of Progress Bank, or a combination thereof. The portion of the net proceeds retained by the Company may ultimately be used to support the lending activities of Progress Bank, to support the future expansion of operations through establishment of additional branch offices or other customer facilities, acquisitions of other financial institutions, expansion into other lending markets or diversification into other banking related businesses (although no such acquisitions are specifically being considered at this time), and for other business and
                                    -52-
investment purposes, including the payment of regular cash dividends and possible repurchases of the Company Common Stock. Management of the Company may consider expanding or diversifying, should such opportunities become available. The Company does not have any specific plans, arrangements or understandings regarding any acquisitions or diversification of activities at this time.


     Following the six-month anniversary of the completion of the Conversion and the Merger (if permitted by the OTS), and based upon then existing facts and circumstances, the Company's Board of Directors may determine to repurchase some shares of Company Common Stock, subject to any applicable statutory and regulatory requirements and the requirements to utilize the pooling-of-interests method of accounting for the Conversion and the Merger. Such facts and circumstances may include but not be limited to (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its stockholders. Any stock repurchases will be subject to the determination of the Company's Board of Directors that Progress Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases. The payment of dividends or repurchase of stock, however, would be prohibited if the net worth of Progress Bank would be reduced below the amount required for the liquidation account. As of the date of this Prospectus, the initial balance of the liquidation account would be approximately $23.6 million. See "The Conversion and the Merger
- Liquidation Rights" and "The Conversion and the Merger - Certain Restrictions on Purchase or Transfer of Shares After the Conversion and the Merger."

     Following completion of the Conversion and the Merger, the Company will continue to be a unitary savings and loan holding company which, under existing laws, would generally not be restricted as to the types of business activities in which it may engage, provided that Progress Bank continues to be a qualified thrift lender ("QTL"). See "Regulation - The Company" for a description of certain regulations applicable to the Company.

     The net proceeds may vary because the total expenses of the Conversion and the Merger may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the Offerings is adjusted to reflect a change in the estimated pro forma market value of the Mutual Holding Company and Roxborough-Manayunk. Payments for shares made through withdrawals from existing deposit accounts at Progress or Roxborough-Manayunk will not result in the receipt of new funds for investment but will result in a reduction of the interest expense and liabilities of Progress Bank as funds are transferred from interest-bearing certificates or other deposit accounts.

                               CAPITALIZATION

     The following table presents the historical consolidated capitalization of the Company and Roxborough-Manayunk at March 31, 1995, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion and the Merger, based upon the sale of the number of shares of Conversion Stock at the per share prices shown below and the other assumptions set forth under "Pro Forma Unaudited Financial Information."



                                                                                        The Company - Pro Forma
                                                                                                                  5,696,923
                                                                          4,139,130    4,869,565      5,600,000     Shares
                                                                           Shares        Shares         Shares      Sold at
                                                                           Sold at      Sold at        Sold at       $6.50
                                       Roxborough-                          $5.75         $5.75         $5.75      Per Share
                        The Company    Manayunk -      Combined           Per Share     Per Share     Per Share  (15% above
                        -Historical    Historical      Historical        (Minimum of   (Midpoint of  (Maximum of  Maximum of
                        Capitalization Capitalization  Capitalization      Range)        Range)        Range)       Range)(1)
                        -------------- --------------  --------------   -----------  ------------  ----------- --------------
                                                                            (In Thousands)
Deposits(2)                 $277,849      $239,039        $516,888     $ 516,888      $516,888      $516,888       $516,888
FHLB advances                 47,821         7,884          55,705        55,705        55,705        55,705         55,705
Subordinated debt              3,000            --           2,750(8)      2,750         2,750         2,750          2,750
ESOP debt                         --            84              84            84            84            84             84
                            --------       -------         -------       -------       -------       -------        -------
    Total deposits and
      borrowings            $328,670      $247,007        $575,427     $ 575,427      $575,427      $575,427       $575,427
                             =======       =======         =======       =======       =======       =======        =======

Stockholders' equity:
 Preferred Stock(3)       $       --    $       --      $       --     $      --    $       --    $       --      $      --
Common Stock(4)                3,275         1,621           3,481(9)      8,017         8,854         9,690          9,801
Additional paid-in
 capital(4)                   15,706        16,997          17,569(9)     35,505        38,773        42,042         46,652
Retained earnings
 (deficit)(5)                 (4,531)        5,008          19,151(10)    19,151        19,151        19,151         19,151
Unrealized loss on
  securities available
  for sale                      (721)         (525)         (1,001)       (1,001)       (1,001)       (1,001)        (1,001)
Less:
  Common Stock acquired
    by the ESOP(6)                --           (84)            (84)       (1,988)       (2,324)       (2,660)        (3,046)
  Common Stock held by
    and to be acquired by
    Recognition Plans(7)          --           (36)            (36)         (869)       (1,016)       (1,163)        (1,332)
                             -------       -------         -------       -------       -------       -------        -------
Total stockholders' equity  $ 13,729      $ 22,981        $ 39,080      $ 58,815      $ 62,437      $ 66,059       $ 70,225
                             =======       =======         =======       =======       =======       =======        =======


-------------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions prior to the completion of the Conversion and the Merger or to fill the order of the ESOP.

(2) Does not reflect withdrawals from deposit accounts for the purchase of Conversion Stock in the Offerings. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) Upon consummation of the Conversion and the Merger, the Company will have 3,000,000 shares of authorized preferred stock, $.01 par value per share.


(4) Reflects the net proceeds from the sale of Conversion Stock and assumes (i) that the 206,000 Roxborough-Manayunk Public Shares currently outstanding are converted into 602,685, 709,041, 815,397 and 829,510 shares of Exchange Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, and (ii) that no fractional shares of Exchange Stock will be issued by the Company. Upon consummation of the Conversion and the Merger, the Company will have 15,000,000 shares of authorized common stock, $1.00 par value per share. No effect has been given to the issuance of additional shares of Company Common Stock pursuant to the Company's existing stock options, outstanding warrants or the proposed 1995 Stock Option Plan.
     The Company intends to adopt the 1995 Stock Option Plan and to submit such plan to stockholders no earlier than the first meeting of stockholders following the six-month anniversary of the Conversion and the Merger, which is expected to be held in April 1996. If the plan is approved by stockholders, an amount equal to 8.5% of the shares of Conversion Stock will be reserved for issuance under such plan. If the Company uses authorized but unissued shares for the 1995 Stock Option
     Plan, the exercise of all the stock options under such plan would dilute the voting interests of then existing stockholders by approximately 4.7%. See "Pro Forma Unaudited Financial Information," "Management of the
     Company and Progress Bank Following the Conversion and the Merger - Benefits - 1995 Stock Option Plan" and "Description of Capital Stock of the Company - Warrants to Purchase Company Common Stock."


(5) The retained earnings of Progress Bank will be substantially restricted after the Conversion and the Merger. See "The Conversion and the Merger - Liquidation Rights."

(6) Assumes that 8% of the Conversion Stock will be purchased by the ESOP. The Conversion Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. Assumes the funds used to acquire the ESOP shares will be borrowed from the Company.

     See Note 1 to the table set forth under "Pro Forma Unaudited Financial Information" and "Management of the Company and Progress Bank Following the Conversion and the Merger - Benefits - Employee Stock Ownership Plan."


(7) Gives effect to the 1995 Recognition Plan which is expected to be adopted by the Company following the Conversion and the Merger and presented to stockholders for approval no earlier than the first meeting of stockholders following the six-month anniversary of the Conversion and the Merger, which is expected to be held in April 1996.
     No shares will be purchased by the 1995 Recognition Plan in the Conversion and the Merger, and such plan cannot purchase any shares until stockholder approval has been obtained. If the 1995 Recognition Plan is approved by stockholders of the Company, the plan intends to acquire an amount of Company Common Stock equal to 3.5% of the shares of Conversion Stock issued in the Conversion and the Merger, or 144,869, 170,434, 196,000 and 199,392 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range (based upon the assumptions set forth herein). In the event that Progress Bank has less than 10% tangible capital at such time, the 1995 Recognition Plan would be limited to 2.5% of the shares of Conversion Stock issued in the Conversion and the Merger. The table assumes that stockholder approval has been obtained and that such shares are purchased in the open market at the per share price shown for each column. The Company Common Stock so acquired by the 1995 Recognition Plan is reflected as a reduction in stockholders' equity. If the shares are purchased at prices higher or lower than the per share prices shown, such purchases would have a greater or lesser impact, respectively, on stockholders' equity. If the 1995 Recognition Plan purchases authorized but unissued shares from the Company, such issuance would dilute the voting interests of then existing stockholders by approximately 1.9%.
     See "Pro Forma Unaudited Financial Information" and "Management of the Company and Progress Bank Following the Conversion and the Merger - Benefits - 1995 Recognition Plan."


(8) Assumes that the $250,000 of the Company's subordinated debt held by Roxborough-Manayunk will be cancelled upon consummation of the Conversion and the Merger.

(9) Reflects a reclassification of $1,415,000 of Roxborough-Manayunk Common Stock and $15,134,430 of Roxborough-Manayunk's additional paid-in capital to retained earnings. Such amounts had previously been reclassified from retained earnings to Roxborough-Manayunk Common Stock and additional paid-in capital in connection with the MHC Reorganization on December 31, 1992.


(10) The amount of retained earnings for the combined Parties includes the $98,500 to be acquired by Roxborough-Manayunk upon the merger of Interim into Roxborough-Manayunk and reflects the ability of the combined Parties to utilize the Company's net operating losses to offset the net income of Roxborough-Manayunk, as shown in a $2,272,000 restatement of the deferred tax asset valuation allowance of the combined Parties. See "Pro Forma Unaudited Financial Information."


                            REGULATORY  CAPITAL

     At March 31, 1995, Progress and Roxborough-Manayunk each exceeded all of the regulatory capital requirements applicable to it. The table on the following page sets forth the historical regulatory capital of Progress and Roxborough-Manayunk at March 31, 1995 and the pro forma regulatory capital of Progress Bank after giving effect to the Conversion and the Merger, based upon the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively. The pro forma regulatory capital amounts reflect the receipt by Progress Bank of 90% of the net proceeds of the Offerings, minus the amounts to be loaned to the ESOP (and repaid by Progress Bank) and contributed to the 1995 MRP. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Progress Bank in assets which have a risk-weight of 50% under applicable regulations, as if such net proceeds had been received and so applied at March 31, 1995.

                                            Roxborough-
                          Progress           Manayunk           Combined
                       Historical at       Historical at      Historical at
                       March 31, 1995     March 31, 1995    March 31, 1995(2)
                    ------------------    --------------    -----------------
                          Percent of          Percent of          Percent of
                    Amount Assets(1)     Amount Assets(1)    Amount Assets(1)
                    ------ ---------     ------ ---------    ------ --------- -

 Tangible capital:
   Actual            $16,431  4.74%      $23,218  8.51%      $42,019  6.75%
   Requirement         5,203  1.50         4,094  1.50         9,333  1.50
                      ------ -----        ------ -----        ------ -----
   Excess            $11,228  3.24%      $19,124  7.01%      $32,686  5.25%
                      ======  =====       ======  =====       ======  =====
 Core capital:
   Actual            $16,431  4.74%      $23,506  8.61%      $42,307  6.80%
   Requirement(3)     10,405  3.00         8,189  3.00        18,665  3.00
                      ------  ----        ------  ----        ------  ----
   Excess            $ 6,026  1.74%      $15,317  5.61%      $23,642  3.80%
                      ======  ====        ======  ====        ======  ====
 Risk-based
 capital:
   Actual            $18,042  9.92%      $23,922 29.81%      $44,334 16.76%
   Requirement(3)     14,551  8.00         6,419  8.00        21,160  8.00
                      ------  ----        ------ -----        ------  -----
   Excess            $ 3,491  1.92%      $17,503 21.81%      $23,174  8.76%
                       ====== =====       ======  ====        ======  ====


                           Pro Forma for Progress Bank at March  31, 1995 Based on
                     ---------------------------------- ------------------------------------
                       $23,800,000        $28,000,000     $32,200,000        $37,030,000
                         Minimum            Midpoint        Maximum       15% above Maximum
                     ---------------    --------------- ---------------   -----------------
                           Percent of         Percent of    Percent of         Percent of
                     Amount Assets(1)   Amount Assets(1) Amount Assets(1)  Amount   Assets(1)
                     ------ ---------   ------ -------- ------ ---------  ------ ----------
                                         (Dollars in Thousands)
 Tangible capital:
   Actual            $59,505  9.28%    $62,717  9.72%       $65,938 10.16%    $69,621  10.67%
   Requirement         9,623  1.50       9,677  1.50          9,730  1.50       9,791   1.50
                      ------  ----     ------- -----         ------  ----      ------   ----
   Excess            $49,882  7.78%    $53,040  8.22%       $56,198  8.66%    $59,830   9.17%
                      ======  ====     =======  ====         ======  ====      ======   ====
 Core capital:
   Actual            $59,793  9.32%    $63,004  9.77%       $66,216 10.21%    $69,909  10.71%
   Requirement(3)     19,247  3.00      19,353  3.00         19,460  3.00      19,582   3.00
                      ------  ----      ------  ----         ------  ----      ------   ----
   Excess            $40,436  6.32%    $43,651  6.77%       $46,756  7.21%    $50,327   7.71%
                      ======  ====      ======  ====         ======  ====      ======   ====
 Risk-based
 capital:
   Actual            $61,820 22.55%    $65,031 23.57%       $68,243 24.57%    $71,936  25.71%
   Requirement(3)     21,935  8.00      22,077  8.00         22,219  8.00      22,382   8.00
                      ------  ----      ------  ----        -------  ----      ------  -----
   Excess            $39,885 14.55%    $42,954 15.57%       $46,024 16.57%    $49,554  17.71%
                      ======  ====      ====== =====         ====== =====      ======  =====


________________________________

(1) Tangible and core capital levels are shown as a percentage of total adjusted assets; and risk-based capital levels are shown as a percentage of risk-weighted assets.

(2) Includes the receipt by Roxborough-Manayunk of the $98,500 held by the Mutual Holding Company and reflects the ability of the combined Parties to utilize the Company's net operating losses to offset the net income of Roxborough-Manayunk, as shown in a $2,272,000 pro forma adjustment to cumulative effect of change in accounting principle in 1993. See "Pro Forma Unaudited Financial Information."

(3) Does not reflect recent amendments to the risk-based capital requirements or, in the case of the core capital requirement, the 4.0% requirement to be met in order for an institution to be "adequately capitalized" under applicable laws and regulations. See "Regulation - Savings Bank Regulation
     - Regulatory Capital Requirements" and "- Prompt Corrective Action."

                 PRO FORMA UNAUDITED FINANCIAL INFORMATION

     The following Pro Forma Unaudited Consolidated Statement of Financial Condition at March 31, 1995 and the Pro Forma Unaudited Consolidated Statements of Income for the three months ended March 31, 1995 and 1994 and for each of the years ended December 31, 1994, 1993 and 1992 give effect to the proposed Conversion and the Merger based on the assumptions set forth herein. The pro forma unaudited financial statements are based on the audited consolidated financial statements of the Company and of Roxborough-Manayunk for the years ended December 31, 1994, 1993 and 1992 and the unaudited consolidated financial statements for the three months ended March 31, 1995 and 1994. The pro forma unaudited financial statements give effect to the Conversion and the Merger using the pooling-of-interests method of accounting.

     The pro forma adjustments in the tables assume the sale of 4,869,565 shares of Conversion Stock in the Offerings at a price of $5.75 per share, which is the midpoint of the Estimated Price Range. The net proceeds of $26.6 million are based upon the following assumptions: (i) no fees will be paid to Sandler O'Neill on shares purchased by the ESOP or by officers, directors and employees of any of the Parties and members of their immediate families, which purchases are estimated to aggregate $4,240,000 at the midpoint; (ii) for assisting in marketing the Conversion Stock, Sandler O'Neill will receive a fee equal to (a) 2.0% of the aggregate Actual Purchase Price of all shares of Conversion Stock sold in the Subscription Offering and to persons or entities who are referred by the directors or executive officers of the Company and Roxborough-Manayunk in the Community Offering, which purchases are estimated to aggregate $14,000,000 at the midpoint, and (b) 3.0% of the aggregate Actual Purchase Price of all shares of Conversion Stock otherwise sold in the Community Offering, which purchases are estimated to aggregate $9,760,000 at the midpoint, in each case except as set forth in clause (i) above; and (iii) the expenses of the Conversion and the Merger, excluding the marketing fees paid to Sandler O'Neill, will be approximately $850,000. The actual amount of Conversion Stock sold may be more or less than the midpoint of the Estimated Price Range, and the number of shares sold and the Actual Purchase Price may be more or less than the assumptions set forth above. For the effects of such possible changes, see " - Additional Pro Forma Data." In addition, the expenses of the Conversion and the Merger may vary from those estimated, and the fees paid to Sandler O'Neill will vary from the amounts estimated if the amount of Conversion Stock sold in the different categories varies from the amounts assumed above or if a Syndicated Community Offering becomes necessary.

     Pro forma net income and stockholders' equity have been calculated for the three months ended March 31, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992 as if the Conversion Stock to be issued in the Offerings had been sold (and the Exchange Stock issued) at the beginning of the respective periods and the net proceeds had been invested at 6.47%, 4.44%, 7.21%, 3.59% and 3.59%, respectively, which represent the yields on one-year U.S. Government securities at March 31, 1995 and 1994 and December 31, 1994, 1993 and 1992, respectively. The yield on one-year U.S.
Government
securities was used rather than the arithmetic average of the average yield on total interest-earning assets and the average rate paid on deposits, because of the differences in the arithmetic averages for Progress and Roxborough-Manayunk and because the yields on one-year U.S. Government securities is believed to be reflective of market interest rates. The effect of withdrawals from deposit accounts at either Roxborough-Manayunk or Progress for the purchase of Conversion Stock in the Offerings has not been reflected. A combined effective federal and state income tax rate of 40% has been assumed for the periods, resulting in after-tax yields of 3.88%, 2.66%, 4.33%, 2.15% and 2.15% for the three months ended March 31, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992, respectively. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Company Common Stock. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," the Company intends to retain 10% of the net Conversion proceeds.

     The pro forma unaudited statements are provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the Conversion and the Merger been consummated on March 31, 1995 or at the beginning of the periods presented, and is not indicative of future results. The pro forma unaudited financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of the Company and of Roxborough-Manayunk contained elsewhere in this Prospectus.

     The stockholders' equity represents the book value of the common stockholders' ownership of the Company and of Roxborough-Manayunk computed in accordance with GAAP. This amount is not intended to represent fair market value nor does it represent amounts, if any, that would be available for distribution to stockholders in the event of liquidation. The book value for the Company and Roxborough-Manayunk on a historical and pro forma basis has not been changed to reflect any difference between the carrying value of investments or loans held to maturity and their market value.

     THE UNAUDITED PRO FORMA NET INCOME AND COMMON STOCKHOLDERS' EQUITY DERIVED FROM THE ABOVE ASSUMPTIONS ARE QUALIFIED BY THE STATEMENTS SET FORTH UNDER THIS CAPTION AND SHOULD NOT BE CONSIDERED INDICATIVE OF THE MARKET VALUE OF THE COMPANY COMMON STOCK OR THE ACTUAL RESULTS OF OPERATIONS OF THE COMPANY OR ROXBOROUGH-MANAYUNK FOR ANY PERIOD. SUCH PRO FORMA DATA MAY BE MATERIALLY AFFECTED BY THE ACTUAL GROSS PROCEEDS FROM THE SALE OF CONVERSION STOCK IN THE CONVERSION AND THE MERGER AND THE ACTUAL EXPENSES INCURRED IN CONNECTION WITH THE CONVERSION AND THE MERGER. SEE "USE OF PROCEEDS."

     Pro Forma Unaudited Consolidated Statement of Financial Condition
                               March 31, 1995
               (Dollars in thousands, except per share data)

                                          Roxborough    Pro Forma    Pro Forma
                             The Company   -Manayunk   Adjustments  Consolidated

Assets
------
Cash on hand and in banks       $  5,333    $  1,402    $    98(1)     $  6,833
Interest-bearing deposits            185      39,441     23,357(2)       62,983
                                 -------     -------     ------         -------
   Cash and cash equivalents       5,518      40,843     23,455          69,816
Securities available for sale     12,955      77,147         --          90,102
Securities held to maturity      101,154      49,503       (250)(3)     150,407
Loans receivable, net            210,147      95,175         --         305,322
Loans available for sale             727       1,305         --           2,032
Real estate owned                  4,454          95         --           4,549
Premises and equipment             1,918       2,121         --           4,039
FHLB stock, at cost                2,469       1,686         --           4,155
Accrued interest receivable        2,159       2,292         --           4,451
Other assets                       5,457       2,562      2,272(4)       10,291
                                --------    --------    -------        --------
   Total assets                 $346,958    $272,729    $25,477        $645,164
                                 =======     =======     ======         =======

Liabilities and Stockholders'
-----------------------------
Equity
------
Liabilities:
  Deposits                      $277,849    $239,039   $     --        $516,888
  FHLB advances                   47,821       7,884         --          55,705
  Subordinated debt                3,000          --       (250)(3)       2,750
  ESOP debt                           --          84         --              84
  Advances from borrowers for
    insurance and taxes            2,355       1,295         --           3,650
  Accrued interest payable           825         117         --             942
  Other liabilities                1,379       1,329         --           2,708
                                --------    --------   --------        --------
     Total liabilities           333,229     249,748       (250)        582,727
                                 -------     -------    -------         -------

Stockholders' equity:
  Common Stock                     3,275       1,621      3,958(5)        8,854
  Additional paid-in capital      15,706      16,997      6,070(5)       38,773
  Retained earnings (deficit),
   partially restricted           (4,531)      5,008     18,674(4)(5)    19,151
  ESOP shares                         --         (84)    (2,240)(5)      (2,324)
  Management Recognition Plan
   shares                             --         (36)      (980)(5)      (1,016)
  Unrealized loss on securities
   available for sale               (721)       (525)       245(4)       (1,001)
                                 -------     -------    -------         -------
     Total stockholders' equity   13,729      22,981     25,727          62,437
                                 -------     -------     ------         -------
     Total liabilities and
      stockholders' equity      $346,958    $272,729    $25,477        $645,164
                                 =======     =======     ======         =======
Book value per common share
  (period end)(6)              $    4.19   $   14.18(7)                $   7.05
                                ========    ========                   ========

                                                   (Footnotes on following page)

--------------------------

(1) Reflects $98,500 of cash assets to be acquired by Roxborough-Manayunk upon the merger of the Mutual Holding Company into Roxborough-Manayunk.


(2) Reflects gross proceeds of $28,000,000 from the sale of Conversion Stock, minus (i) estimated expenses of the Conversion and the Merger equal to $1,423,000, (ii) the purchase of $2,240,000 of Conversion Stock by the ESOP funded internally by the Company, and (iii) the proposed purchase of $980,000 of Company Common Stock by the 1995 MRP funded internally by the Company.


(3) Reflects the cancellation of $250,000 of the Company's subordinated debt held by Roxborough-Manayunk upon consummation of the Conversion and the Merger. The cancellation of this subordinated debt will not institute either a forgiveness of debt by the Company or a bad debt write-off for Roxborough-Manayunk for accounting or tax purposes.

(4) Reflects the restatement of the deferred tax asset valuation allowance of the combined Parties in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). The determination of the restatement adjustment was based upon the estimated amount of deferred tax assets that would be realized using the "more likely than not" realization criteria contained in SFAS No. 109, which was based upon management's estimate of future taxable income of the combined Parties subsequent to the combination date, which is higher than management's estimate of the future taxable income for the Company on its own. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company - Results of Operations - Income Taxes."

(5) Reflects the adjustments set forth in Notes (1) and (2) above, plus the reclassification of $1,415,000 of Roxborough-Manayunk Common Stock and $15,134,430 of Roxborough-Manayunk's additional paid-in capital to retained earnings. Such amounts had previously been reclassified from retained earnings to Roxborough-Manayunk Common Stock and additional paid-in capital in connection with the MHC Reorganization on December 31, 1992.

(6) Based on shares issued and outstanding for the Company, Roxborough-Manayunk and Pro Forma Consolidated of 3,275,000, 1,621,000 and 8,853,606, respectively.

(7) Assuming a 3.44:1 Exchange Ratio based upon the sale of 4,869,565 shares of Conversion Stock, the adjusted number of shares of Roxborough-Manayunk Common Stock outstanding would be 5,578,606 at March 31, 1995, and the adjusted book value per share of Roxborough-Manayunk Common Stock would be $4.12 at March 31, 1995.

           Pro Forma Unaudited Consolidated Statements of Income
               (Dollars in thousands, except per share data)



                                        Three Months ended March 31, 1995
                           --------------------------------------------------
                              The      Roxborough    Pro Forma    Pro Forma
                            Company    - Manayunk   Adjustments  Consolidated
                           ---------  ------------ ------------ -------------

Total interest income      $    6,498   $    4,935   $      378(1)$    11,811

Total interest expense          3,654        2,490           --         6,144
                            ---------    ---------  -----------   -----------
  Net interest income before
    provision for loan losses   2,844        2,445          378         5,667
Provision for loan losses         100           15           --           115
                            ---------    ---------  -----------   -----------
  Net interest income after
    provision for loan losses   2,744        2,430          378         5,552
Total non-interest income         402          123           --           525
Total non-interest expense      2,768        1,744          105(2)      4,617
                            ---------    ---------    ---------   -----------
  Income before income taxes      378          809          273         1,460
Income taxes                       --          293          260(3)        553
                          -----------    ---------    ---------   -----------
  Net income               $      378   $      516  $        13  $        907
                            =========    =========   ==========   ===========

Earnings per share        $       .12  $       .32               $        .11
                           ==========   ==========                ===========

Weighted average number of
  shares outstanding        3,275,000    1,621,000    3,577,780     8,473,780(4)


                                      Three Months ended March 31, 1994
                           --------------------------------------------------
                               The     Roxborough-   Pro Forma     Pro Forma
                             Company     Manayunk   Adjustments   Consolidated
                           ---------  ------------ ------------ -------------
Total interest income      $    5,078   $    4,237   $      259(1) $    9,574
Total interest expense          2,831        2,130           --         4,961
                            ---------    ---------    ---------     ---------
  Net interest income before
    provision for loan losses   2,247        2,107          259         4,613
Provision for loan losses          50           15           --            65
                            ---------    ---------    ---------     ---------
  Net interest income after
   provision for loan losses    2,197        2,092          259         4,548
Total non-interest income         374          126           --           500
Total non-interest expense      2,526        1,701          105(2)      4,332
                            ---------    ---------    ---------     ---------
  Income before income taxes       45          517          154           716

Income taxes                       --          208           80(3)        288
                           ----------    ---------    ---------     ---------
  Net income               $       45   $      309   $       74    $      428
                            =========    =========    =========     =========

Earnings per share         $      .01   $      .19                 $      .05
                            =========    =========                  =========

Weighted average number of
  shares outstanding        3,275,000    1,615,000    3,577,780     8,473,780(4)

                                Pro Forma Unaudited Consolidated Statements of Income
                                    (Dollars in thousands, except per share data)

                                               Year ended December 31, 1994
                                ----------------------------------------------------------
                                   The        Roxborough-    Pro Forma       Pro Forma
                                 Company       Manayunk     Adjustments     Consolidated
                                ---------    ------------- ------------    ---------------
 Total interest income       $    22,830      $   18,096  $    1,684(1)     $    42,610
 Total interest expense           12,505           8,791          --             21,296
                              ----------       ---------  ----------         ----------
   Net interest income before
    provision for loan losses     10,325           9,305       1,684             21,314
 Provision for loan losses           521              60          --                581
                              ----------       ---------  ----------         ----------
   Net interest income after
    provision for loan losses      9,804           9,245       1,684             20,733
 Total non-interest income         1,545             504          --              2,049
 Total non-interest expense       12,065           6,654         420(2)          19,139
                              ----------       ---------   ---------         ----------
   Income (loss) before
    income taxes                    (716)          3,095       1,264              3,643
 Income taxes                         --           1,190         220(3)           1,410
                             -----------       ---------   ---------         ----------
   Net income (loss)         $      (716)     $    1,905  $    1,044        $     2,233
                              ==========       =========   =========         ==========

 Earnings per share         $       (.22)    $      1.18                   $        .26
                             ===========      ==========                    ===========
 Weighted average number of
   shares outstanding          3,275,000       1,615,000   3,612,997          8,502,997(4)



                                                 Year ended December 31, 1993
                                   -------------------------------------------------------
                                       The        Roxborough-   Pro Forma      Pro Forma
                                     Company       Manayunk     Adjustments   Consolidated
                                    ---------    ------------- ------------  --------------

 Total interest income             $  20,824    $   18,067   $     839(1)    $    39,730
 Total interest expense               11,465         9,087          --            20,552
                                    --------     ---------  ----------        ----------
   Net interest income before
     provision for loan losses         9,359         8,980         839            19,178
  Provision for loan losses              368            94          --               462
                                    --------     ---------  ----------        ----------
   Net interest income after
     provision for loan losses         8,991         8,886         839            18,716
 Total non-interest income             2,226         1,230          --             3,456
 Total non-interest expense           11,568         6,406         420(2)         18,394
                                    --------     ---------   ---------        ----------
   Income (loss) before income
 taxes and cumulative effect of
 change in accounting principle         (351)        3,710         419             3,778

 Income taxes (benefit)               (1,034)        1,189       1,062(3)          1,217
                                    --------     ---------   ---------        ----------
 Income (loss) before cumulative
 effect of change in accounting
 principle                               683         2,521        (643)            2,561
 Cumulative effect of change in
   accounting principle                   --           407       3,163(5)          3,570
                                 -----------     ---------   ---------        ----------
   Net income                     $      683    $    2,928  $    2,520       $     6,131
                                   =========     =========   =========        ==========
 Earnings per share:
   Income before cumulative
    effect of change in
    accounting  principle         $      .29   $      1.56                  $        .34
   Cumulative effect of change in
    accounting principle                  --           .25                           .47
                                 -----------     ---------                    ----------
   Net income                    $       .29   $      1.81                  $        .81
                                  ==========    ==========                   ===========
 Weighted average number of
 shares outstanding                2,319,360     1,615,000   3,612,997         7,547,357(4)


           Pro Forma Unaudited Consolidated Statements of Income
               (Dollars in thousands, except per share data)


                                                  Year ended December 31, 1992
                                      -----------------------------------------------------
                                          The       Roxborough-   Pro Forma     Pro Forma
                                        Company       Manayunk   Adjustments   Consolidated
 Total interest income               $   21,979      $18,557         $839(1)    $41,375
 Total interest expense                  13,737       10,483           --        24,220
                                      ---------       ------        -----        ------
   Net interest income before
     provision for loan losses            8,242        8,074          839        17,155
 Provision for loan losses                  275           60           --           335
                                      ---------       ------        -----        ------
   Net interest income after
     provision for loan losses            7,967        8,014          839        16,820
 Total non-interest income                5,617          699           --         6,316
 Total non-interest expense              12,232        6,100          420(2)     18,752
                                      ---------       ------          ---        ------
   Income before income taxes             1,352        2,613          419         4,384
 Income taxes                                74          841          168(3)      1,083
                                      ---------       ------          ---        ------
   Net income                        $    1,278      $ 1,772         $251        $3,301
                                      =========       ======          ===        ======
 Earnings per share                  $     1.27          N/A                         NM(6)
                                     ==========
 Weighted average number of shares
   outstanding                        1,010,112          N/A                         NM(6)




---------------------


(1) The increase in total interest income reflects reinvestment income on $23,357,000 of net cash proceeds from the sale of Conversion Stock.

(2) Reflects 10-year straight line amortization of the ESOP loan, with annual amortization of $224,000, and five-year straight line amortization of the shares to be purchased by the 1995 MRP, with annual pre-tax expense of $196,000.

(3) Reflects an assumed effective tax rate of 40% for combined federal and state taxes on both (i) the pro forma income before income taxes, and
     (ii) for all periods other than 1992, the Company's historical income before income taxes. For the three months ended March 31, 1995 and 1994 and the years ended December 31, 1994 and 1993, the adjustments based on pro forma income were $109,000, $62,000, $506,000 and $168,000, respectively, and the adjustments based on the Company's historical income were $151,000, $18,000, $(286,000) and $894,000, respectively.


(4) Weighted average number of shares outstanding for the Pro Forma Consolidated column reflects adoption of SOP 93-6.

(5) Reflects the restatement of the deferred tax asset valuation allowance of the combined Parties in accordance with SFAS No. 109. The adjustment restates the cumulative effect of the adoption of SFAS No.
     109 effective January 1, 1993 and was based on the estimated amount of deferred tax assets that would be realized using the "more likely than not" realization criteria contained in SFAS No. 109. Such estimate was determined based upon management's estimate of future taxable income of the combined Parties subsequent to the combination date, which is higher than management's estimate of the future taxable income for the Company on its own. The impact of the restatement adjustment is to record deferred tax assets of $3,163,000 upon the adoption of SFAS No. 109 effective January 1, 1993 and to eliminate the $1,034,000 reduction of the deferred tax asset valuation allowance which the Company had recorded in the fourth quarter of 1993. See "Management's Discussion and Analysis of Financial Condition and Results of
     Operations of the Company - Results of Operations - Income Taxes."

(6) Pro forma earnings per share are considered not meaningful, as the Roxborough-Manayunk Common Stock was first issued on December 31, 1992.

Additional Pro Forma Data

     The following tables provide pro forma data with respect to the Company's stockholders' equity and net income based upon the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range. The actual net proceeds from the sale of the Conversion Stock cannot be determined until the Offerings are completed. However, net proceeds are currently estimated to be between $22.5 million and $30.7 million (or $35.4 million in the event the Estimated Price Range is increased by 15%) based upon the following assumptions: (i) no fees will be paid to Sandler O'Neill on shares purchased by the ESOP, which purchases are estimated to aggregate 8% of the shares of Conversion Stock sold; (ii) no fees will be paid to Sandler O'Neill on shares purchased by officers, directors and employees of any of the Parties and members of their immediate families, which purchases are estimated to aggregate $2.0 million; (iii) for assisting in marketing the Conversion Stock, Sandler O'Neill will receive a fee equal to (a) 2.0% of the aggregate Actual Purchase Price of all shares of Conversion Stock sold in the Subscription Offering and to persons or entities who are referred by the directors or executive officers of the Company and Roxborough-Manayunk in the Community Offering, which purchases are estimated to aggregate 50% of the shares of Conversion Stock sold, and
(b) 3.0% of the aggregate Actual Purchase Price of all shares of Conversion Stock otherwise sold in the Community Offering, which purchases are estimated to aggregate the remaining shares of Conversion Stock sold, in each case except as set forth in clauses (i) and (ii) above; and (iv) the expenses of the Conversion and the Merger, excluding the marketing fees paid to Sandler O'Neill, will be approximately $850,000. The actual expenses of the Conversion and the Merger may vary from those estimated, and the fees paid to Sandler O'Neill will vary from the amounts estimated if the amount of Conversion Stock sold in the different categories varies from the amounts assumed above or if a Syndicated Community Offering becomes necessary.

     Pro forma net income and stockholders' equity have been calculated in the same manner and based upon the same assumptions as set forth with respect to the foregoing pro forma tables.


                                            At or For the Three Months Ended March 31, 1995
                                            ------------------------------------------------
                                                                                   5,696,923
                                           4,139,130    4,869,565    5,600,000    Shares Sold
                                          Shares Sold  Shares Sold  Shares Sold    at $6.50
                                            at $5.75     at $5.75     at $5.75     Per Share
                                           Per Share    Per Share    Per Share    (15% above
                                            (Minimum    (Midpoint     (Maximum      Maximum
                                           of Range)    of Range)    of Range)   of Range)(9)
                                           ----------  ----------    ----------  -----------
                                            (Dollars in Thousands, Except Per Share Amounts)
 Gross proceeds                        $     23,800  $    28,000  $    32,200   $    37,030
 Less expenses                                1,328        1,423        1,518         1,627
                                      -------------   ----------  -----------    ----------
 Estimated net proceeds                      22,472       26,577       30,682        35,403
 Less:   Common Stock acquired by
           ESOP                              (1,904)      (2,240)      (2,576)       (2,962)
         Common Stock to be acquired
           by 1995 MRP                         (833)        (980)      (1,127)       (1,296)
                                        ------------  ----------   ----------    ----------
 Estimated adjusted net proceeds(1)    $     19,735  $    23,357  $    26,979   $    31,145
                                        ===========   ==========   ==========    ==========
 Net income:
   Historical combined                 $        743  $       743  $       743   $       743
   Pro forma adjustments:
    Income on adjusted net proceeds(1)          191          227          262           302
    ESOP(2)                                     (29)         (34)         (39)          (44)
    1995 MRP(3)                                 (25)         (29)         (34)          (39)
                                       -------------  -----------  -----------  ------------
     Pro forma                         $        880  $       907  $       932   $       962
                                       ============  ===========   ==========   ===========
 Net income per share(4):
   Historical combined                 $        .10  $       .09  $       .08   $       .08
   Pro forma adjustments:
     Income on adjusted net proceeds(1)         .01          .02          .02           .02
     ESOP(2)                                    .00          .00          .00           .00
     1995 MRP(3)                                .00          .00          .00           .00
                                       ------------  -----------  -----------   -----------
      Pro forma(5)                     $        .11  $       .11  $       .10  $        .10
                                       ============  ===========  ===========   ===========
 Pro forma price to earnings
    (P/E ratio)(4)                            13.07x       13.07x       14.38x        16.25x
                                         ==========   ==========   ==========    ==========
 Number of shares used in net income per
   share calculations(4)                  7,693,963    8,473,780    9,253,597     9,357,073
 Stockholders' equity:
   Historical combined(6)              $     39,080  $    39,080  $    39,080   $    39,080
   Estimated net proceeds                    22,472       26,577       30,682        35,403
   Less: Common Stock acquired
           by ESOP(2)                        (1,904)      (2,240)      (2,576)       (2,962)
     Common Stock to be acquired
       by 1995 MRP(3)                          (833)        (980)      (1,127)       (1,296)
                                        -----------   ----------   ----------    ----------
     Pro forma stockholders' equity(7) $     58,815  $    62,437  $    66,059   $    70,225
                                         ==========   ==========   ==========    ==========
 Stockholders' equity per share(8):
   Historical combined                 $       4.87  $      4.41  $      4.03   $      3.99
   Estimated net proceeds                      2.81         3.00         3.17          3.61
   Less: Common Stock acquired
           by ESOP(2)                          (.24)        (.25)        (.27)         (.30)
         Common Stock to be acquired
           by 1995 MRP(3)                      (.10)        (.11)        (.11)         (.14)
                                         -----------   ----------  -----------   -----------
     Pro forma stockholders' equity
       per share(3)(5)(7)              $       7.34  $      7.05  $      6.82   $      7.16
                                        ===========    =========   ==========    ==========
   Pro forma price to book ratio(8)            78.3%        81.6%        84.3%         90.8%
                                        ===========    =========   ==========    ==========
 Number of shares used in book value per
   share calculations(8)                  8,016,815    8,853,606    9,690,397     9,801,433



                                           (Footnotes on second following page)



                                               At of for the Year Ended December 31, 1994
                                            -------------------------------------------------
                                                                                   5,696,923
                                            4,139,130    4,869,565    5,600,000   Shares Sold
                                           Shares Sold  Shares Sold  Shares Sold    at $6.50
                                            at $5.75      at $5.75    at $5.75     Per Share
                                            Per Share    Per Share    Per Share    (15% above
                                            (Minimum     (Midpoint    (Maximum      Maximum
                                            of Range)    of Range)    of Range)   of Range)(9)
                                           -----------  -----------  -----------  ------------
                                            (Dollars in Thousands, Except Per Share Amounts)

 Gross proceeds                            $  23,800    $  28,000    $  32,200     $  37,030
 Less expenses                                 1,328        1,423        1,518         1,627
                                            --------     --------     --------      --------
 Estimated net proceeds                       22,472       26,577       30,682        35,403
 Less:   Common Stock acquired by
           ESOP                               (1,904)      (2,240)      (2,576)       (2,962)
         Common Stock to be acquired by
           1995 MRP                             (833)        (980)      (1,127)       (1,296)
                                            --------     --------     --------      --------
 Estimated adjusted net proceeds(1)        $  19,735    $  23,357   $   26,979     $  31,145
                                           =========     ========    =========      ========
 Net income:
   Historical combined                     $   1,475    $   1,475   $    1,475     $   1,475
   Pro forma adjustments:
    Income on adjusted net proceeds(1)           854        1,011        1,168         1,349
    ESOP(2)                                     (114)        (134)        (155)         (178)
    1995 MRP(3)                                 (100)        (118)        (135)         (156)
                                            --------     --------     --------      --------
     Pro forma                            $    2,115    $   2,234    $   2,353     $   2,490
                                            ========     ========     ========      ========
 Net income per share(4):
   Historical combined                    $      .19    $     .17   $      .16    $      .16
   Pro forma adjustments:
     Income on adjusted net proceeds(1)          .10          .12          .13           .14
     ESOP(2)                                    (.01)        (.02)        (.02)         (.02)
     1995 MRP(3)                                (.01)        (.01)        (.02)         (.02)
                                             -------    ---------    ---------     ---------
      Pro forma(5)                        $      .27    $     .26   $      .25     $     .26
                                           =========     ========    =========      ========
 Pro forma price to earnings
    (P/E ratio)(4)                             21.30x       22.12x       23.00x        25.00x
                                            ========     ========     ========      ========
 Number of shares used in net income per
   share calculations(4)                   7,718,798    8,502,997    9,287,197     9,391,255
 Stockholders' equity:
   Historical combined(6)                 $   35,868    $  35,868    $  35,868     $  35,868
   Estimated net proceeds                     22,472       26,577       30,682        35,403
   Less: Common Stock acquired
           by ESOP(2)                         (1,904)      (2,240)      (2,576)       (2,962)
         Common Stock to be acquired
           by 1995 MRP(3)                       (833)        (980)      (1,127)       (1,296)
                                            --------     --------     --------      --------
     Pro forma stockholders' equity(7)    $   55,603   $   59,225   $   62,847    $   67,013
                                           =========    =========    =========     =========
 Stockholders' equity per share(8):
   Historical combined                    $     4.47   $     4.05  $      3.70   $      3.66
   Estimated net proceeds                       2.81         3.00         3.17          3.61
   Less: Common Stock acquired
           by ESOP(2)                           (.24)        (.25)        (.27)         (.30)
         Common Stock to be acquired
           by 1995 MRP(3)                       (.10)        (.11)        (.11)         (.13)
                                            --------     --------     --------      --------
     Pro forma stockholders' equity
       per share(3)(5)(7)                 $     6.94    $    6.69    $    6.49     $    6.84
                                            ========     ========     ========      ========
   Pro forma price to book ratio(8)            82.9%        85.9%        88.6%         95.0%
                                            ========     ========     ========      ========
 Number of shares used in book value per
   share calculations(8)                   8,016,815    8,853,606    9,690,397     9,801,433

                                          (Footnotes on following page)



____________________

(1) Estimated adjusted net proceeds consist of the estimated net proceeds, minus (i) the proceeds attributable to the purchase by the ESOP and
     (ii) the value of the shares to be purchased by the 1995 Recognition Plan, subject to stockholder approval, after the Conversion and the Merger based upon the purchase price per share shown for each column.

(2) It is assumed that 8% of the shares of Conversion Stock sold in the Offerings will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. Progress Bank intends to make quarterly contributions to the ESOP over a ten-year period in an amount at least equal to the principal and interest repayment of the debt. The pro forma net income assumes (i) that the ESOP expense for each respective period is equivalent to the principal payment for the respective period and was made at the end of each respective period;
     (ii) that 8,278, 9,739, 11,200 and 11,393 shares were committed to be released with respect to the quarter ended March 31, 1995 and 33,113, 38,956, 44,800 and 45,575 shares were committed to be released with respect to the year ended December 31, 1994, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively; (iii) in accordance with SOP 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans," only the ESOP shares committed to be released during the respective period were considered outstanding for purposes of the net income per share calculations; and (iv) the effective tax rate was 40% for each period. See "Regulation - Recent Accounting Pronouncements" and "Management of the Company and Progress Bank Following the Conversion and the Merger - Benefits - Employee Stock Ownership Plan."


(3) The adjustment is based upon the assumed purchases by the 1995 Recognition Plan of 144,869, 170,434, 196,000 and 199,392 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, assuming that: (i) stockholder approval of the 1995 Recognition Plan has been received; (ii) the shares were acquired by the 1995 Recognition Plan at the beginning of the period presented in open market purchases at the purchase price per share shown for each column; (iii) the amortized expense for the quarter ended March
     31, 1995 and the year ended December 31, 1994 was 5% and 20%, respectively, of the amount contributed; and (iv) the effective tax rate applicable to such employee compensation expense was 40%. If the 1995 Recognition Plan purchases authorized but unissued shares instead of making open market purchases, (i) the voting interests of then existing stockholders would be diluted by approximately 1.9%, (ii) the pro forma net income per share for the three months ended March 31, 1995 would be $.11, $.11, $.10 and $.10, and pro forma stockholders' equity per share at March 31, 1995 would be $7.31, $7.03, $6.80 and $7.15, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, and (iii) the pro forma net income per share for the year ended December 31, 1994 would be $.27, $.26, $.25 and $.27, and pro forma stockholders' equity per share at December 31, 1994 would be $6.91, $6.67, $6.47 and $6.83, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively. See "Management of the Company and Progress Bank Following the Conversion and the Merger - Benefits - 1995 Recognition Plan."



(4) Net income per share computations are determined by taking the number of shares of Conversion Stock assumed to be sold in the Offerings and, in accordance with SOP 93-6, subtracting the ESOP shares which have not been committed for release during the respective period. See Note
     2 above. The number of shares of Company Common Stock currently outstanding and the number of shares of Exchange Stock to be issued were then added to such amounts. The number of shares of Conversion Stock actually sold and the corresponding number of shares of Exchange Stock may be more or less than the assumed amounts.

(5) No effect has been given to the issuance of additional shares of Company Common Stock pursuant to the 1995 Stock Option Plan, which is expected to be adopted by the Company following the Conversion and the Merger and presented to stockholders for approval no earlier than the Company's first meeting of stockholders following the six-month anniversary of the Conversion and the Merger, which is expected to be held in April 1996. If the 1995 Stock Option Plan is approved by stockholders, an amount equal to 8.5% of the Conversion Stock sold in the Offerings will be reserved for future issuance upon the exercise of options to be granted under the 1995 Stock Option Plan. The issuance of authorized but previously unissued shares of Company Common Stock pursuant to the exercise of options under such plan would dilute the voting interests of the existing stockholders by approximately 4.7%. Assuming stockholder approval of the plan, that all the options were exercised at the end of the period at an exercise price equal to the purchase price per share shown for each column, and that the 1995 Recognition Plan purchases shares in the open market at such purchase price per share, (i) pro forma net income per share for the three months ended March 31, 1995 would be $.11, $.10, $.10 and $.10, and pro forma stockholders' equity per share at March 31, 1995 would be $7.27, $6.99, $6.77 and $7.20, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, and (ii) pro forma net income per share for the year ended December 31, 1994 would be $.27, $.26, $.25 and $.27, and pro forma stockholders' equity per share at December 31, 1994 would be $6.89, $6.65, $6.45 and $6.87, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated
     Price Range, respectively.

(6) Includes $98,500 to be acquired by Roxborough-Manayunk upon the merger of the Mutual Holding Company into Roxborough-Manayunk and the $2,272,000 restatement of the deferred tax asset valuation allowance in accordance with SFAS No. 109.

(7) The retained earnings of Progress Bank will be substantially restricted after the Conversion and the Merger. See "The Conversion and the Merger - Liquidation Rights."


(8)  Stockholders' equity per share calculations are based upon the sum of
     (i) the number of shares of Conversion Stock assumed to be sold in the Offerings, (ii) shares of Exchange Stock equal to 602,685, 709,041, 815,397 and 829,510 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, and (iii) the 3,275,000 shares of Company Common Stock outstanding at March 31, 1995. The number of shares of Conversion Stock actually sold and the corresponding number of shares of Exchange Stock may be more or less than the assumed amounts.


(9) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions prior to completion of the Conversion and the Merger or to fill the order of the ESOP. The assumed Actual Purchase Price was increased to $6.50 per share so that the number of shares shown would not give rise to a right of termination under the Merger Agreement. See "The Offerings - Stock Pricing, Exchange Ratio and Number of Shares to be Issued."


                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
        FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY

General

     The operating results of the Company depend primarily upon its net interest income, which is determined by the difference between interest and dividend income on interest-earning assets, principally loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, which principally consist of deposits and borrowings. The Company's net income also is affected by its provision for loan losses, as well as the level of its other income, including deposit service fees, mortgage origination and servicing income, gains from sales of securities, mortgage banking activities and the sale of properties and other miscellaneous income, and its other expenses, such as salaries and employee benefits, occupancy expense, data processing, federal deposit insurance, provisions for real estate owned and miscellaneous other expenses, and income tax expense.

     The Company incurred operating losses during the past two fiscal years due, to a large extent, to charge-offs and other costs associated with the administration of the Company's non-performing assets. Between 1991 and 1994, a primary focus of the Company was to improve the credit quality of the Company's assets through the early identification of potential problem assets and the administration, rehabilitation or liquidation of the Company's non-performing assets. As a result of management's efforts in this regard, the Company's non-performing assets have been significantly reduced from $50.4 million at December 31, 1991 to $8.8 million at March 31, 1995.



     As the Company's asset quality has improved, the Company has begun to focus on building its core banking operations similar to those of a commercial bank by increasing its emphasis on commercial business, residential construction, commercial real estate (primarily multi-family residential) and consumer lending. Such loans are for generally shorter terms (which will improve the Company's interest rate risk position), carry higher interest rates (which compensates the Company for the additional credit risk inherent in such lending) and diversifies the Company's asset base (so that it is not dependent upon one type of loan or loan customer). In addition, the Company has continued to emphasize the origination of single-family residential loans, primarily for resale in the secondary market. In recent years, the Company has begun to increase its loan servicing portfolio through loan originations and sales as well as through purchases of mortgage servicing rights. As a result of the Conversion and the Merger, the Company's consolidated financial condition and capital resources will be significantly enhanced and the Company will be in a position to increase its emphasis on the lines of business set forth above as well as other traditional banking activities and services. For additional information, see "Summary - The Company and Progress Bank Following the Conversion and the Merger."


     In general, savings institutions are vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. The lending activities of savings institutions, including Progress, have historically emphasized the origination of long-term loans secured by single-family residences, and the primary source of funds of such institutions has been deposits, which largely mature or are subject to repricing within a short period of time. This factor has historically caused the income earned by Progress on its loan portfolio to adjust more slowly to changes in interest rates than its cost of funds. While having liabilities that reprice more frequently than assets is generally beneficial to net interest income in times of declining interest rates, such an asset/liability mismatch is generally detrimental during periods of rising interest rates. To reduce the effect of adverse changes in interest rates on its operations, the Company has implemented the asset and liability management policies described below.

Asset/Liability and Interest Rate Risk Management

     The major objectives of the Company's asset and liability management are to manage the Company's exposure to changes in the interest rate environment, ensure adequate liquidity and funding, preserve and build capital and to maximize net interest income. The

Company manages these objectives through its Asset/Liability Committee, which meets weekly to set loan and deposit prices and develop strategies that enhance the future level of net interest income, liquidity and capital.
The Company's Asset/Liability Committee utilizes cash flow forecasts, considers current economic conditions and anticipates the direction of interest rates, while managing the Company's risk to such changes.

     The Company attempts to manage its interest rate risk primarily by selling substantially all of its newly originated long-term, fixed-rate mortgage loans in the secondary market and retaining for its portfolio on a select basis primarily adjustable-rate single-family residential loans. In addition, the Company also emphasizes the origination of commercial business loans, residential construction loans, commercial real estate loans (primarily multi-family residential loans) and consumer loans, which generally have higher yields and shorter terms to maturity than traditional single-family residential loans. However, these types of loans generally involve a higher degree of credit risk than single-family residential mortgage loans. See "Risk Factors - Increased Emphasis on Commercial Business, Residential Construction, Commercial Real Estate and Consumer Lending."

     Finally, the Company has also elected to offer moderately competitive rates and may experience some attrition in deposits in order to manage interest rate expense more effectively. The Company has generally not engaged in sporadic increases or decreases in interest rates paid or offered the highest rates available in its deposit market except upon specific occasions when market conditions have created opportunities to attract longer-term deposits. This policy has assisted the Company in controlling its cost of funds.

     Management presently monitors and evaluates the potential impact of interest rate changes upon Progress' market value of portfolio equity and the volatility of net interest income on a quarterly basis, in an attempt to ensure that interest rate risk is maintained within limits established by the Board of Directors. As discussed under "Regulation - Savings Bank Regulation - Regulatory Capital Requirements," the OTS adopted a final rule in August 1993 incorporating an interest rate risk capital component into the risk-based capital rules. Under the rule, an institution with a greater than "normal" level of interest rate risk will be subject to a deduction of its interest rate component from total capital for purposes of calculating the risk-based capital requirement. An institution with a greater than "normal" interest rate risk is defined as an institution that would suffer a loss of net portfolio value ("NPV") exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. A resulting change in NPV of more than 2% of the estimated market value of an institution's assets will require the institution to deduct from its capital 50% of that excess change. The rule provides that the OTS will calculate the interest rate risk component quarterly for each institution. The effective date of the rule has been postponed indefinitely by the OTS. Because a 200 basis point increase in interest rates would have decreased Progress' NPV by 2.93% as of March 31, 1995, Progress would have been subject to a capital deduction of $1.6 million as of March 31, 1995 if such regulation had been effective for the purposes of capital compliance as of such date. See "Regulation - Savings Bank Regulation - Regulatory Capital Requirements." The following table presents Progress' NPV as of March 31, 1995, as calculated by the OTS, based on information provided to the OTS by Progress.


    Change in                                                           Change in
  Interest Rates         Net Portfolio Value         NPV as % of       NPV as % of
 in Basis Points    -----------------------------  Portfolio Value   Portfolio Value
   (Rate Shock)     Amount   $ Change    % Change     of Assets         of Assets
 ---------------    ------   ---------   --------  --------------    ---------------
                               (Dollars in Thousands)
       400       $   (472)   $(21,521)       (102)%       (0.15)%          (6.16)%
       300          5,002     (16,047)        (76)         1.52            (4.50)
       200         10,800     (10,249)        (49)         3.21            (2.81)
       100         16,313     (4,736)         (23)         4.75            (1.27)
      Static       21,049        --            --          6.02               --
      (100)        24,235      3,186           15          6.83             0.81
      (200)        25,501      4,452           21          7.13             1.11
      (300)        26,035      4,987           24          7.23             1.21
      (400)        27,079      6,030           29          7.45             1.44




     The following table sets forth the interest rate risk capital component that would be applicable for Progress at March 31, 1995 if the OTS' interest rate risk regulation was in effect as of such date. See "Regulation - Savings Bank Regulation - Regulatory Capital Requirements."

                                                            At March 31, 1995
                                                            -----------------
                     RISK MEASURES:
                     200 Basis Point Rate Shock

                     Pre-Shock NPV Ratio:  NPV as %
                       of Present Value of Assets                  6.02%
                     Exposure Measure:  Post-Shock
                       NPV Ratio                                   3.21%
                     Sensitivity Measure:  Change in
                       NPV Ratio                                  (2.81)%

                     CALCULATION OF CAPITAL COMPONENT:

                     Change in NPV as % of Present
                       Value of Assets                            (2.93)%
                     Interest Rate Risk Capital Component        $1,627

     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Furthermore, the computations do not include any actions Progress may undertake in response to changes in interest rates, but are based on a fixed portfolio of assets, liabilities and off-balance sheet items.

     Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Furthermore, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

Changes in Financial Condition


     General. At March 31, 1995, the Company's assets totalled $347.0 million, as compared to $348.2 million and $333.2 million at December 31, 1994 and 1993, respectively. Total assets decreased slightly by $1.2 million or 0.3% from December 31, 1994 to March 31, 1995, and increased by $15.0 million or 4.5% from December 31, 1993 to December 31, 1994. The decrease in assets during the three months ended March 31, 1995 reflected the outflow of deposits. Although the Company has been competitive in the types of accounts and in interest rates it has offered on its deposit products, it has not sought to match the highest rates paid by competing institutions or by alternative investment products. Consequently, with the increase in rates paid on alternative investment products, the Company has experienced some disintermediation of deposits into such competing investments, which disintermediation is expected to continue. The increase in assets during 1994 reflected the Company's commitment to increase its single-family residential loan portfolio during the year.


     Cash and Deposits. Cash and interest-bearing deposits in other financial institutions decreased by $126,000 or 40.5% and increased by $232,000 or 293.7% during the three months ended March 31, 1995 and the year ended December 31, 1994, respectively. At March 31, 1995, the Company also had $5.3 million of non-interest-bearing deposits in other financial institutions, compared with $7.8 million and $4.1 million at December 31, 1994 and 1993, respectively.

     Investment Securities. As a matter of policy, the Company generally emphasizes lending activities (including investing in mortgage-backed securities) in order to enhance the weighted average yield on its interest-earning assets and, thus, its results of operations. Investment securities (including investment securities classified as available for sale), which consist primarily of U.S.
Government agency obligations, decreased by $661,000 or 3.8% during the three months ended March 31, 1995, due primarily to the sale of $965,000 of U.S. Government agency securities during the period. During 1994, investment securities (including investment securities classified as available for sale) increased by $12.9 million or 277.7% due primarily to the purchase of $20.2 million of U.S. Government agency securities during the year. At March 31, 1995, the Company had classified a total of $3.8 million of investment securities as available for sale (which reflected $220,000 of unrealized losses as of such date).

     Mortgage-Backed Securities. Mortgage-backed securities (including mortgage-backed securities classified as available for sale), which consist primarily of securities which are insured or guaranteed by the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA") or the Government National Mortgage Association ("GNMA"), decreased by $3.0 million or 2.9% during the three months ended March 31, 1995, and by $23.2 million or 18.4% during the year ended December 31, 1994. The decrease during the three months ended March 31, 1995 reflected primarily the $3.0 million of principal repayments received during the period. The decrease during 1994 was primarily due to sales of $19.6 million and $27.2 million of principal repayments received during the year, which were partially offset by purchases of $26.6 million. At March 31, 1995, the Company had classified a total of $9.1 million of mortgage-backed securities as available for sale (which reflected $501,000 of unrealized losses as of such date).

     Loans. Net loans (including loans classified as held for sale) amounted to $210.9 million, $206.1 million and $175.0 million at March 31, 1995 and December 31, 1994 and 1993, respectively. Net loans (including loans classified as held for sale) increased by $4.8 million or 2.3% during the three months ended March 31, 1995 and by $31.1 million or 17.8% during the year ended December 31, 1994 as a result of total loan originations and purchases exceeding the aggregate of loan principal reductions and total loans sold. For information concerning the composition of the Company's loan portfolio, see "Business of the Company - Lending Activities - Loan Portfolio Composition."

     Allowance for Loan Losses. At March 31, 1995, the Company's allowance for loan losses totalled $1.6 million, which represented a $109,000 increase over the level maintained at December 31, 1994 and a $502,000 decrease from the level maintained at December 31, 1993. At March 31, 1995, the Company's allowance represented approximately 0.76% of the gross loan portfolio (including loans classified as held for sale). At that date, the ratio of total non-performing loans to total loans (including loans classified as held for sale) amounted to 2.03%, as compared to 2.19% at December 31, 1994 and 3.38% at December 31, 1993. Although management of the Company believes that its allowance for loan losses at March 31, 1995 was adequate based on facts and circumstances available to it, there can be no assurances that additions to such allowance will not be necessary in future periods, which could adversely affect the Company's results of operations.

     Deposits. Deposits totalled $277.8 million at March 31, 1995, as compared to $284.0 million at December 31, 1994 and $273.6 million at December 31, 1993. The $6.2 million or 2.2% decline in deposits during the three months ended March 31, 1995 was due to decreases in money market deposit accounts as well as NOW and Super NOW accounts (which reflected fluctuations in period-end balances and not a decline in core balances), while the $10.4 million or 3.8% increase during the year ended December 31, 1994 was due primarily to growth in NOW and Super NOW accounts and, to a lesser extent, time deposits of $100,000 or more.

     Borrowings. Advances from the FHLB of Pittsburgh, the Company's largest source of borrowings, amounted to $47.8 million at March 31, 1995, as compared to $44.1 million and $40.5 million at December 31, 1994 and 1993, respectively. The weighted average rate on FHLB advances was 6.41% at March 31, 1995, as compared to 6.35% and 4.45% at December 31, 1994 and 1993, respectively.

     In June 1994, the Company completed a private placement offering whereby the Company issued 12 units, each of which consisted of (i) subordinated debentures with a principal amount of $250,000 and a coupon rate of 8.25%, which mature in 2004, and (ii) warrants to purchase 25,000 shares of Company Common Stock. Consequently, at March 31, 1995 and December 31, 1994, the Company had a total of $3.0 million of subordinated debt outstanding. At March 31, 1995, Roxborough-Manayunk held $250,000 of such subordinated debt and warrants to purchase 25,000 shares of Company Common Stock at an exercise price of $6.00 per share. In connection with the Conversion and the Merger, Roxborough-Manayunk's subordinated debt and warrants will either be sold to an unaffiliated third party or cancelled upon consummation of the Conversion and the Merger.

     Stockholders' Equity. Total stockholders' equity decreased from $14.8 million at December 31, 1993 to $13.0 million at December 31, 1994 and increased to $13.7 million at March 31, 1995. The $1.8 million or 11.9% decrease in stockholders' equity from 1993 to 1994 reflected the $716,000 net loss recognized during the year as well as the $1.1 million unrealized loss on securities classified as available for sale which was deducted from stockholders' equity at December 31, 1994. The $708,000 or 5.4% increase in stockholders' equity during the three months ended March 31, 1995 was due to the $378,000 of net income recognized during the period as well as the decrease in the unrealized loss on securities classified as available for sale from $1.1 million at December 31, 1994 to $721,000 at March 31, 1995.

Results of Operations

     General. The Company reported net income (loss) of $378,000 and $45,000 for the three months ended March 31, 1995 and 1994, respectively, and $(716,000), $683,000 and $1.3 million for the years ended December 31, 1994, 1993 and 1992, respectively. Net income during the three months ended March 31, 1995 increased by $333,000 from the $45,000 in net income recognized during the three months ended March 31, 1994. This increase in net income resulted from a $597,000 increase in net interest income and, to a lesser extent, a $28,000 increase in total other income, which were partially offset by a $50,000 increase in the provision for loan losses and a $242,000 increase in total other expense. During the year ended December 31, 1994, the Company recognized a net loss of $716,000, as compared to net income of $683,000 during the year ended December 31, 1993.
The $1.4 million or 204.8% decrease in net income during 1994 was due to a $153,000 increase in the provision for loan losses, a $681,000 decline in total other income, a $497,000 increase in total other expense and a $1.0 million reduction in income tax benefit, which were partially offset by a $966,000 increase in net interest income. Net income for the year ended December
31, 1993 decreased by $595,000 or 46.6% from the year ended December 31, 1992 due to a $93,000 increase in the provision for loan losses and a $3.4 million decrease in total other income, which were partially offset by a $1.1 million increase in net interest income, a $664,000 decrease in total other expense and a $1.0 million income tax benefit recognized during 1993
(as compared to $74,000 in income tax expense which was recognized in 1992).

     The Company's net interest income for 1994, 1993 and 1992 was less than total other expense in each of such periods, partly due to the provisions for real estate owned and other expenses incurred in connection with the resolution of problem assets. As a result, the Company incurred losses before income taxes in both 1994 and 1993. For the three months ended
March 31, 1995, the Company's net interest income before provision for loan losses exceeded total other expense by $76,000, which when combined with total other income resulted in the Company returning to profitability.

     Net Interest Income. Net interest income is determined by the Company's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

     The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost;
(iii) net interest income; (iv) average interest rate spread; and (v) net interest margin. Information is based on average daily balances during the indicated periods. For purposes of this table, non-accrual loans have been included in the appropriate average balance loan category, but accrued interest on non-accrual loans has not been included for purposes of determining interest income.

                                                                     Three Months Ended March 31,
                                                              1995                                    1994
                                              Average                     Yield/       Average                    Yield/
                                              Balance      Interest     Rate(1)(2)     Balance      Interest      Rate(1)
                                                                    (Dollars in Thousands)
Interest-earning assets:
  Mortgage loans(3)                          $178,705      $ 3,812          8.65%     $148,151       $ 2,914        7.98%
  Mortgage-backed securities(3)               101,454        1,654          6.61       125,459         1,546        5.00
  Other loans                                  31,710          736          9.41        24,806           519        8.49
  Investment securities and other
    interest-earning assets(3)                 18,490          296          6.49         8,320            99        4.83
                                              -------        -----                     -------        ------
  Total interest-earning assets               330,359       $6,498          7.98%      306,736       $ 5,078        6.72%
                                                             =====          ====                      ======        ====
Non-interest-earning assets                    17,201                                   24,931
                                              -------                                  -------

  Total assets                               $347,560                                 $331,667
                                              =======                                  =======
Interest-bearing liabilities:
  Deposits:
    NOW and Super NOW                        $ 24,870       $  161          2.63%     $ 19,723        $  110        2.26%
    Money market accounts                      34,960          255          2.96        44,781           292        2.64
    Passbook and statement savings             27,603          200          2.94        26,313           192        2.96
    Time deposits                             173,023        2,223          5.21       166,619         1,806        4.40
                                              -------        -----                     -------         -----
      Total deposits                          260,456        2,839          4.42       257,436         2,400        3.78
  Advances from the FHLB                       47,506          749          6.39        38,752           431        4.51
  Subordinated debt                             3,000           66          8.92            --            --          --
                                              -------        -----                    --------        ------
  Total interest-bearing liabilities          310,962       $3,654          4.77%      296,188        $2,831        3.88%
                                                             =====          ====                       =====        ====

Non-interest-bearing liabilities               23,177                                   20,765
                                              -------                                  -------

  Total liabilities                           334,139                                  316,953

Stockholders' equity                           13,421                                   14,714
                                              -------                                  -------

  Total liabilities and stockholders'
    equity                                   $347,560                                 $331,667
                                              =======                                  =======

Net interest income; average
  interest rate spread(4)                                   $2,844          3.21%                     $2,247        2.84%
                                                             =====          ====                       =====        ====

Net interest margin(4)                                                      3.49%                                   2.97%
                                                                            ====                                    ====

Average interest-earning assets to
  average interest-bearing liabilities                                    106.24%                                 103.56%
                                                                          ======                                  ======

                                                                                   Year Ended December 31,
                                                          1994                       1993                         1992
                                             Average               Yield/  Average          Yield/    Average              Yield/
                                             Balance     Interest  Rate(2) Balance Interest Rate(2)   Balance   Interest  Rate(2)
                                                                        (Dollars in Thousands)
Interest-earning assets:
  Mortgage loans(3)                        $161,339     $12,692     7.87%  $140,984  $11,914  8.45%   $148,734  $13,956     9.38%
  Mortgage-backed securities(3)             113,819       6,617     5.81    115,876    6,343  5.47      75,034    4,853     6.47
  Other loans                                27,713       2,492     8.99     25,435    2,209  8.68      31,961    2,729     8.54
  Investment securities and other
    interest-earning assets(3)               16,939       1,029     6.07      6,090      358  5.88       7,348      441     6.00
                                             ------       -----             -------   ------           -------   ------
  Total interest-earning assets             319,810     $22,830     7.14%   288,385  $20,824  7.22%    263,077  $21,979     8.35%
                                                         ======     ====              ======  ====               ======     ====
Non-interest-earning assets                  20,304                          30,889                     43,957
                                             ------                         -------                    -------

  Total assets                             $340,114                        $319,274                   $307,034
                                            =======                         =======                    =======
Interest-bearing liabilities:
  Deposits:
    NOW and Super NOW                       $21,932     $   532     2.43%  $ 17,488  $   418  2.39%   $ 15,677  $   531     3.39%
    Money market accounts                    41,428       1,138     2.75     42,128    1,187  2.82      41,440    1,529     3.69
    Passbook and statement savings           27,808         820     2.95     21,212      623  2.94      16,592      579     3.49
    Time deposits                           168,250       7,678     4.56    159,973    7,148  4.47     166,556    9,077     5.45
                                            -------      ------             -------    -----           -------   ------
      Total deposits                        259,418      10,168     3.92    240,801    9,376  3.89     240,265   11,716     4.88
  Advances from the FHLB                     44,007       2,202     5.00     48,702    2,089  4.29      41,502    2,021     4.87
  Subordinated debt                           1,508         135     8.95         --       --    --          --       --       --
                                            -------      ------            --------   ------          --------   ------
  Total interest-bearing liabilities        304,933     $12,505     4.10%   289,503  $11,465  3.96%    281,767  $13,737     4.88%
                                                         ======     ====              ======  ====               ======     ====

Non-interest-bearing liabilities             21,528                          18,841                     19,162
                                             ------                          ------                    -------

  Total liabilities                         326,461                         308,344                    300,929

Stockholders' equity                         13,653                          10,930                      6,105
                                            -------                         -------                    -------

  Total liabilities and stockholders'
    equity                                 $340,114                        $319,274                   $307,034
                                            =======                         =======                    =======

Net interest income; average
  interest rate spread(4)                               $10,325     3.04%             $9,359  3.26%             $ 8,242     3.47%
                                                         ======     ====               =====  ====               ======     ====

Net interest margin(4)                                              3.23%                     3.25%                         3.13%
                                                                    ====                      ====                          ====

Average interest-earning assets to
  average interest-bearing liabilities                            104.88%                    99.61%                        93.37%
                                                                  ======                     =====                         =====


--------------------

(1) At March 31, 1995, the weighted average yields earned and rates paid were as follows: mortgage loans, 8.26%; mortgage-backed securities, 7.43%; other loans, 9.39%; investment securities and other interest-earning assets, 6.41%; total interest-earning assets, 8.02%; total deposits, 4.51%; advances from the FHLB, 6.41%; subordinated debt, 8.25%, total interest-bearing liabilities, 4.84%; and interest rate spread, 3.18%.

(2) As adjusted for fees treated as adjustments to loan yields and annualized for the three months ended March 31, 1995 and 1994.

(3) Includes mortgage loans classified as held for sale and mortgage-backed and investment securities classified as available for sale.

(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and net interest margin represents net interest income divided by average interest-earning assets.

     The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume
(change in volume multiplied by prior period rate), (ii) changes in rate (change in rate multiplied by prior period volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                         Three Months Ended
                                                             March 31,                   Year Ended December 31,
                                                           1995 vs. 1994                        1994 vs. 1993
                                                  Increase (Decrease)     Total       Increase (Decrease)       Total
                                                        Due To           Increase           Due To             Increase
                                                   Volume       Rate    (Decrease)     Volume       Rate      (Decrease)
                                                                          (Dollars in Thousands)
Interest-earning assets:
  Mortgage loans                                    $637      $261       $  898       $1,639      $(861)         $778
  Mortgage-backed securities                        (331)      439          108         (114)       388           274
  Other loans                                        156        61          217          203         80           283
  Investment securities and other
    interest-earning assets                          154        43          197          659         12           671
                                                     ---       ---        -----        -----       ----         -----
    Total interest-earning assets                    616       804        1,420        2,387       (381)        2,006
                                                     ---       ---        -----        -----       ----         -----

Interest-bearing liabilities:
  Deposits                                            44       395          439          729         63           792
  Advances from the FHLB                             112       206          318         (213)       326           113
  Subordinated debt                                   66        --           66          135         --           135
                                                     ---      ----        -----        -----      -----         -----
    Total interest-bearing liabilities               222       601          823          651        389         1,040
                                                     ---       ---        -----        -----       ----         -----
Increase (decrease) in net interest income          $394      $203       $  597       $1,736      $(770)       $  966
                                                     ===       ===        =====        =====       ====         =====

                                                       Year Ended December 31,
                                                           1993 vs. 1992
                                                 Increase (Decrease)       Total
                                                       Due To            Increase
                                                  Volume      Rate      (Decrease)
                                                        (Dollars in Thousands)
Interest-earning assets:
  Mortgage loans                                 $(702)   $(1,340)        $(2,042)
  Mortgage-backed securities                     2,325       (835)          1,490
  Other loans                                     (566)        46            (520)
  Investment securities and other
    interest-earning assets                        (74)        (9)            (83)
                                                  ----     ------          ------
    Total interest-earning assets                  983     (2,138)         (1,155)
                                                  ----     ------          ------

Interest-bearing liabilities:
  Deposits                                          26     (2,366)         (2,340)
  Advances from the FHLB                           326       (258)             68
  Subordinated debt                                 --         --              --
                                                 -----    -------         -------
    Total interest-bearing liabilities             352     (2,624)         (2,272)
                                                  ----     ------          ------
Increase (decrease) in net interest income       $ 631    $   486         $(1,117)
                                                  ====     ======          ======


     The Company's net interest income totalled $2.8 million and $2.2 million during the three months ended March 31, 1995 and 1994, respectively, and $10.3 million, $9.4 million and $8.2 million during the years ended December 31, 1994, 1993 and 1992, respectively. The $597,000 or 26.6% increase in net interest income during the three months ended March 31, 1995 was due primarily to a $23.6 million or 7.7% increase in the average balance of total interest-earning assets (which was partially offset by a $14.8 million or 5.0% increase in the average balance of total interest-bearing liabilities) together with an increase in the Company's interest rate spread of 37 basis points (100 basis points equals 1%). The $966,000 or 10.3% increase in net interest income during 1994 was due primarily to a $31.4 million or 10.9% increase in the average balance of total interest-earning assets (which was partially offset by a $15.4 million or 5.3% increase in the average balance of total interest-bearing liabilities), which more than offset a decline in the Company's interest rate spread of 22 basis points. The $1.1 million or 13.6% increase in net interest income during 1993 was primarily the result of a $25.3 million or 9.6% increase in the average balance of total interest-earning assets (which was partially offset by a $7.7 million or 2.7% increase in the average balance of total interest-bearing liabilities), which more than offset a decline in the Company's interest rate spread of 21 basis points.

     Interest Income. Total interest income amounted to $6.5 million for the three months ended March 31, 1995, as compared to $5.1 million for the same period in the prior year. The $1.4 million or 28.0% increase in total interest income was due primarily to a $1.1 million or 32.5% increase in interest earned on loans, which resulted from a $30.6 million and $6.9 million increase in the average balance of mortgage loans and other loans outstanding and an increase in the average yields earned thereon of 67 and 92 basis points, respectively. Interest income on mortgage-backed securities increased by $108,000 or 7.0% during the three months ended March 31, 1995 due to an increase in the average yield earned thereon of 161 basis points, which was partially offset by a $24.0 million decrease in the average balance outstanding. Interest income on investment securities and other interest-earning assets (consisting primarily of U.S. Government agency securities, FHLB stock and interest-bearing deposits in other financial institutions) increased by $197,000 or 199.0% during the three months ended March 31, 1995 due to a $10.2 million increase in the average balance of such investments outstanding and an increase in the average yield earned thereon of 166 basis points. The increase in average yields reflected the general increase in market rates of interest during the period.

     Total interest income amounted to $22.8 million in 1994, as compared to $20.8 million in 1993. The $2.0 million or 9.6% increase in total interest income in 1994 was due primarily to a $1.1 million or 7.5% increase in interest earned on loans, which resulted primarily from a $20.4 million and $2.3 million increase in the average balance of mortgage loans and other loans, respectively, and which more than offset a decline in the average rate earned on mortgage loans of 58 basis points. The increase in the average balance of mortgage loans reflects the high level of refinancings which occurred earlier in the year and the decrease in mortgage banking activities. The decrease in the average yield earned on mortgage loans reflects the above-mentioned refinancing activity as well as an increase in consumer preference for lower-yielding adjustable-rate loans as market rates of interest began to increase during 1994. Interest income on mortgage-backed securities increased by $274,000 or 4.3% during 1994 due to an increase in the average yield earned thereon of 34 basis points, which was partially offset by a $2.1 million decline in the average balance outstanding. Interest income on investment securities and other interest-earning assets increased by $671,000 or 187.4% during 1994 due to a $10.8 million increase in the average balance outstanding together with an increase in the average yield earned thereon of 19 basis points.

     Total interest income amounted to $20.8 million in 1993, as compared to $22.0 million in 1992. The $1.2 million or 5.3% decline in total interest income during 1993 was due primarily to a $2.6 million or 15.4% decrease in interest earned on loans, which resulted primarily from a $7.8 million and $6.5 million decrease in the average balance of mortgage loans and other loans, respectively, outstanding and a decline in the average yield earned on mortgage loans of 93 basis points. The decrease in the average balance of mortgage loans reflected the increase in refinancing activity during 1993 and the reinvestment of such funds into mortgage banking activities and mortgage-backed securities. The decrease in the average yield reflected the continued decline in market rates of interest during 1993. Interest income on mortgage-backed securities increased by $1.5 million or 30.7% during 1993 due to a $40.8 million increase in the average balance outstanding, which was partially offset by a decline in the average yield earned thereon of 100 basis points. The Company's increased investment in agency-guaranteed mortgage-backed securities reflected management's intent to improve asset quality and diversify the Company's earning assets. Interest income on investment securities and other interest-earning assets declined by $83,000 or 18.8% during 1993 due to a $1.3 million decrease in the average balance outstanding and a decline in the average yield earned thereon of 12 basis points.

     Interest Expense. Total interest expense amounted to $3.7 million during the three months ended March 31, 1995, as compared to $2.8 million for the same period in the prior year. The $823,000 or 29.1% increase in total interest expense during the three months ended March 31, 1995 was due primarily to a $439,000 or 18.3% increase in interest expense on deposits, which was the result of an increase in the average rate paid thereon of 64 basis points and a $3.0 million increase in the average balance of deposits outstanding. Interest expense on FHLB advances increased by $318,000 or 73.8% during the three months ended March 31, 1995 due to a $8.8 million increase in the average balance of FHLB advances and an increase in the average rate paid on FHLB advances of 188 basis points. The increase in the average balance of FHLB advances reflected the Company's increased use of such funds to meet its loan demand. Interest expense on subordinated debt increased by $66,000 during the three months ended March 31, 1995 due to the issuance of $3.0 million of subordinated debentures in June 1994.

     Total interest expense amounted to $12.5 million in 1994, as compared to $11.5 million in 1993. The $1.0 million or 9.1% increase in total interest expense in 1994 was due primarily to a $792,000 or 8.4% increase in interest expense on deposits, which was the result of a $18.6 million increase in the average balance of deposits outstanding and, to a lesser extent, an increase in the weighted average rate paid thereon of 3 basis points. Interest expense on FHLB advances increased by $113,000 or 5.4% during 1994 reflecting an increase in the average rate paid thereon of 71 basis points, which was partially offset by a $4.7 million decrease in the average balance outstanding. The increase in the average rates paid on deposits and FHLB advances reflected the increase in market rates of interest during 1994. Interest expense on subordinated debt amounted to $135,000 in 1994 as a result of the issuance of $3.0 million of subordinated debentures in June 1994.

     Total interest expense amounted to $11.5 million in 1993, as compared to $13.7 million in 1992. The $2.3 million or 16.5% decrease in total interest expense during 1993 was due primarily to a $2.3 million or 20.0% decrease in interest expense on deposits, which was primarily the result of a decline in the average rate paid on deposits of 99 basis points.
Interest expense on FHLB advances increased by $68,000 or 3.4% during 1993 primarily due to a $7.2 million increase in the average balance of FHLB advances, which was partially offset by a decline in the average rate paid thereon of 58 basis points. The decrease in the average rates paid on deposits and FHLB advances reflected the decline in market rates of interest during 1993. The increase in the average balance of FHLB advances was due to management's decision to fund asset growth with lower cost borrowings from the FHLB of Pittsburgh.

     Provision for Loan Losses. The provision for loan losses represents the charge against earnings that is required to fund the allowance for loan losses. The level of the allowance for loan losses is determined by management of the Company based upon their evaluation of the known as well as the inherent risks within the Company's loan portfolio. Management's periodic evaluation is based upon an examination of the portfolio, past loss experience, current economic conditions, the results of the most recent regulatory examinations and other relevant factors. See "Business of the Company - Lending Activities - Asset Quality - Allowance for Loan Losses."

     During the three months ended March 31, 1995 and 1994, provisions for loan losses amounted to $100,000 and $50,000, respectively, and during the years ended December 31, 1994, 1993 and 1992, the provisions for loan losses amounted to $521,000, $368,000 and $275,000, respectively. The level of the provision for loan losses during the periods presented was necessary in order to maintain the allowance for loan losses at an adequate level after it was reduced by net charge-offs (recoveries) of $(9,000), $33,000, $1.1 million, $1.1 million and $3.1 million during such respective periods. Non-performing assets increased dramatically in 1990 and 1991, and reached $50.4 million at December 31, 1991. Such increases were to a great extent the result of a deterioration in the economy, which led to decreases in the market values of real estate securing the Company's loans. Non-performing assets have been reduced to $8.8 million at March 31, 1995, as compared to $9.1 million at December 31, 1994, $17.6 million at December 31, 1993 and $34.8 million at December 31, 1992. The ratio of the allowance for loan losses to total non-performing loans was 37.4% at March 31, 1995, 34.7% at March 31, 1994, 33.0% at December 31, 1994, 34.9% at
December 31, 1993 and 38.8% at December 31, 1992. In addition, the ratio of the allowance for loan losses to total loans was 0.76% at March 31, 1995, 1.17% at March 31, 1994, 0.72% at December 31, 1994, 1.19% at December 31,
1993 and 1.70% at December 31, 1992. The Company's allowance for loan losses declined from $2.7 million at December 31, 1992 to $1.6 million at March 31, 1995. The decrease in the allowance for loan losses over such period reflected the Company's increased focus, beginning in 1992, on secured residential and consumer lending (i.e., home equity loans) and the decline in total non-performing loans, loan delinquencies and net change-offs since December 31, 1992. See "Business of the Company - Lending Activities - Asset Quality - Allowance for Loan Losses."


     Although management utilizes its best judgment in providing for losses, there can be no assurance that the Company will not have to increase its provisions for loan losses in the future as a result of future increases in non-performing loans or for other reasons. Any such increase could adversely affect the Company's results of operations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and the carrying value of its other non-performing assets. Such agencies may require the Company to recognize additions to its allowance for losses on loans and allowance for losses on REO based on their judgments about information available to them at the time of their examination.

     Other Income. The following table sets forth information regarding other income for the periods shown.

                            Three Months
                               Ended
                              March 31,       Year Ended December 31,
                            ------------      ----------------------
                            1995     1994     1994     1993    1992
                            ----     ----     ----     ----    ----
                                          (In Thousands)
 Mortgage origination and
  servicing               $207       $222   $  713   $  488   $  264
 Service charges on
  deposits                 231        192      831      750      702
 Gain (loss) from sales of
  securities               (35)       (70)    (322)     215    1,197
 Gain (loss) from mortgage
  banking activities        (1)      (126)    (176)     606    1,428
 Income (loss) on
  properties sold, net     (24)       (37)     (62)     102    1,218
 Income from affiliates
  and joint ventures        --         --       --       --      447

 Other                      24        193      561       65      361
                           ---        ---    -----    -----    -----
   Total other income     $402       $374   $1,545   $2,226   $5,617
                           ===        ===    =====    =====    =====


     Total other income amounted to $402,000 for the three months ended March 31, 1995, as compared to $374,000 for the same period in the prior year. The $28,000 or 7.5% increase reflected the decline in losses from sales of securities, mortgage banking activities and sales of properties. Mortgage origination and servicing income decreased slightly by $15,000 or 6.8% as a result of lower mortgage lending activity (which was due primarily to the increase in market rates of interest during the period). Service charges on deposits increased by $39,000 or 20.3% due to higher volumes of account transactions. Losses from mortgage banking activities and from sales of securities declined from $126,000 and $70,000 for the three months ended March 31, 1994 to $1,000 and $35,000 for the three months ended March 31, 1995, respectively. The Company continues to sell investment and mortgage-backed securities from its available for sale portfolio in accordance with its asset/liability strategy or in response to changes in interest rates, prepayment rates, the need to increase Progress' regulatory capital or similar factors. The ability to recognize gains from mortgage banking activities and sales of securities is dependent on market and economic conditions and, accordingly, there can be no assurance of gains in future periods or that there will not be significant inter-period variation in the results of such activities. Losses on properties sold declined from $37,000 at March 31, 1994 to $24,000 at March 31, 1995 due to declining sales of REO properties. Other miscellaneous income decreased by $169,000 or 87.6% due primarily to lower fee income generated by the Company's subsidiary, Progress Realty Advisors, Inc. ("PRA") and its related limited partnership. See "Business of the Company - Subsidiaries."

     Total other income amounted to $1.5 million for the year ended December 31, 1994, as compared to $2.2 million for the year ended December 31, 1993. The $681,000 or 30.6% decrease reflected the losses recognized from sales of securities, mortgage banking activities and sales of properties during 1994. Mortgage origination and servicing income increased by $225,000 or 46.1% due to a $55.2 million increase in the Company's loan servicing portfolio from $185.6 million at December 31, 1993 to $240.8 million at December 31, 1994. The increase in the Company's loan servicing portfolio reflects the Company's strategy since the last half of 1991 to securitize and sell in the secondary market substantially all conforming fixed-rate single-family residential mortgage loans originated by Progress. During 1994, the Company securitized and sold in the secondary market $34.0 million of single-family residential mortgage loans. Service charges on deposits increased by $81,000 or 10.8% due to higher fees for various services and an increased volume of account transactions. Losses from sales of securities amounted to $322,000 during 1994, as compared to gains of $215,000 during 1993. The losses recognized during 1994 reflected the general decline in market values during the year as a result of the increase in market rates of interest. Losses from mortgage banking activities amounted to $176,000 during 1994, as compared to $606,000 of gains recognized during 1993. Once again, the losses recognized during 1994 reflected the increase in market rates of interest during the year. Losses on properties sold amounted to $62,000 during 1994, as compared to gains of $102,000 during 1993. The losses recognized during 1994 were the result of the Company's disposition of certain REO properties. Other miscellaneous income increased significantly by $496,000 due primarily to real estate advisory fees earned by the Company's subsidiary, PRA.

     Total other income amounted to $2.2 million for the year ended December 31, 1993, as compared to $5.6 million for the year ended December 31, 1992. The $3.4 million or 60.4% decrease reflected the decline in gains from sale of securities, mortgage banking activities and properties sold during 1993. Mortgage origination and servicing income increased by $224,000 or 84.8% due to a $123.2 million increase in the Company's loan servicing portfolio from $62.4 million at December 31, 1992 to $185.6 million at December 31, 1993. During 1993, the Company securitized and sold $64.5 million of single-family residential mortgage loans and in December 1993, the Company purchased the rights to service an additional $57.6 million of single-family residential mortgage loans. Gains from sales of securities declined substantially by $982,000 or 82.0% due to unfavorable market conditions during 1993 and, to a lesser extent, a $23.2 million decline in the amount of securities sold during 1993, as compared to 1992. Gains from mortgage banking activities declined by $822,000 or 57.6% in 1993 as a result of market conditions. Income on properties sold declined by $1.1 million or 91.6% during 1993 due to nonrecurring gains recognized in 1992 with respect to three of the Company's residential construction projects. These projects were substantially completed in 1993 and no additional gains were recognized. Income from affiliates and joint ventures declined by $447,000 during 1993. The income recognized in 1992 reflected the Company's portion of the equity earnings of Cardinal Financial Company ("Cardinal"), a mortgage banking company in which the Company previously owned a 50% interest. The Company sold its interest in Cardinal to the other principals in the partnership in December 1992 in order to focus on residential mortgage lending through its own mortgage banking operations. Other miscellaneous income decreased by $296,000 or 82.0% during 1993 due primarily to a nonrecurring gain on a former construction loan participation buyout.

     Other Expense. The following table set forth certain information regarding other expense for the periods shown.


                                      Three Months Ended
                                           March 31,               Year Ended December 31,
                                    ---------------------   ------------------------------------
                                       1995        1994        1994        1993        1992
                                    ---------   ---------   ----------   --------    ---------
                                                            (In Thousands)
 Salaries and employee benefits     $1,200      $1,047      $ 4,363      $ 3,693      $ 3,742
 Occupancy                             325         333        1,292        1,177        1,134
 Data processing                       191         187          816          795          769
 Furniture, fixtures and equipment     127         108          498          426          478
 Insurance premiums                    258         261        1,054        1,005          784
 Provision for REO, net                 75          --        1,576        1,734        2,835
 Loan and REO expenses, net             43         110          296          594          380
 Professional services                 274         218          809          888        1,223
 Marketing                              53          58          352          319          217
 Other                                 222         204        1,009          937          670
                                     -----       -----       ------        -----       ------
   Total other expense              $2,768      $2,526      $12,065      $11,568      $12,232
                                     =====       =====       ======       ======       ======



     Total other expense amounted to $2.8 million during the three months ended March 31, 1995, as compared to $2.5 million for the same period in the prior year. The $242,000 or 9.6% increase was primarily due to a $153,000 or 14.6% increase in salaries and employee benefits as a result of staffing additions to support the Company's lending initiatives.
Furniture, fixtures and equipment expense increased by $19,000 or 17.6% due primarily to higher systems maintenance costs. The $75,000 provision for REO recognized during the three months ended March 31, 1995 reflected write-downs on two of the Company's residential development projects. Loan and REO expenses decreased by $67,000 or 60.9% due primarily to the decline in the Company's non-performing assets. Professional services expense, which consist primarily of legal, accounting, tax and supervisory examination fees, increased by $56,000 or 25.7% due primarily to an increase in legal expenses. The increased legal expenses related to new products, corporate and regulatory filings, and other general matters. Marketing expense decreased by $5,000 or 8.6% due primarily to fewer deposit and loan promotions. Other miscellaneous expenses, which includes telephone, printing, postage and stationery expenses, increased by $18,000 or 8.8% during the period.


     Total other expense amounted to $12.1 million for the year ended December 31, 1994, as compared to $11.6 million for the year ended December 31, 1993. The $497,000 or 4.3% increase was primarily due to a $670,000 or 18.1% increase in salaries and employee benefits primarily as a result of staffing additions to support the Company's lending initiatives. Occupancy expense increased by $115,000 or 9.8% primarily due to the Company's acquisition of its Rosemont branch office in July 1993. Furniture, fixtures and equipment expense increased by $72,000 or 16.9%, $46,000 of which related to an increase in maintenance and processing charges for the Company's new loan origination and servicing systems. Insurance premiums increased by $49,000 or 4.9% due to an increase in the total amount of deposits outstanding. The Company's provision for REO amounted to $1.6 million during 1994, a decrease of $158,000 or 9.1% from the $1.7 million recognized during 1993. During 1994, the provision for REO included a $1.1 million write-down with respect to the Company's largest REO property, a medical office building located in the Bronx, New York. See "Business of the Company - Asset Quality - Non-Performing Assets." Loan and REO expenses decreased by $298,000 or 50.2% primarily due to $6.2 million of sales of REO in 1994. Professional services expense decreased by $79,000 or 8.9% due primarily to a reduction in legal expenses associated with workout efforts as the level of the Company's non-performing assets continued to decline. Marketing expense increased by $33,000 or 10.3% primarily due to increased deposit and loan promotions during 1994. Other miscellaneous expenses increased by $72,000 or 7.7% due primarily to increased employee training and education expenses and other general and administrative costs.

     Total other expense amounted to $11.6 million for the year ended December 31, 1993, as compared to $12.2 million for the year ended December 31, 1992. The $664,000 or 5.4% decrease was due primarily to a $1.1 million or 38.8% decline in the Company's provision for REO. During 1993, the provision for REO included a $870,000 write-down with respect to the Company's largest REO property, which is discussed above. Salaries and employee benefits decreased by $49,000 or 1.3% due primarily to an increase in the amount of compensation costs related to loan origination activities that were deferred in accordance with SFAS No. 91. Furniture, fixtures and equipment expense decreased by $52,000 or 10.9%, $39,000 of which reflected a decrease in depreciation expense with respect to fully depreciated assets. Insurance premiums increased by $221,000 or 28.2% as a result of the FDIC's adoption of a regulation for assessing federal deposit insurance premiums based on the riskiness of the activities conducted by an individual institution as well as its regulatory capital levels and other supervisory concerns. See "Regulation - Savings Bank Regulation -Insurance of Accounts." Loan and REO expenses increased by $214,000 or 56.3% due primarily to expensed capital expenditures which were necessary to obtain a certificate of occupancy for the Company's largest REO property. Professional services expense decreased by $335,000 or 27.4% due primarily to a reduction in legal expenses associated with workout efforts as the level of the Company's non-performing assets continued to decline. Marketing expense increased by $102,000 or 47.0% due primarily to the costs of advertising relating to the opening of the Rosemont branch office, market research, new brochures produced to promote retail products and radio advertising. Other miscellaneous expenses increased by $267,000 or 39.9% due primarily to increased printing, employee travel/entertainment and education expenses and other general and administrative costs.

     Income Taxes. The Company recorded no income tax expense for the three months ended March 31, 1995 and 1994 and the year ended December 31, 1994. During the year ended December 31, 1993 and 1992, the Company recognized $1.0 million of income tax benefit and $74,000 of income tax expense, respectively.

     The Company adopted SFAS No. 109 on a prospective basis during the three months ended March 31, 1993. Under SFAS No. 109, deferred income taxes are recognized in full, subject to a valuation allowance, for the future tax consequences attributable to the differences between financial statement carrying amounts of existing assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. At March 31, 1995, the Company had a valuation allowance of $2.3 million against net deferred tax assets of $3.6 million. The amount of the valuation allowance was determined based on management's estimate of deferred tax assets that will be realized using the "more likely than not" realization criteria contained in SFAS No. 109 in consideration of management's projections of future taxable income. This valuation allowance is expected to be recovered upon consummation of the Conversion and the Merger. See "Pro Forma Unaudited Financial Information."

     The Company's 1993 income tax benefit of $1.0 million represents a reduction in the deferred tax asset valuation allowance in the fourth quarter of 1993. Such reduction in the valuation allowance was based upon the termination of a capital plan by the OTS and all related operating restrictions based on Progress being in full capital compliance, the successful $7.2 million rights offering after which Progress achieved full regulatory capital compliance, the continued reduction of non-performing assets throughout 1993, and the continued improvement in core operating earnings. The amount of the reduction was determined based on management's estimate of deferred tax assets that would be realized using the "more likely than not" realization criteria contained in SFAS No. 109 in consideration of management's projections of future taxable income.

     At March 31, 1995, the Company had a net operating loss carryforward for federal income tax purposes of approximately $7.1 million, $866,000 of which expires in 2006, $4.5 million of which expires in 2007, $654,000 of which expires in 2008 and $1.0 million of which expires in 2009. The Conversion and the Merger will result in the issuance of more than 50% of the Company Common Stock outstanding upon consummation of such transactions, which will cause an "ownership change" of the Company pursuant to Section 382 of the Internal Revenue Code of 1986, as amended. As a result, the net operating loss carryforwards of the Company will be subject to an annual limitation based on the value of the Company immediately preceding the "ownership change" and the federal long-term tax exempt rate in effect on that date. For additional information, see "Taxation."

Liquidity and Commitments


     Liquidity refers to the Company's ability to generate sufficient cash to meet the funding needs of current loan demand, savings deposit withdrawals and to pay operating expenses. The Company generally has no significant source of income other than dividends from Progress and its other subsidiaries and any fees paid by Progress and its other subsidiaries to the Company. In April 1995, Progress began paying a $25,000 monthly management fee to the Company in order to compensate the Company for certain operating expenses, which amount is believed to be no less favorable to Progress than would be obtained from unaffiliated third parties. Such operating expenses consist primarily of accounting, tax, legal, transfer agent and other stockholder related expenses of the Company.


     Progress is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of United States Treasury, federal agency and other investments having maturities of five years or less. Regulations currently in effect require Progress to maintain liquid assets of not less than 5% of its net withdrawable accounts plus short-term borrowings, of which short-term liquid assets must consist of not less than 1%. These levels are changed from time to time by the OTS to reflect economic conditions. Progress' regulatory liquidity ratio at March 31, 1995 was approximately 5.92%.

     Progress monitors its liquidity in accordance with guidelines established by Progress and applicable regulatory requirements. The Company's need for liquidity is affected by loan demand and net changes in retail deposit levels. The Company can minimize the cash required during the times of heavy loan demand by modifying its credit policies or reducing its marketing efforts. Liquidity demand caused by net reductions in retail deposits are usually caused by factors over which the Company has limited control. The Company derives its liquidity from both its assets and liabilities. Liquidity is derived from assets by receipt of interest and principal payments and prepayments, by the ability to sell assets at market prices and by utilizing unpledged assets as collateral for borrowings. Liquidity is derived from liabilities by maintaining a variety of funding sources, including retail deposits and advances from the FHLB of Pittsburgh.

     The Company's primary sources of funds have historically consisted of deposits, amortization and prepayments of outstanding loans, borrowings from the FHLB of Pittsburgh and sales of investment securities, loans and mortgage-backed securities. During 1994, the Company obtained additional funds through a private placement of $3.0 million of subordinated debentures, of which $2.4 million was contributed to Progress. During the three months ended March 31, 1995 and the years ended December 31, 1994, 1993 and 1992, the Company used its capital resources primarily to meet its ongoing commitments to fund maturing savings certificates and deposit withdrawals, fund existing and continuing loan commitments and maintain its liquidity.

     For the three months ended March 31, 1995, cash was provided by operating activities and used in investment and financing activities. Operating activities provided $444,000 of cash, primarily due to net income of $378,000. Investment activities used

$664,000 in cash as net originations of loans and purchases of investment securities exceeded repayments of mortgage-backed securities and sales of investment securities. In addition, financing activities used $2.3 million in cash due to a decrease in deposits which more than offset a higher level of borrowings.

     For the year ended December 31, 1994, cash was provided by operating activities as sales of loans and securitizations exceeded loan originations and purchases of loans held for sale. Cash was used in the Company's investment activities during 1994 as purchases of mortgage-backed securities, purchases of investment securities and originations of loans classified as held for investment exceeded repayments on mortgage-backed securities, maturities of investment securities, proceeds from loan repayments and net proceeds from sales of REO. The Company's financing activities in 1994 partially offset the cash outflows from investment activities as cash was provided from the issuance of subordinated debt, increased FHLB borrowings and increased levels of deposits.

     For the year ended December 31, 1993, cash was used in operating activities as loans originated and mortgage-backed securities purchased exceeded sales of both securitized loans and mortgage-backed securities available for sale. Cash was also used in the Company's investment activities as purchases of mortgage-backed securities classified as held to maturity, purchases of investment securities and originations of loans classified as held for investment exceeded repayments on mortgage-backed securities, maturities of investment securities, proceeds from loan repayments and net proceeds from sales of REO. The Company's financing activities partially offset the cash outflows as cash was provided from the issuance of common stock, increased FHLB borrowings and increased levels of deposits.

     At March 31, 1995, the total of approved loan commitments amounted to $11.6 million, and the Company had $17.9 million of undisbursed loan funds. At March 31, 1995, FHLB advances which were scheduled to mature during the 12 months ended March 31, 1996 totalled $29.8 million. At March 31, 1995, the total amount of time deposits which were scheduled to mature during the 12 months ended March 31, 1996 totalled $111.0 million, a substantial portion of which management believes, on the basis of prior experience, will remain in Progress.

     At March 31, 1995, Progress had commitments under standby letters of credit and commercial and consumer unused lines of credit of approximately $657,000 and $10.0 million, respectively. Progress can fund these commitments, if required, from the sources outlined above.


Impact of Inflation and Changing Prices

     The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the Company's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on the Company's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

                          BUSINESS OF THE COMPANY

Lending Activities

     General. The Company incurred operating losses during the past two fiscal years due, to a large extent, to the costs associated with the administration of the Company's non-performing assets. Between 1991 and 1994, a primary focus of the Company was to improve the credit quality of the Company's assets through the early identification of potential problem assets and the administration, rehabilitation or liquidation of the Company's non-performing assets. As a result of management's efforts in this regard, the Company's non-performing assets have been significantly reduced.

     As the Company's asset quality has improved, the Company has begun to increase its focus on building its core banking operations by increasing its emphasis on commercial business, residential construction, commercial real estate (primarily multi-family residential) and consumer lending. In addition, the Company has continued to emphasize the origination of single-family residential loans, primarily for resale in the secondary market. In recent years, the Company has begun to increase its loan servicing portfolio through loan originations and sales as well as through purchases of mortgage servicing rights. As a result of the Conversion and the Merger, the Company's consolidated financial condition and capital resources will be significantly enhanced and the Company will be in a position to increase its emphasis on the lines of business set forth above as well as other traditional banking activities and services. For additional information, see "Summary - The Company and Progress Bank Following the Conversion and the Merger."

     At March 31, 1995, the Company's net loan portfolio (including loans classified as held for sale) totalled $210.9 million, representing approximately 60.8% of its $347.0 million of total assets at that date.
The principal categories of loans in the Company's portfolio are residential real estate loans, which are secured by single-family (one-to-four units) residences; commercial real estate loans, which are secured by multi-family (over five units) residential and commercial real estate; loans for the construction of single-family properties, including land loans; commercial business loans; and consumer loans. Substantially all of the Company's residential mortgage loan portfolio consists of conventional mortgage loans, which are loans that are neither insured by the Federal Housing Administration ("FHA") nor partially guaranteed by the Department of Veterans Affairs. In September 1994, Progress was approved as an FHA lender and began originating FHA loans, primarily for resale in the secondary market.

     As a federally chartered savings institution, Progress has general authority to originate and purchase loans secured by real estate located throughout the United States. Notwithstanding this nationwide lending authority, substantially all of the mortgage loans in the Company's loan portfolio are secured by properties located in southeastern

Pennsylvania, as only approximately $25.6 million of mortgage loans, including approximately $13.3 million of single-family residential loans, were secured by properties located outside of southeastern Pennsylvania at March 31, 1995. In addition, substantially all of the Company's non-mortgage loan portfolio consists of loans made to residents of and businesses located in southeastern Pennsylvania.

     Federal regulations permit Progress to invest without limitation in residential mortgage loans and up to four times its capital in loans secured by non-residential or commercial real estate. Progress is also permitted to invest in secured and unsecured consumer loans in an amount not exceeding 35% of Progress' total assets; however, such 35% limit may be exceeded for certain types of consumer loans, such as home equity, property improvement and education loans. In addition, Progress is permitted to invest up to 10% of its total assets in secured (by other than real estate) and unsecured loans for commercial, corporate, business or agricultural purposes.

     A savings institution generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. See "Regulation - Savings Bank Regulation - General." At March 31, 1995, Progress' limit on loans-to-one borrower was $2.7 million and, as of such date, Progress had three borrowers with loans aggregating $10.9 million which exceeded Progress' loans-to-one borrower limitation. Of these loans, $10.7 million consisted of commercial real estate loans. Although divestiture of the loans which exceeded Progress' loans-to-one borrower limitation at March 31, 1995 is not required because such loans were in compliance with applicable limitations at the time of origination, additional loans to such borrowers and their related entities will not be permitted until the aggregate balance of loans outstanding to any such borrower is reduced below the applicable loans-to-one borrower limitation as a result of principal repayments or the sale of loan participations. Following completion of the Conversion and the Merger, Progress Bank's loans-to-one borrower limitation will substantially exceed Progress' current limitation and the foregoing restrictions will no longer continue to apply.

     At March 31, 1995, Progress' five largest loans-to-one borrower and their related entities amounted to $5.1 million, $3.0 million, $2.9 million, $2.6 million and $2.4 million. The $2.6 million loan was fully repaid in April 1995 and, in connection therewith, the Company charged off $200,000 of the loan balance. See "- Commercial Real Estate Loans." With the exception of the $2.9 million loan, all of such loans were performing in accordance with their terms at March 31, 1995. The $2.9 million loan, which was over 120 days delinquent as of March 31, 1995, was originated in 1987 for the construction of a three-story restaurant and catering facility located in Voorhees, New Jersey. The loan converted to a permanent loan and matured on September 30, 1992. In May 1995, in accordance with an order of the bankruptcy court, the Company restructured the loan for a two-year term at a premium to the Company's designated prime lending rate, the borrower paid in advance seven months of debt service payments (five of which are being held in escrow), and, as a result, the loan has been returned to accruing status.

     Loan Portfolio Composition. The following table sets forth information concerning the Company's loan portfolio by type of loan at the dates indicated.

                                                                                          December 31,
                                            March 31, 1995                 1994               1993                1992
                                                        % of                   % of                 % of               % of
                                           Amount       Loans       Amount     Loans    Amount      Loans    Amount    Loans
                                                                     (Dollars in Thousands)
 Real estate loans:
   Single-family residential(1)           $100,551    47.32%      $ 99,917    48.12%  $ 80,196    45.26%   $ 54,560    34.27%
   Commercial real estate(2)                75,393    35.48         71,273    34.33     68,530    38.69      70,646    44.38
   Construction(3)                           4,866     2.29          5,379     2.59      3,922     2.22       6,038     3.79
                                           -------  -------        -------    -----    -------    -----     -------    -----
     Total real estate loans               180,810    85.09        176,569    85.04    152,648    86.17     131,244    82.44
                                           -------   ------        -------    -----    -------    -----     -------    -----
 Commercial business loans                  12,183     5.73         12,005     5.78      9,250     5.22      12,025     7.56
                                           -------   ------        -------    -----    -------    -----     -------    -----

 Consumer loans:
   Home equity and lines of credit          18,134     8.54         17,927     8.64     13,940     7.87      13,922     8.74
   Other(4)                                  1,358      .64          1,124      .54      1,317      .74       2,006     1.26
                                           -------   ------         ------    -----     ------    -----     -------    -----
     Total consumer loans                   19,492     9.18         19,051     9.18     15,257     8.61      15,928    10.00
                                           -------   ------         ------    -----     ------    -----      ------    -----

     Total loans(5)                        212,485   100.00%       207,625   100.00%   177,155   100.00%    159,197   100.00%
                                                     ======                  ======              ======               ======
 Allowance for loan losses                  (1,611)                 (1,502)             (2,113)              (2,703)
                                           -------                 -------             -------              -------

     Net loans                            $210,874                $206,123            $175,042             $156,494
                                           =======                 =======             =======              =======

                                                           December 31,

                                                  1991                       1990
                                                         % of                       % of
                                            Amount       Loans       Amount         Loans
                                                        (Dollars in Thousands)
 Real estate loans:
   Single-family residential(1)          $ 64,089      32.16%      $  83,225      29.55%
   Commercial real estate(2)               73,229      36.75          89,369      31.74
   Construction(3)                         24,386      12.24          59,674      21.19
                                          -------      -----         -------      -----
     Total real estate loans              161,704      81.15         232,268      82.48
                                          -------      -----         -------      -----
 Commercial business loans                 21,309      10.69          29,914      10.62
                                          -------      -----         -------      -----

 Consumer loans:
   Home equity and lines of credit         12,533       6.29          13,446       4.77
   Other(4)                                 3,726       1.87           5,985       2.13
                                          -------      -----         -------      -----
     Total consumer loans                  16,259       8.16          19,431       6.90
                                          -------      -----         -------      -----

     Total loans(5)                       199,272     100.00%        281,613     100.00%
                                                      ======                     ======
 Allowance for loan losses                 (5,483)                    (4,123)
                                           -------                   --------

     Net loans                           $193,789                   $277,490
                                          =======                    =======


___________________________

(1) Includes loans classified as held for sale, which amounted to $727,000 at March 31, 1995.

(2) Includes multi-family residential loans (primarily apartment buildings), which amounted to $15.3 million at March 31, 1995.

(3) At March 31, 1995, all of such loans were for the construction of residential property, which included $552,000 of land loans.

(4) Consists primarily of credit card receivables, automobile loans and loans secured by deposit accounts.

(5)  Net of unearned discounts and deferred loan fees.

     The size of the Company's loan portfolio has begun to grow again in recent years after being significantly reduced during 1991 and 1992, due to reduced loan demand in the Company's primary market area and certain regulatory restrictions in effect from June 1991 to June 1993 (which were imposed as a result of Progress' prior regulatory capital deficiencies). Total loans (including loans classified as held for sale) increased by an aggregate of $53.3 million or 33.5% from December 31, 1992 to March 31, 1995. During this period, single-family residential real estate loans increased by $46.0 million or 84.3%. In addition, from October 1991 until June 30, 1994, the Company converted $149.8 million of conforming, fixed-rate single-family residential loans into mortgage-backed securities, which were then sold to the Federal Home Loan Mortgage Corporation ("FHLMC"). Total commercial real estate loans increased by $4.7 million or 6.7% from December 31, 1992 to March 31, 1995, due primarily to improved loan demand in Progress' primary market area. Although total construction loans declined $1.2 million or 19.4% during such period, they have grown $944,000 or 24.1% since December 31, 1993 due to improved economic conditions in the local housing market. Total commercial business loans increased slightly by $158,000 or 1.3% from December 31, 1992 to March 31, 1995, again indicating improved economic conditions in the local economy. In addition, total consumer loans increased $3.6 million or 22.4% from December 31, 1992 to March 31, 1995 resulting from an increased emphasis by Progress on secured consumer lending, particularly home equity loans and secured lines of credit, as well as the initiation of a credit card program in December 1994.
     The following table sets forth scheduled contractual amortization of loans in the Company's total loan portfolio (including loans classified as held for sale) at March 31, 1995. Loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. The following table also sets forth the dollar amount of loans which are scheduled to mature after one year which have fixed or adjustable interest rates.

                                      Real Estate  Real Estate   Commercial
                                       Mortgage    Construction   Business    Consumer     Total
                                      -----------  ------------  ----------   --------    -------
                                                            (In Thousands)
 Amounts due:
   One year or less                   $ 20,312        $3,355     $ 4,952     $   260     $ 28,879
   After one year through five years    34,598         1,511       4,662       5,646       46,417
   Beyond five years                   121,034            --       2,569      13,586      137,189
                                       -------        ------      ------      ------      -------
   Total(1)                           $175,944        $4,866     $12,183     $19,492     $212,485
                                       =======         =====      ======      ======      =======

 Interest rate terms on
   amounts due after one year:

   Fixed                              $ 81,205        $  685     $ 1,372     $12,937     $ 96,199
                                       =======         =====      ======      ======      =======

   Adjustable                         $ 74,427        $  826     $ 5,859     $ 6,295     $ 87,407
                                       =======         =====      ======      ======      =======


-------------------

(1)  Net of unearned discounts and deferred loan fees.

     Scheduled contractual principal repayments do not reflect the actual maturities of loans. The average maturity of loans is substantially less than their average contractual terms because of prepayments and, in the case of conventional mortgage loans, due-on-sale clauses, which generally give the Company the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially lower than current mortgage loan rates (due to refinancings of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstances, the weighted average yield on loans decreases as higher yielding loans are paid or refinanced at lower rates.

     Origination, Purchase and Sale of Loans. Applications for all types of loans are taken at all of Progress' offices. Residential mortgage loan applications are generally attributable to referrals from real estate brokers and builders, existing customers and walk-in customers. Commercial real estate applications are obtained primarily from previous borrowers, direct contacts with the Company and referrals. Commercial business loan applications are primarily obtained through existing customers, walk-in customers and solicitation by the Company. Consumer loans are primarily obtained through existing and walk-in customers who have been made aware of the Company's programs by advertising and other means.

     Applications for owner occupied residential mortgage loans also are obtained through several field loan originators who solicit and refer residential mortgage loan applications to the Company. These representatives are compensated in part on a commission basis and provide convenient origination services during banking and nonbanking hours. Loans may be approved by various lending officers of the Company within designated limits, which are established and modified from time to time to reflect expertise and experience. All loans in excess of an individual's designated limits are referred to an officer with the requisite authority. Furthermore, all unsecured loans in excess of $250,000 and all loans (except for secured loans up to $1.0 million approved by the President of the Company) in excess of $500,000 require approval by the Board of Directors' Loan Committee. In addition, all loans in excess of $250,000 committed or approved by Progress are reported to the Board of Directors of Progress on a monthly basis. The Company believes that its centralized approach to approving loan applications allows it to approve applications on a timely basis and adhere to the Company's loan underwriting policies.

     The Company's residential loans are generally made on terms and conditions and with documentation which permit the sale to the FHLMC, the FNMA, the GMNA and other institutional investors in the secondary market. Since 1987, the Company has occasionally sold participations in mortgage loans to other financial institutions. A portion of such loan sales in recent years have consisted of sales of participation interests in large residential construction loans on a non-recourse basis in order to reduce the Company's potential credit risk and loss exposure.

     In addition, from November 1991 through May 1994, the Company substantially increased its mortgage banking activities whereby the Company securitized and sold to the FHLMC on a non-recourse basis substantially all newly originated, fixed-rate residential mortgage loans which conformed to federal agency standards for secondary market resale. In addition, since May 1994, the Company has been selling to FNMA and approximately five private investors in the secondary market substantially all conforming single-family residential mortgage loans originated by the Company (including both fixed and adjustable-rate loans). The Company intends to continue to originate conforming single-family residential mortgage loans with the intention of securitizing and selling the same to the FHLMC or selling the loans directly to the FNMA or private investors in the secondary mortgage market. The Company will also retain for its portfolio on a select basis certain adjustable-rate or short-term single-family residential loans which conform with the Company's asset/liability policy. With respect to its loan sales, the Company generally retains responsibility for collecting and remitting loan payments, inspecting the properties, making certain insurance and tax payments on behalf of borrowers and otherwise servicing the loans it sells, and receives a fee for performing these services. For a further discussion of the Company's loan servicing activities, see"- Loan Fee Income." Sales of loans and participation interests in loans also provide funds for additional lending and other purposes. At March 31, 1995, the Company was servicing $272.6 million of loans for others ($226.7 million of single-family residential loans and $45.9 million of commercial real estate loans).

     At March 31, 1995, loans purchased from and serviced by others totalled $1.1 million. Approximately $971,000 of such loans consisted of commercial real estate loans secured by properties located in southeastern Pennsylvania.

     The following table shows total loans originated, purchased, sold and repaid during the periods indicated.

                                     Three Months Ended
                                         March 31,              Year Ended December 31,
                                     ------------------      -----------------------------
                                      1995        1994       1994         1993        1992
                                      ----       -----       ----         ----        ----
                                                         (In Thousands)
 Loan originations:
   Single-family residential       $ 4,177     $20,915    $56,210     $123,129     $59,096
   Commercial real estate(1)         6,742       5,245     20,335       13,416       8,377
   Construction                      3,772       1,144      7,833        8,595       8,303
   Commercial business               2,028       4,709     18,168        4,285      17,293
   Consumer                          2,457       1,767      8,943        6,294       9,106
                                    ------      ------    -------      -------     -------

     Total loans originated         19,176      33,780    111,489      155,719     102,175
 Purchases                              --       9,106     10,827       11,175       8,894
                                   -------      ------    -------      -------     -------
     Total loans originated and
       purchased                    19,176      42,886    122,316      166,894     111,069
                                    ------      ------    -------      -------     -------

 Sales and loan principal
 reductions:
   Loans sold(2)                       632      28,079     34,026       81,917      62,140
   Loan principal reductions        13,666       9,912     55,760       58,808      85,599
                                    ------      ------    -------      -------     -------
     Total loans sold and
       principal reductions         14,298      37,991     89,786      140,725     147,739
                                    ------      ------     ------      -------     -------

 Decrease due to other items, net      (18)       (220)    (2,061)      (8,211)     (3,405)
                                    ------      ------    -------      -------     -------

 Net increase (decrease) in total
   loan portfolio(3)               $ 4,860     $ 4,675   $ 30,469     $ 17,958    $(40,075)
                                    ======      ======    =======      =======     =======

______________________

(1) Included $0, $910,000, $6.3 million, $1.7 million and $2.9 million of multi-family residential loans during the three months ended March 31, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992, respectively.

(2) For the three months ended March 31, 1994 and the years ended December 31, 1994, 1993 and 1992, $21.0 million, $25.0 million, $64.5 million and $50.2 million of loans, respectively, were converted into mortgage-backed securities and subsequently sold to the FHLMC with servicing retained. No loans were converted into mortgage-backed securities and subsequently sold during the three months ended March 31, 1995.

(3) Net of unearned discounts and deferred loan fees and gross of allowance for loan losses.

     Real Estate Lending Standards. All financial institutions are required to maintain comprehensive written real estate lending policies that are consistent with safe and sound banking practices. These lending policies must reflect consideration of the Interagency

Guidelines for Real Estate Lending Policies adopted by the federal banking agencies, including the OTS, in December 1992 ("Guidelines"), including loan-to-value ("LTV") limits, loan administration procedures, underwriting standards, portfolio diversification standards, and documentation, approval and reporting requirements. These policies must also be appropriate to the size of the institution and the nature and scope of its operations, and must be reviewed and approved by the institution's board of directors at least annually. The Guidelines set forth uniform regulations prescribing standards for real estate lending. Real estate lending is defined as extensions of credit secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate, regardless of whether a lien has been taken on the property.

     Single-Family Residential Real Estate Loans. Historically, savings institutions have concentrated their lending activities on the origination of loans secured primarily by first mortgage liens on existing single-family residences. At March 31, 1995, $100.6 million or 47.3% of the Company's total loan portfolio (including loans classified as held for sale) consisted of single-family residential real estate loans.

     In recent years, the Company has been emphasizing for its portfolio single-family residential mortgage loans which provide for periodic adjustments to the interest rate. The loans emphasized by the Company have 15 to 30-year terms and an interest rate which adjusts either every one year or three years in accordance with an index which is based on treasury securities issued by the United States Government. There is a cap on the amount of any increase or decrease in the interest rate per year, and various caps, depending on when the loan was originated, on the amount which the interest rate can increase or decrease over the life of the loan. The Company has not engaged in the practice of using a cap on the payments that could allow the loan balance to increase rather than decrease, resulting in negative amortization. Approximately 43.8%, 42.0%, 19.8% and 38.5% of the permanent single-family residential loans in the Company's loan portfolio at March 31, 1995 and December 31, 1994, 1993 and 1992, respectively, had adjustable interest rates.

     The demand for adjustable-rate loans in the Company's primary market area has been a function of several factors, including the level of interest rates, the expectations of changes in the level of interest rates and the difference between the interest rates and loan fees offered for fixed-rate loans and adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate residential loans that can be originated at any time is largely determined by the demand for each in a competitive environment.

     Adjustable-rate loans decrease the risks associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. The Company believes that these risks, which have not had a material adverse effect on the Company to date, generally are less than the risks associated with holding fixed-rate loans in an increasing interest rate environment.

     The Company continues to originate long-term, fixed-rate loans in order to provide a full range of products to its customers, but generally only under terms, conditions and documentation which permit the sale thereof in the secondary market. At March 31, 1995, approximately $56.5 million or 56.2% of the permanent single-family residential loans in the Company's loan portfolio consisted of loans which provide for fixed rates of interest. Although these loans provide for repayment of principal over a fixed period of up to 30 years, it is the Company's experience that such loans remain outstanding for a substantially shorter period of time. From November 1991 to May 1994, substantially all conforming, fixed-rate single-family residential loans originated by the Company were converted into mortgage-backed securities and sold in the secondary market as market conditions permitted. In addition, since May 1994, substantially all conforming single-family residential loans (including both fixed and adjustable-rate loans) have been sold directly to the FNMA or private investors in the secondary market, with servicing retained.

     The Company intends to continue its emphasis on the origination of single-family residential real estate loans, primarily for resale in the secondary market. During the three months ended March 31, 1995, the Company originated $4.2 million of single-family residential real estate loans, $632,000 of which were sold to the FNMA or private investors in the secondary market. During the year ended December 31, 1994, the Company originated $56.2 million of single-family residential real estate loans, $25.0 million of which were securitized and sold to the FHLMC and $9.0 million of which were sold directly to the FNMA or private investors in the secondary market. During the year ended December 31, 1993, the Company originated $123.1 million of single-family residential real estate loans, $64.5 million of which were securitized and sold to the FHLMC. The sale of conforming, single-family residential loans provides a relatively stable source of fee income (consisting of loan origination and loan servicing fees) and enhances the Company's core banking operations.

     The Company's mortgage banking operations involve a certain degree of interest rate risk. In the event interest rates increase between the time the loans are originated or various purchase commitments are obtained and the time the loans are sold, the Company may be unable to sell such loans without incurring losses. The Company attempts to address such interest rate risk by periodically entering into forward commitments with either the FHLMC, the FNMA or the private investors, as applicable. However, management is currently authorized to retain up to $10.0 million of loans without hedging the interest rate risk through forward commitments. During the three months ended March 31, 1995 and 1994 and the year ended December 31, 1994, the Company recognized losses of $1,000, $126,000 and $176,000, respectively, with respect to its mortgage banking operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company."

     The Company is permitted to lend up to 100% of the appraised value of the real property securing a residential loan (referred to as the loan-to-value ratio); however, if the amount of a residential loan originated or refinanced exceeds 90% of the appraised value, the Company is required by federal regulations to obtain private mortgage insurance on the portion of the principal amount that exceeds 80% of the appraised value of the security property. Pursuant to underwriting guidelines adopted by the Board of Directors, the Company will lend up to 95% of the appraised value of the property securing a single-family residential loan, and generally requires borrowers to obtain private mortgage insurance on the portion of the principal amount of the loan that exceeds 80% of the appraised value of the security property.

     The Company generally requires title insurance insuring the priority of its mortgage lien, as well as fire and extended coverage casualty insurance in order to protect the properties securing its residential and other mortgage loans. Borrowers may be required to advance funds, with each monthly payment of principal and interest, to a loan escrow account from which the Company makes disbursements for items such as real estate taxes, hazard insurance premiums and mortgage insurance premiums as they become due. The properties securing all of the Company's mortgage loans are appraised by independent appraisers approved by the Board of Directors.

     Commercial Real Estate Loans. The Company has also originated mortgage loans secured by multi-family residential and commercial real estate. At March 31, 1995, $75.4 million or 35.5% of the Company's total loan portfolio (including loans classified as held for sale) consisted of such loans.

     Commercial real estate loans originated by the Company are primarily secured by office buildings, retail stores, warehouses and general purpose industrial space. Commercial real estate loans also include multi-family residential loans, substantially all of which are secured by apartment buildings. At March 31, 1995, $15.3 million or 20.3% of the Company's total commercial real estate loans were comprised of multi-family residential loans.

     Although terms vary, commercial real estate loans secured by existing properties generally have maturities of seven years or less and interest rates which adjust in accordance with a designated prime lending rate or, to a lesser extent, adjust every one, three or five years in accordance with a designated index.

     At March 31, 1995, the Company's commercial real estate loan portfolio consisted of approximately 164 loans with an average principal balance of $461,000. At March 31, 1995, the Company's five largest commercial real estate loans had principal balances of $2.9 million, $2.7 million, $2.6 million, $2.4 million and $2.3 million, respectively. Except for the $2.9 million loan referenced above (which was restructured and returned to accruing status in May 1995 and is discussed under "- General"), at March 31, 1995, all of such loans were performing in accordance with their respective terms.

     The $2.6 million loan referenced above was granted in September 1993 for a term of ten years in order to facilitate the sale of a former REO property (a storage facility). In

April 1995, the loan was repaid in accordance with its terms, which enabled the borrowers to receive a $200,000 discount for otherwise repaying the loan in full prior to August 31, 1995. Because of the favorable interest rate on the loan, early prepayment of the loan was not reasonably anticipated.
As a result of the borrower repaying the loan, the Company recognized a $200,000 charge-off during the second quarter of 1995.

     The Company intends to increase its origination of commercial real estate loans, primarily multi-family residential loans secured by apartment buildings located in its primary market area. In addition, upon consummation of the Conversion and the Merger, the Company may originate larger commercial real estate loans on a case-by-case basis. See
"Summary - The Company and Progress Bank Following the Conversion and the
Merger."

     Commercial real estate lending is generally considered to involve a higher degree of risk than single-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market or in the economy generally. The Company generally attempts to offset the risks associated with commercial real estate lending by, among other things, lending primarily in its market area, periodically inspecting each property, using conservative loan-to-value ratios in the underwriting process and obtaining financial statements and rent rolls from all commercial and multi-family borrowers on at least an annual basis.

     At March 31, 1995, approximately 83.7% of the Company's commercial real estate loan portfolio was secured by properties located within its primary market area. Loan-to-value ratios on the Company's commercial real estate loans generally are limited to 80% or lower (but may be higher in the case of sales of REO). In addition, as part of the criteria for underwriting permanent commercial real estate loans, the Company generally imposes a debt coverage ratio (the ratio of net cash from operations before payment of debt service to debt service) of at least 100% to 120%. It is also the Company's general policy to obtain personal guarantees of its commercial real estate loans from the principals of the borrower.

     Construction Loans. The Company has also offered both residential construction loans and, to a lesser extent, commercial construction loans. At March 31, 1995, construction loans amounted to $4.9 million or 2.3% of the Company's total loan portfolio (including loans classified as held for sale), all of which consisted of loans for the construction of residential property (including $552,000 of land loans).

     Construction loans, including land loans, generally have maturities of 12 to 24 months (up to three years in the case of land loans). Interest rates on construction loans generally adjust in accordance with a designated index. Advances are generally made to cover actual construction costs, and generally include a reserve for paying the stated interest due on the loan. Loan proceeds are disbursed as inspections of construction progress warrants and as pre-construction sale and leasing requirements generally imposed by the Company are met.

     The Company intends to increase its involvement in residential construction lending within its primary market area. Such loans generally offer higher yields and afford the Company the opportunity to increase the interest rate sensitivity of its loan portfolio. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent in large part upon the accuracy of the initial estimate of the property's value at completion of construction or development, the estimated cost (including interest) of construction and the financial strength of the borrower. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, the Company may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, the Company may be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment, in which case the Company would have to rely upon the borrower's financial ability.

     The Company generally attempts to address the additional risks associated with construction lending by, among other things, lending primarily in its market area, periodically inspecting each property during the construction period, using conservative loan-to-value ratios in the underwriting process and generally requiring personal guarantees. At March 31, 1995, all of the Company's construction loans were secured by properties located within the Company's primary market area. In addition, residential construction loans are generally made for 80% or less of the appraised value of the property upon completion (75% in the case of land loans). Moreover, the Company generally does not originate loans for the construction of speculative (or unsold) residential properties. Prior to making a commitment to fund a construction loan, the Company requires both an appraisal of the property by independent appraisers approved by the Board of Directors and a study of the feasibility of the proposed project.

     Commercial Business Loans. The Company also originates secured or unsecured loans for commercial, corporate, business and agricultural purposes, which include the issuance of letters of credit. At March 31, 1995, $12.2 million or 5.7% of the Company's total loan portfolio (including loans classified as held for sale) consisted of commercial business loans.

     The Company's commercial business loans consist primarily of loans secured by various equipment, machinery and other corporate assets. Commercial business loans also are made to provide working capital to businesses in the form of lines of credit which may be secured by inventory or other assets or unsecured, as well as for various other miscellaneous purposes.

     The Company intends to increase its involvement in commercial business lending within its primary market area. Such loans generally offer higher yields and afford the Company the opportunity to increase the interest rate sensitivity of its loan portfolio. Commercial business loans are generally provided to small and medium-sized businesses which are located in the Company's primary market area. Commercial business loans generally have terms of five years or less and interest rates which adjust in accordance with a designated prime lending rate. The Company generally obtains personal guarantees of its commercial business loans from the principals of the borrower.

     At March 31, 1995, commitments under unused lines and standby and commercial letters of credit amount to $4.6 million.

     Consumer Loans. Subject to restrictions contained in applicable federal laws and regulations, the Company is authorized to make loans for a wide variety of personal or consumer purposes. At March 31, 1995, $19.5 million or 9.2% of the Company's total loan portfolio (including loans classified as held for sale) consisted of consumer loans.

     The Company has been emphasizing a variety of consumer loans in recent years in order to provide a full range of financial services to its customers and because such loans generally have shorter terms and higher interest rates than mortgage loans. The consumer loans offered by the Company include home equity loans and lines of credit, deposit account secured loans and loans that are secured by personal property, including automobiles.

     Home equity loans are originated by the Company for up to 80% of the appraised value, less the amount of any existing prior liens on the property. The Company also offers home equity lines of credit in amounts up to 80% of the appraised value, less the amount of any existing prior liens. Home equity loans have a maximum term of 15 years, and the interest rate is dependent upon the term of the loan. The Company secures the loan with a mortgage on the property (generally a second mortgage) and will originate the loan even if another institution holds the first mortgage.
At March 31, 1995, home equity loans and lines of credit totalled $18.1 million.

     The Company currently offers loans secured by deposit accounts, which amounted to $244,000 at March 31, 1995. Such loans are originated for up to 90.0% of the account balance, with a hold placed on the account restricting the withdrawal of the account balance. At March 31, 1995, Progress' loan portfolio also included $378,000 of automobile loans. Prior to 1990, the Company originated automobile loans indirectly through a network of new and used automobile dealers located in the Company's market area in southeastern Pennsylvania. Although the Company continues to offer automobile loans, it stopped originating third party dealer loans in 1990.

     Beginning in December 1994, Progress began issuing credit cards in its name. At March 31, 1995, total credit card receivables amounted to $368,000.

     Consumer loans generally have shorter terms and higher interest rates than mortgage loans but generally involve more credit risk than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. In addition, consumer lending collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely effected by job loss, divorce, illness and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance. The Company believes that the generally higher yields earned on consumer loans compensate for the increased credit risk associated with such loans and that consumer loans are important to its efforts to increase rate sensitivity, shorten the average maturity of its loan portfolio and provide a full range of services to its customers.

     Loan Fee Income. In addition to interest earned on loans, the Company receives income through servicing of loans, unamortized loan fees in connection with loan sales and fees in connection with loan modifications, late payments, prepayments and for miscellaneous services related to its loans. Income from these activities varies from period to period with the volume and type of loans made and competitive conditions.

     Progress services residential real estate loans for the FNMA, FHLMC and other private mortgage investors. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, making advances to cover delinquent payments, making inspections as required of mortgaged premises, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults and generally administering the loans. Funds that have been escrowed by borrowers for the payment of mortgage related expenses, such as property taxes and hazard and mortgage insurance premiums, are maintained in non-interest-bearing accounts at Progress. At March 31, 1995, Progress had $3.1 million deposited in such escrow accounts.

     Progress receives fees for servicing mortgage loans, which generally range from .25% to .50% per annum on the declining principal balance of fixed-rate mortgage loans and from .375% to .50% per annum on the declining principal balance of adjustable-rate mortgage loans. Such fees serve to compensate Progress for the costs of performing the servicing function. Other sources of loan servicing revenues include late charges and other ancillary fees. For the three months ended March 31, 1995 and the years ended December 31, 1994, 1993 and 1992, Progress earned $139,000, $426,000,
$174,000 and $27,000, respectively, in conjunction with its' loan servicing. Servicing fees are collected by Progress out of the monthly mortgage payments made by borrowers.

     Progress' servicing portfolio is subject to reduction by normal amortization, by prepayment or by foreclosure of outstanding loans. At March 31, 1995 and December 31, 1994, 1993 and 1992, Progress had an aggregate loan servicing portfolio of $485.1 million, $448.5 million, $326.8 million and $221.6 million, respectively. Of these amounts at such respective dates, Progress serviced loans for others aggregating $272.6 million, $240.8 million, $185.6 million and $62.4 million.

     During 1993 and 1995, in order to increase the size of its loan servicing portfolio, Progress purchased bulk packages of mortgage servicing rights ("PMSRs") from other financial institutions. The PMSRs purchased by Progress permitted it to more efficiently utilize its servicing capacity and provided Progress with a return that is competitive with servicing on loans that are originated and retained, but without the costs associated with loan originations. The PMSRs were primarily with respect to conventional loans secured by real property located in Pennsylvania and New Jersey. At March 31, 1995, the Company's PMSRs amounted to $1.7 million. Progress continues to evaluate and occasionally bids on bulk packages of PMSRs based upon the returns offered by such packages.

     In its lending, the Company often charges loan origination fees which are calculated as a percentage of the amount borrowed. The Company generally charges a borrower on a single-family home loan a loan origination fee of up to 3% of the principal amount of the loan with the actual amount being dependent upon, among other things, the interest rate and market conditions at the time the loan application is taken. These fees are in addition to appraisal and other fees paid by the borrower to the Company at the time of the application. Loan origination fees generally are also obtained in connection with commercial real estate loans, construction loans and commercial business loans but generally are not obtained in connection with consumer loans.

     The Company defers loan origination fees and related direct loan origination costs and recognizes these net fees over the life of the loan as an adjustment to yield. The Company uses prepayment estimates in the application of the interest method of its loan fee amortization, since the Company holds a large number of similar loans which exhibit probable prepayment histories. The Company recalculates its effective yield to reflect actual payments to date and anticipated future payments.

Asset Quality

     Delinquent Loans. When a borrower fails to make a required payment on a loan, the Company attempts to cure the deficiency by contacting the borrower and seeking payment. Contacts are generally made on the 30th day after a payment is due. In most cases, deficiencies are cured promptly.
If a delinquency extends beyond 60 days, the loan and payment history is carefully reviewed, additional notices are sent to the borrower and efforts are made to collect the loan. While the Company generally prefers to work with borrowers to resolve such problems, when the account becomes 60 to 90 days delinquent, the Company does institute foreclosure or other proceedings, as necessary, to minimize any potential loss.

     The following table sets forth information concerning the principal balances and percent of the total loan portfolio represented by delinquent loans at the dates indicated.


                           March 31,                         December 31,
                             1995              1994              1993              1992
                        Amount  Percent   Amount  Percent  Amount   Percent  Amount   Percent
                                               (Dollars in Thousands)
 Delinquencies:
   30-59 days          $  869    0.41%    $  719   0.35%   $1,579    0.89%   $4,915    3.09%

   60-89 days             354    0.17        282   0.14       332    0.19     4,944    3.11

   90 or more days(1)   4,310    2.03      4,551   2.19     6,051    3.42     6,962    4.36
                        -----    ----      -----   ----     -----    ----    ------   -----

     Total             $5,533    2.61%    $5,552   2.68%   $7,962    4.50%  $16,821   10.57%
                        =====    ====      =====   ====     =====    ====    ======   =====

_______________________

(1)  Includes $57,000, $182,000, $308,000 and $423,000 of loans that were accruing interest at March 31, 1995 and December 31, 1994, 1993 and 1992, respectively.

     Non-Performing Assets.   Non-performing assets, consisting of non-
accrual loans, accruing loans 90 days or more past due and REO, increased dramatically in 1990 and 1991, and reached $50.4 million at December 31, 1991. Such increases were to a great extent the result of a deterioration in the economy, which led to decreases in the market values of real estate securing the Company's loans. Non-performing assets have been reduced to $8.8 million at March 31, 1995, as compared to $9.1 million at December 31, 1994, $17.6 million at December 31, 1993 and $34.8 million at December 31, 1992. The Company's future results of operations will continue to be affected by its ability to reduce its non-performing assets without incurring additional material losses.

     All classified loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the collection of additional interest is deemed insufficient to warrant further accrual. The accrual of interest on commercial and mortgage loans is generally discontinued when such loans become 90 days past due and when, in management's judgment, it is determined that a reasonable doubt exists as to their collectibility. The accrual of interest is also discontinued on residential and consumer loans when such loans become 90 days past due, except for those loans in the process of collection which are secured by real estate with a loan to value ratio of less than 80% where the accrual of interest ceases at 180 days. Consumer loans generally are charged-off when the loan becomes over 120 days delinquent, unless such loans are secured by real estate and meet the above-mentioned criteria. When a loan is placed on non-accrual status, interest accruals cease and uncollected accrued interest is reversed and charged against current income.
Additional interest income on such loans is recognized only when received. A loan remains on non-accrual status until the factors which indicate doubtful collectibility no longer exist, the loan is liquidated or when the loan is determined to be uncollectible and is charged-off against the allowance for loan losses.

     Real estate acquired by the Company as a result of foreclosure or by deed-in-lieu of foreclosure is classified as REO until sold. Pursuant to a statement of position ("SOP 92-3") issued by the American Institute of Certified Public Accountants in April 1992, which provides guidance on determining the balance sheet treatment of foreclosed assets in annual financial statements for periods ending on or after December 15, 1992, there is a rebuttable presumption that foreclosed assets are held for sale and such assets are recommended to be carried at the lower of fair value minus estimated costs to sell the property, or cost (generally the balance of the loan on the property at the date of acquisition). After the date of acquisition, all costs incurred in maintaining the property are expensed and costs incurred for the improvement or development of such property are capitalized up to the extent of their fair value. The Company's accounting for its REO complies with the guidance set forth in SOP 92-3. See Note 1 of the Company's Notes to Consolidated Financial Statements.

     The following table sets forth information regarding non-performing assets held by the Company at the dates indicated.


                           March 31,                December 31,
                            1995      1994    1993     1992     1991    1990
                                     (Dollars in Thousands)

Loans accounted for on a
 non-accrual basis(1)       $4,253   $ 4,369  $5,743   $6,539  $12,774  $11,079

Accruing loans 90 days or
 more past due                  57       182     308      423    1,234    2,580
                             -----     -----   -----   ------   ------   ------

Total non-performing loans   4,310     4,551   6,051    6,962   14,008   13,659

REO, net of related
 reserves(2)                 4,454(3)  4,534  11,577   27,867   36,419   15,580
                             -----     -----  ------   ------   ------   ------

Total non-performing assets $8,764    $9,085 $17,628  $34,829  $50,427  $29,239
                             =====     =====  ======   ======   ======   ======
Non-performing loans as a
 percentage of total loans    2.03%     2.19%   3.42%    4.37%    7.03%    4.85%
                               ====     ====    ====    =====    =====    =====

Non-performing assets
 as a percentage of total
 assets                        2.53%    2.61%   5.29%   11.95%   16.13%    9.00%
                               ====     ====    ====    =====    =====    =====

__________________________

(1)  Includes $77,000, $326,000, $747,000, $2.3 million and $946,000 of loans which were considered troubled debt restructurings as of March 31, 1995 and December 31, 1994, 1993, 1992, 1991, and 1990,
     respectively.

(2) Includes real estate acquired by foreclosure and by deed in lieu of foreclosure. Prior to 1993, also includes loans deemed in-substance foreclosure.

(3) Includes a $3.4 million property which the Company entered into an agreement to sell in June 1995 for a purchase price of $3.2 million and which is discussed below.

     Gross interest income that would have been recorded during the three months ended March 31, 1995 and the years ended December 31, 1994, 1993 and 1992 if the Company's non-performing loans at the end of such periods had been performing in accordance with their terms during such periods was $116,000, $430,000, $287,000 and $645,000, respectively. The amount of interest income that was actually recorded during the three months ended March 31, 1995 and the years ended December 31, 1994, 1993 and 1992 with respect to such non-performing loans amounted to approximately $95,000, $23,000, $20,000 and $131,000, respectively.

     The $4.3 million of non-accrual loans at March 31, 1995 consisted of $969,000 of loans secured by single-family residential property, a $2.9 million loan secured by commercial property (which has subsequently been restructured and returned to accruing status and is discussed under "- General"), $94,000 of commercial business loans and $309,000 of consumer loans. The $57,000 of accruing loans 90 days or more past due at March 31, 1995 consisted of three loans secured by single-family residential property. The $4.5 million of REO at March 31, 1995 primarily consisted of a medical office building located in the Bronx, New York with an aggregate carry value of $3.4 million (which is net of $10.1 million of prior charge-offs and/or write-downs). As of such date, $649,000 of REO consisted of three residential development projects, with respect to which the Company is actively engaged in building and/or marketing the properties. Furthermore, at March 31, 1995, $370,000 of REO consisted of four single-family residences. With the exception of the medical office building, all of Progress' REO consisted of properties located within Progress' primary market area. In June 1995, the Company entered into an agreement to sell the medical office building for a purchase price of $3.2 million. The Company intends to finance 85% of the purchase price with a ten-year nonrecourse loan. The Company expects to charge-off $331,000 with respect to such sale during the second quarter of 1995. Although such sale is expected to be consummated by November 1995, no assurance can be made that the sale will be completed by this date, if at all.

     Classified Assets. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified as loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved and may require the establishment of additional reserves.

     Exclusive of the $4.5 million of REO, the Company's classified assets at March 31, 1995 consisted of $2.6 million of assets classified as special mention and $5.3 million of assets classified as substandard (which includes the $2.9 million loan which was restructured and returned to accruing status in May 1995 and is discussed under "- Lending Activities - General").

     Allowance for Loan Losses. An allowance for loan losses is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the loan portfolio. Allowances for loan losses are based on estimated net realizable value unless it is probable that loans will be foreclosed, in which case allowances for loan losses are based on fair value.
Management's periodic evaluation is based upon examination of the portfolio, past loss experience, current economic conditions, the results of the most recent regulatory examinations, and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

     The following table sets forth information concerning the activity in the Company's allowance for loan losses during the periods indicated.

                                             Three Months Ended
                                                  March 31,                              Year Ended December 31,
                                              1995         1994        1994          1993        1992           1991        1990
                                                                             (Dollars in Thousands)
 Average loans outstanding                  $210,415   $172,957    $189,053      $166,419      $180,695       $250,127    $288,732
                                             =======    =======     =======       =======       ========       =======     =======
 Allowance for loan losses
   at the beginning of the period           $  1,502   $  2,113    $  2,113      $  2,703      $  5,483       $  4,123    $  1,300
 Charge-offs:
   Residential real estate                        --         --          --           148            86              9          --
   Commercial real estate                         --         62       1,160           810         1,395          3,339         205
   Real estate construction                       --         --          50             5           626          2,565         500
   Consumer                                       --         18          20            89           209            414         313
   Commercial business                            --         15          88           283           814          2,588         912
                                              ------    -------     -------       -------       -------        -------      ------
     Total loans charged-off                      --         95       1,318         1,335         3,130          8,915       1,930
 Recoveries:
   Residential real estate                        --         --          --            42              5            --          --
   Commercial real estate                          3         --          --            --             --            --          --
   Real estate construction                       --         60         136            72              4            --          --
   Consumer                                        6          2          14            25             30            38          40
   Commercial business                            --         --          36           137             36            93          17
                                             -------    -------      ------        ------        -------        ------      ------
      Total recoveries                             9         62         186           276             75           131          57
                                              ------     ------      ------        ------        -------        ------      ------
     Net charge-offs (recoveries)                 (9)        33       1,132         1,059          3,055         8,784       1,873
 Additions charged to operations                 100         50         521           368            275        10,144       4,696
                                              ------     ------      ------        ------        -------        ------     -------
 Additions acquired(1)                            --         --          --           101             --            --          --
                                             -------    -------     -------        ------       --------       -------    --------
 Allowance for loan losses
   at end of year                            $ 1,611    $ 2,130     $ 1,502       $ 2,113       $  2,703       $ 5,483    $  4,123
                                              ======     ======      ======        ======        =======        ======     =======

 Ratio of net charge-offs (recoveries) to
   average loans outstanding                      --       0.02%       0.60%         0.64%          1.69%         3.51%       0.65%
                                             =======      =====       =====         =====          =====         =====       =====
 Ratio of allowance for loan losses to
   non-performing loans at end of period       37.38%     34.64%      33.00%        34.92%         38.83%        39.14%      30.19%
                                               ======     =====       =====         =====          =====         =====       =====


---------------------------

(1) Acquired in connection with the Rosemont branch purchase which was consummated on July 1, 1993.

     The following table sets forth information concerning the allocation of the Company's allowance for loan losses by loan categories at the dates indicated.

                               March 31,                                December 31,
                                1995                  1994                   1993                1992
                           ----------------    ----------------------------------------------------------------
                                  Percent of          Percent of              Percent of            Percent of
                                   Loans to            Loans to                Loans to              Loans to
                           Amount Total Loans  Amount Total Loans     Amount   Total Loans   Amount Total Loans
                                                         (Dollars in Thousands)
 Residential real estate $  242       47.32%  $  268    48.12%        $  194     45.26%      $  168   34.27%
 Commercial real estate     989       35.48      916    34.33          1,403     38.69        1,908   44.38
 Real estate construction    --        2.29      125     2.59            149      2.22          207    3.79
 Commercial business        167        5.73      152     5.78            294      5.22          315    7.56
 Consumer                   106        9.18       41     9.18             73      8.61          105   10.00
                          -----      ------    -----   ------          -----    ------        -----  ------

   Total                 $1,611      100.00%  $1,502   100.00%        $2,113    100.00%      $2,703  100.00%
                          =====      ======    =====   ======          =====    ======        =====  ======


                                               December 31,
                                         -----------------------
                                         1991               1990

                                       Percent of           Percent of
                                         Loans to             Loans to
                                Amount Total Loans  Amount  Total Loans
                                        (Dollars in Thousands)
 Residential real estate        $  139    32.16%    $  223     29.55%
 Commercial real estate          2,920    36.75      1,013     31.74
 Real estate construction        1,784    12.24      2,070     21.19
 Commercial business               534    10.69        660     10.62
 Consumer                          106     8.16        157      6.90
                                 -----   ------      -----    ------

                                $5,483   100.00%    $4,123    100.00%
                                 =====   ======      =====    ======


Investment Activities

     Mortgage-Backed Securities. Since July 1991, the Company has emphasized the investment in mortgage-backed securities which are insured or guaranteed by U.S. Government agencies and government sponsored enterprises and collateralized mortgage obligations ("CMOs"). Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally U.S. Government agencies and government sponsored enterprises) that pool and repackage the participation interests in the form of securities, to investors such as the Company. Such U.S. Government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include the FHLMC, the FNMA and the GNMA.

     Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages.

     The Company's mortgage-backed securities include CMOs, which have been developed in response to investor concerns regarding the uncertainty of cash flows associated with the prepayment option of the underlying mortgagor and are typically issued by government agencies, government sponsored enterprises and special purpose entities, such as trusts, corporations or partnerships, established by financial institutions or other similar institutions. A CMO can be collateralized by loans or securities which are insured or guaranteed by the FNMA, the FHLMC or the GNMA. In contrast to pass-through mortgage-backed securities, in which cash flow is received pro rata by all security holders, the cash flow from the mortgages underlying a CMO is segmented and paid in accordance with a predetermined priority to investors holding various CMO classes. Consequently, the maturity of a particular CMO class may be substantially less than the contractual maturity of the underlying security. By allocating the principal and interest cash flows from the underlying collateral among the separate CMO classes, different classes of bonds are created, each with its own stated maturity, estimated average life, coupon rate and prepayment characteristics.

     At March 31, 1995, $90.6 million or 90.8% of the Company's $99.7 million of mortgage-backed securities were classified as held to maturity. Mortgage-backed securities classified as held to maturity are carried at amortized cost and are adjusted for amortization of premiums and accretion of discounts over the life of the related security pursuant to the level yield method. In addition, since August 1992, the Company has classified a portion of its mortgage-backed securities portfolio as available for sale and has sold certain securities from this portfolio in accordance with the Company's asset/liability strategy or in response to changes in interest rates, changes in prepayment rates, the need to increase Progress' regulatory capital or similar factors. Mortgage-backed securities are classified as available for sale primarily based on the yield and duration of specific investments. For example, the Company's fixed-rate balloons and CMOs approximate the duration of the type of loans Progress originates and therefore, such securities may be sold to allow for additional loan growth and/or other asset/liability management strategies. At March 31, 1995, $9.1 million (which reflects $501,000 of unrealized losses with respect to mortgage-backed securities classified as available for sale) or 9.2% of the Company's total $99.7 million mortgage-backed securities portfolio were classified as available for sale. Mortgage-backed securities that are classified as available for sale are carried at fair value, with unrealized gains and losses excluded from earnings, but reported as a separate component of stockholders' equity.
For information concerning the Company's possible reclassification of a portion of its mortgage-backed securities portfolio from held to maturity to available for sale, see "Risk Factors - Potential Effects of Changes in Interest Rates and the Current Interest Rate Environment."

     Mortgage-backed securities increase the credit quality of the Company's assets by virtue of the guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of the Company. However, although the Company's mortgage-backed securities portfolio may have a shorter average term to maturity and greater liquidity than the Company's single-family residential real estate loans, the Company is subject to reinvestment risk with respect to such portfolio. Specifically, as the Company's mortgage-backed securities amortize or prepay, the Company may not be able to reinvest the proceeds of such repayments and prepayments at a comparable favorable rate, particularly if the mortgage-backed securities were acquired in a higher interest rate environment. In addition, mortgage-backed securities classified as available for sale are carried at fair value which could result in unrealized losses being deducted from stockholders' equity due to fluctuations in the market values of such securities. Accordingly, the Company's portfolio of mortgage-backed securities classified as available for sale may result in increased volatility with respect to the Company's financial condition. The Company attempts to address such risks by actively managing its portfolio in relation to changes in interest rates and the Company's liquidity needs.

       The following table sets forth the activity in the Company's mortgage-backed securities portfolio during the periods indicated.

                                   At or For the Three
                                   Months Ended March 31,  At or For the Year Ended December 31,
                                     1995        1994            1994      1993      1992
                                                    (Dollars in Thousands)
 Mortgage-backed securities
   at beginning of period         $102,776     $125,947        $125,947   $ 86,011  $ 47,875

 Purchases (1)                          --       19,319          26,555    125,332   116,737

 Conversion of existing loans
   to mortgage-backed securities        --       20,970          24,979     64,530    50,195

 Sales of loans converted to
   securities                           --      (20,970)        (24,979)   (64,530)  (50,195)

 Sales from portfolio                   --      (14,777)        (19,833)   (35,739)  (57,818)

 Repayments                         (3,042)     (13,534)        (27,299)   (46,912)  (19,594)

 Premium amortization                 (137)      (1,226)         (2,001)    (2,806)   (1,050)

 Other                                   1            1              55         61      (139)

 Change in unrealized loss on
   securities available for sale       148         (254)           (648)        --       --
                                    ------      -------         -------     -------   ------

 Mortgage-backed securities
   at end of period(2)             $99,746     $115,476        $102,776    $125,947  $86,011(2)
                                    ======      =======         =======     =======   ======

 Weighted average coupon
   at end of period                   7.44%        7.34%           7.38%       7.64%    7.84%
                                      ====         ====            ====        ====     ====

___________________________

(1)  Includes applicable premiums and discounts.

(2) Includes $9.1 million, $14.3 million, $9.1 million, $8.9 million and $25.1 million of mortgage-backed securities classified as available for sale (at fair value at March 31, 1995 and 1994 and December 31, 1994; at lower of aggregate cost or fair value at December 31, 1993 and 1992) at March 31, 1995 and 1994 and December 31, 1994, 1993 and
     1992, respectively.

     At March 31, 1995, the Company's mortgage-backed securities classified as held to maturity had an amortized cost and approximate fair value of $90.6 million and $86.7 million, respectively. Of the $90.6 million portfolio, $24.4 million was scheduled to mature in five years or less, $3.9 million was scheduled to mature in five to ten years, $22.7 million was scheduled to mature in ten to 15 years and $39.6 million was scheduled to mature after 15 years. Due to repayments of the underlying loans, the actual maturities of mortgage-backed securities generally are substantially less than the scheduled maturities. At March 31, 1995, the Company's mortgage-backed securities classified as held to maturity had a weighted average term to maturity of
5.6 years.

     Of the Company's total investment in mortgage-backed securities at March 31, 1995 (including mortgage-backed securities classified as available for sale), $28.9 million consisted of GNMA certificates, $22.0 million consisted of FNMA certificates, $44.1 million consisted of FHLMC certificates and $4.7 million consisted of agency guaranteed CMOs. At March 31, 1995, $76.6 million of the Company's mortgage-backed securities carried fixed rates while $23.1 million carried adjustable rates.

     Investment Securities. Federally chartered savings institutions have authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various Federal agencies and of state and municipal governments, certificates of deposit at federally insured banks and savings institutions, certain bankers' acceptances and Federal funds. Subject to various restrictions, federally chartered savings institutions may also invest a portion of their assets in commercial paper, corporate debt securities and mutual funds, the assets of which conform to the investments that federally chartered savings institutions are otherwise authorized to make directly.

     The Company's investment securities portfolio is currently managed by the President and Chief Executive Officer and the Vice President of Finance of the Company in accordance with a comprehensive investment policy which addresses strategies, types and levels of allowable investments and which is reviewed and approved by the Board of Directors on an annual basis. The management of the investment securities portfolio is set in accordance with strategies developed by the Company's Asset/Liability Committee. These strategies currently emphasize lending activities (including investing in mortgage-backed securities) in order to increase the weighted average yield on the Company's interest-earning assets. The Company's investment securities are carried in accordance with generally accepted accounting principles. See Note 1 to the Company's Notes to Consolidated Financial Statements.

     The following table set forth the carrying value of the Company's investment securities at the dates indicated.

                                     March 31,             December 31,
                                        1995        1994       1993       1992
                                               (Dollars in Thousands)

U.S. Government agency obligations   $14,333       $15,161     $2,000     $2,000
FHLB of Pittsburgh stock               2,469         2,302      2,632      3,260
Equity investments                        30            30         --         --
                                      ------        ------     ------     ------
  Total investment securities        $16,832(1)(2) $17,493     $4,632     $5,260
                                      ======        ======      =====      =====

------------------------

(1) At March 31, 1995, the fair value of the Company's investment securities amounted to $16.3 million.

(2) Includes $3.8 million of investment securities classified as available for sale (which reflects $220,000 of unrealized losses with respect to such securities).


     The following table set the maturities and weighted average yields of the Company's investment securities at March 31, 1995. FHLB of Pittsburgh stock and equity investments have no stated maturity and are not reflected in the following table.

                        Less Than        One to          Five to       More Than
                        One Year       Five Years       Ten Years      Ten Years        Total
                       Amount  Yield   Amount  Yield   Amount  Yield  Amount  Yield  Amount   Yield
                                          (Dollars in Thousands)
 U.S. Government
  agency obligations   $  --     --%   $4,780  5.62%   $7,553  6.65%  $2,000  7.00%  $14,333  6.36%
                        ====    ===     =====  ====     =====  ====    =====  ====    ======  ====

Sources of Funds

     General. Deposits are the primary source of the Company's funds for lending and other investment purposes. In addition to deposits, the Company derives funds from loan principal repayments and borrowings, including advances from the FHLB of Pittsburgh. Loan repayments are a relatively stable source of funds, while deposits inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer term basis for general business purposes, including asset/liability management.

     Deposits. Deposits obtained through offices of the Company have traditionally been the principal source of the Company's funds for use in lending and for other general business purposes. The Company's current deposit products include passbook savings accounts, NOW and Super NOW accounts, personal and commercial demand deposit accounts, money market deposit accounts and time deposits ranging in terms from one month to five years. Included among these deposit products are Individual Retirement Account certificates and Keogh retirement certificates, as well as negotiable rate time deposits with balances of $100,000 or more ("negotiated-rate jumbo certificates").

     The Company's deposits are obtained primarily from residents in its primary market area. The principal methods used by the Company to attract deposit accounts include offering a wide variety of services and accounts, competitive interest rates and convenient office locations and service hours. The Company utilizes traditional marketing methods to attract new customers and savings deposits, including print media advertising and direct mailings. The Company does not advertise for deposits outside of its local market area or utilize the services of deposit brokers, and management believes that an insignificant number of deposit accounts were held by non-residents of Pennsylvania at March 31, 1995. The Company has a drive-up banking facility at one of its offices and has installed ATMs at all of its offices. The Company participates in the ATM network known as Money Access Service.


     The following table sets forth the average balances and weighted average rates paid with respect to the Company's deposits for the periods indicated.

                                                                                     Year Ended December 31,
                                      Three Months Ended
                                        March 31, 1995              1994                     1993                      1992
                                       Amount      Rate       Amount      Rate        Amount       Rate        Amount         Rate
                                                                          (Dollars in Thousands)
Interest-bearings deposits:
NOW and Super NOW                  $ 24,870       2.63%     $ 21,932      2.43%      $17,488       2.39%      $ 15,677        3.39%
Money market accounts                34,960       2.96        41,428      2.75        42,128       2.82         41,440        3.69
Passbook and statement
  savings                            27,603       2.94        27,808      2.95        21,212       2.94         16,592        3.49
Time deposits                       173,023       5.21       168,250      4.56       159,973       4.47        166,556        5.45
                                    -------       ----       -------      ----       -------       ----        -------        ----
  Total interest-bearing
    deposits                        260,456       4.42%      259,418      3.92%      240,801       3.89%       240,265        4.88%
                                                  ====                    ====                     ====                       ====
Non-interest-bearing
  deposits                           18,903                   16,713                  13,778                    14,398
                                    -------                  -------                  ------                   -------

   Total deposits                  $279,359                 $276,131                $254,579                  $254,663
                                    =======                  =======                 =======                   =======


     The following table shows the interest rate and maturity information for the Company's time deposits at March 31, 1995.


                                                       Maturity Date
                       One Year                                              Over
Interest Rate           or Less         1-2 Years        2-3 Years          3 Years          Total
                                                      (In Thousands)
2.00 - 3.99%           $ 17,357           $   504         $   164            $    76       $ 18,101

4.00 - 5.99%             71,534            12,978          11,932              5,585        102,029

6.00 - 7.99%             19,929            18,913           7,295              5,632         51,769

8.00 - 9.99%              1,821                11              67                 47          1,946

10.00 - 11.99%               42                --              --                 12             54
                        -------           -------         -------             ------        -------

   Total               $110,683           $32,406         $19,458            $11,352       $173,899
                        =======            ======          ======             ======        =======


     At March 31, 1995, the Company had $11.0 million of certificates of deposit in amounts of $100,000 or more outstanding which mature as follows:
$5.8 million within three months; $1.8 million over three months through six months; $2.9 million over six months through 12 months; and $491,000 thereafter.

     The ability of the Company to attract and maintain deposits and the Company's cost of funds on these deposit accounts have been, and will continue to be, significantly affected by economic and competitive conditions.

     For additional information about the Company's deposits, see Note 8 to the Company's Notes to Consolidated Financial Statements.

     Borrowings. Progress may use advances from the FHLB of Pittsburgh to supplement its supply of lendable funds, to meet deposit withdrawal requirements and for other business purposes. Progress is a member of the FHLB System, which consists of 12 regional FHLBs subject to supervision and regulation by the Federal Housing Finance Board. The FHLBs provide a central credit facility primarily for member institutions. Progress, as a member of the FHLB of Pittsburgh, is required to hold shares of common stock in that FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 5% of its advances (borrowings) from the FHLB of Pittsburgh, whichever is greater. Progress had a $2.5 million investment in stock of the FHLB in Pittsburgh at March 31, 1995, which was in compliance with this requirement. At March 31, 1995, Progress had $47.8 million of advances outstanding from the FHLB of Pittsburgh.

     The following table presents certain information regarding the Company's FHLB advances at the dates and for the periods indicated.


                                       At or For the Three Months             At or For the
                                            Ended March 31,              Year Ended December 31,
                                            ---------------              -----------------------
                                           1995          1994         1994        1993         1992
                                           ----          ----         ----        ----         ----
                                                            (Dollars in Thousands)
 Average balance outstanding             $47,506       $38,752     $44,007      $48,702      $41,502
 Maximum amount outstanding at any
   month-end during the period            47,821        44,958      57,244       61,067       53,018
 Balance outstanding at end of period     47,821        30,541      44,052       40,536       36,071
 Average interest rate during the
   period                                   6.39%         4.51%       5.00%        4.29%        4.87%
 Average interest rate at end
   of period                                6.41%         4.85%       6.35%        4.45%        4.75%


     At March 31, 1995, $5.5 million of FHLB advances were scheduled to mature within one year, $8.0 million were scheduled to mature over one-year through two years, $5.0 million were scheduled to mature over two years through three years and $5.0 million were scheduled to mature beyond three years.

     At March 31, 1995, the Company's borrowings also included $3.0 million of subordinated debentures which were issued by the Company in a private placement offering which was completed in June 1994. The $3.0 million of subordinated debentures carry a 8.25% interest rate payable quarterly, mature in June 2004 and are not redeemable prior to July 1996. Roxborough-Manayunk currently holds $250,000 of such subordinated debt (together with 25,000 of warrants to purchase Company Common Stock). In connection with the Conversion and the Merger, Roxborough-Manayunk may either sell such subordinated debt to an unrelated third party or such subordinated debt may be cancelled upon consummation of the Conversion and the Merger.

Subsidiaries

     At March 31, 1995, the Company maintained three direct subsidiaries, consisting of Progress, Progress Realty Advisors, Inc. ("PRA") and Progress Realty Advisors, L.P. ("PRA, L.P."). PRA serves as the general partner and owns a 2% limited partnership interest in PRA, L.P. (the Company maintains a 75% limited partnership interest in PRA, L.P.). PRA, L.P., a Pennsylvania limited partnership which was formed in January 1995, provides loan sale advisory, commercial mortgage banking and commercial mortgage brokerage services to both institutional real estate investors and lenders as well as to real estate owners and developers. At March 31, 1995, the Company's equity investment in PRA and PRA, L.P. amounted to $3,000 and $161,000, respectively.

     In addition to the subsidiaries discussed above, Progress also has nine direct and/or indirect subsidiary service corporations which are described below. Federal regulations permit Progress to invest up to 2% of its assets in capital stock and collateralized and uncollateralized loans to subsidiary service corporations and an additional 1% of its assets when the additional funds are utilized for community or inner-city purposes. In addition, an institution that meets its applicable minimum regulatory capital requirements may make conforming loans to service corporations in which the institution owns or holds more than 10% of the capital stock in an aggregate amount of up to 50% of the institution's regulatory capital. Savings institutions meeting these requirements also may make, subject to the loans-to-one borrower limitations, conforming loans to service corporations in which the institution does not own or hold more than 10% of the capital stock and to certain other corporations meeting specified requirements. Federally chartered savings institutions also are authorized to invest up to 30% of their assets in finance subsidiaries whose sole purpose is to issue debt or equity securities that Progress is authorized to issue directly, subject to certain limitations. At March 31, 1995, Progress was authorized to have a maximum investment of approximately $6.9 million in its subsidiaries, exclusive of the 1% of assets permitted for community or inner-city purposes. As of such date, Progress' investment in and loans to its subsidiaries totalled $5.5 million. This amount includes contributions to service corporations of property acquired through foreclosure or deed in lieu thereof of $4.5 million. Such amount is not included in Progress' service corporation investment limitation under OTS interpretations.

     Eagle Service Corporation. Eagle Service Corporation ("Eagle") is a Pennsylvania corporation which is currently engaged in real estate development and, through subsidiaries, holds certain investments in real estate. At March 31, 1995, Eagle had an $8,000 investment in a joint venture which is developing a 30-unit single-family residential project located in Worcester, Pennsylvania. As of such date, the joint venture had sold 24 units and one unit was under agreement for sale. Eagle has a $5.0 million line of credit with Progress which had an outstanding balance of $3.5 million at March 31, 1995. At March 31, 1995, Progress' equity investment in Eagle amounted to $3.7 million.

     Wholly owned subsidiaries of Eagle at March 31, 1995 consisted of Pelham Bay Professional Center, Inc. ("Pelham"), PFSB, Inc. ("PFSB") and Faraway, Inc. ("Faraway"). Pelham is a Pennsylvania corporation which is engaged in the management of the Company's largest REO property, a medical office building, which had a net carrying value of $3.4 million at March 31, 1995 and which was sold for $3.2 million in June 1995. PFSB and Faraway are currently inactive.

     Dolphin Service Corporation. Dolphin Service Corporation ("Dolphin") is a Pennsylvania corporation which is engaged in the management of $1.0 million of real estate which was previously acquired by Progress through foreclosure and which consisted of various townhouses, single-family houses and residential units. At March 31, 1995, Progress' investment in Dolphin amounted to $1.7 million.

     Pilot Financial Corporation. Pilot Financial Corporation ("Pilot") is a Pennsylvania corporation which was previously engaged in the management of a 96-unit townhouse community located in Bucks County, Pennsylvania.
The sale and settlement of all 96 units was completed during 1994 and, as a result, Pilot is currently inactive.

     Diversified Investment Services Corporation ("DISC") is Pilot's only wholly owned subsidiary and is a Pennsylvania corporation. DISC was previously engaged in the management of one real estate property which was acquired by Progress through foreclosure and subsequently sold in August 1994. As a result, DISC is currently inactive.

     Fox Acquiring, Inc. Fox Acquiring, Inc. ("Fox") is a Pennsylvania corporation which is currently inactive and which was previously engaged in the management of various parcels of REO.

     Progress' investments in and advances to ventures by Progress' service corporations are accounted for using the equity method of accounting.

Office Properties

     At March 31, 1995, the Company conducted its business from its headquarters and main office at the Plymouth Meeting Executive Campus, 600 West Germantown Pike, Plymouth Meeting, Pennsylvania, and eight other branch offices located in southeastern Pennsylvania.

                                               Lease                      Total                     Net Book
                               Leased/    Expiration Date      Date       Office                    Value at
 Description/Address(1)         Owned    Including Options   Acquired   Square Ft.    Deposits     3/31/95(2)
                                                                                          (In Thousands)
 Executive Office:
 600 W. Germantown Pike
 Plymouth Meeting, PA          Leased           04/06            --      23,228    $     --           $    57

 Branch Offices:
 Corner Routes 202 & 23
 Bridgeport, PA(3)             Owned               --          1974       7,919      36,487               654

 405 Fayette Street
 Conshohocken, PA              Leased           01/10(4)         --       2,168      40,414                 5

 Genuardi Shopping Center
 Jeffersonville, PA            Leased           03/96            --       2,700      35,665                37

 Valley Forge Shopping Center
 King of Prussia, PA           Leased           01/99            --       3,296      37,145                38

 Sandy Hill Shopping Center
 Norristown, PA                Leased           07/98            --       1,555      34,843                 7

 Andorra Shopping Center
 Philadelphia, PA              Leased           09/99            --       2,000      28,690                --

 Plymouth Meeting
 Executive Campus
 Plymouth Meeting, PA          Leased           01/06            --       4,572      41,382                32

 Rosemont
 1084 E. Lancaster Avenue
 Rosemont, PA                  Leased           03/32            --       2,647      23,223               194


_____________________________

(1) In April 1995, the Company entered into a 20-year lease agreement to renovate and open a branch office in Paoli, Pennsylvania. The cost of renovations are estimated to be approximately $225,000. The Company expects to open its Paoli branch office in August 1995 (which is leased). In addition, in April and May 1995, the Company opened two residential loan origination offices (which are leased) in Pottstown and Lancaster, Pennsylvania.

(2) Includes investment in leasehold improvements (excluding furniture and equipment).

(3)  Also serves as Progress' operations center.

(4)  Lease is renewable on an annual basis.

Legal Proceedings

     The Company is involved in routine legal proceedings occurring in the ordinary course of business which in the aggregate are believed by management to be immaterial to the financial condition of the Company.

Competition

     The Company faces strong competition both in attracting deposits and making real estate loans. Its most direct competition for deposits has historically come from other savings institutions, credit unions and commercial banks located in its primary market area in southeastern Pennsylvania, including many large financial institutions which have
greater financial and marketing resources available to them.   In addition,
during times of high interest rates, the Company has faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. The ability of the Company to attract and retain savings deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

     The Company experiences strong competition for real estate loans principally from other savings institutions, commercial banks and mortgage banking companies. The Company competes for loans principally through the interest rates and loan fees it charges and the efficiency and quality of services it provides borrowers. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

Employees

     As of March 31, 1995, the Company employed 114 full-time employees and 17 part-time employees.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS OF ROXBOROUGH-MANAYUNK

General

     The Mutual Holding Company was formed in 1992 to acquire and hold a majority of the issued and outstanding common stock of Roxborough-Manayunk, currently its primary asset. At present, the Mutual Holding Company owns approximately 87% of the issued and outstanding common stock of Roxborough-Manayunk. The only other significant asset of the Mutual Holding Company is $98,500 in cash and cash equivalents retained from its initial capitalization upon formation. As such, the Mutual Holding Company's results of operations are dependent on the financial condition and results of operation of Roxborough-

Manayunk. Roxborough-Manayunk's results of operations are primarily dependent on its net interest income, which is the difference between interest income earned on its loan, mortgage-backed securities and investment portfolios, and its cost of funds, which consists of interest paid on deposits and borrowings. Net interest income also is affected by the relative amounts of interest-earning assets and interest-bearing liabilities. Roxborough-Manayunk's net income also is affected by the amount of noninterest income, noninterest expense and the provision for loan losses. Operating results are also affected to a lesser extent by the type of loans originated (i.e., fixed-rate versus adjustable or short-term) which in turn affects the rates and fees earned. Roxborough-Manayunk's operating expenses principally consist of employee compensation, occupancy expenses, federal insurance premiums, and other general and administrative expenses. The earnings of Roxborough-Manayunk also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies, and actions of regulatory authorities.

Management Strategy

     Roxborough-Manayunk's lending strategy has historically focused on the origination of traditional one-to-four family mortgages and, to a much lesser extent, multi-family residential and commercial real estate loans. This focus, and relatively conservative underwriting standards, is designed to reduce the risk of losses on its loan portfolio. This lack of diversification in its asset structure does, however, increase Roxborough-Manayunk's portfolio concentration risk by making the value of the portfolio more susceptible to declines in real estate values in its market area. The risk has been mitigated to an extent through the origination of adjustable-rate mortgage loans (when market conditions permit), the increased purchase of mortgage-backed securities, and the maintenance of a high percentage of its assets in highly liquid overnight deposits.

     Roxborough-Manayunk, like many other thrift institutions, is subject to interest rate risk as a result of the difference in the maturity on interest-bearing liabilities and interest-earning assets and the volatility of interest rates. Most deposit accounts react more quickly to market interest rate movements than do traditional mortgage loans because of their shorter terms to maturity; therefore, sharp increases in interest rates will generally adversely affect Roxborough-Manayunk's earnings.
Conversely, this mismatch will generally benefit Roxborough-Manayunk during periods of declining or stable interest rates. Roxborough-Manayunk's management strategy has been to maintain a strong capital position through asset growth at a rate that does not exceed Roxborough-Manayunk's ability to generate earnings. Historically, Roxborough-Manayunk has limited its borrowings and has relied primarily upon savings deposits as its primary source of funds. Roxborough-Manayunk's lending and investment strategy in recent years has consisted primarily of the following: (1) the origination of fixed-rate 15- and 30-year mortgages, which are eligible for sale in the secondary market, primarily for retention in the loan portfolio, (2) the retention of adjustable-rate, five- and seven-year "balloon" mortgages for the loan portfolio, (3) the origination on a selective and limited basis of small commercial real estate loans secured by real estate in the local market area, (4) since March 1992, the origination of consumer loans which primarily consist of second mortgages and home equity loans to existing customers for terms of 5 to 10 years with a maximum loan-to-value ratio of 75%, (5) the purchase of mortgage-backed securities backed by fixed-rate and adjustable-rate loans (when the amount of savings deposits held by Roxborough-Manayunk exceeds the amount of funds needed for lending), and (6) the maintenance of a high percentage of Roxborough-Manayunk's assets in short-term liquid investments.

Asset/Liability Management

     General. Roxborough-Manayunk's earnings depend primarily on its net interest income. Net interest income is affected by (i) the amount of interest-earning assets and interest-bearing liabilities, (ii) rates of interest earned on interest-earning assets and rates paid on interest-bearing liabilities, and (iii) the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates paid on interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

     At March 31, 1994, approximately 79% of Roxborough-Manayunk's real estate loans were long-term, fixed-rate loans. Therefore, the average yield on Roxborough-Manayunk's loan portfolio changes relatively slowly and generally does not keep pace with changes in interest rates on deposit accounts and borrowings. When interest rates rise, Roxborough-Manayunk's yield on its loan portfolio generally increases more slowly than the rate by which its cost of funds increases.

     Net Portfolio Value. In prior years, Roxborough-Manayunk has measured its interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, the OTS now requires the computation of the amount by which the institution's net portfolio value, or "NPV" (consisting of the net present value of an institution's cash flows from assets, liabilities, and off balance sheet contracts) would change in the event of a range of assumed changes in market interest rates. The OTS also requires the computation of estimated changes in net interest income over a four-quarter period. These computations estimate the effect on an institution's NPV and net interest income of instantaneous and permanent 1% to 4% increases and decreases in market interest rates. Through Roxborough-Manayunk's interest rate sensitive policy, the Board of Directors has established maximum tolerable decreases in net interest income and in NPV given such instantaneous changes in interest rates.

     In order to encourage institutions to reduce their interest rate risk, the OTS adopted a final rule in August 1993 incorporating an interest rate risk ("IRR") component into the risk-based capital rules. The rules provide that the OTS will calculate the IRR component quarterly for each institution. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes in interest rates. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. However, the requirement that institutions deduct the IRR component from capital has been waived until the OTS finalizes the process under which institutions may appeal such capital deductions. As provided in the rule, institutions, such as Roxborough-Manayunk, with less than $300 million in total assets and a risk-based capital ratio in excess of 12%, are exempt from filing IRR information with the OTS and are not required to deduct this component from capital.

     The following table presents Roxborough-Manayunk's NPV at March 31, 1995, as calculated by the OTS and based on OTS assumptions utilizing raw data voluntarily provided to the OTS by Roxborough-Manayunk.


    Change in
Interest Rates in       Net Portfolio Value        NPV as % of Assets
  Basis Points
 (Rate Shock)(1)    Amount     $Change   %Change   NPV Ratio   Change

                                 (Dollars in Thousands)

     +400 bp        $33,106     $(936)       (3)%     12.03%     -5 bp
     +300 bp         33,687      (355)       (1)      12.15      +8 bp
     +200 bp         34,064        22         0       12.21     +13 bp
     +100 bp         34,436       394         1       12.26     +19 bp
        0 bp         34,042        --        --       12.08
     -100 bp         32,160    (1,882)       (6)      11.42     -65 bp
     -200 bp         30,152    (3,890)      (11)      10.72    -135 bp
     -300 bp         30,395    (3,647)      (11)      10.74    -134 bp
     -400 bp         30,778    (3,263)      (10)      10.79    -129 bp


-----------------------

(1) Denotes rate shock used to compute interest rate risk capital component.

     The following table sets forth the interest rate risk capital component for Roxborough-Manayunk at March 31, 1995 (the most recent date for which such information is available to Roxborough-Manayunk from the
OTS) given a hypothetical 200 basis point rate change in market interest rates. See "Regulation - Savings Bank Regulation - Regulatory Capital Requirements." Based on Roxborough-Manayunk's risk-based capital level and asset size, it would not be subject to any increased capital requirements if the regulation were applied to Roxborough-Manayunk.

                                                   At
                                                March 31, 1995
                 RISK MEASURES:                 --------------
                 200 Basis Point Rate Shock

                 Pre-Shock NPV Ratio:  NPV
                 as % of Present Value of      12.08%

                 Assets
                 Exposure Measure:  Post-
                 Shock NPV Ratio               10.72%

                 Sensitivity Measure:
                 Change in NPV Ratio            (135) bp


                 CALCULATION OF CAPITAL
                 COMPONENT:

                 Change in NPV as % of
                 Present Value of Assets       (1.38)%

                 Interest Rate Risk Capital
                 Component                        --


     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Further, the computations do not include any actions Roxborough-Manayunk may undertake in response to changes in interest rates, but are based on a fixed portfolio of assets, liabilities and off balance sheet items.

     Certain shortcomings are inherent in the method of analysis presented in both the computation of NPV and in the analysis presented in prior tables setting forth the maturing and repricing of interest-earning assets and interest-bearing liabilities. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans (which represent approximately 5% of Roxborough-Manayunk's loan portfolio at March 31, 1995) have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

Comparison of Financial Condition at March 31, 1995 and December 31, 1994
and 1995

     Assets. Roxborough-Manayunk had total assets at March 31, 1995 and December 31, 1994 and 1993 of $272.7 million, $273.6 million and $277.3 million, respectively. The $843,000 or .3% decrease at March 31, 1995 is primarily attributable to a decrease in mortgage-backed securities available for sale of $22.1 million, a decrease in loans receivable of $349,000, and a decrease in deferred income taxes of $1.0 million, offset by an increase in cash and cash equivalents of $21.8 million. The decrease of $3.7 million or 1.3% during the year ended December 31, 1994, was primarily due to a net decrease of cash, investments, and mortgage-backed securities of $2.6 million, a decrease of loans receivable of $1.9 million and an increase in deferred taxes of $1.4 million.

     Cash and Cash Equivalents. Cash and cash equivalents, which include cash on hand and interest-bearing deposits in other financial institutions, totaled $40.8 million, $19.1 million and $31.8 million at March 31, 1995 and December 31, 1994 and 1993, respectively. The fluctuation in this account is due to the sale of investments near the end of fiscal 1993 and March 31, 1995 and Roxborough-Manayunk not yet having deployed the proceeds by the end of the fiscal year and quarter, respectively.

     Loans Receivable. Loans receivable (including loans classified as held for sale) remained relatively stable during the periods presented as Roxborough-Manayunk was able to replace maturing loans with new originations, supplemented by the purchase of loans.

     Allowance for Loan Losses. The allowance for loan losses was $416,000, $417,000 and $450,000 or 34.1%, 31.1%, and 18.4% of total non-
performing loans at March 31, 1995 and December 31, 1994 and 1993, respectively.

     Investment Securities. Roxborough-Manayunk maintains a portfolio of investment securities such as U.S. government and agency securities as a means of implementing its asset and liability policies. Investment securities are generally held to maturity, however, a small portion of the investment portfolio is classified as available for sale. At March 31, 1995 and December 31, 1994 and 1993, investment securities (including investment securities classified as available for sale) totaled $50.3 million, $50.1 million and $29.9 million, respectively. The $20.2 million or 67.5% increase from fiscal 1993 to fiscal 1994 was due primarily to the purchase of additional U.S. government agency issues in fiscal 1994.

     Mortgage-Backed Securities. Roxborough-Manayunk also maintains a portfolio of mortgage-backed securities guaranteed by GNMA and FNMA or issued by the FHLMC which are secured by fixed- and adjustable-rate mortgages. The entire portfolio of mortgage-backed securities is classified as available for sale and is carried at market value. At March 31, 1995 and December 31, 1994 and 1993, mortgage-backed securities had a fair market value of $76.4 million, $98.5 million and $108.5 million and unrealized losses on mortgage-backed securities totaled $791,000 and $3.8 million at March 31, 1995 and December 31, 1994, respectively, and an unrealized gain of $67,000 at December 31, 1993. For a discussion of the classification of mortgage-backed securities, see "Business of Roxborough-Manayunk - Investment Activities - Accounting for Investments and Mortgage-Backed Securities."

     Liabilities. Roxborough-Manayunk's liabilities totaled $249.7 million, $253.1 million and $256.1 million at March 31, 1995 and December 31, 1994 and 1993, respectively. The decrease of $3.4 million or 1.3% at March 31, 1995 is primarily attributable to a $2.2 million decrease in deposits and a $1.2 million decrease in advances from borrowers for taxes and insurance. The decrease of $3.0 million or 1.2% during the year ended December 31, 1994, was primarily attributable to a $3.1 million or 1.3% decrease in deposits. Roxborough-Manayunk's deposit base decreased due to the rapid increase in certificate rates.

     Borrowings. Although deposits are the primary source of funds for Roxborough-Manayunk, it may obtain advances from the FHLB of Pittsburgh.
At March 31, 1995 and at December 31, 1994 and 1993, outstanding advances totaled $7.9 million and carried a weighted average interest rate of 5.53%. All of these advances were specifically matched to a specific investment at a positive interest rate spread.

     Stockholders' Equity. Roxborough-Manayunk's stockholders' equity increased $3.0 million or 12.2% from $20.5 million to $23.0 million at March 31, 1995 due primarily to a $2.0 million decrease in unrealized losses on mortgage-backed securities available for sale and a $475,000 increase in retained earnings. Roxborough-Manayunk's stockholders' equity decreased by $740,000 or 3.5% to $20.5 million for the year ended December 31, 1994, as compared to $21.2 million for the year ended December 31, 1993. This decrease was due mainly to a $2.4 million increase in unrealized losses on mortgage-backed securities offset somewhat by $1.9 million in net income from operations.

Comparison of Operating Results for the Three Months Ended March 31, 1995 and 1994 and the Years Ended December 31, 1994, 1993 and 1992

     General. Net income for the three months ended March 31, 1995 and 1994 totaled $516,000 and $309,000, respectively. Net income for the years ended December 31, 1994, 1993 and 1992 totaled $1.9 million, $2.9 million and $1.8 million, respectively.

     Net income for the three months ended March 31, 1995 increased $206,000 or 66.6% primarily due to an increase in income from interest and dividends on investments.

     The $1.0 million or 34.9% decrease in fiscal 1994 as compared to fiscal 1993 was primarily due to a decrease in gain on the sale of mortgage-backed securities of $679,000, and a one-time gain from the cumulative effect of changing the method of accounting for income taxes of $407,000 in 1993. The $1.2 million or 65.2% increase in fiscal 1993 as compared to fiscal 1992 was primarily due to an increase in gain on the sale of mortgage-backed securities of $566,000, an increase in net interest income of $906,000 and a one-time gain from the cumulative effect of changing the method of accounting for income taxes of $407,000, offset by an increase in operating expenses of $306,000.

     Net Interest Income. Net interest income is determined by Roxborough-Manayunk's interest rate spread (i.e., the difference between the yields on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

     Average Balance Sheet.   The following table sets forth certain
information relating to Roxborough-Manayunk's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented.


                                                          For the Three Months Ended March 31,(7)
                                                        1995(1)                                1994
                                           Average                  Average     Average                  Average
                                           Balance     Interest    Yield/Cost   Balance    Interest     Yield/Cost
                                                                  (Dollars in Thousands)
 Interest-earning assets:
   Loans receivable(2)                   $ 98,494      $2,201          8.94%  $ 98,263       $2,302         9.37%
   Mortgage-backed securities              92,056       1,603          6.97    102,836        1,223         4.76

   Cash and investment securities(3)       69,980       1,048          6.00     61,993          661         4.26
   Other interest-earning assets            4,655          83          7.05      4,520           51         4.54
                                          -------       -----                  -------        -----
     Total interest-earning assets        265,185      $4,935          7.44    267,612       $4,237         6.33
                                          -------                              -------
                                                        =====                                 =====

 Non-interest-earning assets                8,235                               10,887
                                          -------                              -------
   Total assets                          $273,420                             $278,499
                                          =======                              =======

 Interest-bearing liabilities:
   Regular savings                       $ 39,218      $  320          3.26%  $ 43,395       $  269         2.48%
   Senior Club savings                     71,643         721          4.03     83,458          674         3.23
   Certificate accounts                   101,027       1,141          4.52     92,966          945         4.06
   Other deposit accounts(4)               26,858         190          2.83     24,590          124         2.03
                                          -------       -----                  -------        -----
     Total deposits                       238,746       2,732          3.97    244,409        2,012         3.29
   FHLB borrowings                          7,884         109          5.53      7,884          109         5.53
 Other liabilities (escrow)                 1,876           9          2.00      1,926            9         2.00
                                          -------       -----                  -------        -----
   Total interest-bearing liabilities    $248,506      $2,490          4.00   $254,219       $2,130         3.35
                                          =======       =====                  =======        =====

 Non-interest-bearing liabilities           2,609                                2,231
                                          -------                              -------
   Total liabilites                       251,115                              256,450
                                          -------                              -------
 Stockholder's equity                      22,305                               22,049
                                          -------                              -------
   Total liabilities and stockholders'
     equity                              $273,420                             $278,499
                                          =======                              =======
 Net interest income                                   $2,445                                $2,107
                                                        =====                                 =====
 Interest rate spread(5)                                               3.44%                                2.98%
                                                                       ====                                 ====
 Net yield on interest-earning
   assets(6)                                                           3.69%                                3.15%
                                                                       ====                                 ====
 Ratio of average interest-earning
   assets to average interest-bearing
   liabilities                                                       106.71%                              105.27%
                                                                     ======                               ======


                                                   (Footnotes on following page)

---------------------

(1) At March 31, 1995, the weighted average yields earned and rates paid were as follows: loans receivable, 8.79%; mortgage-backed securities 6.75%; cash and investment securities, 6.04%; other interest earning assets, 7.07%; total deposits, 4.12%, advances from the FHLB, 5.53%; total interest-bearing liabilities, 4.16%; and interest rate spread, 2.91%.

(2)  Average balances include non-accrual loans.

(3)  Includes interest-bearing deposits in other financial institutions.

(4) Includes NOW and super NOW accounts, money market accounts, and non-interest deposit accounts.

(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(6) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

(7) Annualized (where appropriate) for purposes of comparability with year-end data.

                                                                     Year Ended December 31,
                                                   1994                              1993                          1992
                                         Average             Average    Average             Average   Average            Average
                                         Balance  Interest   Yield/Cost Balance  Interest  Yield/Cost Balance   Interest Yield/Cost
                                                                             (Dollars in Thousands)
 Interest-earning assets:
   Loans receivable(1)                  $ 97,302   $ 9,042     9.29%   $ 85,293    $ 8,745    10.25%  $ 82,829    $ 9,188   11.09%
   Mortgage-backed securities             98,656     5,327     5.40     120,935      7,065     5.84     93,699      6,627    7.07
   Cash and investment securities(2)      67,869     3,499     5.16      43,311      2,036     4.71     47,971      2,605    5.43
   Other interest-earning assets           4,553       228     5.01       4,090        221     5.40      3,269        137    4.19
                                         -------    ------              -------     ------             -------     ------
     Total interest-earning assets       268,380   $18,096     6.74     253,629    $18,067     7.12    227,768    $18,557    8.15
                                         -------    ======              -------     ======             -------     ======

 Non-interest-earning assets               8,825                         10,382                          9,217
                                         -------                        -------                        -------
     Total assets                       $227,205                       $264,011                       $236,985
                                         =======                        =======                        =======
 Interest-bearing liabilities:
   Regular savings                       $42,663   $ 1,118     2.62%   $ 43,825    $ 1,355     3.05%  $ 63,929    $ 2,809    4.39%
   Senior club savings                    81,101     2,739     3.38      72,991      2,711     3.71     12,466        525    4.21
   Certificate accounts                   94,719     3,910     4.13      95,756      4,347     4.54    110,040      6,109    5.55
   Other deposit accounts(3)              24,997       549     2.20      24,685        592     2.40     28,081        991    3.53
                                         -------    ------              -------     ------             -------     ------
     Total deposits                      243,480     8,316     3.42     237,257      8,985     3.79    214,516     10,434    4.86
   FHLB borrowings                         7,884       436     5.53       3,257         72     5.53         --                 --
   Other liabilities (escrow)              1,966        39     2.00       1,474         30     2.00      2,452         49    2.00
                                         -------     -----              -------     ------             -------     ------
     Total interest-bearing liabilities $253,330   $ 8,791     3.47    $241,988    $ 9,087     3.76   $216,968    $10,483    4.83
                                         =======    ======              =======     ======             =======     ======
 Non-interest-bearing liabilites           2,749                          2,489                          2,200
                                         -------                        -------                        -------
    Total liabilities                    256,079                        244,477                        219,168
                                         -------                        -------                        -------
 Retained earnings                        21,126                         19,534                         17,817
                                         -------                        -------                        -------
     Total liabilities and retained
       earnings                         $277,205                       $264,011                       $236,985
                                         =======                        =======                        =======
 Net interest income                               $ 9,305                         $ 8,980                        $ 8,074
                                                   =======                          ======                          =====
 Interest rate spread(4)                                       3.27%                           3.37%                         3.32%
                                                               ====                            ====                          ====
 Net yield on interest-earning
   assets(5)                                                   3.47%                           3.54%                         3.55%
                                                               ====                            ====                          ====
 Ratio of average interest-earning
   assets to average interest-bearing
   liabilities                                               105.95%                         104.81%                       104.98%
                                                             ======                          ======                        ======


                                             (Footnotes on following page)

----------------------

(1)  Average balances include non-accrual loans.

(2)  Includes interest-bearing deposits in other financial institutions.

(3) Includes NOW and super NOW accounts, money market accounts, and non-interest deposit accounts.

(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

     Rate/Volume Analysis. Changes in net interest income are attributable to three factors: a change in volume of an interest-earning asset or interest-bearing liability, a change in rates or a change caused by a combination of changes in volume and rate. The table below sets forth certain information regarding changes in interest income and interest expense of Roxborough-Manayunk for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in volume (changes in average volume multiplied by old rate); (2) changes in rates (changes in rate multiplied by old average volume); and (3) changes in rate-volume (changes in rate multiplied by changes in average volume).

                                 Three Months Ended March 31,              Year Ended December 31,
                                        1995 vs. 1994                           1994 vs. 1993
                                      Increase                               Increase
                                 (Decrease) Due to                       (Decrease) Due to
                                                     Rate/                                   Rate/
                                   Volume    Rate   Volume     Net     Volume     Rate      Volume     Net
                                                            (Dollars in Thousands)
Interest income:
  Loans receivable                $   5     $(106) $  --     $(101)    $1,231  $  (819)    $ (115)   $  297
  Mortgage-backed
   securities                      (128)      569    (60)      381     (1,302)    (535)       (99)   (1,738)
  Cash and investment
   securities                        85       268     34       387      1,155      197        111     1,463
  Other interest earning
   assets                             2        28      1        31         25      (16)        (2)       (7)
                                   ----      ----    ---      ----     ------   ------      -----    ------

    Total interest-earning
     assets                         (36)      759    (25)      698      1,109   (1,173)        93        29
                                   ----      ----    ---      ----     ------   ------      -----     -----

Interest expense:
  Savings accounts                  (47)      417    (10)      360        236     (881)       (23)     (668)
  Other liabilities                  (1)       --     --        (1)       110      126        137       373
                                   ----     -----   ----      ----     ------   ------     ------    ------
   Total interest-bearing
    liabilities                     (48)      417    (10)      359        346     (755)       114      (295)
                                   ----      ----    ---      ----     ------   ------      -----     -----
Net change in interest income     $ (12)    $ 342   $(15)    $ 339    $   763  $  (418)   $   (21)   $  324
                                   ====      ====    ===      ====     ======   ======     ======     =====

                                         1993 vs. 1992
                                            Increase
                                        (Decrease) Due to
                                                      Rate/
                               Volume     Rate      Volume      Net
                                     (Dollars in Thousands)
Interest income:
  Loans receivable             $   273    $  696   $   (21)  $ (444)
  Mortgage-backed
   securities                    1,926    (1,153)     (335)     438
  Cash and investment
   securities                     (253)     (350)       34     (569)
  Other interest earning
   assets                           34        40        10       84
                                ------   -------    ------  -------

    Total interest-earning
     assets                      1,980    (2,159)      312     (491)
                                ------    ------     -----   ------

Interest expense:
  Savings accounts               1,106    (2,310)     (247)  (1,451)
  Other liabilities                 46         4         4       54
                                ------   -------    ------  -------
   Total interest-bearing
    liabilities                  1,152    (2,306)     (241)  (1,397)
                                 -----    ------     -----   ------
Net change in interest income   $  828   $   147    $  (69) $   906
                                 =====    ======     =====   ======



     Net interest income was $2.4 million and $2.1 million for the three months ended March 31, 1995 and 1994, respectively, and $9.3 million, $9.0 million and $8.1 million for the years ended December 31, 1994, 1993 and 1992, respectively.

     Net interest income increased $338,000 or 16.1% for the three months ended March 31, 1995. This increase was due primarily to an increase in interest income of $698,000, partially offset by an increase in interest expense of $360,000.

     The increase of $325,000 or 3.6% for 1994 was due primarily to a decrease in interest expense of $296,000. During this same period, total interest income remained essentially unchanged, because the increase in interest from loans and investments more than offset the decrease in interest from mortgage-backed securities. Net interest income increased $906,000 or 11.3% during 1993 primarily as a result of the increase in the average balance of interest-earning assets of $25.9 million or 11.4% to $253.6 million for the year ended December 31, 1993 from $227.8 million for the year ended December 31, 1992 and an increase in the interest rate spread.

     Total Interest Income. Interest income for the three months ended March 31, 1995 and 1994 totaled $4.9 million and $4.2 million, respectively. Interest income for the years ended December 31, 1994, 1993 and 1992 totaled $18.1 million, $18.1 million and $18.5 million, respectively.

     Interest income increased $698,000, or 16.5%, for the three months ended March 31, 1995 as compared to the three months ended March 31, 1994. This increase was primarily the result of an increase in income from interest and dividends on investments of $419,000 due to an increase in market rates of interest and an increase in income from interest on mortgage-backed securities of $380,000 due to an increase in yield on adjustable-rate instruments as market rates of interest increased despite a $10.0 million decrease in the average balance of mortgage-backed securities as Roxborough-Manayunk sold $20.7 million of mortgage-backed securities as part of its asset and liability management.

     The increase of $29,000 or less than 1% in fiscal 1994 was primarily the result of a decline in interest income from mortgage-backed securities of $1.7 million being more than offset by an increase in interest and dividends on investments of $1.5 million and an increase in interest on loans of $297,000 primarily as a result of an increase in the average balance of loans receivable, cash and investment securities coupled with an increase in the average yield on cash and investment securities, offset somewhat by decreases in the average balance of mortgage-backed securities and the average yield on loans receivable. The decrease in interest income of $490,000, or 2.6% for fiscal 1993 as compared to fiscal 1992 was primarily the result of a decline in interest income from loans of $443,000 and a decrease in interest and dividends on investments of $485,000, partially offset by an increase in interest on mortgage-backed securities of $438,000 due primarily to a $27.2 million or 29.1% increase in the average balance as Roxborough-Manayunk supplemented its relatively flat loan demand. Furthermore, the average yield on interest-earning assets decreased from 8.15% in 1992 to 7.12% in fiscal 1993 due to the maturity of high yielding investments and the prepayment of loans and mortgage-backed securities and the reinvesting of those funds into lower yielding investments and loans. The lower yield on new and adjustable-rate investments was primarily due to a general decrease in market interest rates for all types of interest-earning assets during 1993.

     Total Interest Expense. Interest expense, which was comprised almost entirely of interest paid on deposits was $2.5 million and $2.1 million for the three months ended March 31, 1995 and 1994, respectively; and $8.8 million, $9.1 million and $10.5 million for the years ended December 31, 1994, 1993 and 1992, respectively.

     Interest expense increased $360,000 or 17.0% for the three months ended March 31, 1995 as compared to the same period ended March 31, 1994 due to an increase in the average cost of such deposits from 3.29% to 3.97%. This was partially mitigated by a decrease in the average balance of deposits of $5.7 million or 2.3% to $238.7 million for the three months ended March 31, 1995 as compared to $244.4 million for the three months ended March 31, 1994.

     The decrease of $296,000 or 3.2% for fiscal 1994 from fiscal 1993 was primarily the result of the average cost of deposits decreasing by 28 basis points as liabilities repriced downward during the first half of fiscal 1994 and the average balance of deposits increasing by $4.3 million or .46% due to a $6.9 million increase in the average balance of passbook accounts being partially offset by a $1.0 million decrease in the average balance of certificate accounts. The decrease of $1.4 million or 13.3% during fiscal 1993 was primarily the result of the average cost of deposits decreasing by 22.2% as liabilities repriced downward during fiscal 1993. This decrease was offset somewhat by an increase in the average balance of deposits by $25.0 million or 11.5% due to the popularity of the senior savings account.


     Provision for Losses on Loans. Management evaluates the allowance for loan losses on a monthly basis. Roxborough-Manayunk currently maintains an allowance for loan losses based upon management's periodic evaluation of the composition of Roxborough-Manayunk's loan portfolio, including known and inherent risks in the loan portfolio, Roxborough-Manayunk's past loss experience, adverse situations that may affect the borrowers' ability to repay loans, estimated value of the underlying collateral, and current and expected market conditions. See also "Business of Roxborough-Manayunk - Asset Quality - Allowance for Losses on Loans and REO."


     The provision for losses on loans is the method by which the allowance for losses is adjusted during the periods. The provision for losses on loans was $15,000 for each of the three months ended March 31, 1995 and 1994, and $60,000, $94,000 and $60,000 for the years ended December 31, 1994, 1993 and 1992, respectively. The provision for losses on loans of $15,000 for each of the three months ended March 31, 1995 and 1994 was primarily because of the increase in the equity loan and lease portfolios. The amount of accruing
                                   -139-
loans contractually past due 90 days or more, however, decreased $836,000 to $1.1 million at March 31, 1995 from $2.0 million at March 31, 1994.

     The decrease of $34,000 from 1993 to 1994 reflects, among other things, a decrease in accruing loans contractually past due 90 days or more to $1.3 million at December 31, 1994 from $2.3 million at December 31, 1993 and management's evaluation of the adequacy of the allowance for loan losses. The provision for losses on loans increased $34,000 or 56.6% for 1993 from 1992 primarily because of the increase in the equity loan and lease portfolios. While Roxborough-Manayunk maintains its allowance for losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts.

     Other Income. Other income for the three months ended March 31, 1995 and 1994 totaled $123,000 and $127,000, respectively, and $505,000, $1.2 million and $699,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

     Other income decreased slightly for the three months ended March 31, 1995 primarily as a result of a $31,000 loss on the sale of mortgage-backed securities during the three months ended March 31, 1995, which was only partially offset by a $10,000 increase in rental income due to an increase in rents charged on rental properties and a $17,000 increase in miscellaneous other income.

     The decrease for 1994 from 1993 was primarily as a result of a $679,000 decrease in gain on the sale of mortgage-backed securities due to no sales of mortgage-backed securities in fiscal 1994. The increase of $530,000 or 75.9% from 1992 to 1993 was primarily as a result of a $566,000 increase in gain on the sale of mortgage-backed securities.

     Other Expenses. Other expenses totaled $1.7 million for both of the three months ended March 31, 1995 and 1994, and $6.7 million, $6.4 million and $6.1 million for the years ended December 31, 1994, 1993 and 1992, respectively.

     Other expenses increased by $42,000 or 2.5% for the three months ended March 31, 1995. This increase was primarily caused by increased salaries of $41,000 due to normal merit increases and increased pension and profit sharing expense of $34,000 partially offset by a decrease in office occupancy expense of $28,000.

     The increase of $248,000 or 3.8% for fiscal 1994 from fiscal 1993 was primarily caused by increased salaries of $195,000, again due to normal merit pay increases, increased federal deposit insurance premiums of $123,000, increased office occupancy expenses of $43,000, and increased advertising expenses of $43,000. These increases were partially offset by decreased goodwill amortization expenses which related to amortization of goodwill by the level yield method of $89,000 and decreased pension and profit-sharing and other employee benefit expenses of $39,000. The increase of $306,000 or 5.0% in fiscal 1993 from fiscal 1992 was primarily caused by increased pension and profit sharing contributions of $262,000, increased other employee benefits of $43,000, increased directors' fees of $34,000, and increased professional service expenses of $37,000. These increases were partially offset by decreases in the amortization of goodwill of $92,000 and depreciation expense of $42,000.

     Income Tax Expense. Income tax expense was $293,000 and $208,000 for the three months ended March 31, 1995 and 1994, respectively, and $1.2 million, $1.2 million and $841,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

     Income tax expense increased $86,000 or 41.3% for the three months ended March 31, 1995. The effective tax rate for the three month period ended March 31, 1995 was 36.2% as compared to 40.1% for the three months ended March 31, 1994. The increase in taxes is primarily attributable to an increase in income before income taxes of $292,000 or 56.4%.

     The effective tax rate increased to 38.4% for fiscal 1994 as compared to 32.0% for fiscal 1993 but the amount of income taxes paid remained virtually the same due to decrease in pre-tax income during fiscal 1994. The increase in the effective income tax rate was primarily attributable to not having an operating loss carryforward of state taxes in 1994. The increase of $348,000 or 41.3% in fiscal 1993 from fiscal 1992 was caused by the increase of pre-tax earnings of $1.1 million or 42.0%. This increase in taxes was offset by the one-time cumulative effect of changing to a different method of accounting for income taxes of $407,000, which was caused by the adoption of SFAS 109 as of January 1, 1993. See Note 2 to the Consolidated Financial Statements of Roxborough-Manayunk.

Liquidity and Capital Resources

     Roxborough-Manayunk is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency, and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. As of March 31, 1995, Roxborough-Manayunk's liquidity and short-term liquidity ratios, as measured for regulatory purposes, were 41.3% and 31.2%, respectively. Roxborough-Manayunk adjusts its liquidity as appropriate to meet its asset/liability objectives. Roxborough-Manayunk maintains its liquidity significantly in excess of regulatory requirements due to its level of investment in short-term interest sensitive securities that are used to offset the liability of the maturities of Roxborough-Manayunk's certificates of deposit. For a discussion of off balance sheet items and their potential effect on liquidity and capital, see Notes 13 and 14 to the Consolidated Financial Statements of Roxborough-Manayunk.

     Cash flows from operating activities for the periods covered by the Consolidated Statements of Cash Flows have been primarily related to funds received from the sale of mortgage-backed securities, principal repayments on loans and securities, and interest received on loans and investments offset somewhat by interest paid on deposits and borrowings, cash paid to suppliers, employees, and others, and the origination of loans. Operating activities provided cash flows of $680,000, $3.7 million, $1.1 million, and $1.7 million during the three months ended March 31, 1995 and the years ended December 31, 1994, 1993 and 1992, respectively.

     During the three months ended March 31, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992, investing activities provided $24.4 million and used $588,000, $13.1 million, $16.5 million and $23.0 million, respectively, primarily due to the purchase and sale of investment securities and mortgage-backed securities.

     Changes in cash flows from financing activities of the periods covered by the Consolidated Statements of Cash Flows have primarily been related to changes in deposits after interest credited. Financing activities used $3.3 million, $1.1 million and $3.3 million, and provided $22.7 million and $25.0 million in cash during the three months ended March 31, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992, respectively. For 1993, $7.9 million of the cash provided from financing activities resulted from borrowings from the FHLB of Pittsburgh. Furthermore, $1.6 million of the cash provided from financing activities for 1992 was provided by the sale of approximately 13% of Roxborough-Manayunk's common stock in connection with Roxborough-Manayunk's mutual-to-stock conversion and the formation of the Mutual Holding Company. Financing activities in the foreseeable future are expected to primarily include changes in deposits and proceeds from capital stock sales.

     Roxborough-Manayunk's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities, and funds provided from operations. While scheduled loan repayments are a relatively predictable source of funds, deposit flows and loan and mortgage-backed security prepayments are significantly influenced by general interest rates, economic conditions, and competition. In addition, Roxborough-Manayunk invests excess funds in overnight deposits which provide liquidity to meet lending requirements.

     Roxborough-Manayunk's most liquid assets are cash and cash equivalents, which include highly liquid short-term investments. The level of these assets is dependent on Roxborough-Manayunk's operating, financing, and investing activities during any given period. As of March 31, 1995, cash and cash equivalents totalled $40.8 million.

     Roxborough-Manayunk has other sources of liquidity if a need for additional funds arises. Additional sources of funds include FHLB of Pittsburgh advances and the ability to borrow against mortgage-backed and other securities. As of March 31, 1995, Roxborough-

Manayunk had $7.9 million in advances from the FHLB of Pittsburgh outstanding, all of which were matched specifically to specific investments at a positive interest rate spread.

     Roxborough-Manayunk is required to maintain specified amounts of capital. The capital standards generally require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement, and a risk-based capital requirement. For more information on Roxborough-Manayunk's capital requirements and compliance therewith, see "Regulation - Savings Bank Regulation - Regulatory Capital Requirements" and Note 9 of the Notes to Consolidated Financial Statements of Roxborough-Manayunk. For a tabular presentation of this information, see the historical data contained under "Regulatory Capital."


Impact of Inflation and Changing Prices

     The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Roxborough-Manayunk's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Roxborough-Manayunk's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.


Impact of New Accounting Standards

     For a general discussion of new accounting standards, see
"Regulation - Recent Accounting Pronouncements."


                      BUSINESS OF ROXBOROUGH-MANAYUNK

General

     Roxborough-Manayunk is a federally-chartered stock savings association, which was originally chartered as a mutual savings association through the combination of 11 building and loan associations as Roxborough-Manayunk Federal Savings and Loan Association (the "Association") on May 3, 1939, at which time the Association's accounts were insured by the Federal Savings and Loan Insurance Corporation ("FSLIC") and currently the SAIF.
In 1939, the Association became a member of the FHLB System. On December 31, 1992, the Association reorganized from a mutual savings association into a mutual holding company named FJF Financial, M.H.C. and chartered a new stock savings bank named Roxborough-Manayunk Federal Savings Bank. Roxborough-Manayunk's main office is located at 6060

Ridge Avenue, Philadelphia, Pennsylvania 19128, and the telephone number at that office is (215) 483-2800. Roxborough-Manayunk serves the Pennsylvania counties of Philadelphia and Delaware through a network of eight offices, providing a full range of retail banking services, with emphasis on one-to-four family residential mortgages. At March 31, 1995, Roxborough-Manayunk had total assets, deposits, and stockholders' equity of approximately $272.7 million, $239.0 million, and $23.0 million, respectively.

     The principal business of Roxborough-Manayunk is the acceptance of savings deposits from the general public and the origination and purchase of mortgage loans for the purpose of constructing, financing or refinancing one- to four-family residences and other improved residential and commercial real estate. Roxborough-Manayunk's income is derived largely from interest and fees in connection with its lending activities. Its principal expenses are interest paid on savings deposits and borrowings and operating expenses.

     In July 1982, Roxborough-Manayunk acquired $65 million of assets and assumed liabilities of Aetna Federal Savings and Loan Association
("Aetna"). The goodwill resulting from the excess of the liabilities assumed over the value of the assets acquired was $8.7 million. Roxborough-Manayunk currently amortizes the goodwill by the interest method over the average life of the long-term interest-bearing assets acquired (fifteen years). At March 31, 1995, the goodwill, which will continue to be amortized through 1997, was $288,325. Pursuant to the OTS regulatory capital regulations, goodwill must be deducted from the calculation of tangible capital. See Note 2 of Notes to Consolidated Financial Statements of Roxborough-Manayunk.

Geographic Lending Area

     Although authorized to make real estate loans throughout the United States, Roxborough-Manayunk's lending area generally includes Philadelphia, Bucks, Delaware, Chester, and Montgomery Counties, which comprise the Philadelphia metropolitan area. Roxborough-Manayunk's primary lending area consists of the far northwest sections of Philadelphia, South Philadelphia, and Montgomery County, Pennsylvania.

     The Pennsylvania real estate market was generally depressed in the late-1980s. The market has shown improvement in the 1990s, but whether the recovery will continue is dependent upon general economic conditions, not just in Pennsylvania, but in the United States as a whole.

Lending Activities

     General. Historically, the principal lending activity of Roxborough-Manayunk has been the origination of mortgage loans for the purpose of constructing, financing or refinancing one- to four-family residential properties.

     Loan Portfolio Composition. Roxborough-Manayunk's loan portfolio composition consists primarily of conventional fixed-rate and adjustable-rate first mortgage loans secured by one- to four-family residences and, to a much lesser extent, multi-family residences and commercial real estate. As of March 31, 1995, Roxborough-Manayunk's total net portfolio of loans, including loans classified as held for sale (the "loan portfolio"), was $96.5 million, of which $74.8 million, or 77.5%, was secured by one-to-four family residential dwellings. At that same date, $9.5 million or 9.8% of the loan portfolio was secured by commercial real estate and $5.4 million or 5.6% was secured by multi-family real estate.

     Analysis of Loan Portfolio. Set forth below is selected data relating to the composition of Roxborough-Manayunk's loan portfolio by type of loan and type of security on the dates indicated.

                                            At March 31,              At December 31,
                                                1995                       1994
                                            ------------             ---------------
                                       Amount         Percent       Amount       Percent
                                       ------         -------       -----        ------
                                                    (Dollars in Thousands)
 Type of Loan
 ------------
   Real Estate Loans (1):
     Construction                     $   995           1.01%      $   910         .92%
     One- to four-family               73,458          75.90        74,124       76.18
     Multi-family and
       commercial real estate          14,887          15.11        14,603       14.77
     Home equity                        4,595           4.68         4,299        4.36
   Loans secured by
     commercial equipment
     leases                             2,802           2.84         3,179        3.22

   Consumer loans
     Share loans                          440            .45           537         .54
     Home improvement                      22            .01            24         .01
                                        -----          -----        ------       -----
     Total loans                       97,199         100.00%       97,676      100.00%
                                       ------         =======       ------      ======

  Premiums and (discounts)                (22)                         (60)
   Deferred fees                       (1,243)                      (1,254)
   Loans in process                      (343)                        (422)
   Allowance for loan losses             (416)                        (417)
                                       ------                    ---------
       Total loans, net               $95,175                    $  95,523
                                       ======                     ========

                                                                                 At December 31,
                                     ----------------------------------------------------------------------------------------------
                                            1993                           1992                  1991                 1990
                                            ----                           ----                  ----                 ----
                                     Amount       Percent            Amount    Percent     Amount     Percent    Amount     Percent
                                     ------       -------            ------    -------     ------     -------    ------     -------
                                                                             (Dollars in Thousands)
 Type of Loan
 ------------
   Real Estate Loans (1):
     Construction                   $    557           .55%        $     520       .64%         --         --   $   245       .26
     One- to four-family              80,886         80.09            66,811     82.32      78,340      89.63    85,998     90.46
     Multi-family and
       commercial real estate         13,900         13.76            10,010     12.33       8,540       9.77     8,269      8.70
     Home equity                       2,255          2.23             1,211      1.53          --        --         --        --
   Loans secured by
     commercial equipment
     leases                            2,829          2.80             2,111      2.60          --         --        --        --

   Consumer loans
     Share loans                         509            52               423       .52         397         45       404       .42
     Home improvement                     53           .05                77       .06         129        .15       151       .16
                                    --------        ------             -----   -------       -----      -----     -----     -----
     Total loans                     100,989        100.00%           81,163    100.00%     87,406     100.00%   95,067    100.00%
                                     -------        ======            ------    ======      ------     ======    ------    ======

  Premiums and (discounts)              (209)                         (1,280)               (1,813)              (2,422)
   Deferred fees                      (1,381)                         (1,245)               (1,322)              (1,358)
   Loans in process                     (327)                           (466)                   --                 (112)
   Allowance for loan losses            (450)                           (385)                 (395)                (361)
                                   ---------                       ---------                ------               ------
       Total loans, net            $  98,622                       $  77,787               $83,876              $90,814
                                    ========                        ========                ======               ======

--------------------------------

(1) Does not include $1.3 million and $1.2 million of mortgage loans classified as held for sale at March 31, 1995 and December 31, 1994, respectively.

     One- to Four-Family Mortgage Loans. Roxborough-Manayunk offers first mortgage loans secured by one- to four-family residences in Roxborough-Manayunk's primary lending area. Typically, such residences are single-family homes that serve as the primary residence of the owner. Roxborough-Manayunk offers fixed-rate mortgage loans with terms of up to 30 years. Interest rates charged on fixed-rate loans are competitively priced based on the local competitive market. Loan origination fees on these loans are generally 3% of the loan amount; however, this amount may vary. As of March 31, 1995, $74.8 million or 75.9% of the loan portfolio consisted of one- to four-family residential loans, of which approximately 95.0% were fixed-rate loans.

     The adjustable-rate mortgage loans originated by Roxborough-Manayunk generally adjust every year based upon selected published indices. Roxborough-Manayunk had limited success in originating adjustable-rate mortgage loans during recent periods of prevailing low market interest rates. Adjustable- rate mortgage loans generally have a 2% cap on any change in rate per year, with an overall limit of 6% on any increase over the life of the loan. Mortgage loans originated and held by Roxborough-Manayunk in its portfolio generally include due-on sale clauses which provide Roxborough-Manayunk with the contractual right to deem the loan immediately due and payable in the event that the borrower transfers ownership of the property without Roxborough-Manayunk's consent.

     Adjustable-rate mortgage loans buffer the risks associated with changes in interest rates, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Roxborough-Manayunk's adjustable-rate loan underwriting policy recognizes these inherent risks and Roxborough-Manayunk reviews a credit application accordingly. These risks have not had an adverse effect on Roxborough-Manayunk to date.

     Home Equity Loans. Roxborough-Manayunk originates home equity loans secured by single-family residences. At March 31, 1995, home equity loans totaled $4.6 million or 4.7% of total loans. These loans are originated as fixed-rate loans with terms from 3 to 10 years. Roxborough-Manayunk began offering home equity loans in early 1992. These loans are made only on owner-occupied, single-family residences. The loans are generally subject to a 75% combined loan-to-value limitation, including any other outstanding mortgages or liens. Home equity loans are generally originated for retention in Roxborough-Manayunk's loan portfolio. Currently, demand has been strong for seven-year home equity loans.

     Multi-Family and Commercial Real Estate Loans. Roxborough-Manayunk originates to a limited extent multi-family mortgage loans secured primarily by apartment buildings located in its primary lending area.
These loans are generally fixed-rate loans with maturities up to 15 years, or amortized over 25 years with a balloon payment after 5 to 7 years. Roxborough-Manayunk also originates adjustable-rate multi-family loans which adjust with The Wall Street Journal prime rate annually and have maturities of 5 to 10 years. These loans typically amortize over 20 to 25 years. As of March 31, 1995, $5.4 million, or 5.5%, of Roxborough-Manayunk's loan portfolio consisted of multi-family residential loans. These loans are generally made in amounts up to 75% of the appraised value of the mortgaged property. In making such loans, Roxborough-Manayunk evaluates the mortgage primarily on the net operating income generated by the real estate to support the debt service. Roxborough-Manayunk also considers the financial resources and income level of the borrower, the borrower's experience in owning or managing similar property, the marketability of the property and Roxborough-Manayunk's lending experience, if any, with the borrower. An origination fee of 1 1/2% to 3% is usually charged on such loans. The typical multi-family property in Roxborough-Manayunk's multi-family lending portfolio has between 5 and 25 dwelling units with an average loan balance of approximately $500,000. The largest multi-family loan as of March 31, 1995 had an outstanding balance of $1.9 million and was secured by 45 dwelling units.

     To a lesser degree, Roxborough-Manayunk originates commercial real estate loans secured by property located within its primary market area. Roxborough-Manayunk's commercial real estate loans are permanent loans secured by improved property such as office buildings, retail stores, industrial facilities and other non-residential buildings. Essentially all originated commercial real estate loans are within Roxborough-Manayunk's market area. As of March 31, 1995, Roxborough-Manayunk had 69 loans secured by commercial real estate, totalling $9.5 million or 9.6% of Roxborough-Manayunk's total loan portfolio, with an average principal balance of $138,000. None of the 69 loans had principal balances outstanding of over $1.5 million as of March 31, 1995. The largest commercial real estate loan was secured by a shopping center in Montgomery County, with a balance of $1.5 million on March 31, 1995. Commercial real estate loans are generally originated in amounts ranging from 70% to 75% of the appraised value of the mortgaged property, although sometimes commercial real estate loans are made with an 80% loan to value ratio. Roxborough-Manayunk makes both adjustable and fixed-rate commercial real estate loans. The adjustable-rate loans have terms of up to 15 years, or are amortized over 25 years with a balloon payment after 5 and 7 years, if negotiated by management. The rate of interest on the adjustable-rate loans is often tied to the Wall Street Journal stated prime rate.

     Construction Loans. At March 31, 1995, construction loans totaled $995,000. Roxborough-Manayunk's construction loan portfolio consists primarily of residential construction loans with initial terms of 12 to 18 months. Land acquisition and development loans are also made on a very limited basis. The construction loans made by Roxborough-Manayunk have adjustable rates tied to the Wall Street Journal stated prime rate, adjusting monthly. Generally, such loans are repaid or converted to permanent loans when the property is completed or sold. The permanent loan can be an adjustable or fixed-rate loan at a rate equal to the prevailing rates offered by Roxborough-Manayunk at the date of closing.

     Loans Secured by Commercial Equipment Leases. In early 1992, Roxborough-Manayunk began purchasing loans secured by commercial equipment leases due to their short-term and higher yield. The leases have average terms to maturity of approximately two to five years. At March 31, 1995, Roxborough-Manayunk had $2.8 million of loans secured by commercial equipment leases. At March 31, 1995, Roxborough-Manayunk had reserved approximately 2.5% of the balance against losses on its portfolio of loans secured by commercial equipment leases, although payments on the lease portfolio were current as of such date.

     Although investing in loans secured by commercial leases may help to reduce Roxborough-Manayunk's vulnerability to rapid increases in interest rates because of the relatively short term to maturity of such instruments, there are increased credit risks involved in commercial leasing. Roxborough-Manayunk attempts to minimize these credit risks by (i) diversification through investing in different entities; (ii) not purchasing leases with balloon payments that the lessee may not be able to meet; (iii) generally purchasing leases with short terms to maturity to avoid rapid declines in the underlying collateral or in the creditworthiness of the lessee; (iv) attempting to obtain additional collateral; and (v) obtaining a third-party guarantee of the obligations under the lease. Although Roxborough-Manayunk attempts to minimize the risks involved in investing in commercial leases, there can be no assurance that Roxborough-Manayunk will not suffer losses in its commercial lease portfolio.

     Consumer Loans. OTS regulations permit Roxborough-Manayunk to make secured and unsecured consumer loans up to 35% of Roxborough-Manayunk's assets. The only types of consumer loans originated by Roxborough-Manayunk are loans secured by savings deposits and second mortgage or home equity loans, as described above. Consumer loans, excluding home improvement loans, amounted to $440,000 or less than 1% of Roxborough-Manayunk's loan portfolio as of March 31, 1995.

     Loan Underwriting Risks. While commercial real estate, construction, commercial business, and consumer loans provide benefits to Roxborough-Manayunk's asset/liability management program and reduce exposure to interest rate changes, such loans may entail significant additional credit and interest rate risks compared to residential mortgage lending. Commercial real estate and construction mortgage loans may involve large loan balances to single borrowers or groups of related borrowers. In addition, the ability to make payments on loans secured by income producing properties is typically dependent on the successful operation of the properties and thus may be subject to a greater extent to adverse conditions in the real estate market or in the general economy. Construction loans may involve additional risks attributable to the fact that loan funds are advanced upon the security of the project under construction. Moreover, because of the uncertainties inherent in estimating construction costs, delays arising from labor problems, material shortages, and other unpredictable contingencies, it is relatively difficult to evaluate accurately the total loan funds required to complete a project, and related loan-to-value ratios. Because of these factors, the analysis of prospective construction loan projects requires an expertise that is different in significant respects from the expertise required for residential mortgage lending.

     Loan Origination and Other Fees. In addition to interest earned on loans, Roxborough-Manayunk recognizes service charges which consist primarily of loan application fees, processing fees, and late charges. Roxborough-Manayunk recognized loan processing fees of $44,000 for the three months ended March 31, 1995.

     Loans-to-One Borrower. Loans-to-one borrower, or group of related borrowers, by Roxborough-Manayunk are limited by regulation to an amount equal to 15% of unimpaired capital and retained earnings on an unsecured basis and an additional amount equal to 10% of unimpaired capital and retained earnings if the loan is secured by readily marketable collateral (generally, financial instruments, not real estate). Roxborough-Manayunk's maximum loan-to-one borrower limit was approximately $3.4 million as of March 31, 1995. The net proceeds of the Offerings to be contributed to Progress Bank will raise the lending limit of Progress Bank so that it may originate larger loans.

     As of March 31, 1995, Roxborough-Manayunk's five largest lending relationships ranged from $660,000 to $1.9 million. The largest is the mortgage loan secured by 45 one- to four-family dwelling units located in Philadelphia. The remaining four loans are secured by commercial, multi-family and a primary single family residence located in Roxborough-Manayunk's primary market area. All five loans were current at March 31, 1995, with the exception of one loan which was brought current in April 1995.

     Loan Maturity Schedules. The following table sets forth the maturity of Roxborough-Manayunk's loan portfolio at March 31, 1995. The table does not include prepayments or scheduled principal repayments. Prepayments and scheduled principal repayments on loans totalled $3.0 million, $5.8 million, $20.0 million, $22.7 million and $24.7 million, for the three months ended March 31, 1995 and 1994 and the fiscal years ended December 31, 1994, 1993 and 1992, respectively. All mortgage loans are shown as maturing based on contractual maturities.

                                One- to Four-    Multi-Family and
                               Family and Home      Commercial                         Consumer
                                    Equity         Real Estate       Construction    and Lease (1)        Total
                                                                       (In Thousands)
Non-performing                    $ 1,122            $    --           $  --           $     --          $ 1,122

Amounts Due:
Within 1 year                       1,275              1,124              995               441            3,835

After 1 year:
  1 to 3 years                      1,454              1,522               --             2,810            5,786
  3 to 5 years                      2,688                 83               --                13            2,784

  5 to 10 years                    12,345              2,118               --                --           14,463
  10 to 20 years                   43,598              3,567               --                --           47,165
  Over 20 years                    16,876              6,473               --                --           23,349
                                   ------             ------             ----            ------           ------

Total due after one year           76,961             13,763               --             2,823           93,547
                                   ------             ------             ----            ------           ------
Total amount due (2)              $79,358            $14,887             $995           $ 3,264          $97,199
                                   ======             ======              ===            ======           ======


                                              (Footnotes on following page)

-----------------------------

(1)  Includes loans secured by commercial equipment leases.

(2) Gross of allowance for loan loss, deferred loan fees premiums and loans in process.


     The following table sets forth the dollar amount of all loans due after March 31, 1996, which have fixed interest rates and which have floating or adjustable interest rates.


                                                     Floating or
                                              Fixed  Adjustable
                                              Rates    Rates      Total
                                             ------  ----------   ------
                                                    (In Thousands)

 One- to four-family and home equity        $ 72,932   $ 4,030  $ 76,961
 Multi-family and commercial real estate      11,780     1,983    13,763
 Construction                                     --        --        --
 Consumer and lease(1)                         2,823        --     2,823
                                              ------  --------   -------
       Total                                $ 87,534  $  6,013  $ 93,547
                                             =======   =======   =======


------------------------

(1)  Includes loans secured by commercial equipment leases.

     Loan Solicitation and Processing. Roxborough-Manayunk's primary source of mortgage loan applications is referrals from existing or past customers. Roxborough-Manayunk also solicits loan applications from real estate brokers, contractors, and call-ins and walk-ins to its offices. Roxborough-Manayunk advertises in local newspapers and occasionally on cable television for first mortgage and home equity loans.

     Upon receipt of any loan application from a prospective borrower, a credit report and verifications are ordered to confirm specific information relating to the loan applicant's employment, income and credit standing.
An appraisal of the real estate intended to secure the proposed loan is undertaken by an independent fee appraiser. In connection with the loan approval process, Roxborough-Manayunk's loan officers analyze the loan applications and the property involved. All residential, home equity, multi-family, construction and commercial real estate loans are processed at Roxborough-Manayunk's lending office by Roxborough-Manayunk's loan origination department. The executive committee of the Board of Directors approves all loans, with the exception of home equity and consumer loans.
A committee of three officers, including any of the following: President, Executive Vice President, Chief Financial Officer, and Loan Officer, approve all home equity loans up to $100,000. All loans purchased by Roxborough-Manayunk are reviewed by senior lending officers.

     Loan applicants are promptly notified of the decision of Roxborough-Manayunk by a letter setting forth the terms and conditions of the decision. If approved, these terms and conditions include the amount of the loan, interest rate basis, amortization term, a brief description of real estate to be mortgaged to Roxborough-Manayunk, and the notice of requirement of insurance coverage to be maintained to protect Roxborough-Manayunk's interest. Roxborough-Manayunk requires title, fire, and casualty insurance on all properties securing loans, which insurance must be maintained during the entire term of the loan. In certain instances where Roxborough-Manayunk is making a small second mortgage, and Roxborough-Manayunk holds the performing first mortgage, it may not require a title policy, but only certain informal assurances that there are no liens superior to the second mortgage.

     Loan Purchases. In July 1993, Roxborough-Manayunk purchased a $6.5 million package of residential fixed-rate first mortgage loans from a bank in State College, Pennsylvania. At March 31, 1995, $3.8 million of these loans were outstanding. In November 1993, Roxborough-Manayunk purchased a $5.6 million package of residential fixed-rate first mortgage loans from another Pennsylvania savings bank located in Hazelton, Pennsylvania. At March 31, 1995, $4.2 million of these loans were outstanding. In December 1993, Roxborough-Manayunk purchased a $2.3 million package of fixed-rate residential jumbo loans from a bank in Souderton, Pennsylvania. At March 31, 1995, $2.0 million of these loans were outstanding. In July 1993, Roxborough-Manayunk purchased a $10.7 million package of fixed-rate residential loans from a savings bank in Wilkes Barre, Pennsylvania. At March 31, 1995, $6.2 million of such loans were outstanding. In each transaction, the seller retained the loan servicing. The reasons for these loan purchases were to increase Roxborough-Manayunk's residential loan portfolio.

     In loan purchase transactions, Roxborough-Manayunk typically receives a due diligence package that provides loan level detail on a comparative basis against the FHLMC underwriting guidelines. All loans must be documented, including an original appraisal that substantiates the value of the subject property at the time the loan was originated.

     Roxborough-Manayunk obtains from the seller a duplicate copy of each original loan file which generally includes an executed loan application, financial statements, credit report, title policy and mortgage note. In the event that a loan package has substantial seasoning and low original loan-to-value ratios, or the market is well beyond Roxborough-Manayunk's primary lending area, a fee appraiser may not be employed to underwrite the appraisal reports in the loan files. Roxborough-Manayunk attempts to physically review and document each loan file in a purchase transaction. Occasionally, it is reasonable to employ a random sampling of loan files purchased.

     In 1994, Roxborough-Manayunk agreed to act as a correspondent with a bank in Souderton, Pennsylvania. The bank will originate fixed-rate residential loans based on terms, conditions, fees, and rates posted by Roxborough-Manayunk. All underwriting will conform to Roxborough-Manayunk's underwriting guidelines. Roxborough-Manayunk will receive from the bank a completed application to underwrite and determine whether to issue a loan commitment. Given the bank's location and its growing real estate market, this correspondent relationship is providing additional loan product to Roxborough-Manayunk's portfolio.

     Roxborough-Manayunk originates residential first mortgage loans that conform to the FHLMC and FNMA guidelines. It is Roxborough-Manayunk's intent to retain servicing for loans originated for sale or subsequently packaged as participations. Primary markets for loans sold will be FNMA and other secondary market investors.

     Origination and Purchase of Loans. The following table sets forth total loans originated, purchased and repaid during the periods indicated. No loans were sold during the periods shown.


                                               Three Months Ended
                                                   March 31,             Year Ended December 31,
                                                1995       1994        1994         1993       1992
                                                                   (In Thousands)
Total gross loans receivable at beginning of
  period                                     $97,676   $100,989      $100,989    $81,163    $87,406
                                              ======    =======       =======     ======     ======

Loans originated:
  Construction                              $     85  $       --     $     660   $  1,511   $    520
  One- to four-family and home equity         1,891        1,762        11,378     10,884     11,278
  Multi-family and commercial                    425         326         2,015      5,473      2,704
  Consumer and other(1)                           12          36           327        387        321
                                              ------    --------       -------    -------     ------

      Total loans originated                   2,413       2,124        14,380     18,255     14,823
                                              ------    --------       -------    -------     ------

Loans purchased:
  One- to four- family                           231         510         1,860     23,451        441
  Multi-family and commercial                     --          --            --         --        600
  Commercial equipment leases                     --          --         1,600      1,651      1,739
                                             -------    --------       -------    -------     ------
      Total loans purchased                      231         510         3,460     25,102      2,780
                                              ------    --------       -------    -------     ------

Loans repaid:
  Total loans sold                                --          --            --         --         --
                                             -------   ---------      --------   --------    -------
  Loan principal repayments                    2,949       5,894        20,005     22,742     24,091
                                              ------    --------       -------    -------     ------
  Other debits less credits                     (172)       (640)       (1,148)      (798)       245
                                              ------    --------       -------    -------     ------
      Net loan activity                      $   477    $ (3,900)     $ (3,313)  $ 19,826    $(6,243)
                                              ======     =======       =======    =======     ======
      Total gross loans receivable at
        end of period                        $97,199    $ 97,089      $ 97,676   $100,989    $81,163
                                              ======     =======       =======    =======     ======



----------------------------

(1)  Includes loans secured by commercial equipment leases.

     Loan Commitments. Roxborough-Manayunk generally grants commitments to fund fixed-rate single-family mortgage loans for periods of up to 90 days at a specified term and interest rate. Roxborough-Manayunk also makes loan commitments for non-conforming or commercial real estate loans for up to 90 days, which generally carry additional requirements for funding. The total amount of Roxborough-Manayunk's commitments to originate loans as of March 31, 1995 was $894,000. See Note 5 of the Notes to Consolidated Financial Statements of Roxborough-Manayunk.

     Loan Servicing and Servicing Fees. Roxborough-Manayunk has retained servicing on loans it has sold to FHLMC and FNMA. Roxborough-Manayunk also services all of its own loans. As of March 31, 1995 and December 31, 1994 and 1993, Roxborough-Manayunk serviced loans for others totalling
$3.5 million, $3.7 million and $4.5 million, respectively. Loan servicing fees have not constituted a material source of income.

Asset Quality

     Non-Performing Assets and Asset Classification. Roxborough-Manayunk's collection procedures provide that when a loan is 30 days or more delinquent, the borrower is contacted by mail and telephone and payment is requested. If the delinquency continues, subsequent efforts will be made to contact the delinquent borrower. In certain instances, Roxborough-Manayunk may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize his financial affairs. If the loan continues in a delinquent status for 60 days, Roxborough-Manayunk will initiate foreclosure proceedings. Any property acquired as the result of foreclosure or by deed in lieu of foreclosure is classified as REO until such time as it is sold or otherwise disposed of by Roxborough-Manayunk.
At March 31, 1995, Roxborough-Manayunk had transferred loans totalling $95,000 to REO. When REO is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair market value. Any write-down of the property is charged to the allowance for losses. Prior to the adoption of SFAS No. 114, Roxborough-Manayunk recorded loans as in-substance foreclosed: (1) if the borrower had little or no equity in the property based upon its current fair value, (2) if repayment could be expected only to come from operation or sale of the collateral, and/or (3) if the borrower had effectively abandoned control of the collateral or had retained control of the collateral but due to his or her financial status, it is doubtful the borrower would be able to repay the loan in the foreseeable future.

     Loans are reviewed on a regular basis and are placed on a non-accrual status when, in the opinion of management, the collection of additional interest is doubtful. Residential mortgage loans generally are placed on a non-accrual status when either principal or interest is 90 days or more past due. Consumer loans generally are charged off when the loan becomes 90 days or more delinquent. Commercial business and real estate loans are placed on non-accrual status when the loan is 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income.

Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

     At March 31, 1995, Roxborough-Manayunk had approximately $1.5 million of loans that were more than 60 days delinquent, all of which were secured by residential properties.

     The following table sets forth information with respect to Roxborough-Manayunk's non-performing assets for the periods indicated. At the dates indicated, Roxborough-Manayunk had no accruing loans past due 90 days or more and no restructured loans within the meaning of SFAS No. 15.

                                        At March 31,                           At December 31,
                                      1995       1994        1994        1993        1992        1991        1990
                                                                   (In Thousands)
Loans accounted for on an
  non-accrual basis:
  One- to four-family and home
    equity                         $1,122      $1,699      $1,243      $1,998      $1,180      $1,409       $1,168
  Construction                         --          --          --          --          --          --          112
  Multi-family and commercial          --         239          --         234         438          --          547
  Consumer                             --          20           7          22          34          81          105
                                  -------       -----      ------       -----       -----       -----        -----
      Total non-accrual loans       1,122       1,958       1,250       2,254       1,652       1,490        1,932
                                    -----       -----       -----       -----       -----       -----        -----
Real estate owned                      95         272          88         189         238         423          327
                                   ------      ------     -------     -------      ------      ------       ------
    Total non-performing assets    $1,217      $2,230      $1,338      $2,443      $1,890      $1,913       $2,259
                                    =====       =====       =====       =====       =====       =====        =====
Total non-accrual and accruing
  loans to net loans                 1.16%       2.06%       1.29%       2.29%       2.12%       1.78%        2.33%
                                     ====        ====        ====        ====        ====        ====         ====

Total non-performing assets to
  total assets                        .45%        .80%        .49%        .88%        .75%        .85%        1.05%
                                     ====        ====        ====        ====        ====        ====         ====


     Management of Roxborough-Manayunk regularly reviews the loan portfolio in order to identify potential problem loans and classifies any potential problem loan as a special mention, substandard, doubtful or loss asset according to the OTS classification of asset regulations.

     OTS regulations provide for savings institutions to classify their loans and other assets as substandard, doubtful, or loss assets. Assets classified as substandard are those inadequately protected by the current net worth and paying capacity of the obligor or the pledged collateral. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all the weaknesses of those classified as substandard with the additional characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable. Assets classified as "loss" are considered uncollectible and of such little value that their continuance as assets without the establishment of a specific reserve is not warranted. Assets that do not currently expose a savings institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management's close attention are designated "special mention." Special mention assets have a potential weakness or pose an unwarranted financial risk that, if not corrected, could weaken the asset and increase risk in the future. Assets classified as in-substance foreclosure or designated as substandard or doubtful are recorded at fair value. At March 31, 1995, Roxborough-Manayunk had $1.3 million of classified assets of which $1.3 million were classified as substandard and $8,000 were classified as loss. Furthermore, at March 31, 1994 no assets were classified loss and no assets were designated special mention.

     As of March 31, 1995, Roxborough-Manayunk's total classified assets with balances in excess of $250,000 totalled $439,000, which consisted of one mortgage loan secured by a residential property. At March 31, 1995, Roxborough-Manayunk had total non-performing assets in the amount of $1.2 million ($1.1 million of delinquent loans and $95,000 of REO). The $1.1 million of delinquent loans consisted of 28 loans secured by primarily one- to four-family residential real estate.

     Allowance for Losses on Loans and REO.   Roxborough-Manayunk's
management evaluates the need to establish reserves against losses on loans and other assets each year based on estimated losses on specific loans and on any real estate held for sale or investment when a finding is made that a loss is estimable and probable. Such evaluation includes a review of all loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated market value of the underlying collateral of problem loans, prior loss experience, economic conditions and overall portfolio quality. These provisions for losses are charged against earnings in the year they are established. Roxborough-Manayunk established provisions for losses on loans for the three months ended March 31, 1995 and the years ended December 31, 1994, 1993 and 1992 of $15,000, $60,000, $94,000 and $60,000, respectively. At March 31, 1995,
Roxborough-Manayunk had an allowance for loan losses of $416,000, which represented .43% of total loans. Roxborough-Manayunk had $8,000 in allowances for losses on REO at that date, which represents 8.7% of net real estate owned.

     While Roxborough-Manayunk believes it has established its existing allowance for loan losses in accordance with GAAP and the Interagency Policy Statement on the Allowance for Loan and Lease Losses issued by the OTS, in conjunction with the OCC, FDIC and FRB (see "Business of the Company - Lending Activities - Asset Quality - Allowance for Loan Losses"), there can be no assurance that the applicable regulators, in reviewing Roxborough-Manayunk's loan portfolio, will not request Roxborough-Manayunk to significantly increase its allowance for loan losses, or that changes in the real estate market or local or national economy will not cause Roxborough-Manayunk to significantly increase its allowance for loans losses, thereby negatively affecting Roxborough-Manayunk's financial condition and earnings. During Roxborough-Manayunk's most recent OTS examination in January 1995, no additional allowance for loan or lease losses was required.

     In making loans, Roxborough-Manayunk recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan.

     During the three months ended March 31, 1995 and the year ended December 31, 1994, Roxborough-Manayunk charged-off, respectively, $16,000 and $93,000 of loans receivable and $0 and $156,000 of REO in connection with assets classified by Roxborough-Manayunk as loss. It is Roxborough-Manayunk's policy to review its loan portfolio, in accordance with regulatory classification procedures, on a quarterly basis. Additionally, Roxborough-Manayunk maintains a program of reviewing loan applications prior to making the loan and immediately after loans are made in an effort to maintain loan quality. See Notes 1 and 5 of Notes to Consolidated Financial Statements of Roxborough-Manayunk.

     The following table sets forth certain information regarding
Roxborough-Manayunk's allowance for loan losses at the dates indicated.


                                         At March 31,                                  At December 31,
                                        --------------          ----------------------------------------------------------
                                        1995      1994          1994          1993          1992         1991         1990
                                        ----      ----          ----          ----          ----         ----         ----
                                                                           (Dollars in Thousands)

Total loans outstanding, net (1)     $96,480   $46,603        $96,722       $98,622       $77,824      $83,876      $90,814
Average loans outstanding, net        98,494    97,847         97,302        85,293        82,829       91,421       94,676

Allowance balances (at beginning
  of period)                             417       450            450           385           395          361          280
Provision:
  One- to four-family and home
    equity                                12        12             49            76            51           52           78

  Multi-family and commercial
    real estate                            2         2              9            14             7            9            4
  Consumer and commercial
    leases (2)                             1         1              2             4             2           --           --
Net charge-offs:
  One- to four-family and home
    equity                                16        15             93            29            70           27            1
  Multi-family and commercial
    real estate                           --        --             --            --            --           --           --
  Consumer and commercial
    leases(2)                             --        --             --            --            --           --           --
                                    --------   -------       --------      --------      --------     --------     --------
Allowance balance (at end
  of period)                        $    416   $   450       $    417      $    450      $    385     $    395     $    361
                                     =======    ======        =======       =======       =======      =======      =======

Allowance for loan losses
  as a percent of
  total loans outstanding               .43%      .46%            .43%          .46%          .49%         .47%         .40%
Net charge-offs as a
  percent of average
  loans outstanding                     .02%      .02%            .09%          .04%          .08%         .04%          --%



-----------------------------

(1)  Includes mortgage loans held for sale.

(2)  Includes loans secured by commercial equipment leases.

The following table sets forth certain information regarding the allocation of the allowance for loan losses by type.


                                    At March 31,                            At December 31,
                                        1995                   1994                     1993                    1992

                                           Percent of            Percent of                Percent of             Percent of
                                            Loans to              Loans to                  Loans to               Loans to
                                             Total                  Total                    Total                  Total
                                 Amount      Loans     Amount       Loans        Amount      Loans      Amount      Loans

                                                                  (Dollars in Thousands)
One- to four-family and home
  equity                          $280       81.55%    $262         81.20%        $300       82.63%      $233       84.46%
Multi-family and
  commercial real estate            40       15.15       55         15.02           79       14.01         95       12.33
Consumer and
  commercial leases                 96        3.30      100          3.78           71        3.36         57        3.21
                                   ---      ------      ---        ------          ---      ------        ---      ------
    Total allowance               $416      100.00%    $417        100.00%        $450      100.00%      $385      100.00%
                                   ===      ======      ===        ======          ===      ======        ===      ======
                                            At December 31,
                                       1991                  1990

                                         Percent of           Percent of
                                          Loans to             Loans to
                                           Total                Total
                                Amount     Loans     Amount     Loans
One- to four-family and home
  equity                        $363       91.89%    $338       93.63%
Multi-family and
  commercial real estate          32        8.11       23        6.37
Consumer and
  commercial leases               --          --       --          --
                                ----      ------     ----      ------
    Total allowance            $ 395      100.00%   $ 361      100.00%
                                ====      ======     ====      ======


     The following table sets forth certain information regarding
Roxborough-Manayunk's allowance for REO losses for the periods indicated.

                                          At
                                      March 31,       At December 31,
                                     -----------  --------------------------
                                         1995        1994    1993     1992
                                        ------      ------  ------   -------
                                                 (Dollars in Thousands)

      Total real estate owned, net       $  95      $  88   $  189   $  238
                                          ====       ====    =====    =====

      Allowance balance-beginning        $   2      $  81   $   52   $  125
      Provision                              6         78       42        1
      Charge-offs                           --        157       13       74
                                         -----       ----    -----    -----
      Allowance balance-ending           $   8      $   2   $   81   $   52
                                          ====       ====    =====    =====

      Allowance for losses on
       real estate owned to net           8.42%      2.27%   42.86%   21.82%
       real estate owned                  ====       ====    =====    =====

Investment Activities

     General. The investment policy of Roxborough-Manayunk, which is established by senior management and approved by the Board of Directors, is based upon its asset and liability management goals and is designed primarily to provide a portfolio of high quality, diversified investments while seeking to optimize net interest income within acceptable limits of safety and liquidity. The current investment goal is to invest available funds in instruments that meet specific requirements of Roxborough-Manayunk's asset and liability management goals. The investment activities of Roxborough-Manayunk consist primarily of investments in fixed and adjustable-rate mortgage-backed securities and U.S. Government agency bonds. At March 31, 1995, Roxborough-Manayunk had a mortgage-backed securities portfolio with a market value of $76.4 million, all of which was held for sale. At March 31, 1995, Roxborough-Manayunk had an investment securities portfolio of approximately $50.3 million consisting of U.S. Government treasury and agency securities, FHLMC preferred stock, and FHLB stock. The market value of such securities at March 31, 1995 was $49.6 million. See Notes 3 and 4 to the Notes to the Consolidated Financial Statements of Roxborough-Manayunk.

     Mortgage-Backed Securities. Roxborough-Manayunk also purchases mortgage-backed securities guaranteed by GNMA and FNMA and issued by the FHLMC which are secured by fixed-rate and adjustable-rate mortgages. GNMA mortgage-backed securities are pass-through certificates issued and backed by the GNMA and are secured by interests in pools of mortgages which are fully insured by the Federal Housing Administration ("FHA") or partially guaranteed by the Department of Veterans' Affairs ("VA"). The FNMA mortgage-backed securities consist of pass-through certificates and real estate mortgage investment conduits ("REMICs"). FHLMC mortgage-backed securities consist of both REMICs and pass-through certificates issued and guaranteed by the FHLMC and secured by interests in pools of conventional mortgages originated by savings institutions. As of March 31, 1995, Roxborough-Manayunk's mortgage-backed securities amounted to $76.4 million, or 28.0% of total assets, all of which are currently classified as available for sale.

     REMICs are typically issued by a special-purpose entity (the "issuer"), which may be organized in a variety of legal forms, such as a trust, a corporation, or a partnership. The entity aggregates pools of pass-through securities, which are used to collateralize the mortgage related securities. Once combined, the cash flows can be divided into "tranches" or "classes" of individual securities, thereby creating a more predictable average life for each security than the underlying pass-through pools. Accordingly, under this structure, all principal pay-downs from the various mortgage pools are allocated to particular mortgage-related classes, which are structured to have priority until they have been paid off. Thus these securities are intended to address the reinvestment concerns associated with mortgage related pass-through securities, which include that (i) the mortgages backing such securities which have higher rates tend to pay off when interest rates fall, thereby reducing the return on the securities, and (ii) the expected average life of the mortgages may vary significantly among the different tranches which could reduce the average life of the securities.

     Some REMIC instruments are most like traditional debt instruments because they have stated principal amounts and traditionally defined interest rates and terms. Purchasers of certain other REMIC instruments are entitled to the excess, if any, of the issuer's cash inflows, including reinvestment earnings, over the cash outflows for debt service and administrative expenses. These mortgage related instruments may include instruments designated as residual interests, and are riskier in that they could result in the loss of a portion of the original investment. Cash flows from residual interests are very sensitive to prepayments and, thus, contain a high degree of interest-rate risk. Residual interests represent an ownership interest in the underlying collateral, subject to the first lien of the REMICs investors.

     The REMICs held by Roxborough-Manayunk at March 31, 1995 consisted of floating-rate tranches, with the exception of three fixed-rate securities in the amount of $5.9 million. The interest rate of all of Roxborough-Manayunk's floating-rate securities adjusts monthly and provides the institution with net interest margin protection in an increasing market interest rate environment. The securities are backed by mortgages on one- to four-family residential real estate and have contractual maturities up to 30 years. At March 31, 1995, none of these securities are deemed to be "High Risk" according to Federal Financial Institutions Examination Council ("FFIEC") guidelines which have been adopted by the OTS. The securities are primarily companion tranches to "PACs" and "TACs". PACs and TACs (Planned and Targeted Amortization Classes) are designed to provide a specific principal and interest cash-flow. Principal payments that are received in excess of the amount needed for the PACs and TACs is allocated to the companion tranches. When the PACs and TACs are repaid in full, all principal is then used to pay the companion tranches.

     Investment Securities. Income from investment securities provides a significant source of income for Roxborough-Manayunk. Roxborough-Manayunk maintains a portfolio of investment securities such as U.S. government and agency securities, non-governmental securities, including interest-bearing deposits, in addition to Roxborough-Manayunk's mortgage-backed securities portfolio. Roxborough-Manayunk is required by federal regulation to maintain a minimum percentage of its liquidity base in the form of qualifying long and short-term liquid assets. Currently, the liquidity requirement is 5%, of which at least 1% must be held in the form of short-term liquid assets such as certificates of deposit, federal funds, banker's acceptances, discount notes, commercial paper, time deposits and short-term treasury and agency debt securities, all of which are subject to certain creditworthiness and ratings criteria. In addition, longer-term corporate, agency and government debt securities may be held subject to similar creditworthiness, ratings and maturity criteria. As of March 31, 1995, Roxborough-Manayunk exceeded both the 5% liquidity requirement and the 1% short-term liquidity requirement with a liquidity ratio of 41.3% and a short-term liquidity ratio of 31.2%. The balance of short-term security investments in excess of regulatory requirements reflects management's response to the significantly increasing percentage of savings deposits with short maturities. It is the intention of management to maintain shorter maturities in Roxborough-Manayunk's investment portfolio in order to better match the interest rate sensitivities of its assets and liabilities. However, during periods of rapidly declining interest rates, the yield on such investments also declines at a faster rate than does the yield on long-term investments.

     Investment decisions are made within policy guidelines established by the Board of Directors and the Asset/Liability Committee. As of March 31, 1995, Roxborough-Manayunk's investment portfolio (including investment securities classified as available for sale) (the "investment portfolio") totalled $50.3 million.

     The following table sets forth the market value or amortized cost (as applicable) of Roxborough-Manayunk's investment portfolio, short-term investments, and FHLB stock at the dates indicated. The amounts for securities held to maturity are listed at amortized cost; amounts for securities available for sale are listed at approximate market value.


                                     At
                                   March 31,       At December 31,
                                             --------------------------
                                    1995      1994      1993      1992
                                  ---------  ------    ------    ------
                                               (In Thousands)
 Investment securities:

   U.S. Treasury securities        $10,108   $10,075   $10,101   $ 9,099
   FHLB bonds                       21,000    21,000    11,001    13,003
   Other agencies(1)                18,145    18,000     8,035     5,000
   Mutual funds(2)                     525       510       500        --
   Subordinated debt(3)                250       250        --        --
   FHLMC preferred stock(2)            245       245       250       250
                                    ------    ------    ------    ------
     Total investment securities    50,273    50,080    29,887    27,352
 Interest-bearing deposits          37,442    15,900    29,050    21,822
 Federal funds sold                  2,000     2,000     2,000     2,000
 FHLB of Pittsburgh stock            1,686     1,615     1,844     1,570
                                    ------    ------    ------    ------
       Total investments           $91,401   $69,595   $62,781   $52,744
                                    ======    ======    ======    ======


-----------------------------


(1) Primarily consists of FNMA, FHLMC, SLMA debentures and certificates of deposit.


(2) Classified as available for sale and carried at approximate market value. All other investment securities are classified as held to maturity.

(3) During 1994, Roxborough-Manayunk purchased a $250,000 unit of subordinated debt in the Company's $3.0 million subordinated debt offering. The subordinated debt is at an interest rate of 8.25%, is due in 2004 and each unit also contained 25,000 warrants for purchase of Company Common Stock. Roxborough waived its investment the policy requirement that debt have a "AA" or better rating in order to purchase this subordinated debt.

     The following table sets forth certain information regarding the carrying values, weighted average yields, and maturities of Roxborough-Manayunk's investment and mortgage-backed securities portfolio as of March 31, 1995.

                                                                         As of March 31, 1995
                                      One Year or Less       One to Five Years       Five to Ten Years        More than Ten Years
                                     Carrying   Average     Carrying    Average     Carrying     Average      Carrying      Average
                                      Value      Yield       Value       Yield        Value       Yield        Value         Yield
                                                                                            (Dollars in Thousands)
U.S. Treasury Securities             $5,033      8.50%    $     --         --%      $ 5,075       7.50%       $     --          --%
FHLB Bonds                               --        --       13,000       6.00         5,000       6.10           3,000        7.00
Other agencies (1)                      145      5.85       13,000       5.11            --         --           5,000        7.00
Mutual funds (2)                        525      6.02           --         --            --         --              --          --
FHLMC preferred stock (2)               245      7.90           --         --            --         --              --          --

Subordinated debt (3)                    --        --           --         --           250       8.25              --          --
Mortgage-backed securities (2):
   GNMA pass-through                     --        --           --         --           976       9.25          13,022        5.56
   FNMA pass-through                     --        --           --         --         5,349       6.46          11,539        7.32
   FHLMC pass-through                    --        --          723       8.93         8,698       8.03          22,748        8.27
   FNMA REMICs                           --        --           --         --            --         --           5,585        5.19

   FHLMC REMICs                          --        --        2,319       5.80            --         --           5,994        6.08
                                    -------    ------       ------       ----      --------      -----         -------        ----
         Total                       $5,948      8.19%     $29,042       5.66%      $25,348       7.26%        $66,888        6.97%
                                      =====      ====       ======       ====        ======       ====          ======        ====
                                          As of March 31, 1995
                                             Total Securities
                                     Carrying    Average      Market
                                      Value       Yield        Value
U.S. Treasury Securities           $ 10,108       8.00%     $ 10,282
FHLB Bonds                           21,000       6.17        20,542
Other agencies (1)                   18,145       5.64        17,776
Mutual funds (2)                        525       6.02           525
FHLMC preferred stock (2)               245       7.90           245

Subordinated debt (3)                   250       8.25           250
Mortgage-backed securities (2):
   GNMA pass-through                 13,999       5.82        13,999
   FNMA pass-through                 16,672       7.05        16,672
   FHLMC pass-through                32,406       8.22        32,406
   FNMA REMICs                        5,243       5.19         5,243

   FHLMC REMICs                       8,057       6.00         8,057
                                   --------       ----      --------
         Total                     $126,650       6.80%     $126,242
                                    =======       ====       =======


----------------------------

(1)  Consists of FNMA, FHLMC, and SLMA debentures and Israel Bond.

(2) Classified as available for sale and carried at approximate market value. All other securities are classified as held to maturity.

(3) In 1994, Roxborough-Manayunk purchased a $250,000 unit of subordinated debt in the Company's $3.0 million subordinated debt offering. The subordinated debt is at an interest rate of 8.25%, is due in 2004 and each unit also contained 25,000 warrants for the purchase of Company Common Stock.

     Accounting for Investments and Mortgage-Backed Securities. In May 1993, the FASB issued SFAS No. 115. SFAS 115 requires Roxborough-Manayunk to classify all of its investments in debt and equity securities ("securities") into three categories. Debt securities which management has the positive intent and ability to hold until maturity are classified as held-to-maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Roxborough-Manayunk does not maintain any trading securities. All other securities are classified as available-for-sale securities.

     Unrealized holding gains and losses for trading securities are included in earnings. Unrealized gains and losses for available-for-sale securities are excluded from earnings and reported net of income tax effect as a separate component of stockholders' equity until realized.
Investments classified as held to maturity are accounted for at amortized cost.

     Roxborough-Manayunk elected to adopt SFAS No. 115 effective December 31, 1993. The adoption resulted in a $44,000 increase in stockholders' equity upon the initial application of the new standard. Unrealized losses, net of taxes, amounting to $525,000 are recorded as a component of stockholders' equity at March 31, 1995.

Sources of Funds

     General. Deposits are the major source of Roxborough-Manayunk's funds for lending and other investment purposes. In addition to deposits, Roxborough-Manayunk derives funds from loan and mortgage-backed securities principal repayments, and proceeds from the sale of loans, mortgage-backed securities and investment securities. Loan and mortgage-backed securities principal repayments are a relatively stable source of funds, while deposit inflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They also may be used on a longer-term basis for general business purposes.

     Deposits. Roxborough-Manayunk offers a wide variety of deposit accounts, although a majority of such deposits are in fixed-term, market-rate certificate accounts. Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate.

     Fixed-term certificates have been a major source of new deposits for Roxborough-Manayunk and, as of March 31, 1995, such certificates represented $101.7 million or 42.6% of Roxborough-Manayunk's deposit accounts. As of March 31, 1995, $19.6 million or 8.2% of Roxborough-Manayunk's deposit portfolio consisted of one- to six-month fixed-term, market-rate certificates, and $64.5 million or 27.0% consisted of 13 to 60-month fixed-term, market-rate certificates. Savings accounts are a primary source of deposit funds for Roxborough-Manayunk and, as of March 31, 1995, represented $110.7 million, or 46.3% of the deposit portfolio.

     Roxborough-Manayunk also offers standardized individual retirement accounts ("IRAs"), as well as qualified defined master plans for self-employed individuals. IRAs are marketed in the form of all of the available savings deposits and certificates.

     Upon consummation of the Conversion and the Merger, Progress Bank intends to continue to emphasize retail deposits, including checking, certificates of deposit, savings accounts and IRAs. Roxborough-Manayunk had no brokered certificates of deposit as of March 31, 1995.

     Roxborough-Manayunk pays interest rates on its certificate accounts which are competitive in its market. Interest rates on deposits are reviewed weekly by management based on a combination of factors, including the need for funds and local competition.

     Deposits in Roxborough-Manayunk as of March 31, 1995 were represented by various types of savings programs described below.

                                                                        Balance
                                                           Minimum       as of       Percentage of
                                             Interest      Balance     March 31,        Total
Category                      Term             Rate        Amount       1995(1)        Deposits
Regular savings               None            3.29%        $    10      $ 40,333        16.87%
Senior club savings           None            4.06             500        70,317        29.41

NOW accounts                  None            2.02             300        12,170         5.09
Super NOW                     None            2.12           1,000           911          .38
Money market accounts         None            4.43           1,000        11,936         4.99
Non-interest deposits         None              --             300         1,656          .69

Certificates of Deposit:

  Fixed Term, Fixed Rate      1-3 Months      3.53             500         1,197          .50
  Fixed Term, Fixed Rate      4-6 Months      3.91             500        18,433         7.71
  Fixed Term, Fixed Rate      7-12 Months     4.56             500        17,569         7.35
  Fixed Term, Fixed Rate      13-24 Months    5.03             500        20,891         8.74
  Fixed Term, Fixed Rate      25-36 Months    4.54             500        21,516         9.00
  Fixed Term, Fixed Rate      60 Months       5.80           1,000        22,110         9.24
                                                                         -------       ------
  Total deposits                                                         239,039        99.97
  Accrued interest on deposits                                                69          .03
                                                                       ---------      -------
  Total                                                                 $239,108       100.00%
                                                                         =======       ======


--------------------------

(1)  In Thousands

     The following table sets forth the time deposits in Roxborough-Manayunk classified by interest rates as of the dates indicated.


                                   At
                                March 31,                  As of December 31,
                                  1995             1994             1993          1992
                                                     (In Thousands)
 Interest Rate:
   2.99% or less              $       --            $  1,371       $28,702    $       --
   3.00 - 3.99%                   33,243              32,165        21,744        35,649
   4.00 - 4.99%                   13,760              37,460           168        15,610
   5.00 - 5.99%                   40,023              28,917        43,509        12,794
   6.00 - 6.99%                   14,690                  --            --        38,625
 Accrued interest on
   certificate accounts               25                  19            22            37
                                  ------            --------       -------      --------

       Total                    $101,741             $99,932       $94,145      $102,715
                                 =======              ======        ======       =======

     The following table sets forth the amount and maturities of time deposits at March 31, 1995.


                                                                Amount Due
                                                                                   After
                                December 31,    December 31,    December 31,    December 31,
 Interest Rate                      1995            1996            1997            1997          Total
                                                              (In Thousands)
 2.99% or less                $      --      $      --         $     --        $     --      $       --

 3.00 - 3.99%                    25,259          7,984               --              --          33,243
 4.00 - 4.99%                    12,938            822               --              --          13,760
 5.00 - 5.99%                     6,800         18,288            5,688           9,247          40,023
 6.00 - 6.99%                       465             --            8,784           5,441          14,690
 Accrued interest on
   certificate accounts              25             --               --                              25
                               --------       --------         --------        --------       ---------
   Total                        $45,487        $27,094          $14,472         $14,688        $101,741
                                 ======         ======           ======          ======         =======


     The following table indicates, at March 31, 1995, the amount of Roxborough-Manayunk's certificates of deposit of $100,000 or more by time remaining until maturity.

                                               Certificates
                Maturity Period                of Deposit
                ---------------------------    -------------
                                               (In Thousands)
                Within three months             $  875
                Three through six months           750
                Six through twelve months        2,009

                Over twelve months               4,714
                                                 -----
                                                $8,348
                                                 =====

     The following table sets forth the savings activities of Roxborough-Manayunk for the periods indicated:

                              Three Months Ended
                                 March 31,        Year Ended December 31,
                              ------------------- ------------------------
                                 1995      1994     1994       1993     1992
                                 ----      ----     ----       ----     ----
                                                  (In Thousands)
    Deposits                  $78,330    $68,737  $309,093   $294,955  $288,827
    Withdrawals                82,407     70,121   318,822    286,765   273,451
                               ------     ------   -------    -------  -------
    Net increase (decrease)
     before interest credited  (4,077)    (1,384)   (9,729)    (8,190)   15,376
    Interest credited           1,885      1,600     6,654      7,154     8,225
                               ------     ------   -------    -------   -------
    Net increase (decrease)
      in savings deposits     $(2,192)  $    216  $ (3,075)  $ 15,344  $ 23,601
                               ======     ======   =======    =======   =======


Borrowings

     Deposits are the primary source of funds of Roxborough-Manayunk's lending and investment activities and for its general business purposes. Roxborough-Manayunk may obtain advances from the FHLB of Pittsburgh to supplement its supply of lendable funds. Advances from the FHLB of Pittsburgh are typically secured by a pledge of Roxborough-Manayunk's stock in the FHLB of Pittsburgh and a portion of Roxborough-Manayunk's first mortgage loans and certain other assets. Roxborough-Manayunk, if the need arises, may also access the Federal Reserve Bank discount window to supplement its supply of lendable funds and to meet deposit withdrawal requirements. At March 31, 1995, Roxborough-Manayunk had $7.9 million in advances outstanding from the FHLB of Pittsburgh at fixed rates of interest, all of which were matched specifically to a specific investment at a positive interest rate spread. Most of these advances provide for a prepayment penalty. At March 31, 1995, Roxborough-Manayunk had no other borrowings. See Note 9 of the Notes to Consolidated Financial Statements of Roxborough-Manayunk.

     The following table sets forth certain information as to FHLB advances at the dates indicated.

                                 As of and For
                                   the Three       As of and For the
                                 Months Ended    Year Ended December 31,
                                                 -----------------------
                                    March 31,
                                       1995       1994     1993    1992
                                  ------------   ------   ------  ------
                                            (Dollars in Thousands)

 FHLB advances                        $7,884      $7,884   $7,884   $--
 Weighted average interest rate
  of FHLB advances                      5.53%       5.53%    5.53%   --%
 Maximum amount of advances           $7,884      $7,884   $7,884   $--
 Average amount of advances           $7,884      $7,884   $7,884   $--
 Weighted average interest rate
  of average amount of advances         5.53%       5.53%    5.53%   --%



Subsidiaries and Joint Venture Activity

     Roxborough-Manayunk is permitted to invest up to 2% of its assets in the capital stock of, or secured or unsecured loans to, subsidiary corporations, with an additional investment of 1% of assets when such additional investment is utilized primarily for community development purposes. Under such limitations, as of March 31, 1995, Roxborough-Manayunk was authorized to invest up to approximately $5.5 million in the stock of, or loans to, service corporations (based upon the 2% limitation). As of March 31, 1995, the net book value of Roxborough-Manayunk's investment in stock, unsecured loans, and conforming loans in its service corporations was $217,000.

     Roxborough-Manayunk has two wholly owned subsidiary corporations, Montgomery Service Corporation ("MSC") and Ridge Service Corporation ("RSC"). MSC engages in the management of real estate. RSC is presently inactive.

Personnel

     As of March 31, 1995, Roxborough-Manayunk had 70 full-time employees and 13 part-time employees. The employees are not represented by a collective bargaining unit. Roxborough-Manayunk believes its relationship with its employees to be satisfactory.

Competition

     Roxborough-Manayunk faces strong competition in its attraction of savings deposits, which are its primary source of funds for lending, and in the origination of real estate loans. Roxborough-Manayunk's competition for savings deposits and loans historically has come from other thrift institutions and commercial banks located in Roxborough-Manayunk's market area. Roxborough-Manayunk also competes with mortgage banking companies for real estate loans, and faces competition for investor funds from short-term money market securities and corporate and government securities.

     Roxborough-Manayunk's market area generally includes Philadelphia, Bucks, Delaware, Chester and Montgomery Counties, which comprise the Philadelphia metropolitan area. Roxborough-Manayunk's primary lending area consists of the Roxborough, Manayunk and Andorra neighborhoods located in the far northwest sections of Philadelphia and South Philadelphia. Roxborough-Manayunk has no significant loan concentrations in any one part of its primary lending area.

     Roxborough-Manayunk competes for loans by charging competitive interest rates and loan fees, remaining efficient and providing a wide range of services to its customers. Roxborough-Manayunk offers all consumer banking services such as checking accounts, certificates of deposit, retirement accounts, consumer and mortgage loans and ancillary services such as safe deposit boxes, convenient offices and drive-up facilities, automated teller machines and overdraft protection. These services help Roxborough-Manayunk compete for deposits, in addition to offering competitive rates on deposits.

     Recent legislative and regulatory measures have significantly expanded the range of services which savings institutions can offer the public, such as demand deposits, trust services,and consumer and commercial lending. These changes, combined with increasingly sophisticated depositors, have dramatically increased competition for savings dollars among savings institutions and other types of investment entities, as well as with commercial banks in regard to loans, checking accounts and other types of financial services. In addition, large conglomerates and investment banking firms have entered the market for financial services. The competition between commercial banks and savings institutions is also increased by allowing banks to acquire healthy savings institutions, imposing similar capital requirements on banks and savings institutions and placing certain investment and other regulatory restrictions on savings institutions which are similar to those imposed on banks. Thus, in the future, Roxborough-Manayunk, like other savings institutions, will face increased competition to provide savings and lending services and, in order to remain competitive, will have to be innovative and knowledgeable about its market, as well as to continue to exert effective controls over its costs.

Properties and Equipment

     Roxborough-Manayunk's executive offices are located at 6060 Ridge Avenue in Philadelphia, Pennsylvania. Roxborough-Manayunk conducts its business through eight offices, all of which are located in the Philadelphia, Pennsylvania area.

     The following table sets forth the location of each of Roxborough-Manayunk's offices, the year the office was first acquired and the net book value of each office. Roxborough-Manayunk owns seven of its eight office locations.
                                       Year
                            Owned    Facility      Net Book
                             or      Opened or    Value as of
 Office Location            Leased   Acquired   March 31, 1995
 -----------------------    ------   --------   --------------
 Main Office
 6060 Ridge Avenue
 Philadelphia, PA  19128    Owned      1958         $229,565

 7568 Ridge Avenue
 Philadelphia, PA 19128     Owned      1962           13,055

 8345 Ridge Avenue
 Philadelphia, PA 19128     Owned      1974          112,562

 4370 Main Street
 Philadelphia, PA  19127    Leased     1993           72,759(1)

 1722 S. Broad Street
 Philadelphia, PA  19145    Owned      1982           86,825


 Church Lane & Chester
   Avenue
 Yeadon, PA  19050          Owned      1982          123,731

 6503-15 Haverford
   Avenue
 Philadelphia, PA 19151     Owned      1982          285,079

 601 Morgan Avenue
 Drexel Hill, PA  19026     Owned      1982          110,312


---------------------

(1)  Leasehold improvements.

     Roxborough-Manayunk performs its own data processing through its data processing department located in its main office and utilizes several hardware platforms and a combination of internally developed and purchased software systems. The net book value of this data processing equipment as of March 31, 1995 was $50,000. As of March 31, 1995, the net book value of land, buildings, furniture, and equipment owned by Roxborough-Manayunk, less accumulated depreciation totalled $2.1 million. See Note 7 of Notes to Consolidated Financial Statements of Roxborough-Manayunk.

Legal Proceedings

     Roxborough-Manayunk from time to time is a party to legal proceedings in the ordinary course of business such as enforcing security interests in loans. In the opinion of management, Roxborough-Manayunk is not engaged in any other legal proceedings of a material nature at the present time.


                                 REGULATION

     Set forth below is a brief description of certain laws and regulations which, together with the descriptions of laws and regulations contained elsewhere herein, relate to the regulation of the Company, Progress and Roxborough-Manayunk. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

Regulation of the Company

     General. The Company is a registered savings and loan holding company within the meaning of the Home Owners' Loan Act, as amended ("HOLA"). As such, the Company is subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, Progress is subject to certain restrictions in its dealings with the Company and affiliates thereof.

     Activities Restrictions. There are generally no restrictions on the activities of a unitary savings and loan holding company, which is defined as a company with only one subsidiary savings association. Such financial institution holding companies are the only such companies which may engage in any commercial, securities and insurance activities. However, Congressional legislative proposals, which have been introduced and are under consideration, would either limit unitary savings and loan holding companies to the same activity limits as are imposed on other financial institution holding companies or would permit certain bank holding companies to engage in commercial activities and expanded securities and insurance activities. The Company cannot predict if, and in what form, these proposals might become law. However, the broad latitude to engage in activities under current law is restricted if the Director of the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings association. In such a situation, the Director may impose such restrictions as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings association; (ii) transactions between the savings association and its affiliates; and (iii) any activities of the savings association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings association. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings association subsidiary of such a holding company fails to meet a qualified thrift lender test ("QTL Test"), then such unitary holding company also shall become subject to the activities restrictions applicable to multiple savings and loan holding companies and, unless the savings association requalifies as a Qualified Thrift Lender within one year thereafter, shall register as, and become subject to, the restrictions applicable to a bank holding company. See "- Savings Bank Regulation - Qualified Thrift Lender Test."

     If the Company were to acquire control of another savings association, other than through merger or other business combination with Progress, the Company would thereupon become a multiple savings and loan holding company. The Company's acquisition of Roxborough-Manayunk will not have this effect because Roxborough-Manayunk will immediately merge with Progress following such acquisition. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings association meets the QTL Test, the activities of the Company and any of its subsidiaries (other than subsidiary savings associations) would thereafter be subject to further restrictions. Among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings association shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof any business activity, upon prior notice to, and no objection by the OTS, other than: (i) furnishing or performing management services for a subsidiary savings association; (ii) conducting an insurance agency or escrow business; (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings association; (iv) holding or managing properties used or occupied by a subsidiary savings association; (v) acting as trustee under deeds of trust;
(vi) those activities authorized by regulation as of March 5, 1987 to be engaged in by multiple savings and loan holding companies; or (vii) unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies, those activities authorized by the Federal Reserve Board as permissible for bank holding companies. Those activities described in (vii) above also must be approved by the Director of the OTS prior to being engaged in by a multiple savings and loan holding company.

     Limitations on Transactions with Affiliates. Transactions between savings associations and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings association is any company or entity which controls, is controlled by or is under common control with the savings association. In a holding company context, the parent holding company of a savings association (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the savings association. Generally, Sections 23A and 23B (i) limit the extent to which the savings association or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such association's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and
(ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the association or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. In addition to the restrictions imposed by Sections 23A and 23B, no savings association may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings association.

      In addition, Section 22(g) and (h) of the Federal Reserve Act and the regulations promulgated thereunder place restrictions on loans to executive officers, directors and principal stockholders of savings associations and their holding companies. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a savings association, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the association's loans to one borrower limit (generally equal to 15% of the association's unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and greater than 10% stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. Moreover, the aggregate amount of extensions of credit by a savings association to all insiders cannot exceed the association's unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers.

     Restrictions on Acquisitions. Except under limited circumstances, savings and loan holding companies are prohibited from acquiring, without prior approval of the Director of the OTS, (i) control of any other savings association or savings and loan holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings association or holding company thereof which is not a subsidiary. Except with the prior approval of the Director of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, also may acquire control of any savings association, other than a subsidiary savings association, or of any other savings and loan holding company.

     The Director of the OTS may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings associations in more than one state if (i) the multiple savings and loan holding company involved controls a savings association which operated a home or branch office located in the state of the association to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings association pursuant to the emergency acquisition provisions of the Federal Deposit Insurance
Act ("FDIA"), or (iii) the statutes of the state in which the association to be acquired is located specifically permit associations to be acquired by the state-chartered associations or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings associations).


     Subject to appropriate regulatory approvals, a bank holding company may acquire control of a savings association. Furthermore, bank holding companies that control a savings association can merge or consolidate the assets and liabilities of the savings association with, or transfer assets and liabilities to, any subsidiary bank which is a member of the BIF with the approval of the appropriate federal banking agency and the Federal Reserve Board.

Savings Bank Regulation

     Each of Progress and Roxborough-Manayunk is a federally chartered savings bank, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, Progress and Roxborough-Manayunk are subject to broad federal regulation by the OTS and the FDIC extending to all aspects of their operations.
Progress and Roxborough-Manayunk are members of the FHLB of Pittsburgh and are subject to certain limited regulation by the Federal Reserve Board.

     General. The OTS has extensive authority over the operations of savings associations. As part of this authority, savings associations are required to file periodic reports with the OTS and are subject to periodic examinations by the OTS and the FDIC. The investment and lending authority of savings associations are prescribed by federal laws and regulations, and such associations are prohibited from engaging in any activities not permitted by such laws and associations. Those laws and regulations generally are applicable to all federally chartered savings associations and may also apply to state-chartered savings associations. Such regulation and supervision is primarily intended for the protection of depositors.

     The OTS' enforcement authority over all savings associations and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS.

     Insurance of Accounts. The deposits of both Progress and Roxborough-Manayunk are insured up to the maximum amount permitted by the SAIF administered by the FDIC and are backed by the full faith and credit of the United States Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the insurance fund. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action.

     The FDIC may terminate the deposit insurance of any insured depository institution, including Progress and/or Roxborough-Manayunk, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management of Progress and Roxborough-Manayunk are aware of no existing circumstances which could result in termination of deposit insurance at their respective institutions.

     The FDIC is authorized to establish separate assessment rates for deposit insurance for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund to restore the fund's ratio of reserves to insured deposits to its statutorily set target level within a reasonable time, and may decrease such assessment rates if such target level has been met. Until the SAIF fund meets is target level, savings associations may not transfer to the BIF fund. Furthermore, any such transfers, when permitted, would be subject to exit and entrance fees. Under current FDIC regulations, institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital--"well capitalized," "adequately capitalized," and "undercapitalized"--which are defined in the same manner as the regulations establishing the prompt corrective action system under Section 38 of the Federal Deposit Insurance Act ("FDIA"), as discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates ranging from .23% for well capitalized, healthy institutions to .31% for undercapitalized institutions with substantial supervisory concerns. The insurance premiums for Progress and Roxborough-Manayunk for the first semi-annual period in calendar 1995 were .29% and .23%, respectively.

      The BIF fund is expected to meet its target reserve level in mid-1995, but the SAIF is not expected to meet its target reserve level until at least 2002. The FDIC has proposed reducing deposit insurance assessments for BIF members, to be effective when the target level is met, to a new low of $.04 per $100 in deposits to $.31 per $100 of deposits, with all levels in between being reduced. It also has proposed to maintain SAIF premiums at $.23 to $.31 per $100 in deposits. If this proposal is made effective, government officials have estimated that BIF members will pay an average assessment of $.045 per $100 of deposits and SAIF members will pay an average assessment of $.25 per $100 of deposits. Such a disparity could have an adverse effect on Progress' and Roxborough-Manayunk's operating expenses and results of operations and would place such institutions at a competitive disadvantage relative to BIF-insured institutions. See "Risk Factors - Recapitalization of SAIF and Effect of Reduction in Bank Insurance Fund Premiums."

     Regulatory Capital Requirements. Federally insured savings associations are required to maintain minimum levels of regulatory capital. The OTS has established capital standards applicable to all savings associations. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The OTS also is authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

     OTS capital standards require savings associations to satisfy three different capital requirements. Under these standards, savings associations must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, "core" capital equal to at least 3% of adjusted total assets and "total" or "risk-based" capital (a combination of core and "supplementary" capital) equal to at least 8.0% of "risk-weighted" assets. For purposes of the regulation, core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and "qualifying supervisory goodwill." Core capital is generally reduced by the amount of a savings association's intangible assets for which no market exists. Limited exceptions to the deduction of intangible assets are provided for purchased mortgage servicing rights and qualifying supervisory goodwill. Tangible capital is given the same definition as core capital but does not include qualifying supervisory goodwill and is reduced by the amount of all the savings association's intangible assets, with only a limited exception for purchased mortgage servicing rights. Both core and tangible capital are further reduced by an amount equal to a savings association's debt and equity investments in subsidiaries engaged in activities not permissible to national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies).

     In determining compliance with the risk-based capital requirement, a savings association is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings association's core capital. Supplementary capital generally consists of hybrid capital instruments; perpetual preferred stock which is not eligible to be included as core capital; subordinated debt and intermediate-term preferred stock; and general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights assigned by the OTS for principal categories of assets are (i) 0% for cash and securities issued by the United States Government or unconditionally backed by the full faith and credit of the United States Government; (ii) 20% for securities (other than equity securities) issued by United States Government-sponsored agencies and mortgage-backed securities issued by, or fully guaranteed as to principal and interest by, the FNMA or the FHLMC, except for those classes with residual characteristics or stripped mortgage-related securities; (iii) 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan-to-value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or the FHLMC, qualifying residential bridge loans made directly for the construction of one- to four-family residences and qualifying multi-family residential loans; and (iv) 100% for all other loans and investments, including consumer loans, commercial loans, and one- to four-family residential real estate loans more than 90 days delinquent, and for repossessed assets.

     In August 1993, the OTS adopted a final rule incorporating an interest-rate risk component into the risk-based capital regulation. Under the rule, an association with a greater than "normal" level of interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating its risk-based capital. As a result, such an association will be required to maintain additional capital in order to comply with the risk-based capital requirement. An association with a greater than "normal" interest rate risk is defined as an association that would suffer a loss of net portfolio value exceeding 2.0% of the estimated economic value of its assets in the event of a 200 basis point increase or decrease (with certain minor exceptions) in interest rates. The interest rate risk component will be calculated, on a quarterly basis, as one-half of the difference between an association's measured interest rate risk and 2.0% multiplied by the economic value of its assets. The rule also authorizes the Director of the OTS, or his designee, to waive or defer an association's interest rate risk component on a case-by-case basis. The final rule was originally effective as of January 1, 1994, subject however to a two quarter "lag" time between the reporting date of the data used to calculate an association's interest rate risk and the effective date of each quarter's interest rate risk component. However, in October 1994 the Director of the OTS indicated that it would waive the capital deductions for associations with a greater than "normal" risk until the OTS publishes an appeals process. The OTS has recently indicated that no savings association will be required to deduct capital for interest rate risk until further notice.

     At March 31, 1995, Progress had tangible, core, and risk-based capital of $16.4 million or 4.74% of total adjusted assets, $16.4 million or 4.74% of total adjusted assets and $18.0 million or 9.92% of total risk-weighted assets, respectively, and Roxborough-Manayunk had tangible, core, and risk-based capital of $23.2 million or 8.51% of total adjusted assets, $23.5 million or 8.61% of total adjusted assets, and $23.9 million or 29.8% of total risk-weighted assets, respectively, which amounts exceeded all applicable regulatory capital requirements of the OTS. See Note 15 of Notes to Consolidated Financial Statements of the Company, Note 11 of Notes to Consolidated Financial Statements of Roxborough-Manayunk, and "Regulatory Capital."

     The OTS recently revised its policy regarding how savings associations computed their regulatory capital in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under the revised OTS policy, savings associations must value securities classified as available for sale at amortized cost for regulatory capital purposes. In computing regulatory capital, savings associations are required to include any unrealized losses and deduct any unrealized gains, net of income taxes, on debt securities reported as a separate component of stockholders' equity for financial reporting purposes.

     Any savings association that fails any of the capital requirements is subject to possible enforcement actions by the OTS or the FDIC. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the association's operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The OTS' capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

     Safety and Soundness. On November 18, 1993, a joint notice of proposed rulemaking was issued by the OTS, the FDIC, the OCC and the Federal Reserve Board (collectively, the "agencies") concerning standards for safety and soundness required to be prescribed by regulation pursuant to Section 39 of the FDIA. In general, the standards relate to (1) operational and managerial matters; (2) asset quality and earnings; and
(3) compensation.  The operational and managerial standards cover
(a) internal controls and information systems, (b) internal audit system,
(c) loan documentation, (d) credit underwriting, (e) interest rate risk exposure, (f) asset growth, and (g) compensation, fees and benefits. Under the proposed asset quality and earnings standards, Progress and Roxborough-Manayunk would be required to maintain (1) a maximum ratio of classified assets (assets classified substandard, doubtful and to the extent that related losses have not been recognized, assets classified loss) to total capital of 1.0, and (2) minimum earnings sufficient to absorb losses without impairing capital. The last ratio concerning market value to book value was determined by the agencies not to be feasible. Finally, the proposed compensation standard states that compensation will be considered excessive if it is unreasonable or disproportionate to the services actually performed by the individual being compensated. If an insured depository institution or its holding company fail to meet any of the standards promulgated by regulation, then such institution or company will be required to submit a plan within 30 days to the FDIC specifying the steps it will take to correct the deficiency. In the event that an institution or company fails to submit or fails in any material respect to implement a compliance plan within the time allowed by the agency, Section 39 of the FDIA provides that the FDIC must order the institution or company to correct the deficiency and may (1) restrict asset growth; (2) require the institution or company to increase its ratio of tangible equity to assets; (3) restrict the rates of interest that the institution or company may pay; or (4) take any other action that would better carry out the purpose of prompt corrective action.

     Prompt Corrective Action. In September 1992, the federal banking agencies (including the OTS) promulgated substantially similar regulations which are intended to implement the system of prompt corrective action established by Section 38 of the FDIA and which became effective December 19, 1992. Under the regulations, a savings association shall be deemed to be (i) "well capitalized" if it has total risk-based capital of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a Tier I leverage capital ratio of 5.0% or more and is not subject to any order or final capital directive to meet and maintain a specific capital level for any capital measure, (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier I risk-based capital ratio of 4.0% or more and a Tier I leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized," (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier I risk-based capital ratio that is less than 4.0% or a Tier I leverage capital ratio that is less than 4.0% (3.0% under certain circumstances), (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier I risk-based capital ratio that is less than 3.0% or a Tier I leverage capital ratio that is less than 3.0%, and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under certain circumstances, the OTS may reclassify a well capitalized savings association as adequately capitalized and may require an adequately capitalized savings association or an undercapitalized savings association to comply with supervisory actions as if it were in the next lower category (except that the OTS may not reclassify a significantly undercapitalized savings association as critically undercapitalized).

     Liquidity Requirements. All savings associations are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the required liquid asset ratio is 5%.

     Accounting Requirements. The OTS has adopted the following accounting regulations and reporting requirements: (i) regulatory reports will incorporate GAAP when GAAP is used by federal banking agencies; (ii) savings association transactions, financial condition and regulatory capital must be reported and disclosed in accordance with OTS regulatory reporting requirements that will be at least as stringent as for national banks; and (iii) the Director of the OTS may prescribe regulatory reporting requirements more stringent than GAAP whenever the Director determines that such requirements are necessary to ensure the safe and sound reporting and operation of savings associations.

     The OTS has adopted a statement of policy ("Statement") set forth in Thrift Bulletin 52 concerning (i) procedures to be used in the selection of a securities dealer, (ii) the need to document and implement prudent policies and strategies for securities, whether held for investment, trading or for sale, and to establish systems and internal controls to ensure that securities activities are consistent with the financial institution's policies and strategies, (iii) securities trading and sales practices that may be unsuitable in connection with securities held in an investment portfolio, (iv) high-risk mortgage securities that are not suitable for investment portfolio holdings for financial institutions, and (v) disproportionately large holdings of long-term, zero-coupon bonds that may constitute an imprudent investment practice. The Statement applies to investment securities, high-yield, corporate debt securities, loans, mortgage-backed securities and derivative securities, and provides guidance concerning the proper classification of and accounting for securities held for investment, sale and trading. Securities held for investment, sale or trading may be differentiated based upon an institution's desire to earn an interest yield (held for investment), to realize a holding gain from assets held for indefinite periods of time (held for sale), or to earn a dealer's spread between the bid and asked prices (held for trading). Depository institution investment portfolios are maintained to provide earnings consistent with the safety factors of quality, maturity, marketability and risk diversification. Securities that are purchased to accomplish these objectives may be reported at their amortized cost only when the depository institution has both the intent and ability to hold the assets for long-term investment purposes. Securities held for investment purposes may be accounted for at amortized cost, while securities held for sale and securities held for trading are to be accounted for at market. The Company believes that its investment activities have been and will continue to be conducted in accordance with the requirements of OTS policies and generally accepted accounting principles.

     Qualified Thrift Lender Test. All savings institutions are required to meet a QTL test set forth in Section 10(m) of the HOLA and regulations of the OTS thereunder to avoid certain restrictions on their operations. A savings association that does not meet the QTL test set forth in the HOLA and implementing regulations must either convert to a bank charter or comply with the following restrictions on its operations: (i) the association may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the association shall be restricted to those of a national bank; (iii) the association shall not be eligible to obtain any advances from its FHLB; and (iv) payment of dividends by the association shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the association ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

     Currently, the QTL test requires that 65% of an association's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement are loans made to purchase, refinance, construct, improve or repair domestic residential housing and manufactured housing; home equity loans; mortgage-backed securities (where the mortgages are secured by domestic residential housing or manufactured housing); stock issued by the FHLB of Pittsburgh; and direct or indirect obligations of the FDIC. In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings association's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer and educational loans (limited to 10% of total portfolio assets); and stock issued by the FHLMC or the FNMA. Portfolio assets consist of total assets minus the sum of (i) goodwill and other intangible assets, (ii) property used by the savings association to conduct its business, and (iii) liquid assets up to 20% of the association's total assets. At March 31, 1995, the qualified thrift investments of Progress and Roxborough-Manayunk were approximately 78.4% and 71.6% of their respective portfolio assets.

     Restrictions on Capital Distributions. OTS regulations govern capital distributions by savings associations, which include cash dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account of a savings association to make capital distributions. Generally, the regulation creates a safe harbor for specified levels of capital distributions from associations meeting at least their minimum capital requirements, so long as such associations notify the OTS and receive no objection to the distribution from the OTS. Associations and distributions that do not qualify for the safe harbor are required to obtain prior OTS approval before making any capital distributions.

     Generally, Tier 1 associations, which are savings associations that before and after the proposed distribution meet or exceed their fully phased-in regulatory capital requirements, may make capital distributions during any calendar year equal to the higher of (i) 100% of net income for the calendar year-to-date plus 50% of its "surplus capital ratio" at the beginning of the calendar year or (ii) 75% of net income over the most recent four-quarter period. The "surplus capital ratio" is defined to mean the percentage by which the association's ratio of total capital to assets exceeds the ratio of its fully phased-in capital requirement to assets, and "fully phased-in capital requirement" is defined to mean an association's capital requirement under the statutory and regulatory standards, as modified to reflect any applicable individual minimum capital requirement imposed upon the association. Failure to meet fully phased-in or minimum capital requirements will result in further restrictions on capital distributions, including possible prohibition without explicit OTS approval. See "- Regulatory Capital Requirements."

     Tier 2 institutions, which are institutions that before and after the proposed distribution meet or exceed their minimum capital requirements, may make capital distributions up to 75% of their net income over the most recent four quarter period.

     In order to make distributions under these safe harbors, Tier 1 and Tier 2 associations must submit 30 days written notice to the OTS prior to making the distribution. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. In addition, a Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association as a result of such a determination.

     Tier 3 institutions, which are institutions that do not meet current minimum capital requirements, or that have capital in excess of either their fully phased-in capital requirement or minimum capital requirement but which have been notified by the OTS that it will be treated as a Tier 3 institution because they are in need of more than normal supervision, cannot make any capital distribution without obtaining OTS approval prior to making such distributions.

     At March 31, 1995, both Progress and Roxborough-Manayunk were Tier 1 institutions for purposes of this regulation.

     On December 5, 1994, the OTS published a notice of proposed rulemaking to amend its capital distribution regulation. Under the proposal, associations would be permitted to only make capital distributions that would not result in their capital being reduced below the level required to remain "adequately capitalized." An association is adequately capitalized if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more and a Tier 1 leverage capital ratio of 4.0% or more and does not meet the definition of well capitalized. Because Progress Bank will be a subsidiary of the Company upon consummation of the Conversion and the Merger, the proposal would require Progress Bank to provide notice to the OTS of its intent to make a capital distribution. Progress and Roxborough-Manayunk do not believe that the proposal will adversely affect their ability to make capital distributions if it is adopted substantially as proposed.

     Federal Home Loan Bank System. Progress and Roxborough-Manayunk are both members of the FHLB of Pittsburgh, which is one of 12 regional FHLBs that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. At March 31, 1995, Progress' and Roxborough-Manayunk's advances from the FHLB of Pittsburgh amounted to $47.8 million and $7.9 million, respectively.

     As members, Progress and Roxborough-Manayunk are required to purchase and maintain stock in the FHLB of Pittsburgh in an amount equal to at least 1% of their respective aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year.
At March 31, 1995, Progress and Roxborough-Manayunk had $2.5 million and $1.8 million, respectively, in FHLB stock, which was in compliance with this requirement.

     The FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. These contributions also could have an adverse effect on the value of FHLB stock in the future.

     Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. As of March 31, 1995, no reserves were required to be maintained on the first $4.2 million of transaction accounts, reserves of 3% were required to be maintained against the next $54.0 million of net transaction accounts (which is subject to adjustment by the Federal Reserve Board) and a reserve of 10% (which is subject to adjustment by the Federal Reserve Board to a level between 8% and 14%) against all remaining net transaction accounts. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy applicable liquidity requirements. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, however, the effect of this reserve requirement is to reduce an institution's earning assets.

     Branching by Federal Associations. Effective May 11, 1992, the OTS amended its "Policy Statement on Branching by Federal Savings Associations" to permit interstate branching to the full extent permitted by statute (which is essentially unlimited). Prior policy permitted interstate branching for federal thrifts only to the extent allowed for state-chartered associations in the states where the association's home office is located and where the branch is sought. Prior policy also permitted healthy out-of-state federal associations to branch into another state, regardless of the law in that state, provided the branch office was the result of a purchase of an association that is in danger of default.

      Generally, federal law prohibits federal thrifts from establishing, retaining or operating a branch outside the state in which the federal association has its home office unless the association meets the IRS's domestic building and loan test (generally, 60% of a thrift's assets must be housing related) ("IRS Test"). The IRS Test requirement does not apply if: (i) the branch(es) result(s) from an emergency acquisition of a troubled thrift (however, if the troubled savings association is acquired by a bank holding company, does not have its home office in the state of the bank holding company bank subsidiary and does not qualify under the IRS Test, its branching is limited to the branching laws for state-chartered banks in the state where the savings association is located) (ii) the law of the state where the branch would be located would permit the branch to be established if the federal association were chartered by the state in which its home office is located; or (iii) the branch was operated lawfully as a branch under state law prior to the association's conversion to a federal charter.

     In addition, the OTS will evaluate a branching applicant's record of compliance with the Community Reinvestment Act of 1977, as amended ("CRA"). An unsatisfactory CRA record may be the basis for denial of a branching application.

Recent Accounting Pronouncements

     In December 1990, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions." SFAS No. 106 requires that certain post-retirement benefits provided to former employees, their beneficiaries, and covered dependents be recognized over those employees' service period. Post-retirement benefits include health care, life insurance and other welfare benefits. Adoption of SFAS

No. 106 was required for fiscal years beginning after December 15, 1992. Neither the Company, Progress nor Roxborough-Manayunk provide any post-retirement benefits; therefore, the adoption of SFAS No. 106 had no effect on their respective results of operations.

     In December 1991, the FASB issued SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 107 requires all entities to disclose, in financial statements or the notes thereto, the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial condition, for which it is practicable to estimate fair value. SFAS No. 107 is effective for financial statements issued for years ending after December 15, 1992. Substantially all of the assets and liabilities of the Company and Roxborough-Manayunk are financial instruments and, as a result, SFAS No. 107 requires the fair value of such assets and liabilities to be disclosed. Because such assets and liabilities are monetary in nature, their fair values may fluctuate significantly over time.

     In November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Post-Employment Benefits." SFAS No. 112 requires accrual of the expected cost of providing post-employment benefits to an employee and employee's beneficiaries and covered dependents during the years that the employee renders the necessary services. Such benefits include salary continuation, supplemental unemployment benefits, severance benefits, job training and counseling, and continuation of health care benefits. SFAS No. 112 is effective for fiscal years beginning after December 15, 1993. Neither the Company, Progress nor Roxborough-Manayunk provide any of the benefits covered by SFAS No. 112.

     In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 is effective for years beginning after December 15, 1994. The Statement establishes accounting measurement, recognition and reporting standards for impaired loans. SFAS No. 114 provides that a loan is impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due according to the contractual terms (both principal and interest). SFAS No. 114 requires that when a loan is impaired, impairment should be measured based on the present value of the expected cash flows, discounted at the loan's effective interest rate. If the loan is collateral dependent, as a practical expedient, impairment can be based on a loan's observable market price or the fair value of the collateral. The value of the loan is adjusted through a valuation allowance created through a charge against income. Residential mortgages, consumer installment obligations and credit cards are excluded.

Loans that were treated as in-substance foreclosures under previous accounting pronouncements are considered to be impaired loans and remain in the loan portfolio under SFAS No. 114. SFAS No. 114 was amended in October 1994 by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 118 amended SFAS No. 114 primarily to remove its income recognition requirements and add some disclosure requirements. The Company does not believe that adoption of SFAS No. 114, as amended by SFAS
No. 118, will be material to its financial condition or results of operations.

     Also in May 1993, the FASB issued SFAS No. 115, which requires debt and equity securities to be classified in one of three categories and to be accounted for as follows: debt securities which the company has the positive intent and ability to hold to maturity are classified as "securities held to maturity" and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held-to maturity or trading securities are classified as "securities available for sale" and reported at fair value with unrealized gains and losses excluded from earnings, but reported as a separate component of shareholders' equity. The Company adopted SFAS No. 115 in the first quarter of 1994.
The cumulative effect of the Company adopting SFAS No. 115 on January 1, 1994 resulted in a $61,000 reduction in the Company's stockholders' equity for unrealized losses on mortgage-backed and investment securities classified as available for sale of $46,000 and $15,000, respectively. As of March 31, 1995, the Company's stockholders' equity was reduced by approximately $721,000 for unrealized losses on mortgage-backed securities and investment securities classified as available for sale of $9.1 million and $3.8 million, respectively. Roxborough-Manayunk adopted SFAS No. 115 effective December 31, 1993. As of March 31, 1995, Roxborough-Manayunk's stockholders' equity was reduced by approximately $44,000 for unrealized losses on investment securities classified as available for sale of $770,000.

     In November 1993, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). SOP 93-6 requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan instead of an amount equal to the cost basis of such shares. If the shares of Company Common Stock appreciate in value over time, SOP 93-6 will result in increased compensation expense with respect to the ESOP as compared with prior guidance which required the recognition of compensation expense based on the cost of shares acquired by the ESOP. It is impossible to determine at this time the extent of such impact on future net income. See "Pro Forma Unaudited Financial Information."

      In October 1994, the FASB issued SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," which is effective for years ending after December 15, 1994. SFAS No. 119 expands the disclosure requirements for derivative financial instruments, which are defined to include futures, forwards, swaps or options contracts or other instruments with similar characteristics. It excludes all such instruments whose financial effects are recorded on the balance sheet. SFAS No. 119 also makes certain modifications to SFAS No. 107. At March 31, 1995, neither the Company nor Roxborough-Manayunk had any financial instruments which would require additional disclosure under SFAS No. 119.


     In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed
Of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The standard requires an impairment loss to be recognized when the carrying amount of the asset exceeds the fair value of the asset. The fair value of an asset is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced liquidation sale. An entity that recognizes an impairment loss shall disclose additional information in the financial statements related to the impaired asset. All long-lived assets and certain identifiable intangibles to be disposed of and for which management has committed to a plan to dispose of the assets, whether by sale or abandonment, shall be reported at the lower of the carrying amount or fair value less cost to sell. Subsequent revisions in estimates of fair value less cost to sell shall be reported as adjustments to the carrying amount of assets to be disposed of, provide that the carrying amount of the asset does not exceed the carrying amount of the asset before an adjustment was made to reflect the decision to dispose of the asset. The state requires additional disclosure in the footnotes regarding assets to be disposed of.


     In December 1994, the Accounting Standards Division of the AICPA approved SOP 94-6, "Disclosure of Certain Significant Risks and Uncertainties." SOP 94-6 requires disclosures in the financial statements beyond those now being required or generally made in the financial statements about the risk and uncertainties existing as of the date of those financial statements in the following areas: nature of operations, use of estimates in the preparation of financial statements, certain significant estimates, and current vulnerability due to certain concentrations. The standard is effective for financial statements issued for fiscal years ending after December 15, 1995.

     In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgage Loans." SFAS No. 122, which is effective for years beginning after December 15, 1995, will require Progress, which services mortgage loans for others in return for servicing fees, to recognize these servicing rights as assets, regardless of how such assets were acquired. Additionally, the Company would be required to assess the fair value of these assets at each reporting date to determine any potential impairment. Management of the Company has not completed an analysis of the effects this pronouncement would have on its results of operations or financial position.

                                  TAXATION

     Federal Taxation. The Company and its subsidiaries on the one hand, and Roxborough-Manayunk and its subsidiaries on the other hand, are subject to those rules of federal income taxation generally applicable to corporations under the Code. The Company and its subsidiaries on the one hand, and Roxborough-Manayunk and its subsidiaries on the other hand, as members of an affiliated group of corporations within the meaning of
Section 1504 of the Code, file consolidated federal income tax returns, which have the effect of eliminating or deferring the tax consequences of inter-company distributions, including dividends, in the computation of consolidated taxable income.

     In addition to regular corporate income tax, corporations are subject to an alternative minimum tax which generally is equal to 20% of alternative minimum taxable income (taxable income, increased by tax preference items and adjustments to certain regular tax items). The preference items which are generally applicable include an amount equal to 75% of the amount by which a financial institution's adjusted current earnings (generally alternative minimum taxable income computed without regard to this preference and prior to reduction for net operating losses) exceeds its alternative minimum taxable income without regard to this preference. Alternative minimum tax paid can be credited against regular tax due in later years.

     At March 31, 1995, the Company had a net operating loss carryforward for federal tax purposes of approximately $7.1 million, $866,000 of which expires in 2006, $4.5 million of which expires in 2007, $654,000 of which expires in 2008 and $1.0 million of which expires in 2009. In addition, the Company had an allowance for loan losses of approximately $1.6 million. The majority of the allowance for loan losses is anticipated to give rise to deductible losses in the current and future years. In addition, approximately $2.7 million of losses on loans and other assets have been recognized in prior years for financial accounting purposes, and it is anticipated that such losses will be recognized in future years for tax purposes. Losses which the Company has not yet recognized for tax purposes that may be utilized to offset taxable income in the current, or a past or future year are sometimes referred to as "Built-in Losses."

     If an "ownership change," discussed below, occurs with respect to the Company, the Company may be limited in its ability to use its net operating loss carryforward. In addition, if the Built-in Losses of the Company (netted against gains which it has not yet recognized for tax purposes, together, the "Net Unrealized Built-In Losses" of the Company) exceed certain threshold amounts, the Company may be limited in its ability to use its Built-in Losses to offset otherwise taxable income in the current or a future year. Accordingly, two factors are involved in evaluating whether the ability of the Company to deduct its Built-in

Losses will be limited in the current, or a past or future year. The first factor is whether the Company has undergone an "ownership change," as defined. The second factor is whether the Net Unrealized Built-In Losses of the Company exceed the applicable threshold limitations, discussed below, at the time such an "ownership change" occurs.

     The determination whether an "ownership change" has occurred is made by (i) determining, in the case of any 5% stockholder, the increase, if any, in the percentage ownership of such 5% stockholder at the end of any three-year testing period relative to such stockholder's lowest percentage ownership at any time during such testing period, and expressing such increase in terms of percentage points (for example, a stockholder whose percentage ownership increased from 2% to 9% during the testing period will be considered to have had an increase of 7 percentage points), and (ii) aggregating such percentage point increases for all 5% stockholders during the applicable testing period. For purposes of the preceding sentence, any direct or indirect holder, taking into account certain attribution rules, of 5% or more of the Company's stock is a 5% stockholder, and all holders of less that 5% collectively are generally treated as a single 5% stockholder. An "ownership change" will occur as of the end of any three-year testing period if the aggregate percentage point increases for all 5% stockholders for such testing period exceeds 50 percentage points.

     The Conversion and the Merger will result in the issuance of between 602,540 and 841,644 shares of Exchange Stock and 4,138,143 and 5,780,263 shares of Conversion Stock for a total of 4,740,683 to 6,621,907 shares of Company Common Stock, in each case assuming that the number of shares issued does not give rise to a right by any of the Parties to terminate the Merger Agreement. At March 31, 1995, the Company had 3,275,000 shares of Company Common Stock outstanding. Consequently, management believes that the Conversion and the Merger will result in an "ownership change" of the Company being deemed to have occurred.

     Section 382 of the Code provides that, if the amount of Net Unrealized Built-in Losses of a corporation, which generally are the cumulative amount by which its tax basis in its assets exceeds the fair market value of such assets, is greater than the lesser of: (i) 15 percent of the fair market value of the corporation's assets or (ii) $10 million, then the corporation's Net Unrealized Built-In Losses will be subject to limitation under Section 382 of the Code if the corporation were to experience an "ownership change," as defined.

     Management of the Company believes, based upon a review of its consolidated assets and liabilities undertaken in connection with the Conversion and the Reorganization, that, its unrealized built-in gains (generally, the amount by which the fair market value of certain assets of the Company exceed the tax basis of such assets), when netted against its unrealized built-in losses (including the reserve for loan losses), would result in an amount of Net Unrealized Built-In Losses that would be less than the applicable threshold amounts set forth above. Accordingly, management believes that, due to the "ownership change" which will occur as a result of the Conversion and the Merger, the Company would be considered to have no Net Unrealized Built-In Losses as of the date of such "ownership
                                  -188-
change" and that it would continue to be able to utilize its Built-in Losses without limitation. No assurance can be given that the IRS would concur with the Company's review of its assets and liabilities and its conclusion that no limitation would apply to the deduction of Built-in Losses by the Company.

     Due to the "ownership change" with respect to the Company which will occur as a result of the Conversion and the Merger, an annual limitation (the "Section 382 Limitation") will be imposed pursuant to Section 382 of the Code on the rate at which net operating loss carryforwards could be deducted against taxable income. In addition, if the Net Unrealized Built-In Losses of the Company were deemed to exceed the above threshold amounts, the Company would be limited to the Section 382 Limitation in the rate at which it could deduct its Built-in Losses as they are recognized. The
Section 382 Limitation is computed by multiplying the aggregate fair market value of the Company Common Stock immediately prior to the "ownership change" by the then-applicable interest rate published by the IRS for this purpose. Based upon the market value of the outstanding Company Common Stock on March 31, 1995, Section 382 would limit the Company's ability to utilize in any one year more than $1.1 million of its net operating loss carryforward and its as yet unrecognized Built-in Losses. The limitation on the use of Built-in Losses would apply only with respect to Built-in Losses recognized in the five year period beginning on the date of the "ownership change." Further, the legislative history regarding Section 382 of the Code provides that Built-In Losses may only be carried forward, and may not be carried back.

     State Taxation. The Company and its non-thrift Pennsylvania subsidiaries are subject to the Pennsylvania Corporate Net Income Tax and Capital Stock and Franchise Tax. The Corporate Net Income Tax rate is currently 10.99% and is imposed on the Company's unconsolidated taxable income for federal purposes with certain adjustments. In general, the Capital Stock Tax is a property tax imposed at the rate of 1.3% of a corporation's capital stock value, which is determined in accordance with a fixed formula based upon average net income and net worth. The usage of net operating losscarryforwards has been suspended for years 1991 through 1994.

     Progress and Roxborough-Manayunk are taxed under the Pennsylvania Mutual Thrift Institutions Tax Act (enacted on December 13, 1988 and amended in July 1989) (the "MTIT"), as amended to include thrift institutions having capital stock. Pursuant to the MTIT, both Progress' and Roxborough-Manayunk's tax rate is 11.5%. The MTIT exempts Progress and Roxborough-Manayunk from all other taxes imposed by the Commonwealth of Pennsylvania for state income tax purposes and from all local taxation imposed by political subdivisions, except taxes on real estate and real estate transfers and the Philadelphia Business Privilege Tax. The MTIT is a tax upon net earnings, determined in accordance with GAAP with certain adjustments. The MTIT, in computing GAAP income, allows for the deduction of interest earned on state and Federal securities, while disallowing a percentage of a thrift's interest expense deduction in the proportion of those securities to the overall investment portfolio. Net operating losses, if any, thereafter can be carried forward three years for MTIT purposes.

                         MANAGEMENT OF THE COMPANY

Board of Directors

     The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of no fewer than seven nor more than twenty-one members, the exact number to be fixed from time to time by resolution of the Board of Directors, and shall be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is to be elected annually except, in the event of a change in the number of or composition of the Board of Directors, directors may be elected to more than one class in order to more nearly achieve equality in the classes. By affirmative vote of a majority of the Board of Directors, a resolution was adopted which presently fixes the number of members of the Board at nine.


     The following table sets forth certain information regarding each director of the Company, including information regarding their age and the number and percent of shares of Company Common Stock beneficially owned by such persons as of August 7, 1995. No director is related to any other director or executive officer of the Company or Progress by blood, marriage or adoption, and there were no arrangements or understandings between a director and any other person pursuant to which such person was elected as a director.



                                           Year of    Amount and Percentage of
                                 Director  Expiration Shares Beneficially
       Name               Age(1) Since     of Term    Owned as of August 14, 1995
 ------------------------ ------ -------- ----------  ---------------------------
                                                         Amount    Percentage
                                                         ------    ----------
 John E. F. Corson          54    1991       1996       6,750(2)      * %
 William O. Daggett, Jr.    55    1990       1998      61,980(3)     1.9
 Donald F. U. Goebert       58    1987       1996     140,516(4)     4.3
 Joseph R. Klinger          52    1992       1998       8,250(2)       *
 Paul M. LaNoce             35    1991       1996      15,250(2)       *
 A. John May, III           39    1993       1997       7,943(5)       *
 William L. Mueller         43    1990       1998      65,476(6)     2.0
 Charles J. Tornetta        64    1991       1997      22,908(7)       *
 W. Kirk Wycoff             37    1991       1997     172,655(8)     5.1

___________________

*    Represents less than 1% of the issued and outstanding Company Common
     Stock.

(1)  As of March 31, 1995.


(2) Includes 5,250 shares subject to stock options which are exercisable within 60 days of August 14, 1995.



(3) Includes 47,230 shares owned by companies of which Mr. Daggett is a director, officer and 10% stockholder and 5,250 shares subject to stock options, which are exercisable within 60 days of August 14, 1995. Does not include warrants to purchase 12,500 shares of Company Common Stock which are not currently exercisable.



(4) Includes 135,266 shares owned by companies of which Mr. Goebert is a director, officer and 10% stockholder and 5,250 shares subject to stock options which are exercisable within 60 days of August 14, 1995. Does not include warrants to purchase 50,000 shares of Company Common Stock which are not currently exercisable.



(5) Includes 250 shares subject to stock options which are exercisable within 60 days of August 14, 1995.



(6) Includes 15,114 shares held jointly by Mr. Mueller with or for the benefit of certain family members and 5,250 shares subject to stock options which are exercisable within 60 days of August 14, 1995. Does not include warrants to purchase 25,000 shares of Company Common Stock which are not currently exercisable.

(7) Includes 5,250 shares subject to stock options which are exercisable within 60 days of August 14, 1995. Does not include warrants to purchase 25,000 shares of Company Common Stock which are not currently exercisable.



(8) Includes 7,000 shares which are held jointly by Mr. Wycoff with or for the benefit of certain family members and 117,500 shares subject to stock options which are exercisable within 60 days of August 14, 1995. Does not include warrants to purchase 12,500 shares of Company
     Common Stock which are not currently exercisable.


     The principal occupation of each director of the Company for the last five years is set forth below.

     John E. F. Corson. Mr. Corson is a consultant and serves as President of Corson Investments, a group of family-owned holding companies located in Plymouth Meeting, Pennsylvania.

     William O. Daggett, Jr. Mr. Daggett is the Managing Partner of Kistler-Tiffany Companies, a firm engaged in financial and estate planning and employee benefits and located in Wayne, Pennsylvania. Mr. Daggett also is the owner and President of Benefit Designs Inc., the President of Group Marketing Services, Inc. and the Vice President of Group Brokerage Associates, Inc.

     Donald F. U. Goebert. Mr. Goebert has served as the Chairman of the Board of Adage, Inc., a wireless communications firm located in West Chester, Pennsylvania, since 1968.

     Joseph R. Klinger. Mr. Klinger has been a principal of KMR Management, Inc., a management consultant company located in Glenside, Pennsylvania, since March 1991. Mr. Klinger previously served as President and Chief Executive Officer of Liberty Savings Bank, Philadelphia, Pennsylvania, from April 1990 until January 1991, and as Executive Vice President of Meritor Savings Bank, Philadelphia, Pennsylvania, from April 1981 until April 1990.

     Paul M. LaNoce. Mr. LaNoce serves as President of DAR Industrial Products Inc., an industrial manufacturer located in Philadelphia, Pennsylvania.

     A. John May, III. Mr. May has served as an attorney in the law firm of Pepper, Hamilton & Scheetz, located in Philadelphia, Pennsylvania, since 1981 and has been a partner in the firm since 1989.

     William L. Mueller. Mr. Mueller has been employed as an attorney with the law firm of Clark, Ladner, Fortenbaugh & Young, located in Haddonfield, New Jersey, since November 1987.

     Charles J. Tornetta. Mr. Tornetta is the President of Tornetta Realty Corporation, a real estate brokerage company located in Norristown, Pennsylvania, and is a principal stockholder and President of Commonwealth Insurance Agency, Inc., located in Norristown, Pennsylvania.

     W. Kirk Wycoff. Mr. Wycoff has served as the President and Chief Executive Officer of the Company and Progress since July 1991. Mr. Wycoff was formerly the President and Chief Executive Officer of Crusader Savings Bank, Rosemont, Pennsylvania, from January 1990 until June 1991.


Executive Compensation

     The following table sets forth a summary of certain information concerning the compensation awarded to or paid by the Company to the following executive officers of the Company for services rendered in all capacities during the last three fiscal years. No other executive officer of the Company received compensation in excess of $100,000 during the last fiscal year.

                                                         SUMMARY COMPENSATION TABLE

                                            Annual Compensation                 Long Term Compensation

                                                                   Other         Awards       Payouts          All Other
        Name and                   Base                           Annual                                     Compensation
   Principal Position   Year      Salary            Bonus     Compensation(4)  Options(5)      LTIP               (7)
                                                                                            Payouts(6)
 W. Kirk Wycoff         1994   $226,042(2,3)        $20,000         --             --           N/A              $5,014
 President and Chief    1993    190,465              18,500         --           70,000         N/A               4,439
 Executive Officer      1992    184,685                  --         --           75,000         N/A               1,387

 Gerald P. Plush(1)     1994   $105,659(2)          $10,000         --             --           N/A              $1,921
 Senior Vice President  1993      95,759             10,000         --           35,000         N/A               1,445
 and Chief Financial    1992      93,894                 --         --           5,000          N/A                 720
 Officer


_______________________

(1)  Mr. Plush resigned effective as of February 24, 1995.

(2) Includes amounts deferred pursuant to the Company's 401(k) Profit Sharing Plan, which generally allows employees to defer up to 12% of their compensation, subject to applicable limitations set forth in the Code.

(3) Includes directors' fees of $6,100 and $2,850 paid to Mr. Wycoff in 1994 and 1993, respectively.

(4) Does not include amounts attributable to miscellaneous benefits received by the named executive officer. In the opinion of management of the Company, the costs to the Company of providing such benefits to any individual executive officer during the year ended December 31, 1994 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(5) Represents options granted pursuant to the Company's Key Employee Stock Compensation Program.

(6) The Company did not have a long term incentive program as of December 31, 1994.

(7) Consists solely of employer contributions made by the Company pursuant to the 401(k) profit sharing plan. The Company maintains an Employee Stock Ownership Plan ("ESOP") and contributed to such plan during 1994. Mr. Wycoff had vested account balances of $836 and Mr. Plush had vested account balances of $311 for the year.

Stock Options

     The following table sets forth certain information concerning exercises of stock options by the named executive officers during the year ended December 31, 1994 and options held at December 31, 1994.

                        Aggregate Option Exercises in Last Fiscal Year and Year End Option Values

                                                      Number of Unexercised             Value of Unexercised
                              Shares                   Options at Year End            Options at Year End (1)
                            Acquired on   Value
              Name           Exercise    Realized  Exercisable   Unexercisable     Exercisable      Unexercisable
      W. Kirk Wycoff            --          --        97,500       47,500          $185,625          $110,625

      Gerald P. Plush           --          --        31,250(2)     8,750(2)         35,938(2)          6,563(2)




_____________________

(1)  Based on a per share market price of $4.25 at December 31, 1994.


(2) In May 1995, Mr. Plush exercised options to purchase 5,000 shares at an exercise price of $1.00 per share, and Mr. Plush's remaining exercisable options were cancelled in exchange for $2.00 per share pursuant to an agreement with the Company. His 8,750 unexercisable options have expired.


Compensation of Directors

     The Board of the Company meets quarterly and the Board of Progress meets monthly. Since July 1993, cash compensation has been paid to directors for attendance at regularly scheduled and special Board meetings. Each director receives a fee of $200 for attendance at each regular or special Board meeting. In July 1994, this fee was increased to $350 for each meeting attended. In addition, each director who attends a committee meeting also receives $150 per meeting attended. Effective January 1, 1995, director fees are no longer paid to Mr. Wycoff.


1993 Directors' Stock Option Plan


     The Company has adopted the 1993 Directors' Stock Option Plan (the "Directors' Plan"), which provides for the grant of compensatory stock options to non-employee directors of the Company and Progress. Pursuant to the Directors' Plan, each director of the Company or Progress who was not an employee of the Company or any subsidiary was granted a compensatory stock option to purchase (i) 5,000 shares of Company Common Stock in June 1993 at an exercise price of $3.50 per share, (ii) 250 shares on December 31, 1993 at $4.63 per share, and (iii) 250 shares on December 31, 1994 at an exercise price of $4.25 per share. In addition, each non-employee director will also be granted an option to purchase 250 shares on December 31 of each year thereafter until December 31, 1997.
The exercise price with respect to future grants will be equal to the fair market value of a share of Company Common Stock on the date of grant. Options granted pursuant to the Directors' Plan are vested and exercisable six months from the date of grant.


Benefits

     General. The Company intends to adopt certain stock benefits plans in connection with the Conversion and the Merger. See "Management of the Company and Progress Bank Following the Conversion and the Merger." Moreover, existing stock benefit plans of the Company will be continued by the Company upon consummation of the Conversion and the Merger.

     Current Stock Plans of the Company. The Company has adopted and maintains an Employee Stock Ownership Plan, the Key Employee Stock Compensation Program, the 1993 Stock Incentive Plan and the 1993 Directors' Stock Option Plan (together, the "Plans"). Under the ESOP, shares of Company Common Stock are allocated to eligible employees of the Company and Progress. During the year ended December 31, 1994, 6,437 shares of Company Common Stock were allocated under the ESOP and all of the shares held by the ESOP were allocated to the Company's and Progress' employees as of December 31, 1994. Under the Key Employee Stock Compensation Plan, 95,955 shares of Company Common Stock were reserved for issuance of stock options to officers and key employees and as of March 31, 1995, no shares were available for future grants. The 1993 Stock Incentive Plan provides for the grant of stock options to officers and employees of the Company. Under this plan, 176,488 shares of Company Common Stock were reserved for issuance and as of March 31, 1995, 43,988 shares were available for future grants. The 1993 Directors' Stock Option Plan provides for the grant of stock options to non-employee directors of the Company. See "Management of the Company - Compensation of Directors - 1993 Directors' Stock Option Plan." The Company will continue the Plans upon consummation of the Conversion and the Merger.

Employment and Severance Agreements


     The Company and Progress (collectively the "Employers") have entered into an employment agreement with W. Kirk Wycoff effective January 1, 1995. The Employers have agreed to employ Mr. Wycoff for a term of three years in his current positions as President and Chief Executive Officer at a minimum annual base salary of $235,420 plus bonuses as determined by the Board of Directors. The term of the employment agreement shall be extended each year for a successive additional one-year period so that the remaining term is three years unless the Employers or Mr. Wycoff elects, not less than 90 days prior to the annual anniversary date, not to extend the employment term.


     The employment agreement provides that in the event the Company acquires or merges with another financial institution during the term of the agreement so that the Company's total assets exceed $500 million, Mr. Wycoff's base salary will be adjusted, as determined by the Board of Directors, to an amount equal to not less than 90% and not more than 110% of the median base salary for the prior year for chief executive officers of thrift institutions with total assets ranging between $500 million and $1.0 billion.

     The employment agreement is terminable with or without cause by the Employers or Mr. Wycoff. Mr. Wycoff shall have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the Employers for cause, disability, retirement or death, provided, however, that if the employment agreement is terminated by the Employers other than for cause, disability, retirement or death or by Mr. Wycoff following a change in control of the Company, as defined, Mr. Wycoff will be entitled to a cash severance amount equal to the greater of the amount of compensation remaining to be paid under the agreement or Mr. Wycoff's annual compensation.


     A change in control is generally defined in the employment agreement to mean a change in control of a nature that would be required to be reported in response to Item 6(e) of the SEC proxy rules, provided that a change of control shall be deemed to have occurred if (i) the acquisition by any person of 25% or more of the Company's outstanding voting securities, or (ii) during any two-year period a change in a majority of the directors of the Company has occurred without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.


     The employment agreement provides that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of
Section 280G of the Code, then such payments and benefits received thereunder shall be reduced, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible by the Employers for federal income tax purposes. Excess parachute payments generally are payments in excess of three times the base amount, which is defined to mean the recipient's average annual compensation from the employer includable in the recipient's gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes. Assuming Mr. Wycoff's current annual compensation, the maximum amount of severance payable under the agreement would be $706,260.

     The Employers have also entered into severance agreements with Eric J. Morgan and two other officers of the Company and Progress in order to assist the Employers in maintaining a stable and competent management base. The agreements provide for a two-year term from January 1, 1995, and subject to satisfactory reviews by the Board of Directors, extend on each anniversary date for an additional year so that the remaining term will be two years. The agreements provide for severance payments if the officers are terminated upon a "change in control" of the Company in an amount equal to the officer's annual compensation, currently ranging from $86,250 to $90,200 for the three officers.


     The Conversion and the Merger will not be deemed to constitute a change in control of the Company for purposes of the above employment and severance agreements.



Certain Transactions

     Charles J. Tornetta and John E. F. Corson, directors of the Company and Progress, were limited partners in a partnership which beneficially owned a 49% interest in the building in which the Company and Progress maintains its executive offices in Plymouth Meeting, Pennsylvania. The Company and Progress paid approximately $214,507 in rental fees during 1994 to the management company which handles the property on behalf of the limited partnership of which Mr. Tornetta and Mr. Corson were partners.
The lease was negotiated and signed prior to either director being elected to the Board. As of December 31, 1994, Messrs. Tornetta and Corson no longer owned an interest in the building.

     William L. Mueller, a director of the Company and Progress, is a managing partner of the law firm Clark, Ladner, Fortenbaugh & Young, which received legal fees from Progress during the year ended December 31, 1994.

     A. John May, III, a director of the Company and Progress, is a partner of the law firm Pepper, Hamilton & Scheetz, which received legal fees from Progress during the year ended December 31, 1994.

Indebtedness of Management

     Progress offers certain loans to its directors, officers and employees. It is the belief of management that these loans do not involve more than the normal risk of collectibility. Except for previously waiving in most cases loan origination fees and interest rate discounts available to officers, directors and employees during their employment or association with Progress, these loans are made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. Effective January 1, 1990, executive officers and directors of Progress received no discount from the market interest rate for loans made by Progress. For other officers and employees, the policy of discounting loans to employees was discontinued in February 1992. However, Progress continues in most cases to waive a portion of the applicable loan origination fees for loans to non-executive officers and employees. As of December 31, 1994, three loans totalling $227,736 (or 1.75% of the Company's total stockholders' equity) were outstanding to the directors and executive officers of the Company and Progress as a group.


Beneficial Ownership of Company Common Stock

     The following table sets forth the amount of Company Common Stock held by the only persons or entities known to the Company to be the beneficial owner of more than 5% of the outstanding Company Common Stock as of August 14, 1995 and the amount of Company Common Stock held by all directors and executive officers of the Company as a group as of such date.



                                   Amount of
                                    Company
                                  Common Stock               Percent of
 Name and Address of           Beneficially Owned as         Company
 Beneficial Owner                of August 14, 1995          Common Stock
 --------------------          ---------------------        -------------

 1993 SOP Partners, L.P.(1)         200,000                     6.10%
 Two World Trade Center
 104th Floor
 New York, New York 10048

 W. Kirk Wycoff                     172,655(2)                  5.08
 875 Lantern Lane
 Blue Bell, Pennsylvania 19422

 Directors and executive
 officers of the Company
 as a group (nine persons)          482,228(3)                 14.10

_______________________

(1) 1993 SOP Partners, L.P. is an affiliate of Sandler O'Neill who has been retained as a consultant and advisor in connection with the Offerings, to assist in soliciting subscriptions in the Offerings and as a conversion agent to provide recordkeeping services and solicit proxies in connection with the Conversion and the Merger. See "The
     Offerings - Subscription Offering," "- Community Offering," "- Syndicated Community Offering" and "- Marketing Arrangements." Does not include warrants to purchase 50,000 shares of Company Common
     Stock which are not currently exerciseable.



(2) Includes 7,000 shares which are held jointly by Mr. Wycoff with or for the benefit of certain family members and 117,500 shares which may be acquired upon the exercise of stock options exercisable within 60 days of August 14, 1995. Does not include warrants to purchase 12,500 shares of Company Common Stock which are not currently exercisable.



(3) Does not include warrants to purchase 125,000 shares of Company Common Stock held by the group which are not currently exercisable.




                  MANAGEMENT OF THE MUTUAL HOLDING COMPANY

     The Board of Directors of the Mutual Holding Company is composed of six members who are elected for three years, approximately one-third of whom are elected annually in accordance with the Mutual Holding Company's Bylaws. The members of the board of directors are John F. McGill and Jerry
A. Naessens who have terms expiring in 1998, Francis E. McGill, III and Add
B. Anderson who have terms expiring in 1997, and John F. McGill, Jr. and Joseph P. Healy who have terms expiring in 1996. The individuals listed below hold offices in the Mutual Holding Company opposite their names. For additional information concerning the business experience and compensation of directors and executive officers, see "Management of Roxborough-Manayunk
- Directors and Executive Officers."

 Name of Individual  Age(1)  Positions with the Mutual Holding Company
 ------------------  ------  -----------------------------------------
 John F. McGill       57     President, Chairman of the Board and Chief
                             Executive Officer

 John F. McGill, Jr.  33     Executive Vice President and Secretary

 Jerry A. Naessens    59     Treasurer and Chief Financial Officer

-------------------------

(1)  As of March 31, 1995.



                     MANAGEMENT OF ROXBOROUGH-MANAYUNK

Directors and Executive Officers

     The Board of Directors of Roxborough-Manayunk is presently composed of eight members who are elected for terms of three years, approximately one-third of whom are elected annually in accordance with the Bylaws of Roxborough-Manayunk. The executive officers of Roxborough-Manayunk are elected annually by the Board of Directors and serve at the Board's discretion.

     The following table sets forth information, with respect to the directors and executive officers of Roxborough-Manayunk.


                                                                              Current Term
                                                                              Expires with   Roxborough-Manayunk Common Stock Bene-
                                                                    Director  Roxborough-    ficially Owned as of August 7, 1995
    Name                       Age(1)  Position                      Since      Manayunk     Amount    Percent(2)   Percent(3)

                                                                   DIRECTORS
    John F. McGill(4)            57    President, Chairman of the     1967        1998    39,005(5)(6)(7) 16.88%      2.38%
                                       Board and Chief Executive
                                       Officer

    Pietro M. Jacovini, Jr.      79    Vice Chairman of the Board     1982        1998    11,300(6)(8)     5.21           *


    Robert E. Domanski, M.D.     46    Director                       1991        1998     6,300(6)(8)     2.90           *

    William A. Lamb, Sr.         58    Director                       1994        1997     6,300(6)(8)     2.90           *

    Francis E. McGill, III(4)    34    Director                       1991        1997     4,800(6)(8)     2.21           *

    Add B. Anderson, Jr.         67    Director                       1973        1997    15,800(6)(8)     7.28           *


    John F. McGill, Jr.(4)       33    Executive Vice President,      1991        1996    26,152(6)(7)(9) 11.52           *
                                       Secretary and Director

    Joseph P. Healy              67    Director                       1989        1996     2,300(6)(7)(8)     *           *

                                                               DIRECTOR EMERITUS

    Anthony P. Stefanowicz       89    Director Emeritus               --          --          --           --          --


                                                            OTHER EXECUTIVE OFFICER

    Jerry A. Naessens            59    Treasurer and Chief             --          --     29,720(6)(10)    9.70        1.33
                                       Financial Officer
    Directors and executive
      officers as a group (10
      persons)                                                                           133,677          54.34        8.05


----------------------

*    Less than 1.0%.

(1)  As of March 31, 1995.


(2) As a percentage of the shares issued to persons other than the Mutual Holding Company. At August 7, 1995, there were 206,000 shares issued to persons other than the Mutual Holding Company and 40,000 shares subject to options exercisable within 60 days of August 7, 1995.

(3) As a percentage of the total amount of shares issued by Roxborough-Manayunk including shares issued to the Mutual Holding Company. At August 7, 1995, there were 1,621,000 shares issued and 40,000 shares subject to options exercisable within 60 days of August 7, 1995.


(4) John F. McGill is the father of John F. McGill, Jr. and uncle of Francis E. McGill, III.

(5) Includes 505 shares held in the ESOP allocated to Mr. McGill's account and options to purchase 15,000 shares which are exercisable within 60 days of August 7, 1995. See "- 1992 Stock Option Plan" and "- 1994 Stock Option Plan." Also includes 1,800 shares awarded under the 1992 Management Stock Bonus Plan which are not fully vested. See "- 1992 Management Stock Bonus Plan."


(6) Includes fully vested shares awarded under the 1992 and 1994 Management Stock Bonus Plans. See "- 1992 Management Stock Bonus Plan" and "- 1994 Management Stock Bonus Plan."


(7) Does not include 14,000 shares owned by the Roxborough-Manayunk ESOP for which such individual is a trustee.


(8) Includes options to purchase 1,000 shares which are exercisable within 60 days of August 7, 1995. See "- 1994 Stock Option Plan."



(9) Includes 352 shares held in the ESOP allocated to Mr. McGill, Jr.'s account and options to purchase 11,000 shares which are exercisable within 60 days of August 7, 1995. See "- 1992 Stock Option Plan" and "- 1994 Stock Option Plan." Also includes 1,080 shares awarded under the 1992 Management Stock Bonus Plan which are not fully vested. See "- 1992 Management Stock Bonus Plan."


(10) Includes 320 shares held in the ESOP allocated to Mr. Naessens' account and options to purchase 8,000 shares which are exercisable within 60 days of August 7, 1995. See "-1992 Stock Option Plan" and "-1994 Stock Option Plan." Also includes 720 shares awarded under the 1992 Management Stock Bonus Plan which are not fully vested. See "- 1992 Management
     Stock Bonus Plan."

     The principal occupation during the past five years of each director and executive officer of Roxborough-Manayunk is set forth below. All directors and executive officers have held their present positions for five years unless otherwise stated.

     John F. McGill, has been President and Chief Executive Officer of Roxborough-Manayunk since 1980 and Chairman of the Board since 1989, and has been a director of Roxborough-Manayunk for over 25 years. He has served in various officer capacities with Roxborough-Manayunk since 1972. Mr. McGill is also a 50% partner in Francis E. McGill, Realtor, a real estate and insurance firm. He is a member of the Board of Roxborough Memorial Hospital.

     John F. McGill, Jr. has been Executive Vice President in charge of operations, lending and portfolio management of Roxborough-Manayunk since March 1991. He has served Roxborough-Manayunk in various officer positions since 1984 and has been a director since 1991.

     Pietro M. Jacovini, Jr. has been a board member and has served as President of Roxborough-Manayunk's Aetna Federal Division since 1982. He serves as a board member of St. Agnes Medical Center and is Vice President and a board member of the Philadelphia Fire Museum.

     Francis E. McGill, III is the sole proprietor of the law firm of McGill and McGill, Philadelphia, Pennsylvania, and has practiced with the firm since 1988. He is also a 25% partner in Francis E. McGill, Realtor, a real estate and insurance firm in Philadelphia. He is a member of the Board of Trustees of Roxborough Memorial Hospital.

     Add B. Anderson, Jr. is President and a 50% partner in Eastern Continuous Forms, Inc., a manufacturer of business forms in Blue Bell, Pennsylvania. He has been a director of Roxborough-Manayunk for 22 years. He serves as a member of the Board of Trustees of Roxborough Memorial Hospital and is a member of the board of trustees of Hahnemann University.

     Joseph P. Healy serves as Chairman of the Board of Trustees of Roxborough Memorial Hospital. He was a partner in Deloitte and Touche from 1965 to 1989, and prior to that time was employed by Deloitte and Touche in various positions, including staff accountant and manager, commencing in 1948.

     Robert E. Domanski, M.D. has been a partner and Director of Radiology of Northwest Radiology Associates, Ltd., Philadelphia, Pennsylvania, since 1985. He is a member of the 21st Ward Medical Society.

     William A. Lamb, Sr. was President/CEO of Lamb Brothers Office Products, Philadelphia, Pennsylvania for 33 years. In 1992, Lamb Brothers became part of Philadelphia Stationers where Mr. Lamb assumed the title of Executive Vice President.

     Jerry A. Naessens has been employed by Roxborough-Manayunk as Treasurer and Chief Financial Officer since 1991. Mr. Naessens was a partner in Deloitte and Touche from 1980 to 1991.

Meetings and Committees of the Board of Directors

     The business of Roxborough-Manayunk's Board of Directors is conducted through meetings of the Board of Directors and its committees. During the year ended December 31, 1994, the Board of Directors held 12 regular meetings and four special meetings. During the year ended December 31, 1994, no director attended fewer than 75% of the total meetings of the Board of Directors of Roxborough-Manayunk and committees on which such director served.

     The Executive Committee of the Board of Directors consists of members John F. McGill, Joseph P. Healy and Francis E. McGill, III and four other directors who rotate quarterly. The Committee meets as necessary in between meetings of the full Board of Directors. All actions of the Executive Committee must be ratified by the full Board of Directors. The Executive Committee met 12 times during the year ended December 31, 1994.

     The Compensation Committee of Roxborough-Manayunk consists of Directors John F. McGill, Joseph P. Healy and Robert E. Domanski. The committee meets annually to review the performance of Roxborough-Manayunk's officers and employees, and to determine compensation programs and adjustments. The Compensation Committee met one time during fiscal 1994 to consider compensation.

     The Audit Committee of Roxborough-Manayunk consists of the entire Board of Directors. In its capacity as the Audit Committee, the Board is responsible for developing

Roxborough-Manayunk's audit program and monitoring it. This committee meets with Roxborough-Manayunk's outside auditors to discuss the results of the annual audit and any related matters. The members of the committee also receive and review all the reports and findings and other information presented to them by Roxborough-Manayunk's officers regarding financial reporting policies and practices. The Board of Directors met two times in 1994 in its capacity as an Audit Committee.

     Roxborough-Manayunk's Nominating Committee consists of John F. McGill, Joseph P. Healy and John F. McGill, Jr. The Committee met one time during 1994.


Executive Compensation

     Summary Compensation Table. The following table sets forth for the year ended December 31, 1994, certain information as to the compensation received by the Chief Executive Officer and each executive officer of Roxborough-Manayunk listed above who received total cash compensation in excess of $100,000 and by all executive officers of Roxborough-Manayunk as a group for services in all capacities to Roxborough-Manayunk.

                       Annual Compensation                                  Long Term Compensation
                                                                                 Securities
                                                                    Restricted   Underlying                     All Other
Name and              Fiscal                       Other Annual       Stock       Options/        LTIP         Compensation
Principal Position     Year   Salary(1)   Bonus  Compensation(2)   Awards($)(3)  SARs(#)(3)  Payouts ($)(4)    ($)(5)(6)(7)
John F. McGill         1994    225,000   11,250         --           23,250        5,000         23,250(5)        72,438
President and Chief    1993    205,000   10,250         --            6,000           --          6,000(5)        74,248
Executive Officer      1992    185,000    9,250         --               --       10,000             --           21,482

John F. McGill, Jr.    1994    133,000    6,650         --           20,850        5,000         20,850(5)        21,507
Executive Vice         1993    121,000    6,050         --            3,600           --          3,600(5)        20,285
President              1992    110,000    5,500         --               --        6,000             --           13,175

Jerry A. Naessens      1994    121,000    6,050         --           16,200        4,000         16,200(5)        43,865
Treasurer and Chief    1993    110,000    5,500         --            2,400           --          2,400(5)        38,501
Financial Officer      1992    100,000    5,000         --               --        4,000             --(5)        11,973



---------------------------

(1)  Includes salary and directors' fees.

(2) Does not include the value of certain other benefits, which do not exceed the lesser of $50,000 or 10% of the total salary and bonus of the individual.

(3) Includes awards of stock options and restricted stock under the 1992 and 1994 Stock Option Plans and the 1992 and 1994 Management Stock Bonus Plans.

(4) Includes dollar value of all payouts pursuant to long-term incentive plans.

(5) Includes allocations of shares of Roxborough-Manayunk Common Stock under Roxborough-Manayunk's ESOP as of March 31, 1995.

(6)  Includes accruals under supplemental retirement plans of $77,778.

(7) Includes Roxborough-Manayunk contributions to its tax-qualified profit-sharing plan.

         Option/Sar grants in last fiscal year(1)

                                                                                Potential Realizable Value
                                                                                 at Assumed Annual Rates
                                                                                      of Stock Price
                                                                                 Appreciation for Option

                                         Individual Grants                                 Term
                      ------------------------------------------------------------------------------------
                                   Percent of Total
                       Number of     Options/SARs
                      Securities      Granted to      Exercise of
                      underlying     Employees in      Base Price
                      option/SARs  Last Fiscal Year    (Sh/price    Expiration
Name                  Granted (#)        1995          per share)      Date           5%($)       10%($)
----                  ----------   ----------------    ----------   ----------       ------      --------
John F. McGill
President and Chief
Executive Officer      5,000             35.7            $11.50        11/04           $53,280  $114,441

John F. McGill, Jr.
Executive Vice
President              5,000             35.7            $11.50        11/04            53,280   114,441

Jerry A. Naessens
Treasurer and Chief
Executive Officer      4,000             26.7            $11.50        11/04            42,640    91,560




------------------------

(1) Options to purchase Roxborough-Manayunk Common Stock were granted pursuant to the 1994 Stock Option Plan in November 1994 subject to stockholder approval received at a meeting held in April 1995. No options were exercised in the three months ended March 31, 1995 or the year ended December 31, 1994.

(2) Based on the book value of Roxborough-Manayunk Common Stock at December 31, 1994 ($12.68 per share).

       AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                            OPTION/SAR VALUES(1)



                                                  Number of Securities       Value of
                                                       Underlying       Unexercised in-the-
                                                      Unexercised       Money Options/SARs
                                                    Options/SARs at       at December 31,
                         Shares                    December 31, 1994         1994 ($)
                      Acquired on      Value        (#) Exercisable/       Exercisable/
Name                  Exercise (#)  Realized($)      Unexercisable       Unexercisable (2)
John F. McGill
President and CEO          --            --           11,700/3,300           $31,356

John F. McGill, Jr.
Executive Vice
President                  --            --           9,020/1,980             24,174

Jerry A. Naessens
Treasurer and Chief
Financial Officer          --            --           6,680/1,320             15,222



-------------------------

(1) Options to purchase Roxborough-Manayunk Common Stock were granted pursuant to the 1994 Stock Option Plan in November 1994 subject to stockholder approval received at a meeting held in April 1995. No options were exercised in the three months ended March 31, 1995 or the year ended December 31, 1994.

(2) Based on the book value of Roxborough-Manayunk Common Stock at December 31, 1994 ($12.68 per share).


Directors' Compensation

     Non-officer members of Board of Directors of Roxborough-Manayunk received fees of $800 per month during 1994. Members of the Board's Executive, Budget, Audit and Advisory Committees who are not officers were paid $800 for each meeting attended during 1994. Roxborough-Manayunk paid a total of $126,800 in directors' and committee fees for the year ended December 31, 1994. For information concerning other benefits received by directors during 1994, see "Benefits - 1994 Management Stock Bonus Plan."

Benefits


     Insurance. Full-time employees and part-time employees who work at least 1,000 hours per year are provided, with no contribution or expense to them, with group plan insurance that covers hospitalization, major medical, dental and long term disability, accidental death and life insurance. This insurance is available generally and on the same basis to all employees. Long term disability and dental insurance are available after completion of a minimum of one year of service, while the other benefits are available immediately. Part-time employees who work less than 1,000 hours have no benefits. To the extent possible, existing insurance plans will be combined with similar plans of Progress. No decision has been made by the Parties as to which plans will be utilized.


     Pension Plan. Roxborough-Manayunk sponsors a defined benefit pension plan (the "Pension Plan"). All full-time employees and part-time employees of Roxborough-Manayunk who work 1,000 hours are eligible to participate after one year of service and attainment of age 21. A qualifying employee becomes fully vested in the Pension Plan upon completion of five years service or when the normal retirement age of 65 is attained. The Pension Plan is intended to comply with ERISA.

     Benefits are payable in the form of various annuity alternatives, including a joint and survivor option, or in a lump-sum amount. The following table shows the estimated annual benefits payable under the Pension Plan based on the respective employee's years of benefit service and applicable average annual salary, as calculated under the Pension Plan. Effective January 1, 1994, the maximum level of compensation subject to pension benefits is $150,000 per year, as adjusted. Benefits under the Pension Plan are subject to offset for Social Security benefits.


                          Years of Benefit Service
           ---------------------------------------------------
               15       20         25         30          35
           --------  -------    --------  --------    ---------
$ 20,000   $ 1,928   $ 2,571    $ 3,214    $ 3,857     $ 4,499
  40,000     4,867     6,489      8,111      9,734      11,356
  60,000     8,352    11,136     13,920     16,704      19,488
  80,000    11,952    15,936     19,920     23,904      27,888
 100,000    15,552    20,736     25,920     31,104      36,288
 125,000    20,052    26,736     33,420     40,104      46,788
 150,000    24,552    32,736     40,920     49,104      57,288

     The Pension Plan provides for monthly payments to each participating employee at normal retirement age. The annual allowance payable under the Pension Plan is equal to 1.2% of Final Average Compensation ("FAC") times years of service, but not in excess of 48%, less 1.25% of the Primary Social Security Benefit times years of service, but not in excess of 50%.
A participant who is vested in the Pension Plan may elect an early retirement at age 55 with 20 years of service, and may elect to receive a reduced monthly benefit. The Pension Plan also provides for payments in the event of disability or death. At December 31, 1994, John F. McGill, John F. McGill, Jr., and Jerry Naessens had 22, 10, and 3 years of credited service under the Pension Plan. Total pension expense for 1994, 1993, and 1992 amounted to $73,399, $73,304, and $47,133, respectively.


     Upon completion of the Conversion and the Merger, Roxborough-Manayunk intends to liquidate the Pension Plan and distribute the proceeds to the participants. Employees will be given the opportunity to "roll-over" the proceeds into existing Progress plans or purchase annuities.



     Supplemental Retirement Agreements. In November 1993, Roxborough-Manayunk entered into non-tax qualified retirement and death benefit agreements with John F. McGill, President and Chief Executive Officer and Jerry Naessens, Treasurer and Chief Financial Officer. In recognition of the services provided by these officers to Roxborough-Manayunk, the retirement agreements provide that upon retirement at age 65 or thereafter, Messrs. McGill and Naessens (or, in the event of death, their spouses) shall receive monthly retirement benefits of $8,333 and $2,917, respectively. If either officer becomes permanently and totally disabled prior to age 65, the employee will receive the monthly supplemental retirement benefits upon reaching age 65. The retirement agreements provide that the officer's spouse shall receive a pro-rated monthly death benefit if the officer dies while employed by Roxborough-Manayunk and prior to age 65, based on the officer's age at the time of death. This pro-rated benefit for Mr. McGill ranges from $4,166 to $7,916, for ages 55 to 64, and for Mr. Naessens ranges from $1,375 to $2,558, for ages 58 to 64. The retirement agreements provide that Roxborough-Manayunk may purchase a policy or policies of life insurance on the life of these officers, for which Roxborough-Manayunk will be the beneficiary. Such policies need not be designated for the payment of benefits pursuant to the retirement agreements. These agreements will remain in effect upon completion of the Conversion and the Merger.



     Employment Agreements. Effective January 1, 1995, Roxborough-Manayunk entered into separate employment agreements with John F. McGill, Sr., President and Chief Executive Officer of Roxborough-Manayunk, and Jerry A. Naessens, Treasurer and Chief Financial Officer of Roxborough-Manayunk.
The employment agreements are for terms of three years. The agreements may be terminable by Roxborough-Manayunk for "just cause" as defined in the employment agreements. If Roxborough-Manayunk terminates either of the two employees without just cause, such employee will be entitled to a continuation of his salary from the date of termination through the remaining term of the employment agreement. Each employment agreement contains a provision stating that in the event of the termination of employment in connection with, or within one year after, any change in control of Roxborough-Manayunk, the employee will be paid a lump sum amount equal to 2.99 times the employee's five year average of cash compensation.
If such payments were to be made under the employment agreements as of December 31, 1994, such payments would equal $747,500 to Mr. McGill and $403,650 to Mr. Naessens. The aggregate payments that would be made pursuant to the employment agreements would be an expense to Roxborough-Manayunk, thereby reducing net income and Roxborough-Manayunk's capital by that amount. Although the Conversion and the Merger may technically trigger the "change in control" provisions of the agreements, the parties have agreed to not exercise such provisions. The employment agreements may be renewed annually by the Board of Directors upon a determination of satisfactory performance within the Board's sole discretion. If either employee shall become disabled during the term of their respective employment agreements, the employee shall nevertheless continue to receive payment of his base salary for a period of 12 months but such period shall not exceed the remaining term of the employment agreement, and 80% of such base salary for the remaining term of the employee's employment agreement. Disability payments under the employment agreements shall be reduced by any other benefit payments made under other disability programs in effect for Roxborough-Manayunk employees.


     Profit Sharing Plan. Roxborough-Manayunk sponsors a tax-qualified defined contribution profit sharing plan ("Plan"), for the benefit of its employees. Employees became eligible to participate under the Plan after age 21 and completing six months of service. Benefits under the Plan are determined based upon annual discretionary contributions to the Plan. Such benefits are allocated to participant accounts as a percentage of base compensation of such participant to the base compensation of all participants. At the end of each year, the Board of Directors determines whether to make a contribution and the amount of the contribution to the Plan, based upon a number of factors, such as Roxborough-Manayunk's retained earnings, profits, regulatory capital and employee performance. Such discretionary contributions shall not exceed 7.5% of Roxborough-Manayunk's Gross Income before taxes, or 15% of employee base pay, whichever is less. No employee contributions are permitted under the Plan. Plan participants are not permitted to direct contributions under the Plan. Total contributions to the Plan for all employees for the fiscal year ended December 31, 1994 were $274,670.

     Benefits are payable upon termination of employment, retirement, death, disability or plan termination. Normal retirement age under the Plan is age 65 or, if later, the fifth anniversary of the first day of the Plan year during which you entered the Plan. It is expected that the Plan will be terminated upon consummation of the Conversion and the Merger.

     1992 Stock Option Plan. In connection with the reorganization of Roxborough-Manayunk into the mutual holding company form of organization
("MHC Reorganization"), Roxborough-Manayunk's Board of Directors adopted the Roxborough-Manayunk Federal Savings Bank 1992 Stock Option Plan (the
"1992 Option Plan"). Pursuant to the 1992 Option Plan, a number of shares equal to 10% of the Roxborough-Manayunk Common Stock issued to individuals other than the Mutual Holding Company (i.e., 20,000 shares based on the sale of 200,000 shares) were reserved for issuance by Roxborough-Manayunk upon exercise of stock options granted to officers and directors of Roxborough-Manayunk. The 1992 Option Plan provides for a term of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors pursuant to the 1992 Option Plan.

Options to purchase 10,000, 6,000, and 4,000 shares of Roxborough-Manayunk Common Stock were granted to John F. McGill, John F. McGill, Jr., and Jerry A. Naessens, respectively.


     The 1992 Option Plan was ratified by Roxborough-Manayunk's stockholders at Roxborough Manayunk's first annual meeting of Stockholders on April 14, 1993. Upon the completion of the Conversion and the Merger, outstanding options under the 1992 Stock Option Plan will become outstanding options on the same terms and conditions with respect to shares of Company Common Stock, as adjusted for the Exchange Ratio.


     1994 Stock Option Plan. The Board of Directors of Roxborough-Manayunk adopted the 1994 Stock Option Plan, which was ratified by Roxborough-Manayunk's stockholders on April 19, 1995 at Roxborough-Manayunk's 1995 annual meeting of stockholders. Pursuant to the 1994 Stock Option Plan, 20,000 shares of Roxborough-Manayunk Common Stock are reserved for issuance by Roxborough-Manayunk upon exercise of stock options to be granted to officers, directors and employees of Roxborough-Manayunk from time to time.
As of March 31, 1995, 20,000 options had been granted. Option granted under the 1994 Option Plan were 100% exercisable as of the date of grant at a purchase price equal to the fair market value on the date of grant (i.e., $11.50) and remain exercisable for ten years. Options to purchase 5,000, 5,000, 4,000 and 6,000 shares of Roxborough-Manayunk Common Stock were granted to John F. McGill, John F. McGill, Jr., Jerry A. Naessens and all non-employee directors as a group (six persons), respectively.


     The 1994 Stock Option Plan, which became effective on the date it was adopted by the Board of Directors, provides for a term of ten years unless terminated earlier by the Board of Directors. No awards may be made after such ten-year period. Upon the completion of the Conversion and the Merger, outstanding options under the 1994 Stock Option Plan will become outstanding options on the same terms and conditions with respect to shares of Company Common Stock, as adjusted for the Exchange Ratio.


     Employee Stock Ownership Plan. Roxborough-Manayunk has established an employee stock ownership plan (the "ESOP") for the exclusive benefit of participating employees, which was implemented upon the completion of the MHC Reorganization. Participating employees are employees who have completed one year of service with Roxborough-Manayunk or its subsidiaries.


     The ESOP is funded by contributions made by Roxborough-Manayunk in cash or in Roxborough-Manayunk Common Stock. Benefits may be paid either in shares of Roxborough-Manayunk Common Stock or in cash. The ESOP borrowed funds from an unaffiliated third party lender sufficient to purchase 14,000 shares of Roxborough-Manayunk Common Stock. This loan is secured by the shares purchased and the earnings from the ESOP assets. The shares purchased by the ESOP are held in a suspense account for allocation among participants as the loan is repaid. Roxborough-Manayunk contributes approximately $35,000 annually to the ESOP to meet principal and interest obligations under the ESOP loan. The remaining loan balance is expected to be repaid immediately prior to consummation of the Conversion and the Merger. At such time, the remaining unallocated shares will be allocated to the participants and the ESOP will be terminated. Upon termination of the ESOP, all participants' accounts will be 100% vested and non-forfeitable.


     Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of total compensation as reported on Form W-2, excluding bonuses. All participants must be employed at least 1,000 hours in a plan year and be employed on the last day of the plan year in order to receive an allocation. Participants who are not actively employed at the last day of the plan year due to retirement, total and permanent disability, or death shall share in the allocation of contributions and forfeitures for that Plan year only if otherwise eligible. Participant benefits become 20% vested after three years of service, increasing by 20% annually thereafter until benefits are 100% vested after seven years. Years of employment prior to the adoption of the ESOP shall count toward vesting. Vesting will be accelerated upon retirement, death, disability or termination of the ESOP. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits may be payable in the form of a lump sum upon retirement, death, disability or separation from service.

     The Board of Directors has appointed a committee (the "ESOP Committee") to administer the ESOP (the "ESOP Trustees"). Directors John
F. McGill, Joseph P. Healy and John F. McGill, Jr. serve as the members of the ESOP Committee and as the ESOP Trustees. The Board of Directors may instruct the ESOP Trustees regarding investments of funds contributed to the ESOP. The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustees as directed by the Board of Directors or the ESOP Committee.


     Upon completion of the Conversion and the Merger, shares of Roxborough-Manayunk Common Stock held by the ESOP Trust will be exchanged for shares of Company Common Stock in accordance with the Exchange Ratio and will then be distributed to Roxborough-Manayunk's employees.


     1992 Management Stock Bonus Plan. In connection with the MHC Reorganization, Roxborough-Manayunk adopted a Management Stock Bonus Plan and Trust Agreement (the "1992 MSBP"), the objective of which is to enable Roxborough-Manayunk to retain personnel of experience and ability in key positions of responsibility. The 1992 MSBP was ratified by Roxborough-Manayunk's stockholders at Roxborough-Manayunk's first annual meeting of stockholders held on April 14, 1993. John F. McGill, John F. McGill, Jr. and Jerry A. Naessens were awarded 3,000, 1,800, and 1,200 shares, respectively. The Board of Directors can terminate the 1992 MSBP at any time, and if it does so, any shares not allocated will revert to Roxborough-Manayunk.

     Roxborough-Manayunk contributed sufficient funds to the 1992 MSBP
Trust so that the 1992 MSBP Trust could purchase 3% of Roxborough-Manayunk Common Stock offered to persons other than the Mutual Holding Company in the MHC Reorganization (i.e., 6,000 shares). Restricted Roxborough-Manayunk Common Stock issued under the 1992 MSBP will be exchanged for restricted shares of Company Common Stock as a result of the Conversion and the Merger. It is expected that the 1992 MSBP will be terminated upon consummation of the Conversion and the Merger. Vested and unvested shares granted under the 1992 MSBP (final 2,000 shares vest on December 31, 1995) will be exchanged for Company Common Stock pursuant to the Exchange Ratio.


     1994 Management Stock Bonus Plan.  Roxborough-Manayunk adopted the
1994 Management Stock Bonus Plan (the "1994 MSBP") as of November 19, 1994. Roxborough-Manayunk contributed sufficient funds to enable the 1994 MSBP to purchase 6,000 shares of Roxborough-Manayunk Common Stock all of which have been awarded. Roxborough-Manayunk's stockholders ratified the 1994 MSBP on April 19, 1995 at its 1995 annual meeting of stockholders. Awards of 1,500, 1,500, 1,200 and 1,800 shares of Roxborough-Manayunk Common Stock were granted to John F. McGill, John F. McGill, Jr., Jerry A. Naessens and all non-employee directors as a group (six persons), respectively.


     The Board of Directors can terminate the 1994 MSBP at any time, and if it does so, any shares not allocated will revert to Roxborough-Manayunk. Awards under the 1994 MSBP were granted at no cost to the recipients and were made in recognition of prior and expected future services to Roxborough-Manayunk of its directors and employees responsible for implementation of the policies adopted by the Board of Directors, the profitable operation of Roxborough-Manayunk, and as a means of providing a further retention incentive and direct link between compensation and the profitability of Roxborough-Manayunk. Such shares were immediately vested and non-forfeitable. Restricted Roxborough-Manayunk Common Stock issued under the 1994 MSBP will be exchanged for restricted shares of Company Common Stock as a result of the Conversion and the Merger. It is expected that the 1994 MSBP will be terminated upon consummation of the Conversion and the Merger. All shares granted under the 1994 MSBP are vested and therefore are owned by the grantees and will be exchanged for Company Common Stock pursuant to the Exchange Ratio.


Transactions with Roxborough-Manayunk

     John F. McGill, President, Chairman of the Board and Chief Executive Officer of Roxborough-Manayunk is a 50% partner, and Director Francis
E. McGill, III is a 25% partner, in Francis E. McGill, Realtor, a real estate and insurance firm in Philadelphia, Pennsylvania. During the year ended December 31, 1994, Francis E. McGill, Realtor received fees totaling $71,858 from buyers or sellers of real estate where Roxborough-Manayunk financed the purchase of the real estate. These fees included insurance commissions, real estate brokerage commissions and conveyancing fees. Roxborough-Manayunk pays premiums on insurance policies obtained through Francis E. McGill,

Realtor, for insurance coverage for its own operations, including coverage for workmen's compensation, errors and omissions, blanket bond, safe deposit box, automobile liability, fire insurance on Savings Bank properties, and the like. Total premiums for the year ended December 31, 1994 were $180,603.

     During the year ended December 31, 1994, Roxborough-Manayunk also paid servicing commissions to the office of Francis E. McGill, Realtor, for rental collections made through that firm on properties owned by Roxborough-Manayunk. The total servicing commissions paid for the year were $7,137.

     Francis E. McGill, III is also the sole proprietor of McGill and McGill, a law firm in Philadelphia, Pennsylvania, which during the year ended December 31, 1994 received $85,257 in fees from Roxborough-Manayunk for legal fees.

     Roxborough-Manayunk has followed the policy of offering residential mortgage loans for the financing of personal residences, share loans, and consumer loans to its officers, directors and employees. The loans are made in the ordinary course of business and also made on substantially the same terms and conditions, including interest rate and collateral, as those of comparable transactions prevailing at the time with other persons, and do not include more than the normal risk of collectibility or present other unfavorable features.



                MANAGEMENT OF THE COMPANY AND PROGRESS BANK
                  FOLLOWING THE CONVERSION AND THE MERGER


General


     Upon consummation of the Conversion and the Merger, the Board of Directors of the Company will consist of 12 members, six of whom shall have been designated from the current Board of Directors of Roxborough-Manayunk and six of whom shall have been designated from the current Board of Directors of the Company, and the Board of Directors of Progress Bank will consist of 16 members, eight of whom shall have been designated from the current Board of Directors of Roxborough-Manayunk and eight of whom shall have been designated from the current Board of Directors of Progress. As a result of the Boards of Directors of both the Company and Progress Bank consisting of an even number of directors, there exists the potential for a deadlock on each of the respective Boards. The directors of both the Company and Progress Bank shall be divided into three classes with three-year terms which shall expire on a staggered basis. Roxborough-Manayunk and the Company (or Progress, as the case may be) shall each designate an equal number of persons to serve in each of the three classes, to the extent possible.



     Upon consummation of the Conversion and the Merger, John F. McGill shall serve as Chairman of the Board of Directors of both the Company and Progress Bank and W. Kirk Wycoff shall serve as President and Chief Executive Officer of both the Company and Progress Bank. Upon consummation of the Conversion and the Merger, John F. McGill,

Jr. shall serve as Executive Vice President of the Company and Progress Bank, Jerry A. Naessens shall serve as Chief Financial
Officer and Treasurer of the Company and Progress Bank and Eric J.
Morgan shall serve as Senior Vice President and Secretary of the Company and Progress Bank. Messrs. John F. McGill, W. Kirk Wycoff,
John F. McGill, Jr., Jerry A. Naessens and Eric J. Morgan are entitled to receive during 1995 base salaries of $250,000, $235,000, $150,000, $135,000 and $88,000. For information concerning the historical compensation of such officers (excluding Mr. Morgan), the employment or severance agreements entered into with such officers and the various employee benefit plans such officers are currently participating in and will be entitled to participate in following consummation of the Conversion and the Merger, see "Management of the Company," "Management of Roxborough-Manayunk" and "Management of the Company and Progress Bank Following the Conversion and the Merger - Benefits."



     The following table sets forth the names of the persons who will be the directors and executive officers of the Company as of the Closing Date and with respect to the directors, the proposed year of expiration of their term.



                                                                                Year of
                                                                                Expiration
Name                            Position                                        of Term
----                            --------                                        ----------
John F. McGill(1)(3)            Chairman of the Board                             1998
W. Kirk Wycoff(2)(3)            President, Chief Executive Officer and Director   1997
John F. McGill, Jr.(1)(3)       Executive Vice President and Director             1996
Jerry A. Naessens(1)(3)         Chief Financial Officer, Treasurer and Director   1998
Eric J. Morgan(4)               Senior Vice President and Secretary                --
Add B. Anderson, Jr., Esq.(1)   Director                                          1997
William O. Daggett, Jr.(2)(3)   Director                                          1998
Joseph P. Healy(1)              Director                                          1996
Paul M. LaNoce(2)               Director                                          1996
A. John May, III(2)             Director                                          1996
Francis E. McGill, III, Esq.(1) Director                                          1997
William L. Mueller, Esq.(2)(3)  Director                                          1998
Charles J. Tornetta(2)          Director                                          1997

_____________________

(1) For a description of the business experience of such persons, see "Management of Roxborough-Manayunk."

(2) For a description of the business experience of such persons, see "Management of the Company."

(3)  Member of the Nominating Committee.

(4) Mr. Morgan has served as Senior Vice President of Credit Policy, Administration and Finance for Progress since June 1993. Prior to joining Progress, Mr. Morgan served as President of Crusader Savings Bank, Rosemont, Pennsylvania, and prior thereto was employed by Industrial Valley Bank and Girard Bank.


     The following table sets forth the names of the persons who will be the directors and executive officers of Progress Bank as of the Closing Date and with respect to the directors, the proposed year of expiration of their term.



                                                                                     Year of
                                                                                     Expiration
Name                               Position                                          of Term
----                               --------                                          ----------
John F. McGill(1)(3)               Chairman of the Board                               1998
W. Kirk Wycoff(2)(3)               President, Chief Executive Officer and Director     1997
John F. McGill, Jr.(1)             Executive Vice President and Director               1996
Jerry A. Naessens(1)               Chief Financial Officer and Treasurer                --
Eric J. Morgan(2)                  Senior Vice President and Secretary                  --
Add B. Anderson, Jr., Esq.(1)      Director                                            1997
John E.F. Corson(2)                Director                                            1996
William O. Daggett, Jr.(2)(3)      Director                                            1998
Robert E. Domanski, M.D.(1)        Director                                            1998
Donald F.U. Goebert(2)             Director                                            1996
Joseph P. Healy(1)                 Director                                            1996
Pietro M. Jacovini, Jr.(1)         Director                                            1998
Joseph R. Klinger(2)               Director                                            1998
William A. Lamb, Sr.(1)(3)         Director                                            1997
Paul M. LaNoce(2)                  Director                                            1996
Francis E. McGill, III, Esq.(1)(3) Director                                            1997
William L. Mueller, Esq.(2)(3)     Director                                            1998
Charles J. Tornetta(2)             Director                                            1997


_____________________

(1) For a description of the business experience of such persons, see "Management of Roxborough-Manayunk."

(2) For a description of the business experience of such persons, see "Management of the Company" or the table above setting forth the persons who will be the directors and executive officers of the Company.

(3)  Member of the Nominating Committee.

     Subject to the continuing discretion and judgment of the Board of Directors of Progress Bank following the Closing Date, Progress Bank shall offer to employ all of the employees of Roxborough-Manayunk, Progress and their subsidiaries who are in the employ of such companies at the Closing
Date. Each person employed by Roxborough-Manayunk, Progress and their subsidiaries prior to the Closing Date who becomes an employee of Progress
Bank or a subsidiary thereof following the Closing Date (each a "Continued Employee") shall be entitled, as an employee of Progress Bank or a subsidiary thereof, to participate in such employee benefit plans as may be in effect generally for employees of Progress Bank and subsidiaries thereof from time to time. Continued Employees will be eligible to participate on the same basis as similarly situated employees of Progress Bank or its subsidiaries. Employees of Roxborough-Manayunk and Progress shall receive credit for their years of service with Roxborough-Manayunk and Progress for purposes of determining eligibility and vesting, but not benefit accrual, in all employee benefit plans of the Company and its subsidiaries.

Benefits

     The Company intends to adopt certain stock benefits plans in connection with the Conversion and the Merger. Moreover, certain existing stock benefit plans of the Company and Roxborough-Manayunk will be continued by the Company upon consummation of the Conversion and the Merger. See "Management of the Company - Benefits" and "Management of Roxborough-Manayunk - Benefits."


     1995 Stock Option Plan. Following the Conversion and the Merger, the Board of Directors of the Company intends to adopt the 1995 Stock Option Plan. The Company intends to submit the 1995 Stock Option Plan for approval to stockholders at the first meeting of stockholders following the six-month anniversary of the Conversion and the Merger, which is expected to be held in April 1996. No options shall be awarded under the 1995 Stock Option Plan unless approval by the holders of a majority of the outstanding voting stock is obtained and the 1995 Stock Option Plan is approved by the OTS.


     The 1995 Stock Option Plan is designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward key employees for outstanding performance and the attainment of targeted goals. The 1995 Stock Option Plan also is designed to retain qualified directors for the Company. The 1995 Stock Option Plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Code ("incentive stock options"), non-incentive or compensatory stock options and stock appreciation rights (collectively "Awards"). Awards will be available for grant to directors and key employees of the Company and any subsidiaries, except that directors will only be eligible to receive non-incentive stock options pursuant to a formula contained in the plan. If stockholder approval is obtained, it is expected that options to acquire shares of Company Common Stock will be awarded to key employees of the Company and Progress Bank and directors of the Company with an exercise price equal to the fair market value of the Company Common Stock on the date of the grant.

     The 1995 Stock Option Plan will be administered and interpreted by a committee of the Board of Directors ("Committee") which is "disinterested" within the meaning of Rule 16b-3 under the Exchange Act. Unless sooner terminated, the 1995 Stock Option Plan will be in effect for a period of ten years from the adoption by the Board of Directors.

     Under the 1995 Stock Option Plan, the Committee will determine which officers and key employees will be granted options, whether such options will be incentive or compensatory options, the number of shares subject to each option, the exercise price of each compensatory option, whether such options may be exercised by delivering other shares of Company Common Stock and when such options become exercisable. The per share exercise price of an incentive stock option shall at least equal the fair market value of a share of Company Common Stock on the date the option is granted, and the per share exercise price of a compensatory stock option shall at least equal the greater of par value or 100% of fair market value of a share of Company Common Stock on the date the option is granted.

     Stock options shall become vested and exercisable in the manner specified by the Committee, provided that options shall not vest over a period less than five years commencing at least one year from the date of grant. Each stock option or portion thereof shall be exercisable at any time on or after it vests and is exercisable until ten years after its date of grant or three months after the date on which the optionee's employment terminates, unless extended by the Committee to a period not to exceed five years from such termination. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in adverse tax consequences to the optionee. Stock options are non-transferable except by will or the laws of descent and distribution.

     Under the 1995 Stock Option Plan, the Committee will be authorized to grant rights to optionees ("stock appreciation rights") under which an optionee may surrender any exercisable incentive stock option or compensatory stock option or part thereof in return for payment by the Company to the optionee of cash or Company Common Stock in an amount equal to the excess of the fair market value of the shares of Company Common Stock subject to option at the time over the option price of such shares, or a combination of cash and Company Common Stock. Stock appreciation rights may be granted concurrently with the stock options to which they relate or at any time thereafter which is prior to the exercise or expiration of such options.

     Although no specific award determinations have been made, upon receipt of stockholder approval of the 1995 Stock Option Plan, the Company anticipates granting stock options for shares of Company Common Stock to executive officers and other key personnel of Progress Bank. Under OTS regulations, no individual may receive more than 25% of the shares which may be issued pursuant to a stock plan, and no outside director may receive more than 5% of the shares to be awarded under any plan or 30% by all outside directors in the aggregate, unless the Regional Director of the OTS permits otherwise. The Merger Agreement provides that 72% of the shares under the 1995 Stock Option Plan will be granted to current directors and executive officers of Roxborough-Manayunk. The remaining shares under the 1995 Stock Option Plan shall be available for grant to all employees, officers and directors of the Company (including current directors, officers and employees of the Company and Progress).


     Pursuant to the 1995 Stock Option Plan, compensatory stock options will be granted to outside directors of the Company pursuant to a formula which complies with Rule 16b-3 under the Exchange Act and which will provide for the grant of a specified number of shares upon approval of the 1995 Stock Option Plan by stockholders and a specified number of shares annually thereafter. An option granted to directors will be exercisable until ten years after its date of grant. However, if an optionee dies while serving as a non-employee director or within three years following the termination of the optionee's service as a non-employee director as a result of retirement or resignation without having fully exercised his options, the optionee's executors, administrators, legatees or distributes of his estate shall have the right to exercise such options during the twelve-month period following such death, provided no option will be exercisable more than ten years from the date it was granted.


     The Company intends to reserve for future issuance pursuant to the 1995 Stock Option Plan a number of authorized shares of Company Common
Stock equal to 8.5% of the Conversion Stock issued in the Offerings (476,000 shares at the maximum of the Estimated Price Range, assuming an Actual Purchase Price of $5.75). In the event of a stock split, reverse stock split or stock dividend, the number of shares of Company Common Stock under the 1995 Stock Option Plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of the Company Common Stock outstanding.


     Under current provisions of the Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. As to incentive stock options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to the Company at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as income upon exercise, and the Company will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and the Company will be entitled to a deduction for federal income tax purposes in the same amount.

     1995 Recognition Plan. Following the Conversion and the Merger, the Board of Directors of the Company intends to adopt the 1995 Recognition Plan ("1995 Recognition Plan") for officers, directors and employees. The objective of the 1995 Recognition Plan is to enable the Company to provide a proprietary interest in the Company as an incentive to contribute to its success.


     The Company intends to seek stockholder approval of the 1995 Recognition Plan at its first meeting of stockholders following the six-month anniversary of the Conversion and the Merger, which is expected to be held in April 1996. Assuming the receipt of approval by the holders of a majority of the outstanding voting stock, the Company expects to acquire Company Common Stock on behalf of the 1995 Recognition Plan in an amount equal to 3.5% of the Conversion Stock issued in the Offerings ($1,127,000 at the maximum of the Estimated Price Range). In the event that Progress Bank has less than 10% tangible capital upon adoption of the 1995 Recognition Plan by the Company's stockholders, the 1995 Recognition Plan would be limited to 2.5% of the shares of Conversion
Stock issued in the Conversion and the Merger. In any event, these shares will be acquired through open market purchases, if permitted, or from authorized but unissued shares, with approval from the OTS. In the event that authorized but unissued shares are acquired by the 1995 Recognition
Plan, such issuance would dilute the interests of other stockholders.
Although no specific award determinations have been made, upon receipt of stockholder approval of the 1995 Recognition Plan, the Company intends to grant shares of Company Common Stock pursuant thereto to certain directors and executive officers of the Company. As noted above, under OTS regulations no individual may receive more than 25% of the shares of the shares which may be issued pursuant to a stock plan and no outside director may receive more than 5% of the shares to be awarded, unless the Regional Director of the OTS permits otherwise. The Merger Agreement provides that all of the shares reserved pursuant to the 1995 Recognition Plan will be awarded to current directors and executive officers of Roxborough-Manayunk upon receipt of stockholder approval.



     The 1995 Recognition Plan will be administered and interpreted by the Committee, which as noted above will be "disinterested" pursuant to applicable regulations under the federal securities laws. The trustees of the trust created for the 1995 Recognition Plan ("Trust") will have the responsibility to invest all funds contributed by the Company to the Trust. Shares of Company Common Stock granted pursuant to the 1995 Recognition Plan generally will be in the form of restricted stock payable over a period specified by the Committee, provided however, such period shall not be less than five years. For accounting purposes, compensation expense in the amount of the fair market value of the Company

Common Stock at the date of the grant to the recipient will be recognized pro rata over the number of years during which the shares are payable. Under the terms of the 1995 Recognition Plan, the trustees will be authorized to vote unallocated and unvested shares in the same proportion as shares of Company Common Stock are actually voted at any meeting. If a recipient terminates employment for reasons other than death or disability, the recipient will forfeit all rights to the allocated shares under restriction. If the recipient's termination is caused by death or disability, all restrictions will expire and all allocated shares will
become unrestricted.   The Board of Directors of the Company will
be authorized to terminate the 1995 Recognition Plan at any time, and if it does so, any shares not allocated will revert to the Company.


     Pursuant to the 1995 Recognition Plan, shares of restricted stock will be granted to outside directors of the Company pursuant to a formula which complies with Rule 16b-3 under the Exchange Act and which will provide for the grant of a specified number of shares upon approval of the 1995 Recognition Plan by stockholders and a specified number of shares annually thereafter.


     Employee Stock Ownership Plan. The Company will maintain an ESOP for employees of the Company and Progress Bank following consummation of the Conversion and the Merger. It is currently anticipated that the ESOP will borrow funds to purchase up to 8% of the Conversion Stock to be issued in the Offerings from the Company (although the ESOP may obtain all or part of the loan from an unaffiliated third party if such financing can be obtained on terms at least as favorable) at a rate currently estimated to be 9% per annum. The loan to the ESOP will be repaid principally from the Company's and Progress Bank's contributions to the ESOP over a period of 10 years, and the collateral for the loan will be the Company Common Stock purchased by the ESOP. See "Pro Forma Unaudited Financial Information." The Company may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of Company Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by the Company or upon the sale of treasury shares by the Company. Such purchases, if made, would be funded through additional borrowing by the ESOP or additional contributions from the Company.
The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.


     Shares purchased by the ESOP with the proceeds of the loan will be held in a suspense account and released on a pro rata basis as debt service payments are made. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of compensation. Forfeitures will be reallocated among remaining participating employees and may reduce any amount the Company might otherwise have contributed to the ESOP. Participants will vest in their right to receive their account balances pursuant to the ESOP after completing ten years of service. In the case of a change in control of the Company, as defined, however, participants will become fully vested in their account balances. Benefits may be payable upon retirement, early retirement or separation from service. The Company's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be determined.

     GAAP requires that any third party borrowing by the ESOP be reflected as a liability on the Company's statement of financial condition. If the ESOP purchases newly-issued shares from the Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease because of the increase in the number of outstanding shares.

     The ESOP is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations of the IRS and the Department of Labor thereunder.


                       THE CONVERSION AND THE MERGER

     The Boards of Directors of the Mutual Holding Company and Roxborough-Manayunk have unanimously approved the Plan of Conversion, as has the OTS, subject to approval by the Members of the Mutual Holding Company and the stockholders of Roxborough-Manayunk entitled to vote on the matter and the satisfaction of certain other conditions. Such OTS approval, however, does not constitute a recommendation or endorsement of the Plan of Conversion by such agency. In addition, the Boards of Directors of the Mutual Holding Company, Roxborough-Manayunk, the Company and Progress have each unanimously adopted the Merger Agreement.

General


     In order to facilitate the combination of the Parties, the Mutual Holding Company will first convert from the mutual form to a federal interim stock savings bank in accordance with the Plan of Conversion and then Interim simultaneously merge with and into Roxborough-Manayunk, with Roxborough-Manayunk as the surviving entity. Immediately thereafter, Progress will merge with and into Roxborough-Manayunk, and Roxborough-Manayunk as the surviving entity will change its name to "Progress Bank" As a result of the transactions, the Mutual Holding Company, Roxborough-Manayunk and Progress will be a single, combined entity, which will be a wholly owned subsidiary of the Company.



     The above transactions are governed by the Merger Agreement, which was unanimously adopted by the respective Boards of Directors of each of the Parties. The conversion of the Mutual Holding Company from the mutual form to a federal interim stock savings bank and the Offerings are governed by the Plan of Conversion (including a related Plan of Merger), which is attached as Exhibit A to the Merger Agreement and which was unanimously adopted by the Boards of Directors of the Mutual Holding Company and

Roxborough-Manayunk. The merger of Progress and Roxborough-Manayunk is governed by the Plan of Merger, which is attached as Exhibit B to the Merger Agreement and which was unanimously adopted by the Boards of Directors of Roxborough-Manayunk, Progress and the Company.



     The conversion of the Mutual Holding Company from the mutual form to a federal interim stock savings bank, the merger of Interim with and into Roxborough-Manayunk, the merger of Progress with and into Roxborough-Manayunk, and the Offerings are interdependent transactions, and none of such transactions will occur unless all of them do.


     The Merger Agreement and the above exhibits thereto were filed as an exhibit to the Registration Statement and the Application for Conversion of which this Prospectus is a part, copies of which may be obtained from the SEC and the OTS, respectively. See "Available Information." In addition, the Plan of Conversion is available for inspection at each branch office of Roxborough-Manayunk.

     The following is a summary of the material terms of the Merger Agreement and the above exhibits, as well as the pertinent aspects of the Conversion and the Merger. The summary is qualified in its entirety by reference to the provisions of the Merger Agreement and the Plan of Conversion.

Reasons for the Conversion and the Merger


     The respective Boards of Directors of each of the Parties believe that the combination of the Parties will enhance the competitive position of the combined entities and will enable the resulting institution to compete more effectively than either Roxborough-Manayunk or Progress could on its own. The combined entity will have greater financial resources and, as a result of the Offerings, increased capital levels. The Company's stockholders' equity will increase from $13.7 million or 4.0% of total assets at March 31, 1995 to $62.4 million or 9.6% of pro forma total assets at March 31, 1995, assuming the Conversion Stock is sold at the midpoint of the Estimated Price Range. The combination will result in increased funds being available for lending purposes, greater resources for expansion of services, and better opportunities for attracting and retaining qualified personnel.


     The terms of the Merger Agreement were the result of arm's length negotiations between the representatives of the Company and Roxborough-Manayunk. Among the factors considered by the Boards of Directors of the Company and Roxborough-Manayunk, as appropriate, were (i) the ability to expand the Company's and Roxborough-Manayunk's presence in southeastern Pennsylvania (upon consummation of the Conversion and the Merger, Progress Bank will have 17 branches in southeastern Pennsylvania); (ii) information concerning the financial condition, results of operations, capital levels, asset quality and prospects of the Company and Roxborough-Manayunk; (iii) the short-term and long-term impact the Conversion and the Merger will have on the Company's consolidated results of operations, including potential cost savings resulting from consolidation in certain areas and expanded commercial business, residential construction, commercial real estate (primarily multi-family residential) and consumer lending as well as expanded retail banking products and services; (iv) the general structure of the transaction and the compatibility of the respective managements and business philosophies; (v) the enhancement of the franchise value of the Company; (vi) the ability of the combined enterprise to compete in relevant banking and non-banking markets; (vii) industry and economic conditions; and (viii) the impact of the Conversion and the Merger on the depositors, employees, customers and communities served by the Company and Roxborough-Manayunk through the contemplated expansion of commercial business, residential construction, commercial real estate (primarily multi-family residential) and consumer lending and the proposed expansion of retail banking products and services.

     Progress and Roxborough-Manayunk currently serve contiguous market areas. Progress operates in Montgomery County through six full service offices located in King of Prussia, Norristown, Bridgeport, Conshohocken, Jeffersonville and Plymouth Meeting and in the counties of Delaware and Philadelphia through offices in Rosemont and the Andorra section of Philadelphia. With the opening of the Paoli branch in August 1995, Progress will add a Chester County branch and has added Lancaster County and the Pottstown area of Montgomery County to its lending area with the recent opening of two residential loan origination offices. Roxborough-Manayunk maintains four full-service offices in Northwest Philadelphia, an office in South Philadelphia and an office in the Overbrook section of Philadelphia, as well as offices in the Drexel Hill and Yeadon areas of Delaware County. As a result of the Conversion and the Merger, Progress Bank will maintain offices in four of the five counties included in the Philadelphia Metropolitan Statistical Area
("MSA"). The Philadelphia MSA is the nation's fourth largest metropolitan area in terms of population based on 1993 U.S. census data and the Pennsylvania counties included in the MSA account for nearly one-third of the total population of Pennsylvania. In recent years, the Philadelphia area economy has moved from a traditional manufacturing-based economy towards a service-based economy, thereby providing more economic diversity to the area. Management of Progress Bank believes that the market area which it will serve consists primarily of stable middle class neighborhoods as well as affluent suburbs of Philadelphia.

     The Conversion and the Merger also will result in an increase in the number of outstanding shares of Company Common Stock following the Conversion and the Merger, as compared to the number of shares of Company Common Stock currently outstanding, which will enhance the trading market for the Company Common Stock. See "Market Price for Company Common Stock and Dividends."


     In addition to the above, the Parties also considered that Progress is categorized as an "adequately capitalized" institution under OTS regulations which needs additional capital in order to support future growth and remain competitive, while Roxborough-Manayunk is already categorized as a "well capitalized" institution that would have difficulty generating adequate rates of return on the additional capital that it would receive in a conversion of the Mutual Holding

Company from mutual to stock form that did not involve a combination with another institution. By combining Progress and Roxborough-Manayunk, the resulting institution Progress Bank will be a well capitalized institution that will have sufficient capital to support future growth without having the amount of excess capital that the Mutual Holding Company and Roxborough-Manayunk would have if they converted on their own.


     An additional benefit of the Conversion and the Merger will be an increase in the accumulated earnings and profits of Roxborough-Manayunk for federal income tax purposes. When Roxborough-Manayunk Federal Savings and Loan Association (the "Association") transferred substantially all of its assets and liabilities to Roxborough-Manayunk in connection with the formation of the Mutual Holding Company, its accumulated earnings and profits tax attribute was not able to be transferred to Roxborough-Manayunk because no tax-free reorganization was involved. Accordingly, this tax attribute was retained by the Association when it converted its charter to that of the Mutual Holding Company, even though the underlying retained earnings were transferred to Roxborough-Manayunk. The Conversion and the Merger have been structured to re-unite the accumulated earnings and profits tax attribute retained by the Mutual Holding Company with the retained earnings of Roxborough-Manayunk by merging the Mutual Holding Company with and into Roxborough-Manayunk in a tax-free reorganization. This transaction will increase Progress Bank's ability to pay dividends to the Company in the future.

     In light of the foregoing, the Board of Directors of each of the Parties believe that the Conversion and the Merger are in the best interests of such companies and their respective stockholders and Members.

Description of the Conversion and the Merger


     Pursuant to the Plan and the Merger Agreement, (i) the Mutual Holding Company will convert from the mutual form to a federal interim stock savings bank and then Interim will simultaneously merge with and into Roxborough-Manayunk, pursuant to which the Mutual Holding Company (and Interim) will cease to exist and the shares of Roxborough-Manayunk Common Stock held by the Mutual Holding Company will be cancelled, and (ii) Progress will then merge with and into Roxborough-Manayunk. As a result of the merger of Progress with and into Roxborough-Manayunk, the Roxborough-Manayunk Public Shares will be converted into the Exchange Stock pursuant to the Exchange Ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Company Common Stock to be issued in the Conversion and the Merger (i.e., the Conversion Stock and the
                                  ----
Exchange Stock) as the percentage of Roxborough-Manayunk Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and the Merger (although the Roxborough-Manayunk Public Stockholders will receive a smaller percentage ownership interest in the Company than they had in Roxborough-Manayunk), before giving effect to (a) the payment of cash in lieu of issuing fractional shares of Exchange Stock, (b) any shares of Conversion Stock purchased by the stockholders of Roxborough-Manayunk in the Offerings, and (c) any exercise of dissenters' rights.





Effects of the Conversion and the Merger

     General. Prior to the Conversion and the Merger, each depositor in Roxborough-Manayunk has both a deposit account in the institution and a pro rata proprietary interest in the net worth of the Mutual Holding Company based upon the balance in his account, which interest may only be realized in the event of a liquidation of the Mutual Holding Company. However, this proprietary interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his proprietary interest in the net worth of the Mutual Holding Company, which is lost to the extent that the balance in the account is reduced.

     Consequently, the depositors of Roxborough-Manayunk normally have no way to realize the value of their proprietary interest in the Mutual Holding Company, which has realizable value only in the unlikely event that the Mutual Holding Company is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the Mutual Holding Company after other claims are paid.

     Upon consummation of the Conversion and the Merger, additional shares of Company Common Stock will be issued in connection with the Company's acquisition of Roxborough-Manayunk. The Company Common Stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in Progress Bank, the name of the surviving entity of the merger of Progress and Roxborough-Manayunk.

     Effect on Roxborough-Manayunk Public Shares. Under the Plan, upon consummation of the Conversion and the Merger, the Roxborough-Manayunk Public Shares shall be converted into Company Common Stock based upon the Exchange Ratio without any further action on the part of the holder thereof. Upon surrender of the Roxborough-Manayunk Public Shares, Company Common Stock will be issued in exchange for such shares. See "- Delivery and Exchange of Certificates."

     Upon consummation of the Conversion and the Merger, the Roxborough-Manayunk Public Stockholders of Roxborough-Manayunk, a federally-chartered savings bank, will become stockholders of the Company. For a description of certain changes in the rights of stockholders as a result of the Conversion and the Merger, see "Comparison of Stockholders' Rights" in the proxy statement being furnished to the stockholders of Roxborough-Manayunk.

     Effect on Deposit Accounts. Under the Plan, each depositor in Roxborough-Manayunk and Progress at the time of the Conversion and the Merger will automatically continue as a depositor in Progress Bank after the Conversion and the Merger, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase Conversion Stock to be issued in the Offerings. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

     Effect on Loans. No loan outstanding from either Roxborough-Manayunk or Progress will be affected by the Conversion and the Merger, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion and the Merger.

     Effect on Voting Rights of Members. At present, all depositors and certain borrowers of Roxborough-Manayunk are members of, and have voting rights in, the Mutual Holding Company as to all matters requiring membership action. Upon completion of the Conversion and the Merger, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of the Mutual Holding Company. Upon completion of the Conversion and the Merger, all voting rights in Progress Bank will be vested in the Company as the sole stockholder of Progress Bank. Exclusive voting rights with respect to the Company will be vested in the holders of Company Common Stock. Depositors of and borrowers from Roxborough-Manayunk will not have voting rights in the Company after the Conversion and the Merger, except to the extent that they become stockholders of the Company.

     Tax Effects. Consummation of the Conversion and the Merger is conditioned on prior receipt by the Parties of rulings or opinions with regard to federal and Pennsylvania income taxation which indicate that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal or Pennsylvania income tax purposes to the Parties or the Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, except as discussed below. See "- Tax Aspects."

     Effect on Liquidation Rights. Were the Mutual Holding Company to liquidate, all claims of the Mutual Holding Company's creditors would be paid first. Thereafter, if there were any assets remaining, members of the Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Roxborough-Manayunk immediately prior to liquidation. In the unlikely event that Progress Bank were to liquidate after the Conversion and the Merger, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the "liquidation account" to certain depositors (see "- Liquidation Rights" below), with any assets remaining thereafter distributed to the Company as the holder of the capital stock of Progress Bank. Pursuant to the rules and regulations of the OTS, a merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation for this purpose and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

Conditions to the Merger

     The Merger Agreement provides that consummation of the proposed transaction is subject to the satisfaction of certain conditions, or the waiver of certain of such conditions by the party entitled to do so, at or prior to the Closing Date, as defined in the Merger Agreement. Each of the Parties' obligations under the Merger Agreement is subject to the following conditions, among others: (a) the receipt of all necessary regulatory approvals required to consummate the transactions contemplated by the Merger Agreement and the Plan of Conversion, and the expiration of all waiting periods with respect thereto; (b) the approval of the Merger Agreement and the Plan of Conversion by the stockholders of Roxborough-Manayunk; (c) the approval of the Merger Agreement and the Plan of Conversion by the Members of the Mutual Holding Company; (d) the approval of the Merger Agreement by the stockholders of the Company and by the Company as the sole stockholder of Progress; (e) compliance with or satisfaction of all representations, warranties, covenants and conditions set forth in the Merger Agreement, unless waived by the parties entitled to the benefit thereof; (f) the filing of Articles of Combination with the OTS, and endorsement thereof by the OTS, with respect to the merger of Interim with and into Roxborough-Manayunk and the merger of Progress with and into Roxborough-Manayunk; (g) the absence of any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits any of the Parties from consummating either the Conversion or the Merger; and (h) the receipt by the Parties of a tax opinion that the transactions contemplated by the Merger Agreement qualify as a reorganization within the meaning of Section 368 of the Code (see "-
Tax Aspects"). In addition, the required number of shares of Conversion Stock must be sold in the Offerings. See "The Offerings."


     In addition to the foregoing conditions, the obligations of the Company and Progress under the Merger Agreement are further subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any one or more of which can be waived by the Company and Progress:
(a) the performance and compliance in all material respects by the Mutual Holding Company and Roxborough-Manayunk of all covenants and obligations required to be performed by them at or prior to the Closing Date and the accuracy in all material respects as of May 24, 1995 and as of the Closing Date of the representations and warranties of the Mutual Holding Company and Roxborough-Manayunk, except (i) as to any representation or warranty which specifically relates to an earlier date or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a material adverse change in the business, operations, properties, assets or financial condition of the Mutual Holding Company, Roxborough-Manayunk and its subsidiaries taken as a whole; (b) the receipt of certain legal opinions from counsel to the Mutual Holding Company and Roxborough-Manayunk; and (c) the receipt from the Mutual Holding Company and Roxborough-Manayunk of such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in the Merger Agreement as the Company and Progress may reasonably request.

     In addition to the conditions set forth in the second preceding paragraph which are applicable to all of the Parties, the obligations of the Mutual Holding Company and Roxborough-Manayunk under the Merger Agreement are further subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any one or more of which can be waived by the Mutual Holding Company and Roxborough-Manayunk: (a) the performance and compliance in all material respects by the Company and Progress of all covenants and obligations required to be performed by them at or prior to the Closing Date and the accuracy in all material respects as of May 24, 1995 and as of the Closing Date of the representations and warranties of the Company and Progress, except (i) as to any representation or warranty which specifically relates to an earlier date or
(ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a material adverse change in the business, operations, properties, assets or financial condition of the Company, Progress and its subsidiaries taken as a whole; (b) the receipt of certain legal opinions from counsel to the Company and Progress; and (c) the receipt from the Company and Progress of such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in the Merger Agreement as the Mutual Holding Company and Roxborough-Manayunk may reasonably request.

Required Approvals


     Various approvals of the OTS are required in order to consummate the Conversion and the Merger. The OTS has approved the Plan of Conversion, subject to approval by the Mutual Holding Company's Members and the stockholders of Roxborough-Manayunk. In addition, consummation of the Conversion and the Merger is subject to OTS approval of the Company's holding company application to acquire Roxborough-Manayunk and the applications under the Bank Merger Act with respect to both the merger of Interim into Roxborough-Manayunk and the merger of Progress into Roxborough-Manayunk, with Roxborough-Manayunk being the surviving entity in both mergers. Applications for these approvals have been filed and are currently pending. The period for the OTS' review of any proposed acquisition, such as the transactions contemplated by the holding company and merger applications currently pending, commences upon receipt by the OTS of an application deemed sufficient by the OTS. Once an application is deemed sufficient, the OTS generally has a 60-day period for review of the application, which may be extended by the OTS for up to an additional 30 days. There can be no assurances that the requisite OTS approvals will be received in a timely manner, in which event the consummation of the Conversion and the Merger may be delayed beyond the expiration of the Offerings. In the event the Conversion and the Merger are not consummated on or before March 31, 1996, the Merger Agreement may be terminated by any of the Parties.

     The OTS has a general moratorium on non-supervisory merger conversions. Because neither Progress nor Roxborough-Manayunk is considered a troubled institution by the OTS, the Parties met with the OTS prior to filing the regulatory applications and received OTS permission to file the applications and to proceed with the Conversion and the Merger. The Parties believe that the OTS will approve the merger applications despite the general moritorium because the amount of Company Common Stock to be issued in the Conversion and the Merger will exceed the number of shares of Company Common Stock currently outstanding on a fully diluted basis. As a result, the Conversion and the Merger do not constitute an acquisition of a mutual institution by a significantly larger stock company. However, there can be no assurances that OTS approval of the holding company and merger applications will be received.


     Pursuant to OTS regulations, (1) the Merger Agreement and the Plan of Conversion must be approved by at least a majority of the total number of votes eligible to be cast by Members of the Mutual Holding Company at the Members' Meeting, and (2) the Merger Agreement and the Plan of Conversion must be approved by the holders of at least two-thirds of the outstanding Roxborough-Manayunk Common Stock at the Roxborough-Manayunk Stockholders' Meeting. In addition, the Parties have conditioned the consummation of the Conversion and the Merger on the approval of the Merger Agreement and the Plan of Conversion by at least a majority of the votes cast, in person or by proxy, by the Roxborough-Manayunk Public Stockholders at the Roxborough-Manayunk Stockholders' Meeting. Under Delaware law, the Merger Agreement and the Plan of Merger must be approved by a majority of the outstanding Company Common Stock entitled to vote thereon at the Company Stockholders' Meeting.

     The Company has also made filings under state securities laws with the appropriate regulatory authorities.

Conduct of Business Prior to the Closing Date

     Under the terms of the Merger Agreement, each of the Parties shall, and shall cause each of its subsidiaries to, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice and prudent banking practice or to the extent otherwise contemplated under the Merger Agreement, except with the prior written consent of the other Parties, which consent shall not be unreasonably withheld. Each of the Parties also shall use its best efforts to (i) preserve its business organization and that of its subsidiaries intact,
(ii) keep available to itself and the Company and Progress Bank (following consummation of the Conversion and the Merger) the present services of its employees and those of its subsidiaries, and (iii) preserve for itself and the Company and Progress Bank (following consummation of the Conversion and the Merger) the goodwill of its customers and those of its subsidiaries and others with whom business relationships exist.

     In addition, under the terms of the Merger Agreement, each of the Parties has agreed that, except as otherwise approved by the other Parties in writing or as permitted, contemplated or required by the Merger
Agreement or the Plan of Conversion, it will not, nor will it permit any of its subsidiaries to: (i) change any provision of its certificate of incorporation, charter or bylaws or any similar governing documents;
(ii) except for the issuance of Company Common Stock and/or Roxborough-Manayunk Common Stock pursuant to the present terms of warrants and stock options which are outstanding as of the date of the Merger Agreement, change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to authorized or issued capital stock, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock; (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of capital stock, except
(A) with respect to Roxborough-Manayunk, for regular quarterly cash dividends not in excess of $.20 per share and (B) with respect to the Company, for regular quarterly cash dividends not in excess of $.02 per share; (iv) grant any severance or termination pay to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers or employees; terminate or amend any existing employee benefit plan or adopt any new employee benefit plan or arrangement of any type; or award any increase in compensation or benefits to its directors, officers or employees except as may be awarded in the ordinary course of business and consistent with past practices and policies; (v) purchase or otherwise acquire, or sell or otherwise dispose of, any significant assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies; (vi) file any applications or make any contract with respect to branching or site location or relocation; (vii) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;
(viii) make any material change in its accounting methods or practices, other than changes required by generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1993, except as required by changes in laws or regulations; (ix) change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law; (x) take any action that would result in any of the representations or warranties of the respective Parties contained in the Merger Agreement not to be true and correct in any material respect at the Closing Date; (xi) in the case of Roxborough-Manayunk and the Mutual Holding Company, amend or revise the Plan of Conversion (except with the prior written consent of the Company and Progress, which shall not be unreasonably withheld); or (xii) agree to do any of the foregoing.

Acquisition Proposals

     Until the Closing Date or the earlier termination of the Merger Agreement, no Party shall, nor shall any Party permit any of its subsidiaries to, nor shall any Party authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than the other Parties) concerning any merger, sale of substantial assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transactions involving it or any of its subsidiaries (an "Acquisition Transaction"); provided, however, that a Party may provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of such Party, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such information should be furnished. Under the Merger Agreement, each Party is required to promptly communicate to the other Parties the terms of any proposal which it may receive in respect of any such Acquisition Transaction and to provide the other
Parties with copies of (i) any written legal advice provided to its Board of Directors, (ii) all such written inquiries or proposals, and (iii) an accurate and complete written synopsis of all such oral inquiries or proposals.

Representations and Warranties

     The Merger Agreement contains representations and warranties of each of the Parties which are customary in merger transactions, including, but not limited to, representations and warranties concerning: (a) the organization and capitalization of each of the Parties and their subsidiaries; (b) the due authorization, execution, delivery and enforceability of the Merger Agreement; (c) consents or approvals required, and the lack of conflicts or violations under applicable articles of incorporation, charter, bylaws, instruments and laws, with respect to the transactions contemplated by the Merger Agreement; (d) the documents to be filed by the Parties with the SEC and other regulatory agencies; (e) the conduct of business in the ordinary course and absence of certain changes;
(f) financial statements; (g) compliance with laws; and (h) the allowance for loan losses and real estate owned.

Closing Date of the Conversion and the Merger; Termination and Amendment


     The Closing Date of the Conversion and the Merger shall be the date specified in the Articles of Combination to be filed with the OTS with respect to the merger of Interim into Roxborough-Manayunk and the merger of Progress into Roxborough-Manayunk, unless a later date and time is specified as the effective time in such Articles of Combination. Such filing will occur only after the receipt of all requisite regulatory approvals, approval of the transactions by the requisite vote of the stockholders of the Company and of Roxborough-Manayunk and of the Members of the Mutual Holding Company, and the satisfaction or waiver of all other conditions to the Conversion and the Merger.


     A closing (the "Closing") shall take place on the Closing Date, which shall be within 15 business days following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver (to the extent permitted) of all the conditions to consummation of the Conversion and the Merger, or on such later date as the parties may mutually agree upon.

     The Merger Agreement may be terminated, either before or after approval by the stockholders of the Company and Roxborough-Manayunk and the Members of the Mutual Holding Company, as follows: (a) at any time on or prior to the Closing Date by the mutual written consent of the Parties;
(b) by the Company and Progress if (i) at the time of such termination there shall be a material adverse change in the business, operations, assets or financial condition of the Mutual Holding Company, Roxborough-Manayunk and its subsidiaries taken as a whole since December 31, 1994,
(ii) there shall have been any material breach of any representation, warranty, covenant, agreement or other obligation of the Mutual Holding Company or Roxborough-Manayunk under the Merger Agreement and such breach shall have not been remedied within 15 business days after receipt by the Mutual Holding Company and Roxborough-Manayunk of notice in writing from the Company and Progress specifying the nature of such breach and requesting that it be remedied, or (iii) there shall have been a failure to satisfy any of the conditions set forth in the Merger Agreement (provided such conditions were not previously waived by the Company and Progress);
(c) by the Mutual Holding Company and Roxborough-Manayunk if (i) at the time of such termination there shall be a material adverse change in the business, operations, assets or financial condition of the Company, Progress and its subsidiaries taken as a whole since December 31, 1994,
(ii) there shall have been any material breach of any representation, warranty, covenant, agreement or obligation of the Company or Progress under the Merger Agreement and such breach shall not have been remedied within 15 business days after receipt by the Company and Progress of notice in writing from the Mutual Holding Company and Roxborough-Manayunk specifying the nature of such breach and requesting that it be remedied, or
(iii) there shall have been a failure to satisfy any of the conditions set forth in the Merger Agreement (provided such conditions were not previously waived by the Mutual Holding Company and Roxborough-Manayunk); (d) by any of the Parties (i) if the Closing Date shall not have occurred on or prior to March 31, 1996 unless the failure of such occurrence shall be due to the failure of the Party seeking to terminate the Merger Agreement to perform or observe its agreements set forth therein to be performed or observed by such Party at or before the Closing Date or (ii) if either the stockholders of the Company, the stockholders of Roxborough-Manayunk or the Members of the Mutual Holding Company fail to approve the Merger Agreement and (in the case of the Mutual Holding Company and Roxborough-Manayunk) the Plan of Conversion; (e) by the Company and Progress or the Mutual Holding Company and Roxborough-Manayunk upon written notice to the other 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Conversion and/or the Merger and the other transactions contemplated by the Merger Agreement shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied; (f) by the Company and Progress or the Mutual
Holding Company and

Roxborough-Manayunk in writing, if any of the applications for prior approval referred to in Section 4.06 of the Merger Agreement are denied or are approved contingent upon the satisfaction of any condition or requirement which, in the reasonable opinion of the Boards of Directors of the Company and Progress or the Mutual Holding Company and Roxborough-Manayunk, would be materially inconsistent with the terms of the Merger Agreement; (g) by the Company and Progress if the independent appraisal and the Actual Purchase Price would result in the issuance of Conversion Stock and Exchange Stock (including, on a fully diluted basis, existing options to purchase Roxborough-Manayunk Common Stock which are converted into options to purchase Company Common Stock) which in the aggregate would exceed 64% of the total number of shares of Company Common Stock (on a fully diluted basis) to be outstanding upon consummation of the Conversion and the Merger; and (h) by the Mutual Holding Company and Roxborough-Manayunk if the independent appraisal and the Actual Purchase Price would result in the issuance of Conversion Stock and Exchange Stock (including, on a fully diluted basis, existing options to purchase Roxborough-Manayunk Common Stock which are converted into options to purchase Company Common Stock) which in the aggregate would be less than 56% of the total number of shares of Company Common Stock (on a fully diluted basis) to be outstanding upon consummation of the Conversion and the Merger. With respect to the percentages in clauses (g) and (h) above, see "The Offerings - Stock
Pricing, Exchange Ratio and Number of Shares to be Issued."

     To the extent permitted under applicable law, at any time prior to the consummation of the Conversion and the Merger, whether before or after approval thereof by the stockholders of the Company and of Roxborough-Manayunk and the Members of the Mutual Holding Company, the Parties may by written agreement (a) amend the Merger Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other Party thereto, (c) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, or (d) waive compliance with any of the agreements or conditions contained therein.

Interests of Certain Persons in the Conversion and the Merger

     Boards of Directors. Upon consummation of the Conversion and the Merger, the Board of Directors of the Company shall consist of 12 members, six of whom shall have been designated from the current Board of Directors of Roxborough-Manayunk and six of whom shall have been designated from the current Board of Directors of the Company, and the Board of Directors of Progress Bank shall consist of 16 members, eight of whom shall have been designated from the current Board of Directors of Roxborough-Manayunk and eight of whom shall have been designated from the current Board of Directors of Progress. Roxborough-Manayunk and the Company (or Progress, as the case may be) shall each designate an equal number of persons to serve in each of the three classes, to the extent possible. For a list of such persons, see "Management of the Company and Progress Bank Following the Conversion and the Merger - General." If any director designated by Roxborough-Manayunk or the Company (or Progress, as the case may be) to serve as a director of the Company (or Progress Bank, as the case may be) is unable or unwilling to hold office as of the Closing Date, the Board of Directors of Roxborough-Manayunk shall designate another director if such director is a Roxborough-Manayunk Director, and the Board of Directors of the Company (or Progress, as the case may be) shall designate another director if such director is a director of the Company (or Progress, as the case may be).
For a period of three years from the Closing Date, in the event that any of the directors of the Company (or Progress Bank, as the case may be) shall terminate their service as a director due to death, disability, retirement or otherwise, then the remaining directors who served as directors of the same predecessor company as the vacated director shall select a replacement director to fill the vacancy and the Board of Directors of the Company (or Progress Bank, as the case may be) will appoint such individual to serve for the remaining term.

     Nominating Committees.  Effective as of the Closing Date, the
Nominating Committees of the Boards of Directors of the Company and Progress Bank shall each consist of six persons, three of whom shall be designated by Roxborough-Manayunk and three of whom shall be designated by the Company. The Nominating Committees shall be authorized to nominate persons for election to the respective Boards of Directors of the Company and Progress Bank. For a list of such persons, see "Management of the Company and Progress Bank Following the Conversion and the Merger -
General." If any person designated by Roxborough-Manayunk or the Company is unable or unwilling to hold office as a member of the respective Nominating Committee as of the Closing Date, the Board of Directors of Roxborough-Manayunk shall designate another director if such director is a Roxborough-Manayunk Director, and the Board of Directors of the Company shall designate another director if such director is a Company Director.
For a period of three years from the Closing Date, in the event that any of the members of the Nominating Committees of the Company or Progress
Bank shall terminate their service as a director due to death, disability, retirement or otherwise, then the remaining directors who served as directors of the same predecessor company as the vacated committee member shall select and appoint a replacement director to serve on the respective Nominating Committee.

     Executive Officers. Effective as of the Closing Date, John F. McGill shall serve as Chairman of the Board of Directors of both the Company and Progress Bank and W. Kirk Wycoff shall serve as President and Chief Executive Officer of both the Company and Progress Bank. In addition, for a period of three years from the Closing Date, the Boards of Directors of the Company and Progress Bank shall each agree to elect John F. McGill as Chairman of the Board of Directors and W. Kirk Wycoff as President and
Chief Executive Officer.  For a period of three years from the Closing
Date, John F. McGill shall be appointed as an ex-officio member of each committee of the Boards of Directors of the Company and Progress Bank with respect to which he has not been appointed as a full voting member. As an ex-officio member of a committee, Mr. McGill shall have the right to attend meetings of such committee but shall not be a voting member of such committee. Nothing contained in the Merger Agreement shall prohibit the Company or Progress Bank from terminating Messrs. McGill and Wycoff in the event there exists just cause for termination. For purposes of the Merger Agreement, termination for cause shall mean termination because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any banking law, rule or regulation or final cease-and-desist order. Effective as of the Closing Date, John F. McGill, Jr. shall serve as an Executive Vice President of the Company and Progress Bank, Jerry A. Naessens shall serve as Chief Financial Officer and Treasurer of the Company and Progress Bank, and Eric J. Morgan shall serve as Senior Vice President and Secretary of the Company and Progress Bank. In addition, Mr. Wycoff, as President and Chief Executive Officer of the Company and Progress Bank, shall be authorized to appoint one other individual as Chief Operating Officer of the Company and Progress Bank following consummation of the Conversion and the Merger. See "Management of the Company and Progress Bank Following the Conversion and the Merger - General."

     Existing Benefit Plans and Employment Agreements. There are an aggregate of 40,000 stock options to purchase Roxborough-Manayunk Common Stock outstanding under Roxborough-Manayunk's 1992 Stock Option Plan and 1994
Stock Option Plan.  All of these stock options are currently exercisable.
If any of the stock options remain outstanding immediately prior to consummation of the Conversion and the Merger, they will be converted into options to purchase Company Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged. For a description of these plans, see "Management of Roxborough-Manayunk - Benefits."


     As of March 31, 1995, there was an aggregate of 2,400 shares of Roxborough-Manayunk Common Stock that had been awarded to the directors and officers of Roxborough-Manayunk pursuant to the 1992 MSBP and which had not yet vested. Upon consummation of the Conversion and the Merger, all unvested awards will be deemed fully vested and the shares will be converted into Company Common Stock based upon the Exchange Ratio and issued to the recipients of the awards. For a description of these plans, see "Management of Roxborough-Manayunk - Benefits."


     As of March 31, 1995, the Roxborough-Manayunk ESOP held 8,400 shares of Roxborough-Manayunk Common Stock which had not yet been allocated to participants and which were pledged as collateral for the remaining $84,000 loan to the ESOP from an unaffiliated third party. The loan balance is expected to be repaid immediately prior to consummation of the Conversion and the Merger, at such time the remaining unallocated shares will be allocated to the participants and the ESOP will be terminated. For a description of this plan, see "Management of Roxborough-Manayunk - Benefits."

     Roxborough-Manayunk's Pension Plan and Profit Sharing Plan are expected to be terminated in connection with the Conversion and the Merger. For a description of these plans, see "Management of Roxborough-Manayunk - Benefits."

     The employment agreement between the Company, Progress and Mr. Wycoff provides that in the event the Company acquires or merges with another entity so that the Company's total assets exceed $500 million, then
Mr. Wycoff's base salary will be adjusted, as determined by the Board of Directors, to an amount equal to not less than 90% and not more than 110% of the median base salary for the prior year for chief executive officers of savings institutions with total assets ranging between $500 million and $1.0 billion. The Board of Directors of the Company has not yet determined the amount of the increased base salary upon consummation of the Conversion and the Merger. For a description of such employment agreement, see "Management of the Company - Employment and Severance Agreements."

     New Benefit Plans. An ESOP of the Company intends to purchase up to 8% of the Conversion Stock in the Offerings ($2,576,000 at the maximum of the Estimated Price Range) for the benefit of the employees of the Company and its subsidiaries. See "Management of the Company and Progress Bank Following the Conversion and the Merger - Benefits - Employee Stock Ownership Plan."


     Pursuant to the Merger Agreement, the Company will adopt the 1995 Stock Option Plan and reserve for issuance pursuant to such plan a number of shares equal to 8.5% of the Conversion Stock sold in the Offerings. In the event stockholder approval of the plan is received, 72% of the shares available under the 1995 Stock Option Plan will be granted to current directors and executive officers of Roxborough-Manayunk. For a description of this plan, see "Management of the Company and Progress Bank Following the Conversion and the Merger - Benefits - 1995 Stock Option Plan."



     Pursuant to the Merger Agreement, the Company will adopt the 1995 Recognition Plan, which following stockholder approval will purchase a number at shares equal to 3.5% of the Conversion Stock sold in the Offerings ($1,127,000 at the maximum of the Estimated Price Range). All of the shares will be awarded to current directors and executive officers of Roxborough-Manayunk upon receipt of stockholder approval. For a description of this plan, see "Management of the Company and Progress Bank Following the Conversion and the Merger - Benefits - 1995 Recognition
Plan."


Delivery and Exchange of Certificates

     Conversion Stock. Certificates representing Conversion Stock issued in connection with the Offerings will be mailed by the Company's transfer agent for the Company Common Stock to the persons entitled thereto at the addresses of such persons appearing on the stock order form for Conversion Stock as soon as practicable following consummation of the Conversion and the Merger. Any certificates returned as undeliverable will be held by the Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Conversion Stock are available and delivered to subscribers, subscribers may not be able to sell such shares.

     Exchange Stock. After consummation of the Conversion and the Merger, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Roxborough-Manayunk Common Stock (other than the Mutual Holding Company), upon surrender of the same to an agent, duly appointed by the Company, which is anticipated to be the transfer agent for the Company Common Stock (the "Exchange Agent"), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Company Common Stock for which the shares of Roxborough-Manayunk Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted based on the Exchange Ratio. The Exchange Agent shall promptly mail to each such holder of record of an outstanding certificate which immediately prior to the consummation of the Conversion and the Merger evidenced shares of Roxborough-Manayunk Common Stock, and which is to be exchanged for Company Common Stock based on the Exchange Ratio as provided in the Plan, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Conversion and the Merger and of the procedure for surrendering to the Exchange Agent such certificate in exchange for a certificate or certificates evidencing Company Common Stock. The stockholders of Roxborough-Manayunk should not forward Roxborough-Manayunk Common Stock certificates to the Company or the Exchange Agent until they have received the transmittal letter.

     No holder of a certificate theretofore representing shares of Roxborough-Manayunk Common Stock shall be entitled to receive any dividends in respect of the Company Common Stock into which such shares shall have been converted by virtue of the Conversion and the Merger until the certificate representing such shares of Roxborough-Manayunk Common Stock is surrendered in exchange for certificates representing shares of Company Common Stock.
In the event that dividends are declared and paid by the Company in respect of Company Common Stock after the consummation of the Conversion and the Merger but prior to surrender of certificates representing shares of Roxborough-Manayunk Common Stock, dividends payable in respect of shares of Company Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Roxborough-Manayunk Common Stock.
The Company shall be entitled, after the consummation of the Conversion and the Merger, to treat certificates representing shares of Roxborough-Manayunk Common Stock as evidencing ownership of the number of full shares of Company Common Stock into which the shares of Roxborough-Manayunk Common Stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

     The Company shall not be obligated to deliver a certificate or certificates representing shares of Company Common Stock to which a holder of Roxborough-Manayunk Common Stock would otherwise be entitled as a result of the Conversion and the Merger until such holder surrenders the certificate or certificates representing the shares of Roxborough-Manayunk Common Stock for exchange as provided above, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Company. If any certificate evidencing shares of Company Common Stock is to be issued in a name other than that in which the certificate evidencing Roxborough-Manayunk Common
Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Company Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Resale Considerations With Respect to the Company Common Stock

     The shares of Company Common Stock that will be issued if the Conversion and the Merger are consummated have been registered under the Securities Act and approved for listing on the Nasdaq National Market and will be freely transferable, except for shares of Company Common Stock received by persons, including directors and executive officers of any of the Parties, who may be deemed to be "affiliates" of any of the Parties under Rule 145 promulgated under the Securities Act. Affiliates may not sell their shares of Company Common Stock acquired pursuant to the Conversion and the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares of Company Common Stock or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of any of the Parties generally include individuals or entities that control, are controlled by, or are under common control with, any of the Parties and may include certain officers and directors of any of the Parties as well as any stockholders who own more than 10% of the common stock of any of the Parties.

Certain Restrictions on Purchase or Transfer of Shares after the Conversion and the Merger

     All shares of Conversion Stock purchased in connection with the Conversion and the Merger by a director or an executive officer of either the Mutual Holding Company or Roxborough-Manayunk will be subject to a restriction that the shares not be sold for a period of one year following the Conversion and the Merger, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the OTS. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to the Company's transfer agent. Any shares of Company Common Stock issued within this one-year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Company will also be subject to the insider trading rules promulgated pursuant to the Exchange Act.

     Purchases of Company Common Stock by directors, executive officers and their associates during the three-year period following completion of the Conversion and the Merger may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of the then outstanding Company Common Stock or to the purchase of stock pursuant to any tax-qualified employee stock benefit plan, such as the ESOP, or by any non-tax-qualified employee stock benefit plan.

     Pursuant to OTS regulations, the Company will generally be prohibited from repurchasing any shares of Company Common Stock within one year following consummation of the Conversion and the Merger. During the second and third years following consummation of the Conversion and the Merger, the Company may not repurchase any shares of Company Common Stock other than pursuant to (i) an offer to all stockholders on a pro rata basis which is approved by the OTS; (ii) the repurchase of qualifying shares of a director, if any; (iii) purchases in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan; or (iv) purchases that are part of an open-market program not involving more than 5% of its outstanding capital stock during a 12-month period, if the repurchases do not cause Progress Bank to become undercapitalized and Progress Bank provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. However, the Regional Director has authority to permit repurchases during the first year following consummation of the Conversion and the Merger and to permit repurchases in excess of 5% during the second and third years upon the establishment of exceptional circumstances (i.e., where such repurchases would be in the best interests of the institution and its stockholders).

Liquidation Rights

     In the unlikely event of a complete liquidation of the Mutual Holding Company in its present mutual form, each depositor of Roxborough-Manayunk would receive his pro rata share of any assets of the Mutual Holding Company remaining after payment of claims of all creditors. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in Roxborough-Manayunk at the time of liquidation. After the Conversion and the Merger, each depositor, in the event of a complete liquidation of Progress Bank (as the resulting entity of the Merger), would have a claim as a creditor of the same general priority as the claims of all other general creditors of Progress Bank. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of Progress Bank or the Company above that amount.


     The Plan provides for the establishment, upon the completion of the Conversion and the Merger, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account
Holders
in an amount equal to the greater of (1) the retained earnings of Roxborough-Manayunk Federal Savings and Loan Association of $16,039,000 at
June 30, 1992, the date of the latest balance sheet contained in the final offering circular utilized in the formation of the Mutual Holding Company, or (2) 87.29% of Roxborough-Manayunk's total stockholders' equity as reflected in its latest balance sheet contained in the final Prospectus utilized in the Offerings plus the amount of any dividends waived by the Mutual Holding Company (which amounted to $2.7 million at June 30, 1995). As of the date of this Prospectus, the initial balance of the liquidation account would be approximately $23.9 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at Progress Bank would be entitled, upon a complete liquidation of Progress Bank after the Conversion and the Merger, to an interest in the liquidation account prior to any payment to the Company as the sole stockholder of Progress Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in Roxborough-Manayunk at the close of business on February 28, 1994 or June 30, 1995, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the February
28, 1994 eligibility record date (or the June 30, 1995 supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in Roxborough-Manayunk on such date.


     If, however, on any December 31 annual closing date of Progress Bank commencing December 31, 1995, the amount in any deposit account is less than the amount in such deposit account on February 28, 1994 or June 30, 1995, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of Progress Bank.


     Progress currently maintains a liquidation account for the benefit of savings account holders of Progress on June 30, 1982. Upon consummation of the Conversion and the Merger, Progress Bank will assume Progress' current liquidation account in addition to the establishment of the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders of Roxborough-Manayunk described above.


Tax Aspects

     Consummation of the Conversion and the Merger is expressly conditioned upon prior receipt of either a ruling from the IRS or an opinion of counsel with respect to certain federal income tax consequences of the Conversion and the Merger, and either a ruling or an opinion with respect to Pennsylvania tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any material adverse tax consequences to the Parties or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have a fair market value on the date such rights are issued. This condition may not be waived by the Parties.

     Roxborough-Manayunk has submitted an application for a private letter ruling from the IRS to the effect that, for federal income tax purposes:
(1) the exchange of the members' equity interests in the Mutual Holding Company for interests in a liquidation account established at Roxborough-Manayunk will satisfy the continuity of interest requirement in the merger of the Mutual Holding Company into Roxborough-Manayunk; (2) interests in the liquidation account established at Roxborough-Manayunk and the shares of Roxborough-Manayunk Common Stock held by the Mutual Holding Company will be disregarded in determining that an amount of Roxborough-Manayunk Common Stock constituting "control" (as defined under Section 368(c) of the Code) of Roxborough-Manayunk was acquired by the Company in exchange for shares of Company Common Stock; and (3) the exchange of Company Common Stock for Roxborough-Bank Common Stock will satisfy the continuity of interest requirement in the merger of Progress into Roxborough-Manayunk, with Roxborough-Manayunk surviving.


     Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C., has issued an opinion to the Parties to the effect that, for federal income tax purposes: (1) the conversion of the Mutual Holding Company from mutual to stock form and the simultaneous merger of the Mutual Holding Company with and into Roxborough-Manayunk, with Roxborough-Manayunk being the surviving institution, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (2) no gain or loss will be recognized by Roxborough-Manayunk upon the receipt of the assets of the Mutual Holding Company in such merger, (3) the merger of Progress with and into Roxborough-Manayunk, with Roxborough-Manayunk being the surviving institution, will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Code, (4) no gain or loss will be recognized by Progress upon the transfer of its assets to Roxborough-Manayunk, (5) no gain or loss will be recognized by Roxborough-Manayunk upon the receipt of the assets of Progress, (6) no gain or loss will be recognized by the Company upon the receipt of Roxborough-Manayunk Common Stock solely in exchange for Company Common Stock, (7) no gain or loss will be recognized by the Roxborough-Manayunk Public Stockholders upon the receipt of Company Common Stock solely in exchange for their Roxborough-Manayunk Public Shares, (8) the basis of the Company Common
Stock to be received by the Roxborough-Manayunk Public Stockholders will be the same as the basis of the Roxborough-Manayunk Public Shares surrendered in exchange therefor, before giving effect to any payment of cash in lieu of fractional shares, (9) the holding period of the Company Common Stock to be received by the Roxborough-Manayunk Public Stockholders will include the holding period of the Roxborough-Manayunk Public Shares, provided that the Roxborough-Manayunk Public

Shares were held as a capital asset on the date of the exchange, (10) no gain or loss will be recognized by the Company upon the sale of shares of Conversion Stock in the Offerings, (11) the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will recognize gain, if any, upon the issuance to them of withdrawable savings accounts in Progress Bank following the Conversion and the Merger, interests in the liquidation account and nontransferable subscription rights to purchase Conversion Stock, but only to the extent of the value, if any, of the subscription rights, and (12) the tax basis to the holders of Conversion Stock purchased in the Offerings will be the amount paid therefor, and the holding period for the shares of Conversion Stock will begin on the date of consummation of the Offerings if purchased through the exercise of subscription rights and on the day after the date of purchase if purchased in the Community Offering or Syndicated Community Offering.


     Drinker, Biddle & Reath, Philadelphia, Pennsylvania, has issued an opinion to the Parties to the effect that the income tax consequences of the Conversion and the Merger are substantially the same under Pennsylvania law as they are under the Code.

     In the opinion of RP Financial, which opinion is not binding on the IRS, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Conversion Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Conversion Stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights likely would be taxable only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and the Parties could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

     Unlike private rulings, an opinion is not binding on either the IRS or the Commonwealth of Pennsylvania and either taxing authority could disagree with the conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS or the Commonwealth of Pennsylvania would not prevail in a judicial or administrative proceeding.

Accounting Treatment

     Consummation of the Conversion and the Merger will be accounted for under the pooling of interests method of accounting. As a result, the historical basis of the assets and liabilities of the Mutual Holding
Company, Roxborough-Manayunk and Progress will be combined at the Closing
Date and carried forward at their previously recorded amounts, and the stockholders' equity accounts of Roxborough-Manayunk and Progress will also be combined. The consolidated income and other financial statements of the Company issued after consummation of the Conversion and the Merger will be restated retroactively to reflect the consolidated operations of the Company and Roxborough-Manayunk as if the Conversion and the Merger had taken place prior to the periods covered by such financial statements. See "Pro Forma Unaudited Financial Information."

Dissenters' Rights of Appraisal

     Holders of Roxborough-Manayunk Common Stock are entitled to appraisal rights under Section 552.14 of the OTS regulations as a result of the merger of the Mutual Holding Company with and into Roxborough-Manayunk and the merger of Progress with and into Roxborough-Manayunk, with Roxborough-Manayunk to be the surviving entity in both mergers. A holder of shares of Roxborough-Manayunk Common Stock wishing to exercise his appraisal rights must deliver to the Secretary of Roxborough-Manayunk, before the vote on the Plan of Conversion and the Merger Agreement at the Roxborough-Manayunk Stockholders' Meeting,
a writing which identifies such stockholder and which states his intention to demand appraisal of and payment for his shares of Roxborough-Manayunk Common Stock. Such demand must be in addition to and separate from any proxy or vote against the Merger Agreement, Plan of Conversion and the Plan of Merger.
Any such stockholder who wishes to exercise such appraisal rights should review carefully the discussion of such rights in Roxborough-Manayunk's proxy statement, including Appendix A thereto, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Section 552.14.  All written demands for appraisal should be sent or delivered to the attention of the Secretary of Roxborough-Manayunk, 6060 Ridge Avenue, Philadelphia, Pennsylvania 19128
so as to be received prior to the vote at the Roxborough-Manayunk
Stockholders' Meeting with respect to the Merger Agreement and the Plan of Conversion.


     In determining whether or not to exercise appraisal rights, current Roxborough-Manayunk Public Stockholders should review the comparison of their rights as Roxborough-Manayunk Public Stockholders with their right as stockholders of the Company following consummation of the Conversion and the Merger. Such comparison is contained in Roxborough-Manayunk's proxy statement to its stockholders under "The Conversion and the Merger - Comparison of Stockholder Rights." Because the Company will be governed by the Delaware General Corporation Law following consummation of the Conversion and the Merger and Roxborough-Manayunk is governed by federal law, including OTS regulations, there are material differences between the rights of stockholders of Roxborough-Manayunk and stockholders of the Company.


Expenses of the Conversion and the Merger

     The Merger Agreement provides that each of the Parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement, including without limitation legal, accounting and investment banking expenses, provided however that the Parties shall equally bear (i) all costs of filing the Registration

Statement and the Application for Conversion, (ii) all costs of printing and mailing this Prospectus and the proxy statements being furnished to the stockholders of the Company, the Members of the Mutual Holding Company and the stockholders of Roxborough-Manayunk, and (iii) all other registration and filing fees relating to the Merger. However, notwithstanding the foregoing, in the event that any of the Parties shall default in their obligations under the Merger Agreement and the Merger Agreement shall be terminated as a result thereof, the non-defaulting Parties will be entitled to receive, as their sole remedy at law or in equity, in the aggregate $750,000 in immediately available funds. A default shall be deemed to include a termination of the Merger Agreement or a failure to consummate the Conversion and the Merger as a result of the breach of a representation or warranty by one of the Parties or the failure of one of the Parties to perform or observe its covenants, agreements or obligations to be performed or observed by it at or before the Closing Date, and compliance with such representation, warranty, covenant, agreement or obligation was within the control of such Party.


                               THE OFFERINGS

Subscription Offering

     In accordance with the Plan of Conversion, rights to subscribe for the purchase of Conversion Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority:
(1) Eligible Account Holders, (2) the ESOP, (3) Supplemental Eligible Account Holders, (4) Other Members, and (5) Eligible Stockholders. All subscriptions received will be subject to the availability of Conversion Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "- Limitations on Conversion Stock Purchases."

     Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) the amount of Conversion Stock that when combined with Exchange Stock received aggregate 3% of the Conversion Stock, (ii) one-tenth of one percent (.10%) of the total offering of Conversion Stock in the Subscription Offering, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the amount of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on February 28, 1994 (the "Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Conversion Stock Purchases."

     If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Eligible Account Holder to purchase, to the extent possible, a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied, provided that no fractional shares shall be issued. The subscription rights of Eligible Account Holders who are also directors or officers of any of the Parties or their subsidiaries, and associates of such persons, will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding February 28, 1994.

     Priority 2: ESOP. The ESOP will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 8% of the Conversion Stock, including any increase in the number of shares of Conversion Stock after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Price Range. The ESOP intends to purchase 8% of the shares of Conversion Stock, or $2,576,000 based on the maximum of the Estimated Price Range.
Subscriptions by the ESOP will not be aggregated with shares of Conversion Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of the Parties' directors, officers, employees or associates thereof. In the event that the Estimated Price Range is increased above $32,200,000, the ESOP will have a first priority right to purchase the amount in excess of $32,200,000, up to an aggregate of 8% of the total Conversion Stock issued. See "Risk Factors - Possible Dilutive Effect of Issuance of Additional Shares" and "Management of the Company and Progress Bank Following Consummation of the Conversion and the Merger - Benefits - Employee Stock Ownership Plan."

     Priority 3: Supplemental Eligible Account Holders. Each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) the amount of Conversion Stock that when combined with Exchange Stock received aggregate 3% of the Conversion Stock, (ii) one-tenth of one percent (.10%) of the total offering of Conversion Stock in the Subscription Offering, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the amount of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on June 30, 1995 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Conversion Stock Purchases."

     If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase, to the extent possible, a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, unallocated shares will be allocated to subscribing
Supplemental Eligible Account Holders
whose subscriptions remain unsatisfied in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all such subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied, provided that no fractional shares shall be issued. Directors and officers of Roxborough-Manayunk and their associates are excluded from the definition of Supplemental Eligible Account Holders.

     Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for Conversion Stock in the Subscription Offering up to the greater of (i) the amount of Conversion Stock that when combined with Exchange Stock received aggregate 3% of the Conversion Stock and (ii) one-tenth of one percent (.10%) of the total offering of Conversion Stock in the Subscription Offering, subject to the overall purchase limitations. See "- Limitations on Conversion Stock Purchases."

     In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, is in excess of the total number of shares of Conversion Stock offered in the Subscription Offering, shares first will be allocated so as to permit each subscribing Other Member to purchase, to the extent possible, a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among subscribing Other Members whose subscriptions remain unsatisfied on a 100 shares (or whatever lesser amount is available) per order basis until all orders have been filled and the remaining shares have been allocated.

     Priority 5: Eligible Stockholders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, each Eligible Stockholder will receive, without payment therefor, fifth priority, nontransferable subscription rights to subscribe for Conversion Stock in the Subscription Offering up to the greater of (i) the amount of Conversion Stock that when combined with Exchange Stock received aggregate 3% of the Conversion Stock and (ii) one-tenth of one percent (.10%) of the total offering of Conversion Stock in the Subscription Offering, subject to the overall purchase limitations. See "- Limitations on Conversion Stock Purchases."

     In the event the Eligible Stockholders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, is in excess of the total number of shares of Conversion Stock offered in the Subscription Offering, available shares will be allocated among subscribing Eligible Stockholders on a pro rata basis in the same proportion as each such Eligible Stockholder's subscription bears to the total subscriptions of all subscribing Eligible Stockholders, with subscriptions being rounded to the nearest 100 shares.


     Expiration Date for the Subscription Offering.  The Subscription
Offering will expire at 12:00 noon, Eastern Time, on September __, 1995, unless extended for up to 45 days or such additional periods by the Parties with the approval of the OTS. Such extensions may not be extended beyond
September __, 1997. Subscription rights which have not been exercised prior to the Expiration Date will become void.


     The Parties will not execute orders until the required amount of Conversion Stock has been subscribed for or otherwise sold. If the requisite amount has not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Company pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45-day period following the Expiration Date is granted, the Parties will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

Community Offering


     To the extent that Conversion Stock remains available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members, and Eligible Stockholders, the Parties have determined to offer Conversion Stock pursuant to the Plan to certain members of the general public, with preference given to natural persons residing in Philadelphia, Bucks, Delaware, Chester and Montgomery Counties, Pennsylvania (such natural persons referred to as "Community Purchasers"). No person will be permitted to order in the Community Offering more than 3% of the Conversion Stock offered (when combined with any Exchange Stock received), subject to the overall purchase limitations. See "-Limitations on Conversion Stock Purchases." This amount may be increased at the sole discretion of the Company and Roxborough-Manayunk. The opportunity to subscribe for Conversion Stock in the Community Offering category is subject to the right of the Company and Roxborough-Manayunk, in their sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the completion of the Community offering.


     If there are not sufficient shares available to fill the orders of Community Purchasers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Community Purchaser whose order is accepted by the Parties, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Community Purchaser, if possible. Thereafter, unallocated shares will be allocated among the Community Purchasers whose orders remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Community Purchasers whose subscription remains unsatisfied, up to a maximum of 2% of the

Conversion Stock offered. Any remaining shares will than be allocated among the Community Purchasers whose orders exceeded 2% of the Conversion Stock offered on an equal number of shares basis per order until all such orders have been filled. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Community Purchasers.

Syndicated Community Offering


     The Plan provides that, if feasible, any Conversion Stock not purchased in the Subscription and Community Offerings may be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed or through an underwritten public offering. No person will be permitted to order in the Syndicated Community Offering more than 3% of the Conversion Stock offered (when combined with any Exchange Stock received), subject to the overall purchase limitations. The Company and Roxborough-Manayunk have the right to accept or reject orders in whole or part in their sole discretion in the Syndicated Community Offering. Neither Sandler O'Neill nor any registered broker-dealer shall have any obligation to take or purchase any Conversion Stock in the Syndicated Community Offering; however, Sandler O'Neill has agreed to use its best efforts in the sale of Conversion Stock in the Syndicated Community Offering.


     In addition to the foregoing, if a syndicate of broker-dealers
("selected dealers") is formed to assist in the Syndicated Community
Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Company for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send funds to the Company for deposit in a segregated account. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with selected dealers until the debit date.

     The Syndicated Community Offering will terminate no more than 45 days following the Expiration Date, unless extended by the Parties with the approval of the OTS. See "- Stock Pricing, Exchange Ratio and Number of Shares to be Issued" below for a discussion of rights of subscribers, if any, in the event an extension is granted.

Stock Pricing, Exchange Ratio and Number of Shares to be Issued

     The Plan of Conversion requires that the purchase price of the Conversion Stock must be based on the aggregate appraised pro forma market value of the Conversion Stock and Exchange Stock, as determined on the basis of an independent valuation. Such pro forma market value is based upon the incremental pro forma market value of Roxborough-Manayunk and the Mutual Holding Company to the Company. The Parties have retained RP Financial to determine such valuation. For its services in preparing such appraisal and any expenses incurred in connection therewith, RP Financial will receive a maximum fee of $35,000 plus out-of-pocket expenses. The Company and Roxborough-Manayunk have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

     The Appraisal has been prepared by RP Financial in reliance upon the information contained in this Prospectus, including the Consolidated Financial Statements of the Company and of Roxborough-Manayunk. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Parties and the economic and demographic conditions in the existing market area of Progress and Roxborough-Manayunk; certain historical, financial and other information relating to the Company and Roxborough-Manayunk; a comparative evaluation of the operating and financial statistics of the Company and Roxborough-Manayunk with those of other similarly situated publicly-traded companies located in Pennsylvania and other regions of the United States; the aggregate size of the offering of the Conversion Stock; the impact of the Conversion and the Merger on the Company's consolidated net worth and earnings potential; the proposed dividend policy of the Company and Progress; and the trading market for the Company Common Stock and securities of comparable companies and general conditions in the market for such securities.


     On the basis of the foregoing, RP Financial has advised the Parties that in its opinion the estimated incremental pro forma market value of Roxborough-Manayunk and the Mutual Holding Company on a combined basis to the Company was $32.0 million as of June 16, 1995. Because the holders of the Roxborough-Manayunk Public Shares will receive the same aggregate percentage of the Company Common Stock issued in the Conversion and the Merger as the percentage of Roxborough-Manayunk Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and the Merger (before giving effect to additional purchases in the Offerings, fractional shares and any exercise of dissenters' rights), the Appraisal was multiplied by the Mutual Holding Company's percentage interest in Roxborough-Manayunk
(i.e., 87.29%) to determine the midpoint of the valuation of the Conversion Stock ($28,000,000 rounded), and the minimum and maximum of the valuation were set at 15% below and above the midpoint, respectively, resulting in a range of $23,800,000 to $32,200,000. Upon consummation of the Conversion and the Merger, the Conversion Stock and the Exchange Stock will represent approximately

87.29% and 12.71%, respectively, of the total Company Common Stock issued in the Conversion and the Merger, assuming no fractional shares of Exchange Stock, no exercise of dissenters' rights and no exercise of outstanding stock options to purchase Roxborough-Manayunk Common Stock prior to such consummation. The Boards of Directors of the Parties reviewed RP Financial's appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the Estimated Price Range was reasonable and adequate.



     The Estimated Price Range may be increased or decreased to reflect changes in market and financial conditions prior to completion of the Conversion and the Merger or to fill the order of the ESOP. RP Financial will update its appraisal upon the expiration of the Subscription and Community Offerings and will state its opinion as to the aggregate estimated incremental pro forma market value of the Mutual Holding Company and Roxborough-Manayunk at such time (the "Appraised Value"). The Plan of Conversion provides that the Actual Purchase Price will be the average closing price of the Company Common Stock as reported on the Nasdaq
National Market during the 20 trading days ending on the day prior to the close of the Subscription and Community Offerings. The actual number of shares of Conversion Stock to be issued will be determined by multiplying the final Appraised Value, as determined by RP Financial, by the Mutual Holding Company's percentage interest in Roxborough-Manayunk and then dividing the resulting amount by the Actual Purchase Price, with the resulting number of shares being rounded down to the nearest whole number. All shares of Conversion Stock sold in the Conversion and the Merger will be sold at a uniform price per share. The aggregate Actual Purchase Price for all shares of Conversion Stock will not be inconsistent with the estimated incremental pro forma market value of Roxborough-Manayunk and the Mutual Holding Company.


     The Merger Agreement provides that the Company and Progress have the right to terminate the Merger Agreement if the aggregate number of shares of Conversion Stock, Exchange Stock and shares of Company Common Stock to be subject to options to purchase Company Common Stock upon the conversion of existing options to purchase Roxborough-Manayunk Common Stock (collectively, "New Shares") would exceed 64% of the total number of shares of Company Common Stock to be outstanding on a fully diluted basis upon consummation of the Conversion and the Merger. The Mutual Holding Company and Roxborough-Manayunk have the right to terminate the Merger Agreement if the aggregate number of New Shares would be less than 56% of the total number of shares of Company Common Stock to be outstanding on a fully diluted basis upon consummation of the Conversion and the Merger. The following table sets forth, based upon the number of shares of Company Common Stock currently outstanding on a fully diluted basis, the minimum and maximum number of shares of Conversion Stock and Exchange Stock that can be issued in the Conversion and the Merger without giving rise to a right of termination by the Parties:

                                          Minimum     Maximum
                                         ---------   ---------

 Conversion Stock(1)                     4,128,656   5,767,011
 Exchange Stock(1)                         601,160     839,715
                                         ---------   ---------
   Total to be issued in the Conversion
     and the Merger                      4,729,816   6,606,726
 Exchange Ratio(2)                         2.91825     4.07629
 Conversion of existing options to
   purchase Roxborough-Manayunk Common
   Stock(3)                                116,730     163,051
                                         ---------   ---------
 Total New Shares                        4,846,546   6,769,777
 Company Common Stock currently
   outstanding on a fully diluted
   basis(4)                              3,808,000   3,808,000
                                         ---------   ---------
 Company Common Stock to be outstanding
   on a fully diluted basis              8,654,546  10,577,777
                                         =========  ==========
 Total New Shares as a percentage of
   Company Common Stock to be outstanding
   on a fully diluted basis                  56.0%       64.0%
                                           ======      ======


_____________________________

(1) In accordance with OTS policies, the shares of Conversion Stock and Exchange Stock to be issued in the Conversion and the Merger will represent 87.29% and 12.71%, respectively, of the total shares of Company Common Stock issued in the Conversion and the Merger (assuming no fractional shares, no exercise of dissenters' rights and no exercise of outstanding stock options to purchase Roxborough-Manayunk Common Stock).


(2)  The Exchange Ratio was determined by dividing the number of Exchange
     Stock by the 206,000 outstanding Roxborough-Manayunk Public Shares. In the event outstanding stock options to purchase Roxborough-Manayunk Common Stock are exercised between the date of this Prospectus and consummation of the Conversion and the Merger, the Exchange Ratio will be adjusted so that the Roxborough-Manayunk Public Stockholders receive in the aggregate the same percentage of the shares of Company Common Stock issued in the Conversion and the Merger as the percentage of Roxborough-Manayunk Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and the Merger (although the Roxborough-Manayunk Public Stockholders will receive a smaller percentage ownership interest in the Company than they had in Roxborough-Manayunk), before giving effect to
     (i) the payment of cash in lieu of issuing fractional shares of Exchange Stock, (ii) any shares of Conversion Stock purchased by the Roxborough-Manayunk Public Stockholders in the Offering, and (iii) any exercise of dissenters' rights. See "Pro Forma Unaudited Financial Information."

(3) If any outstanding stock options to purchase Roxborough-Manayunk Common Stock remain outstanding immediately prior to consummation of the Conversion and the Merger, they will be converted into options to purchase shares of Company Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged. As of the date of this Prospectus, there were options to purchase 40,000 shares of Roxborough-Manayunk Common Stock outstanding, and the Merger Agreement prohibits the grant of any additional stock options prior to the consummation of the Conversion and the Merger.


(4) Consists of 3,280,000 currently outstanding shares of Company Common Stock, warrants to purchase 300,000 shares of Company Common Stock and stock options to purchase 228,000 shares of Company Common Stock.

     It is possible that less than 4,128,656 shares of Conversion Stock or more than 5,767,011 shares of Conversion Stock may be issued in the Conversion and the Merger if the Parties having a right to terminate the Merger Agreement in such event elect to waive their right to do so. None of the Parties have determined under what circumstances, if any, they would waive their rights, and there can be no assurance that the respective Parties would waive their rights. However, in the event that the number of shares of Conversion Stock required to be issued in the Conversion and the Merger are outside the above range, it is anticipated that the Parties having a right to terminate would consider all relevant factors in determining whether or not to waive such right, including but not limited to how far above or below the above range they are and then existing financial and market conditions.

     The following table sets forth the number of shares of Conversion Stock that would be issued at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range at illustrative prices per share for the Company Common Stock. The Actual Purchase Price may be more or less than the per share prices shown in the table.

  Actual
 Purchase  $23,800,000    $28,000,000  $32,200,000     $37,030,000
   Price     Minimum        Midpoint     Maximum    15% above Maximum
 --------- -----------    -----------  -----------  ------------------

  $5.00     4,760,000     5,600,000    6,440,000(2)    7,406,000(2)
  $5.25     4,533,333     5,333,333    6,133,333(2)    7,053,333(2)
  $5.50     4,327,273     5,090,909    5,854,545(2)    6,732,727(2)
  $5.75     4,139,130     4,869,565    5,600,000       6,440,000(2)
  $6.00     3,966,666(1)  4,666,666    5,366,666       6,171,666(2)
  $6.25     3,808,000(1)  4,480,000    5,152,000       5,924,800(2)
  $6.50     3,661,538(1)  4,307,692    4,953,846       5,696,923
  $6.75     3,525,926(1)  4,148,148    4,770,370       5,485,926

_________________________


(1) The Mutual Holding Company and Roxborough-Manayunk have a right to terminate the Merger Agreement if less than 4,128,656 shares of Conversion Stock are issued, based upon the number of shares of Company Common Stock currently outstanding on a fully diluted basis.

(2) The Company and Progress have a right to terminate the Merger Agreement if more than 5,767,011 shares of Conversion Stock are issued, based upon the number of shares of Company Common Stock currently outstanding on a fully diluted basis.


     Subject to approval of the OTS, the Estimated Price Range may be increased or decreased to reflect market and economic conditions prior to the completion of the Offerings, and under such circumstances the Parties may increase or decrease the number of shares of Conversion Stock. In the event the Appraisal is updated to below $23,800,000 or above $37,030,000 (the maximum of the Estimated Price Range, as adjusted by 15%), such Appraisal will be filed with the SEC by post-effective amendment.

     Based upon current market and financial conditions and recent practices and policies of the OTS, in the event the Company receives orders for Conversion Stock in excess of $32,200,000 (the maximum of the Estimated Price Range) and up to $37,030,000 (the maximum of the Estimated Price Range, as adjusted by 15%), the Company may be required by the OTS to accept all such orders. No assurances, however, can be made that the Company will receive orders for Conversion Stock in excess of the maximum of the

Estimated Price Range or that, if such orders are received, that all such orders will be accepted, because the final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the OTS. There is no obligation or understanding on the part of management to take and/or pay for any shares of Conversion Stock in order to complete the Offerings.

     RP Financial's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the Consolidated Financial Statements and other information provided by the Parties, nor did RP Financial value independently the assets or liabilities of the Parties. The valuation considers the Mutual Holding Company and Roxborough-Manayunk as going concerns and should not be considered as an indication of the liquidation value of the Mutual Holding Company and Roxborough-Manayunk. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Conversion Stock or receiving Exchange Stock in the Conversion and the Merger will thereafter be able to sell such shares at prices at or above the Actual Purchase Price or in the range of the foregoing valuation of the pro forma market value thereof.

     No sale of shares of Conversion Stock or issuance of Exchange Stock may be consummated unless prior to such consummation RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate Actual Purchase Price is materially incompatible with the estimate of the incremental pro forma market value of the Mutual Holding Company and Roxborough-Manayunk to the Company upon consummation of the Conversion and the Merger. If such is not the case, a new Estimated Price Range may be set, a new Exchange Ratio may be determined based upon the new Estimated Price Range, a new Subscription and Community Offering and/or Syndicated Community Offering may be held or such other action may be taken as the Parties shall determine and the OTS may permit or require.

     Depending upon market or financial conditions following the commencement of the Subscription Offering, the total number of shares of Conversion Stock to be issued in the Offerings may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the Actual Purchase Price is not below the minimum or more than 15% above the maximum of the Estimated Price Range. In the event market or financial conditions change so as to cause the aggregate Actual Purchase Price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of such range, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at Roxborough-Manayunk's passbook rate of interest, or be permitted to modify or rescind their subscriptions). Any increase or decrease in the number of shares of Conversion Stock will result in a corresponding change in the number of Exchange Stock. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless (i) the gross proceeds from the sale of the Conversion Stock are less than the minimum or more than 15% above the maximum of the current Estimated Price Range or (ii) the Offerings are extended beyond November __, 1995.


     An increase in the number of shares of Conversion Stock would decrease both a subscriber's ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of Conversion Stock would increase both a subscriber's ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors - Possible Dilutive Effect of Issuance of Additional Shares" and "Pro Forma Unaudited Financial Information."

     The appraisal report of RP Financial has been filed as an exhibit to the Application for Conversion of which this Prospectus is a part and is available for inspection in the manner set forth under "Available
Information."

Persons in Nonqualified States or Foreign Countries

     The Parties will make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Parties are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a jurisdiction of the United States with respect to which all of the following apply: (a) the number of persons otherwise eligible to subscribe for shares under the Plan who reside in such jurisdiction is small; (b) the granting of subscription rights or the offer or sale of shares of Conversion Stock to such persons would require any of the Parties or their respective officers or directors, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify the Company Common Stock for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and (c) such registration, qualification or filing in the judgment of the Parties would be impracticable or unduly burdensome for reasons of costs or otherwise. Where the number of persons eligible to subscribe for shares in one jurisdiction is small, the Parties will base their decision as to whether or not to offer the Conversion Stock in such jurisdiction on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares, and the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

Limitations on Conversion Stock Purchases

     The Plan includes the following limitations on the number of shares of Conversion Stock which may be purchased:

          (1) No less than $150 of Conversion Stock may be purchased, to the extent sufficient shares are available;

          (2) The maximum amount of Conversion Stock which may be purchased by any individual, corporation, partnership, trust or other entity ("Person") (or Persons through a single account) in any priority category in the Subscription Offering, in the Community Offering or in the Syndicated Community Offering shall not exceed 3% of the Conversion Stock issued (when combined with any Exchange Stock received by such Person), except for the amount purchased by the ESOP;

          (3) The ESOP may purchase in the aggregate up to 8% of the Conversion Stock to be issued in the Offerings, including any additional amount issued in the event of an increase in the Estimated Price Range;

          (4) The maximum amount of Conversion Stock which may be subscribed for or purchased in all categories in the Conversion and the Merger (i.e., the Offerings on a combined basis) by any Person, together with any associate or group of Persons acting in concert, shall not exceed 5% of the Conversion Stock issued (when combined with any Exchange Stock received), except for the amount purchased by the ESOP; and

          (5) The maximum amount of Conversion Stock which may be purchased in all categories in the Conversion by officers and directors of the Mutual Holding Company and Roxborough-Manayunk and their associates in the aggregate shall not exceed 30% of the Conversion Stock issued (when combined with any Exchange Stock received).


     Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members of the Mutual Holding Company or the stockholders of either the Company or Roxborough-Manayunk, both the individual amount permitted to be subscribed for and the overall purchase limitation may be decreased to as low as 1% or increased up to a maximum of 5% of the Conversion Stock issued in the Conversion and the Merger at the sole discretion of the Parties, in each case when combined with any Exchange Stock received. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Company and Roxborough-Manayunk may be, given the opportunity to increase their subscriptions up to the then applicable limit.

     An individual Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or Eligible Stockholder may not purchase individually in the Subscription Offering the overall maximum purchase limit of 5% of the Conversion Stock but may make such purchase, together with associates of and persons acting in concert with such person, by also purchasing in other available categories, subject to availability of shares and the maximum overall purchase limit for purchases in the Offerings, including Exchange Stock received by Roxborough-Manayunk Public Stockholders for Roxborough-Manayunk Public Shares. However, Roxborough-Manayunk Public Stockholders will not have to sell any Roxborough-Manayunk Public Shares or be limited in receiving Exchange Stock even if their current ownership of Roxborough-Manayunk Public Shares when converted into Exchange Stock exceeds an applicable purchase limitation, including the maximum purchase limitation of 5% of the Conversion Stock.

     In the event of an increase in the amount of Conversion Stock offered in the Conversion due to an increase in the Estimated Price Range of up to 15% (the "Adjusted Maximum"), the additional amount will be allocated in the following order of priority in accordance with the Plan: (i) to fill the ESOP's subscription of 8% of the Adjusted Maximum number of shares;
(ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders, exclusive of the Adjusted Maximum; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders, exclusive of the Adjusted Maximum; (iv) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members, exclusive of the Adjusted Maximum; (v) in the event there is an oversubscription by stockholders of Roxborough-Manayunk or the Company entitled to subscription rights, to fill unfulfilled subscriptions of such stockholders, exclusive of the Adjusted Maximum; and (vi) to fill unfulfilled subscriptions in the Community Offering to the extent possible, exclusive of the Adjusted Maximum.


     The term "associate" of a person is defined to mean (i) any corporation or other organization (other than any of the Parties, or a majority-owned subsidiary of any of the Parties) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;
(ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan of any of the Parties in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Mutual Holding Company or Roxborough-Manayunk or any of their subsidiaries.


     The term "acting in concert" is defined to mean (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or (iii) a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plans will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Beneficial Ownership and Proposed Purchases by Directors and Executive
Officers


     The following table sets forth, for each of the Company's and Roxborough-Manayunk's directors and executive officers and for all of their respective directors and executive officers as a group, (1) the number of shares of Company Common Stock beneficially owned as of August 14, 1995, (2) the number of Exchange Stock to be held upon consummation of the Conversion and the Merger, based upon their beneficial ownership of Bank Common Stock as of August 14, 1995, (3) the proposed purchases of Conversion Stock, assuming sufficient shares are available to satisfy their subscriptions, and (4) the total amount of Company Common Stock to be held upon consummation of the Conversion and the Merger, in each case assuming that 4,869,565 shares of Conversion Stock are sold at a price of $5.75 per share, which is the midpoint of the Estimated Price Range.


                                                                              Proposed Purchases of      Total Company Common
                                       Number of                                 Conversion Stock          Stock to be Held (2)(3)
                                       Shares of            Number of Shares
                                     Company Common        of Exchange Stock               Number of    Number of     Percentage
Name                                 Stock Held(1)           to be Held(1)      Amount      Shares       Shares        of Total
The Company and Progress (4)(5):

John E. F. Corson                        6,750                   --           $ 10,000      1,739         8,489         .10%
William O. Daggett, Jr.                 61,980                   --            100,000     17,391        79,371         .90
Donald F. U. Goebert                   140,516                   --             25,000      4,347       144,863        1.64
Joseph R. Klinger                        8,250                   --             10,000      1,739         9,989         .11
Paul M. LaNoce                          15,250                   --             25,000      4,347        19,597         .22
William L. Mueller                      65,476                   --             25,000      4,347        69,823         .79
Charles J. Tornetta                     22,908                   --             25,000      4,347        27,255         .31
W. Kirk Wycoff                         172,655                   --            250,000     43,478       216,133        2.41
A. John May, III                         7,943                   --             10,000      1,739         9,682         .11

All directors and executive
  officers of the Company
  as a group (9 persons)               500,728                   --            480,000     83,478       584,206        6.50


Roxborough-Manayunk:

Add B. Anderson, Jr.                        --               54,352            100,000     17,391        71,743         .81
Robert E. Domanski, M.D.                    --               21,672             30,000      5,217        26,889         .30
Joseph P. Healy                             --                7,912              5,000        869        13,255         .15
Pietro M. Jacovini, Jr.                     --               38,872            100,000     17,391        56,263         .63
William A. Lamb, Sr.                        --               21,672             50,000      8,695        48,609         .55
Francis E. McGill, III                      --               16,512            170,000     29,565        65,097         .74
John F. McGill                           1,000              132,440            300,000     57,143       161,700        2.16
John F. McGill, Jr.                      2,000               88,752            145,000     25,217       107,967        1.22
Jerry A. Naessens                        3,000               83,936             60,000     10,434        97,370        1.10
All directors and executive
  officers of Roxborough-
  Manayunk as a group (9
  persons)                               6,000              466,120            960,000    171,922       644,042        7.27



-----------------------


(1) Includes shares awarded under the 1992 Stock Bonus Plan and 1994 Management Stock Bonus Plan. See "Management of Roxborough-Manayunk." Includes stock options to purchase Roxborough-Manayunk Common Stock, which when adjusted for an assumed Exchange Ratio of 3.44:1, will equal the following number of shares of Exchange Stock: Mr. John F. McGill, 51,600 shares; Mr. John F. McGill, Jr., 37,840 shares; Mr. Naessens, 27,520 shares; and each of the six non-employee directors, 3,440 shares. Does not include 505.6, 352.04 and 320.15 shares of Roxborough-Manayunk
     Common Stock allocated to the accounts of Messrs. McGill, McGill, Jr. and Naessens, respectively, under Roxborough-Manayunk's ESOP.

(2) Directors and officers may purchase additional shares of Company Common Stock in the after-market following consummation of the Conversion and the Merger.


(3) Excludes stock options and awards to be granted under the Company's 1995 Stock Option Plan and 1995 Recognition Plan if such plans are approved by stockholders at the Company's first annual meeting of stockholder following the Conversion and the Merger. See "Management of the Company and Progress Bank Following the Conversion and the Merger."


(4) Includes stock options to purchase Company Common Stock which are exercisable within 60 days of August 14, 1995 in the following amounts: each of Messrs. Corson, Daggett, Goebert, Klinger, LaNoce, Mueller and Tornetta, 5,250 shares; Mr. May, 250 shares; Mr. Wycoff, 117,500 shares; and all directors and executive officers of the Company as a group, 154,500 shares.

(5) Excludes shares which may be received upon the exercise of outstanding common stock warrants in the future. The warrants are not currently exercisable. Messrs. Daggett, Goebert, Mueller, Tornetta, Wycoff and all directors and executive officers of the Company as a group own warrants to purchase 12,500, 50,000, 25,000, 25,000, 12,500, and 125,000 shares of
     Company Common Stock, respectively.

Marketing Arrangements

     The Company and Roxborough-Manayunk have engaged Sandler O'Neill as a financial advisor in connection with the offering of the Conversion Stock, and Sandler O'Neill has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Conversion Stock in the Offerings. Sandler O'Neill is a member of the National Association of Securities Dealers, Inc. ("NASD") and a broker-dealer which is registered with the SEC. Based upon negotiations between the Company, Roxborough-Manayunk and Sandler O'Neill, Sandler O'Neill will receive a fee equal to
(a) 2.0% of the aggregate Actual Purchase Price of all shares of Conversion Stock sold (i) in the Subscription Offering and (ii) to persons or entities who are referred by the directors or executive officers of the Company and Roxborough-Manayunk in the Community Offering, and (b) 3.0% of the aggregate Actual Purchase Price of all shares of Conversion Stock otherwise sold in the Community Offering, in each case except as set forth below. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, the Company will pay a fee of up to 5.5% of the aggregate Actual Purchase Price of Conversion Stock to selected broker-dealers (of which a fee of 1% to 1.5% will be payable to Sandler O'Neill), for shares sold by such NASD member firm pursuant to a selected dealers agreement, provided that fees payable to Sandler O'Neill for Conversion Stock sold by Sandler O'Neill in the Syndicated Community Offering shall be limited to an aggregate of 3% of the Actual Purchase Price of such shares. Fees to Sandler O'Neill and to any other broker-dealer may be deemed to be underwriting fees, and Sandler O'Neill and such broker-dealers may be deemed to be underwriters. No fees will be paid to Sandler O'Neill on purchases by any director, officer or employee of any of the Parties or members of their immediate families or by any employee benefit plan of the Company or Roxborough-Manayunk, including the ESOP. Sandler O'Neill also will be reimbursed for its reasonable out-of-pocket expenses, up to a maximum of $50,000 for legal expenses and $65,000 for all expenses (including legal). The Company and Roxborough-Manayunk have agreed to indemnify Sandler O'Neill for losses, claims, damages and liabilities, including certain liabilities under the Securities Act.


     The Parties have also retained Sandler O'Neill as a conversion agent to provide recordkeeping services and to solicit proxies in connection with the Conversion and the Merger for a fee of $17,500 plus out-of-pocket expenses. Sandler O'Neill was also engaged by the Company prior to the execution of the Merger Agreement to act as a financial advisor to the Company and its subsidiaries in connection with the Conversion and the Merger for a fee of $25,000, which amount will be credited toward the fees to be paid with respect to the sale of Conversion Stock. An affiliate of Sandler O'Neill, 1993 SOP Partners, L.P., is currently deemed to beneficially own 6.10% of the outstanding Company Common Stock and 16.67% of the Company's outstanding subordinated debt and warrants. See "Management of the Company - Beneficial Ownership of Company Common Stock."


     Directors and executive officers of the Company may participate in the solicitation of offers to purchase Conversion Stock by mailing written materials to prospective investors, responding to inquiries of prospective investors, and performing ministerial or clerical work.

In each jurisdiction in which the securities laws require that the offer and/or sale of the Conversion Stock be made through a broker-dealer registered in such jurisdiction, all written materials will be mailed under cover of a letter from Sandler O'Neill. Other employees of the Parties may participate in the Offerings in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Conversion Stock or provide advice regarding the purchase of Conversion Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Conversion Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Conversion Stock. No officer, director or employee of the Primary Parties will be compensated in connection with his solicitations or other participation in the Offerings or the issuance of Exchange Stock by the payment of commissions or other remuneration based either directly or indirectly on transactions in the Conversion Stock and Exchange Stock, respectively.

Procedure for Purchasing Shares in the Offerings

     To ensure that each purchaser receives a Prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery of the Prospectus in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus.


     To purchase shares in the Offerings, an executed order form with the required payment for the aggregate dollar amount subscribed for, or with appropriate authorization for withdrawal from a deposit account at Roxborough-Manayunk (which may be given by completing the appropriate blanks in the order form), must be received by Roxborough-Manayunk at any of its offices by 12:00 noon, Eastern Time, on the Expiration Date. In addition, the Parties will require a prospective purchaser in the Offerings to execute a certification in the form required by applicable OTS regulations in connection with any sale of Conversion Stock. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Company will not accept orders submitted on photocopied or facsimile order forms nor order forms unaccompanied by an executed certification form. The Parties have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Parties, unless the Offerings have not been completed within 45 days after the end of the Subscription and Community Offerings, unless such period has been extended.


     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (February 28, 1994) or the Supplemental Eligibility Record Date (June 30,
1995) and depositors and certain borrowers of Roxborough-Manayunk as of the close of business on the Voting Record Date (August 7, 1995) must list on the order form all accounts in which they have an ownership interest, giving all names in each account and the account numbers.

     Payment for subscriptions may be made (i) in cash if delivered in person at any office of the Company, (ii) by check or money order or (iii) by authorization of withdrawal from deposit accounts maintained with Roxborough-Manayunk. Interest will be paid on payments made by cash, check or money order at Roxborough-Manayunk's passbook rate of interest from the date payment is received until completion or termination of the Conversion and the Merger. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion and the Merger, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion and the Merger.

     If a subscriber authorizes Roxborough-Manayunk to withdraw the aggregate amount of the purchase price from a deposit account, Roxborough-Manayunk will do so as of the effective date of the Conversion and the Merger. Roxborough-Manayunk will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be cancelled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.


     The ESOP will not be required to pay for the aggregate dollar amount subscribed for at the time it subscribes, but rather may pay for the amount of Conversion Stock subscribed for by it at the Actual Purchase Price upon consummation of the Offerings, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate Actual Purchase Price for which it subscribed.

     Owners of self-directed Individual Retirement Accounts ("IRAs") may use the assets of such IRAs to purchase Conversion Stock in the Offerings, provided that such IRAs are not maintained at either Roxborough-Manayunk or Progress. Persons with self-directed IRAs maintained at either Roxborough-Manayunk or Progress must have their accounts transferred to an unaffiliated institution or broker to purchase Conversion Stock in the Subscription and Community Offerings. In addition, ERISA provisions and IRS regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase Conversion Stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Information Center for additional information.

Restrictions on Transfer of Subscription Rights and Shares

     Pursuant to the rules and regulations of the OTS, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Conversion Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Conversion Stock prior to the completion of the Conversion.

     The Parties will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.


                DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

     Upon consummation of the Conversion and the Merger, the Company will be authorized to issue up to 15,000,000 shares of Company Common Stock, par value $1.00 per share, and 3,000,000 shares of Preferred Stock, par value $.01 per share. At March 31, 1995, the Company had 3,275,000 shares of Company Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding. The capital stock of the Company does not represent or constitute a savings account or deposit of the Company or Progress and is not insured by the FDIC or any other governmental agency.

Company Common Stock

     General. Each share of Company Common Stock has the same relative rights and is identical in all respects with each other share of Company Common Stock. The Company Common Stock is not subject to call for redemption and, upon receipt by the Company of the full purchase price therefor, each share of Company Common Stock offered hereby will be fully paid and non-assessable.

     Voting Rights. Except as provided in any resolution or resolutions adopted by the Board of Directors establishing any series of Preferred Stock, the holders of Company Common Stock possess exclusive voting rights in the Company. Each holder of Company Common Stock is entitled to one vote for each share held on all matters voted upon by stockholders. Stockholders are not permitted to cumulate votes in elections of directors.

     Dividends. The holders of the Company Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. For a discussion of the requirements and limitations relating to the Company's ability to pay dividends to stockholders and the ability of Progress to pay dividends to the Company, see "Market Price for Company Common Stock and Dividends."

     Pre-emptive Rights. Holders of the Company Common Stock do not have any pre-emptive rights with respect to any shares which may be issued by the Company in the future; the Company, therefore, may sell shares of Company Common Stock without first offering them to its then-existing stockholders.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Company, the holders of the Company Common Stock would be entitled to receive, after payment of all debts and liabilities of the Company, all assets of the Company available for distribution, subject to the rights of the holders of any Preferred Stock which may be issued with a priority in liquidation or dissolution over the holders of the Company Common Stock.

Warrants to Purchase Company Common Stock

     As of the date of this Prospectus, the Company has warrants to purchase 300,000 shares of Company Common Stock outstanding (the
"Warrants"). The following is a summary of the material provisions of the Warrants. The Warrants are not savings accounts or deposits of the Company or Progress and are not insured by the FDIC or any other governmental agency.

     The Company issued 12 units consisting of subordinated debt and Warrants in a private placement on June 30, 1995, with each unit consisting of $250,000 of subordinated debt and Warrants to purchase 25,000 shares of Company Common Stock. Because fractional units were issued, there are currently 13 holders of the Warrants. Five of the directors and executive officers of the Company own 125,000 Warrants (see "Management of the Company - Board of Directors"), an affiliate of Sandler O'Neill, 1993 SOP Partners, L.P., owns 50,000 Warrants, (see "Management of the Company - Beneficial Ownership of Company Common Stock"), and Roxborough-Manayunk owns 25,000 Warrants. The remaining 100,000 Warrants are held by six individuals or entities.

     Each Warrant entitles the holder thereof to purchase one share of the Company Common Stock at an exercise price (the "Exercise Price") of $6.00. The Warrants may not be exercised prior to the earlier to occur of May 31, 1996 or the effective date of the registration of the shares of Company Common Stock underlying the Warrants (the "Common Stock Registration Statement"). The Warrants may be exercised, in whole or in part, any time subsequent thereto until 5:00 p.m., Eastern Time, on June 30, 1999.

     The Exercise Price is subject to adjustment upon the occurrence of certain events, including the issuance of Company Common Stock as a dividend or distribution on the Company Common Stock and subdivisions, combinations and certain reclassifications of Company Common Stock. No adjustment in the Exercise Price will be required unless such adjustment would require a change of at least 1% of the Exercise Price then in effect; provided, however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

     The Warrants do not confer upon the holders thereof any of the rights or privileges of a stockholder. Accordingly, the Warrants do not entitle holders thereof to receive any dividends, to vote, to call meetings or to receive any distribution upon a liquidation of the Company. The Company has authorized and reserved for issuance a number of shares of Company Common Stock sufficient to provide for the exercise of the rights represented by the Warrants. Shares issued upon exercise of the Warrants will be fully paid and non-assessable. Warrants not exercised prior to 5:00 p.m, Eastern Time, on June 30, 1999 shall become null and void.

     The Company has filed a registration statement with respect to the Warrants and has agreed to use its best efforts to continuously maintain the effectiveness of such registration statement until the earlier to occur of the second anniversary of the initial issuance of the Warrants (June 30, 1996) or the sale of all of the Warrants.

     The Company has agreed to use its best efforts to file the Common Stock Registration Statement by December 31, 1995. In addition, the Company has agreed to use its best efforts to maintain the effectiveness of the Common Stock Registration Statement until the earlier to occur of the exercise of all the Warrants or June 30, 1999. In the event that the Common Stock Registration Statement is not effective by May 31, 1996 and shares of Company Common Stock are issued upon the exercise of Warrants thereafter (as permitted under the terms of the Warrants), the Company will take steps to register such shares ("Registrable Shares") of Company Common Stock for resale in connection with obtaining effectiveness of the Common Stock Registration Statement. In addition, in the event that the Company plans to repurchase or bid for shares of Company Common Stock, whether on the open market or otherwise, the Company may request that holders of Warrants that have not previously been sold and holders of Registrable Shares, if any, suspend or postpone the distribution thereof for a period of 45 days or more; provided, however, the aggregate amount of days during which the Company can delay the offering or distribution of the Warrants and the Registrable Shares shall not exceed 90 days during any 12 month period.

Preferred Stock

     The Board of Directors of the Company is authorized to issue Preferred Stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The Preferred Stock may be issued in distinctly designated series, may be convertible into Company Common Stock and may rank prior to the Company Common Stock as to dividend rights, liquidation preferences, or both.

     The authorized but unissued shares of Preferred Stock (as well as the authorized but unissued and unreserved shares of Company Common Stock) are available for issuance in future mergers or acquisitions, in a future public offering or private placement or for other general corporate purposes. Except as otherwise required to approve the transaction in which the additional authorized shares of Preferred Stock would be issued, stockholder approval generally would not be required for the issuance of these shares. Depending on the circumstances, however, stockholder approval may be required pursuant to the requirements for continued listing of the Company Common Stock on the Nasdaq National

Market or the requirements of any exchange on which the Company Common Stock may then be listed.

Preferred Stock Purchase Rights


     In April 1990, the Company's Board of Directors declared a dividend distribution of one preferred stock purchase right ("Right") for each outstanding share of Company Common Stock (including subsequently issued shares such as those that are proposed to be issued in connection with the Conversion and the Merger). Each Right entitles each registered holder, upon the occurrence of certain events, to purchase from the Company a unit consisting of one-hundredth of a share (a "Rights Unit") of Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $40.00 per Rights Unit (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and American Stock Transfer and Trust Company, as Rights Agent.


     The Rights will separate from the Company Common Stock and be distributed on a date ("Distribution Date") which will occur upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons, other than employee benefit plans of the Company (an "Acquiring Person"), has acquired beneficial ownership of 20% or more of the outstanding shares of Company Common Stock (the "Stock Acquisition Date"), or (ii) ten business days (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Company Common Stock.


     Until the Distribution Date, (i) the Rights will be evidenced by the Company Common Stock certificates and will be transferred with and only with such Company Common Stock certificates, (ii) new Company Common Stock certificates issued after the Rights were declared, including all shares to be issued in the Conversion and the Merger, will also represent ownership of the Rights and will contain a notation incorporating by reference the Rights Agreement and (iii) the surrender for transfer of any certificate for Company Common Stock outstanding will also constitute the transfer of the Rights associated with the Company Common Stock represented by such certificate. As soon as practicable after the Distribution Date, separate certificates representing the Rights (the "Rights Certificates") will be mailed to the holders of record of the Company Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. The Rights will not be exercisable until the Distribution Date and will cease to be exercisable at the close of business on May 11, 2000, unless the Rights are earlier redeemed by the Company as described below.


     Unless the Rights are redeemed earlier pursuant to the Rights Agreement, in the event that, at any time following the Stock Acquisition Date, (i) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or in which the Company Common Stock is changed into or exchanged for other securities of any other person or cash or any other property, or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right shall thereafter have the right to receive, upon exercise and payment of the Purchase Price, common stock of the acquiring company having a value equal to two times the exercise price of the Right. In addition, unless the Rights are redeemed pursuant to the Rights Agreement, in the event that any person or group of affiliated or associated persons becomes an Acquiring Person, the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon exercise and payment of the Purchase Price, Company Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. The events set forth in this paragraph are referred to in the Rights Agreement as a "Triggering Event." Following the occurrence of a Triggering Event, any Rights that are, or (under certain circumstances) were, beneficially owned by any Acquiring Person shall immediately become null and void.

     At any time after a person becomes an Acquiring Person, the Company may exchange all or part of the Rights (other than Rights which previously have been voided as set forth above) for shares of Company Common Stock at an exchange ratio of one share per Right, as such may be appropriately adjusted to reflect any stock split or similar transaction.

     In general, the Company may redeem the Rights in whole, but not in part, at any time until ten days following the Stock Acquisition Date, at a price of $.01 per Right ("Redemption Price"). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including the right to vote or to receive dividends.

     Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Company Common Stock. In the event of liquidation, the holders of the Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Company Common Stock. Each share of Preferred Stock will have 100 votes, voting together with the Company Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Company Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Company Common Stock.

     The Rights may have certain anti-takeover effects. The Rights would cause substantial dilution to a person or group that acquires 20% or more of the outstanding shares of Company Common Stock if a Triggering Event thereafter occurs without the

Rights having been redeemed or in the event of an exchange. However, the Rights should not interfere with any merger or other business combination approved by the Board of Directors because the Rights are redeemable under certain circumstances.

Transfer Agent

     The transfer agent and registrar for the Company Common Stock and the Warrants is American Stock Transfer & Trust Company, New York, New York.


        RESTRICTIONS ON ACQUISITION OF THE COMPANY AND PROGRESS BANK

General

     The Certificate of Incorporation and Bylaws of the Company, the DGCL and applicable federal laws and regulations contain certain provisions which may be deemed to have a potential anti-takeover effect. Such provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which the Company's stockholders may deem to be in their best interest or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Certain of such provisions also may make it more difficult for stockholders of the Company to remove members of its Board of Directors and management. The Company is not aware of any existing or threatened effort to acquire control of the Company.

     The following description of certain provisions of the Certificate of Incorporation and Bylaws of the Company, the DGCL and applicable federal laws and regulations is necessarily general and is qualified by reference to such Certificate of Incorporation and Bylaws, the DGCL and applicable federal laws and regulations.

Certificate of Incorporation and Bylaws

     Authorized but Unissued Shares of Capital Stock. Upon consummation of the Conversion and the Merger, the Company will have 3,000,000 authorized but unissued shares of Preferred Stock and 15,000,000 authorized shares of Company Common Stock. As a general matter, the existence of unissued and unreserved shares of capital stock provides a board of directors with the ability to cause the issuance of shares of capital stock under circumstances that might prevent or render more difficult or costly the completion of a takeover of a company by diluting the voting or other rights of any proposed acquiror, by creating a substantial voting block in institutional or other hands that might undertake to support the position of a board of directors, by effecting an acquisition that might complicate or preclude a takeover or otherwise.

     The Board of Directors also has the authority to issue shares of Preferred Stock with such terms as it deems advisable. In the event of a proposed merger, tender offer or other attempt to gain control of the Company which the Board of Directors does not approve, the Board of Directors could authorize the issuance of a series of Preferred Stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of Preferred Stock, therefore, may be to deter a future takeover attempt. See "Description of Capital Stock - Preferred Stock."

     In addition to the authorized but unissued shares of Common Stock and Preferred Stock, the Company has adopted a shareholder rights plan which generally would cause substantial dilution to a person or group that acquires 20% or more of the outstanding shares of Common Stock. See "Description of Capital Stock - Preferred Stock Purchase Rights."


     Limitation on Voting Rights. Upon consummation of the Conversion and the Merger, the Company's Certificate of Incorporation will be amended to provide that for a period of three years from the date of Conversion and the Merger, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (i) more than 10% of the issued and outstanding shares of any class of an equity security of the Company, or (ii) any securities convertible into, or exercisable for, any equity securities of the Company if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of the Company. The term "person" is broadly defined to prevent circumvention of this restriction.

     The foregoing restrictions do not apply to (i) any offer with a view toward public resale made exclusively to the Company by underwriters or a selling group acting on its behalf, (ii) any tax-qualified employee benefit plan or arrangement established by the Company or Progress Bank and any trustee of such a plan or arrangement, and (iii) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of the Company's entire Board of Directors. In the event that shares are acquired in violation of such provision, all shares beneficially owned by any person in excess of 10% shall be considered "Excess Shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a vote.


     Board of Directors. The Company's Certificate of Incorporation provides that the Board of Directors of the Company shall be divided into three classes as nearly equal in number as the then total number of directors permits, with one class to be elected annually for a term of three years and until their successors are elected and qualified.
Vacancies
occurring in the Board of Directors of the Company by reason of an increase in the number of directors may be filled by a vote of 67% of the remaining directors, and any directors so chosen shall hold office until the next election of directors by stockholders and until their successors are elected and qualified. Any other vacancy in the Board of Directors, whether by reason of death, resignation, disqualification, removal or other cause, may be filled by a vote of 67% of the remaining directors, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified.

     Directors of the Company may be removed from office only for cause by the affirmative vote of the holders of 67% or more of the outstanding shares of Common Stock entitled to vote generally in the election of directors. Cause for removal exists only if the director whose removal is proposed either has been convicted of a felony or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such directors' duty to the Company.

     Meetings of Stockholders. Special meetings of stockholders of the Company, for any purpose or purposes, may be called only upon the affirmative vote of 67% of the Board of Directors and may not be called by the stockholders of the Company.

     Stockholder Nominations and Proposals. The Certificate of Incorporation of the Company generally provides that stockholders must provide the Company with written notice of stockholder nominations for election as directors and stockholder proposals not later than 30 days prior to the date of the scheduled annual meeting; provided, however, that if fewer than 21 days' notice of the meeting is given to stockholders, such written notice must be received not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders. Stockholder proposals which are proposed to be included in the Company's proxy materials must be submitted in accordance with the notice and other requirements of Rule 14a-8 under the Exchange Act. In each case the stockholder also is required to submit specified information regarding such stockholder and the proposed nominee(s) and/or business to be acted upon at a meeting of stockholders.

     Supermajority Provision. The Certificate of Incorporation of the Company includes a provision which generally requires the affirmative vote of 67% of the Company's stockholders to approve a merger or consolidation involving the Company or the sale, lease, exchange or other disposition of all or substantially all of the assets of the Company. This voting requirement is not applicable, however, if the Board of Directors of the Company shall have approved the transaction by a vote of 67% of the entire Board.

     Fair Price Provision. The Certificate of Incorporation includes a provision which governs any proposed "business combination" (defined generally to include certain sales, purchases, exchanges, leases, transfers, dispositions or acquisitions of assets, mergers or consolidations, or certain reclassifications of securities of the Company) between the Company or its subsidiaries, on the one hand, and a "Related Person," on the other hand.

A "Related Person" is defined generally to include any person, partnership, corporation, group or other entity (other than the Company and its subsidiaries) which is the beneficial owner (as defined) of 10% or more of the shares of the Company entitled to vote generally in an election of directors ("Voting Shares").

     Under the Certificate of Incorporation, if certain specified conditions are not met, neither the Company nor any of its subsidiaries may become a party to any business combination with a Related Person without the prior affirmative vote at a meeting of the Company's stockholders by the holders of at least 80% of all shares outstanding and entitled to vote thereon (the Company's "Voting Shares"), voting separately as a class, and by an "Independent Majority of Stockholders," which is defined to mean the holders of a majority of the outstanding Voting Shares that are not beneficially owned, directly or indirectly, by a Related Person. If such approval were obtained, the specific conditions would not have to be met. Such conditions also would not have to be met if the Board of Directors approved the business combination at times and by votes specified in the Certificate of Incorporation. The conditions necessary to avoid the vote of 80% of the Company's outstanding Voting Shares and of an Independent Majority of Stockholders include conditions providing that, upon consummation of the business combination, the stockholders would receive at least a certain minimum price per share for their shares.

     Amendments to Certificate of Incorporation and Bylaws. The affirmative vote of a majority of the issued and outstanding voting stock of the Company is required to amend the Certificate of Incorporation, with the exception of certain sections thereof, including provisions relating to business combinations, which can only be amended by a vote of 67% of the whole Board of Directors, a majority of the Continuing Directors, as defined, the vote of at least 67% of the Voting Shares, and an Independent Majority of Stockholders entitled to vote thereon.

     The Bylaws may be altered, amended or repealed or new bylaws adopted by the Board of Directors at a regular or special meeting upon the affirmative vote of both 67% of the whole Board of Directors and a majority of the Continuing Directors, as defined. The Bylaws may also be altered, amended or repealed by the stockholders upon the affirmative vote of 67% of the outstanding Voting Shares of the Company and by an Independent Majority of Stockholders.

Federal Laws and Regulations

     Federal laws and regulations generally require any person who intends to acquire control of a savings and loan holding company or savings institution to give at least 60 days prior written notice to the OTS. "Control" is defined as the power, directly or indirectly, to direct the management or policies of a savings institution or to vote 25% or more of any class of voting securities of the savings institution. In addition to the foregoing restrictions, a company must secure the approval of the OTS before it can acquire control of a savings institution. Under federal regulations, a person (including business entities) is deemed conclusively to have acquired control if, among other things, such person acquires: (a) 25% or more of any class of voting stock of the savings institution; (b) irrevocable proxies representing 25% or more of any class of voting stock of the savings institution; (c) any combination of voting stock and irrevocable proxies representing 25% or more of any class of such institution's voting stock; or (d) control of the election of a majority of the directors of the savings institution. In addition, a rebuttable presumption of control arises in the event a person acquires more than 10% of any class of voting stock (or more than 25% of any class of non-voting stock) and is subject to one or more of eight enumerated control factors. Such regulations also set forth rebuttable presumptions of concerted action and the procedures to follow to rebut any such presumptions. The OTS is specifically empowered to disapprove such an acquisition of control if it finds, among other reasons, that (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the institution or its depositors; or (iii) the competency, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors, the institution or the public to permit the acquisition of control by such person.

Delaware General Corporation Law


     Section 203 of the DGCL generally provides that a Delaware corporation shall not engage in any "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder unless (1) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for this purpose, shares owned by persons who are directors and also officers and shares owned by employee stock ownership plans in which employee participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered in a tender offer or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. The three-year prohibition on business combinations with an interested stockholder does not apply under certain circumstances, including business combinations with a corporation which does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on an inter-dealer quotation system of a registered national securities association, or (iii) held of record by more than 2,000 stockholders, unless in each case this result was directly or indirectly caused by the interested stockholder.


     An "interested stockholder" generally means any person that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or
(ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such a person. The term "business combination" is broadly defined to include a wide variety of transactions, including mergers, consolidations, sales of 10% or more of a corporation's assets and various other transactions which may benefit an interested stockholder.

                                  EXPERTS

     The consolidated financial statements of Progress Financial
Corporation as of December 31, 1994 and 1993 and for each of the two years in the period ended December 31, 1994 included in this Prospectus have been included herein in reliance upon the report of Coopers & Lybrand L.L.P., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.



     The consolidated financial statements of Progress Financial Corporation for the year ended December 31, 1992 included in this Prospectus have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm. Such report contains an explanatory paragraph that states that (i) at December 31, 1992, Progress failed to meet the minimum capital thresholds under the Federal Deposit Insurance Corporation
Improvement Act of 1991 to be considered "adequately capitalized" and was categorized as "significantly undercapitalized," (ii) Progress had filed a capital plan for attaining the required levels of regulatory capital and that such plan had been accepted by the OTS, but that on February 16, 1993 Progress had submitted an amendment to its plan and Progress had not received notification as to acceptance or rejection of its amended capital plan, (iii) because Progress did not meet the minimum capital thresholds to be considered "adequately capitalized" it was subject to certain operating restrictions, such as growth limitations on executive compensation and restrictions on deposit interest rates, (iv) failure to increase its capital ratios in accordance with its capital plan or further declines in its capital ratios exposed Progress to additional restrictions and regulatory actions, including regulatory take-over, (v) there was substantial doubt about the Company's ability to continue as a going concern, and (vi) the ability of the Company to continue as a going concern is dependent upon many factors including regulatory action and the ability of management to achieve its plan.

     The consolidated financial statements of Roxborough-Manayunk as of December 31, 1994 and 1993 and for each of the two years in the period ended December 31, 1994, and the consolidated financial statements of Roxborough-Manayunk Federal Savings and Loan Association [predecessor association] for the year ended December 31, 1992, included in this Prospectus have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report appearing elsewhere herein and have been included in reliance upon the report of such firm, given upon their authority of said firm as experts in accounting and auditing.

     RP Financial has consented to the publication herein of the summary of its report to the Parties setting forth its opinion as to the estimated incremental pro forma market value of the Mutual Holding Company and Roxborough-Manayunk to the Companies and its opinion with respect to subscription rights.

                           LEGAL AND TAX OPINIONS

     The legality of the Company Common Stock and certain legal matters will be passed upon for the Company by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to the Company and Progress. The federal income tax consequences of the Conversion and the Merger and certain legal matters for Roxborough-Manayunk will be passed upon for Roxborough-Manayunk by Malizia, Spidi, Sloane and Fisch, P.C. Certain legal matters will be passed upon for Sandler O'Neill by Breyer & Aguggia.

         INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY

                                                               Page
                                                               ----

Independent Auditor's Reports . . . . . . . . . .              F-1

Consolidated Statements of Financial Condition as of
     March 31, 1995 (unaudited) and December 31, 1994
     and 1993 (audited) . . . . . . . . . . . . .              F-4

Consolidated Statements of Income for the three months
     ended March 31, 1995 and 1994 (unaudited)
     and the years ended December 31, 1994, 1993
     and 1992 (audited)   . . . . . . . . . . . .              F-5

Consolidated Statements of Stockholders' Equity for the
     three months ended March 31, 1995 (unaudited)
     and the years ended December 31, 1994, 1993 and
     1992 (audited) . . . . . . . . . . . . . . .              F-6

Consolidated Statements of Cash Flows for the three
     months ended March 31, 1995 and 1994 (unaudited)
     and the years ended December 31, 1994, 1993 and
     1992 (audited) . . . . . . . . . . . . . . .              F-7

Notes to Consolidated Financial Statements  . . .              F-8


     All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                           OF ROXBOROUGH-MANAYUNK

                                                               Page
                                                               ----

Independent Auditor's Report . . . . . . . . . . . . . .        S-1

Consolidated Statements of Financial Condition as of
     March 31, 1995 (unaudited) and December 31,
     1994 and 1993 (audited)  . . . . . . . . . . . . . . . .   S-3

Consolidated Statements of Income for the three months
     ended March 31, 1995 and 1994 (unaudited)
     and the years ended December 31, 1994, 1993
     and 1992 (audited)  . . . . . . . . . . . . . . . .        S-4

Consolidated Statements of Changes in Stockholders' Equity for
     the three months ended March 31, 1995 (unaudited)
     and the years ended December 31, 1994, 1993 and
     1992 (audited)  . . . . . . . . . . . . . . . . . .        S-5

Consolidated Statements of Cash Flows for the three
     months ended March 31, 1995 and 1994 (unaudited)
     and the years ended December 31, 1994, 1993 and
     1992 (audited)  . . . . . . . . . . . . . . . . . .        S-6

Notes to Consolidated Financial Statements . . . . . . .        S-7


     All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

     Because FJF Financial, Inc. has limited assets other than its shares of Roxborough-Manayunk Common Stock (which will be cancelled in connection with the Conversion and the Merger) and has engaged in only minimal activities, the financial statements of the Mutual Holding Company have been omitted because of their immateriality.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------

To the Stockholders and Board of Directors of PROGRESS FINANCIAL CORPORATION:

    We have audited the accompanying consolidated statements of financial condition of Progress Financial Corporation as of December 31, 1994 and 1993 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the 1994 and 1993 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Progress Financial Corporation as of December 31, 1994 and 1993 and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

    As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for investments in 1994 and, as discussed in
Note 10, changed its method of accounting for income taxes in 1993.

    /s/ COOPERS & LYBRAND L.L.P.
 ......................................

2400 Eleven Penn Center
Philadelphia, Pennsylvania
January 18, 1995, except for Note 19,
as to which the date is May 24, 1995

                             KPMG PEAT MARWICK LLP
                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors
  PROGRESS FINANCIAL CORPORATION:

    We have audited the consolidated statement of operations, stockholders' equity, and cash flows of Progress Financial Corporation and subsidiaries (the "Company") for the year ended December 31, 1992. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, based on our audit, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows for the year ended December 31, 1992, in conformity with generally accepted accounting principles.

    The December 31, 1992 consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") place restrictions on any insured depository institution that does not meet certain requirements, including minimum capital ratios. These restrictions are based on an institution's FDICIA defined capital category and become increasingly more severe as an institution's capital category declines. At December 31, 1992, Progress Federal Savings Bank (the "Bank") (a wholly-owned subsidiary of the Company) is categorized as "significantly undercapitalized." The Bank filed a capital plan in November 1991 with the Office of Thrift Supervision ("OTS") outlining its plans for attaining the required levels of regulatory capital and the plan has been accepted by the OTS. On February 16, 1993, the Bank submitted an amendment to its Plan which projects that the Bank will achieve regulatory capital compliance by June 30, 1993 through the consummation of a concurrent rights and community offering of common stock. The Bank has not been notified as to whether the amended plan has been accepted by the OTS. Because the Bank does not meet the minimum capital thresholds to be considered "adequately capitalized," it is subject to certain operating restrictions such as growth limitations, prohibitions on dividend payments, increased supervisory monitoring by its primary federal regulator, limitations on executive compensation, and restrictions on deposit interest rates. Failure to increase its capital ratios in accordance with its capital plan or further declines in its capital ratios exposes the Bank to additional restrictions and regulatory actions, including regulatory take-over. This situation raises substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on many factors, including regulatory action and the ability of management to achieve its plan. Management's plans in regard to these matters are described in the 1992 consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                                              /s/ KPMG PEAT MARWICK LLP
                                          ......................................

Philadelphia, Pennsylvania
January 22, 1993, except for
the last paragraph above
which is as of February 16, 1993

                         PROGRESS FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                         MARCH 31,     DECEMBER 31,   DECEMBER 31,
                                                            1995           1994           1993
                                                        ------------   ------------   ------------

                                                        (UNAUDITED)
   ASSETS
Cash and due from banks:
  Interest-bearing....................................  $    185,477   $    311,216   $     79,022
  Non-interest-bearing................................     5,332,765      7,764,404      4,124,885
Investments:
  Available for sale at fair value (amortized cost:
    $4,030,090 in 1995 and $5,029,335 in 1994)........     3,809,752      4,626,561        --
  Held to maturity at amortized cost (fair value:
    $12,478,778 in 1995, $11,927,540 in 1994 and
    $4,609,200 in 1993)...............................    13,022,293     12,866,482      4,631,700
Mortgage-backed securities:
  Available for sale at fair value in 1995 and 1994
    (amortized cost: $9,645,172 in 1995 and $9,751,633
    in 1994); and at lower of amortized cost or fair
    value in 1993 (fair value: $8,899,274 in 1993)....     9,144,870      9,103,185      8,893,139
  Held to maturity at amortized cost (fair value:
    $86,713,822 in 1995, $87,105,288 in 1994 and
$116,240,176 in 1993).................................    90,600,789     93,673,123    117,054,089
Loans, net of unearned discounts and deferred fees....   211,757,377    207,273,821    160,381,704
  Less: allowance for loan losses.....................    (1,610,535)    (1,502,428)    (2,113,445)
                                                        ------------   ------------   ------------
    Net loans.........................................   210,146,842    205,771,393    158,268,259
Loans held for sale (fair value: $738,920 in 1995,
  $360,740 in 1994 and $16,774,050 in 1993)...........       727,339        351,287     16,774,050
Real estate owned, net................................     4,453,791      4,534,373     11,576,663
Premises and equipment................................     1,917,757      1,909,297      1,866,878
Accrued interest receivable...........................     2,159,060      2,209,951      2,515,330
Deferred income taxes.................................     1,370,370      1,370,370      1,370,370
Investments in and advances to affiliates and
  joint ventures......................................         8,203          8,203        259,835
Other assets..........................................     4,078,458      3,689,531      5,794,292
                                                        ------------   ------------   ------------
      Total assets....................................  $346,957,766   $348,189,376   $333,208,512
                                                        ------------   ------------   ------------
                                                        ------------   ------------   ------------
    LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits............................................  $277,849,229   $283,957,740   $273,583,125
  Advances from the Federal Home Loan Bank............    47,820,750     44,051,750     40,536,000
  Subordinated debt...................................     3,000,000      3,000,000        --
  Advance payments by borrowers for taxes and
    insurance.........................................     2,354,869      2,352,159      2,522,095
  Accrued interest payable............................       825,428        587,827        434,292
  Other liabilities...................................     1,378,485      1,219,390      1,345,614
                                                        ------------   ------------   ------------
      Total liabilities...............................   333,228,761    335,168,866    318,421,126
                                                        ------------   ------------   ------------
Commitments and contingencies (Note 11)
Stockholders' equity:
  Serial preferred stock--1,000,000 shares authorized
    but unissued......................................       --             --             --
  Junior participating preferred stock--$.01 par
    value--1,010 shares authorized but unissued.......       --             --             --
  Common stock--$1 par value; 6,000,000 shares
    authorized;
    3,275,000 shares issued and outstanding...........     3,275,000      3,275,000      3,275,000
  Capital surplus.....................................    15,706,092     15,706,092     15,706,092
  Retained earnings (deficit).........................    (4,531,447)    (4,909,360)    (4,193,706)
  Unrealized loss on securities available for sale....      (720,640)    (1,051,222)       --
                                                        ------------   ------------   ------------
      Total stockholders' equity......................    13,729,005     13,020,510     14,787,386
                                                        ------------   ------------   ------------
      Total liabilities and stockholders' equity......  $346,957,766   $348,189,376   $333,208,512
                                                        ------------   ------------   ------------
                                                        ------------   ------------   ------------

                See Notes to Consolidated Financial Statements.

                         PROGRESS FINANCIAL CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                         FOR THE THREE MONTHS               FOR THE YEARS ENDED
                                            ENDED MARCH 31,                    DECEMBER 31,
                                        -----------------------   ---------------------------------------
                                           1995         1994         1994          1993          1992
                                        ----------   ----------   -----------   -----------   -----------
                                              (UNAUDITED)
INTEREST INCOME:
 Loans, including fees................  $4,547,811   $3,433,033   $15,184,186   $14,122,501   $16,685,418
 Mortgage-backed securities...........   1,654,423    1,546,297     6,617,363     6,342,912     4,852,765
 Investment securities................     266,942       77,785       960,014       281,412       289,308
 Other................................      28,800       21,248        68,543        77,492       151,311
                                        ----------   ----------   -----------   -----------   -----------
     Total interest income............   6,497,976    5,078,363    22,830,106    20,824,317    21,978,802
                                        ----------   ----------   -----------   -----------   -----------
INTEREST EXPENSE:
 Deposits.............................   2,839,013    2,400,485    10,168,329     9,376,735    11,716,331
 Advances from the Federal Home Loan
   Bank...............................     748,931      430,987     2,202,021     2,088,678     2,020,774
 Subordinated debt....................      65,997       --           134,790       --            --
                                        ----------   ----------   -----------   -----------   -----------
     Total interest expense...........   3,653,941    2,831,472    12,505,140    11,465,413    13,737,105
                                        ----------   ----------   -----------   -----------   -----------
Net interest income...................   2,844,035    2,246,891    10,324,966     9,358,904     8,241,697
Provision for loan losses.............     100,000       50,000       521,100       368,284       275,022
                                        ----------   ----------   -----------   -----------   -----------
Net interest income after provision
  for loan losses.....................   2,744,035    2,196,891     9,803,866     8,990,620     7,966,675
                                        ----------   ----------   -----------   -----------   -----------
OTHER INCOME:
 Mortgage origination and servicing...     206,751      221,307       713,144       487,979       264,576
 Service charges on deposits..........     230,783      192,010       831,373       750,175       701,636
 Gain (loss) from sales of
   securities.........................     (35,000)     (70,217)     (321,910)      214,919     1,197,232
 Gain (loss) from mortgage banking
   activities.........................        (972)    (125,870)     (176,466)      606,082     1,428,036
 Income (loss) on properties sold.....     (23,846)     (37,211)      (61,705)      102,427     1,217,786
 Income from affiliates and joint
   ventures...........................      --           --           --            --            446,793
 Other................................      24,498      194,157       560,893        64,879       360,967
                                        ----------   ----------   -----------   -----------   -----------
     Total other income...............     402,214      374,176     1,545,329     2,226,461     5,617,026
                                        ----------   ----------   -----------   -----------   -----------
OTHER EXPENSE:
 Salaries and employee benefits.......   1,200,370    1,047,159     4,362,827     3,692,617     3,741,950
 Occupancy............................     324,757      332,778     1,292,138     1,177,050     1,133,527
 Data processing......................     191,322      186,749       816,029       795,324       769,439
 Furniture, fixtures, and equipment...     126,566      108,265       498,073       426,393       478,237
 Insurance premiums...................     257,757      261,097     1,053,533     1,004,958       783,615
 Provision for real estate owned,
   net................................      75,000       --         1,575,538     1,733,397     2,834,557
 Loan and real estate owned expenses,
   net................................      42,832      110,084       296,126       593,810       379,939
 Professional services................     274,267      218,217       809,318       888,150     1,223,351
 Marketing............................      52,526       58,438       351,798       319,224       216,984
 Other................................     222,939      203,556     1,009,469       936,832       670,171
                                        ----------   ----------   -----------   -----------   -----------
     Total other expense..............   2,768,336    2,526,343    12,064,849    11,567,755    12,231,770
                                        ----------   ----------   -----------   -----------   -----------
Income (loss) before income taxes.....     377,913       44,724      (715,654)     (350,674)    1,351,931
Income tax expense (benefit)..........      --           --           --         (1,033,562)       73,997
                                        ----------   ----------   -----------   -----------   -----------
Net income (loss).....................  $  377,913   $   44,724   $  (715,654)  $   682,888   $ 1,277,934
                                        ----------   ----------   -----------   -----------   -----------
                                        ----------   ----------   -----------   -----------   -----------
Earnings (loss) per share.............  $      .12   $      .01   $      (.22)  $       .29   $      1.27
                                        ----------   ----------   -----------   -----------   -----------
                                        ----------   ----------   -----------   -----------   -----------
Weighted average number of shares
  outstanding.........................   3,275,000    3,275,000     3,275,000     2,319,360     1,010,112
                                        ----------   ----------   -----------   -----------   -----------
                                        ----------   ----------   -----------   -----------   -----------

                See Notes to Consolidated Financial Statements.

                         PROGRESS FINANCIAL CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                 RETAINED                       TOTAL
                                       COMMON       CAPITAL      EARNINGS     UNREALIZED    STOCKHOLDERS'
                                       STOCK        SURPLUS      (DEFICIT)       LOSS          EQUITY
                                     ----------   -----------   -----------   -----------   -------------
Balance, December 31, 1991.........  $1,010,112   $10,743,872   $(6,154,528)  $   --         $  5,599,456
Net income.........................      --           --          1,277,934       --            1,277,934
                                     ----------   -----------   -----------   -----------   -------------
Balance, December 31, 1992.........   1,010,112    10,743,872    (4,876,594)      --            6,877,390
Issuance of common stock...........   2,264,888     4,962,220       --            --            7,227,108
Net income.........................      --           --            682,888       --              682,888
                                     ----------   -----------   -----------   -----------   -------------
Balance, December 31, 1993.........   3,275,000    15,706,092    (4,193,706)      --           14,787,386
Cumulative effect of a change in an
accounting principle...............      --           --            --            (61,000)        (61,000)
Net loss...........................      --           --           (715,654)      --             (715,654)
Change in unrealized loss on
  securities available for sale....      --           --            --           (990,222)       (990,222)
                                     ----------   -----------   -----------   -----------   -------------
Balance, December 31, 1994.........   3,275,000    15,706,092    (4,909,360)   (1,051,222)     13,020,510
Net income (unaudited).............      --           --            377,913       --              377,913
Change in unrealized loss on
  securities available for sale
(unaudited)........................      --           --            --            330,582         330,582
                                     ----------   -----------   -----------   -----------   -------------
Balance, March 31, 1995
(unaudited)........................  $3,275,000   $15,706,092   $(4,531,447)  $  (720,640)   $ 13,729,005
                                     ----------   -----------   -----------   -----------   -------------
                                     ----------   -----------   -----------   -----------   -------------

                See Notes to Consolidated Financial Statements.

                         PROGRESS FINANCIAL CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                     FOR THE THREE MONTHS ENDED               FOR THE YEARS ENDED
                                             MARCH 31,                           DECEMBER 31,
                                     --------------------------   -------------------------------------------
                                        1995           1994           1994           1993            1992
                                     -----------   ------------   ------------   -------------   ------------
                                            (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net income (loss).................   $   377,913   $     44,724   $   (715,654)  $     682,888   $  1,277,934
Add (deduct) items not affecting
 cash flows from operating
   activities:
 Depreciation and amortization....       131,881        133,886        536,618         541,592        567,175
 Provision for real estate
   owned..........................        75,000        --           1,575,538       1,733,397      2,834,557
 Provision for loan losses........       100,000         50,000        521,100         368,284        275,022
 Capitalized interest on real
   estate owned...................       --             (11,227)       (11,429)       (205,975)      (315,202)
 (Increase) decrease in
   prepaid/deferred income taxes..       --             --             --           (1,033,707)     1,757,661
 Equity in income from
   affiliates.....................       --             --             --             --             (446,793)
 Loss (gain) from mortgage banking
   activities.....................           972        125,871        176,466        (606,082)    (1,428,036)
 Loss (gain) from sales of
   securities available for
   sale...........................        35,000         70,217        321,910        (214,919)    (1,197,232)
 Loss (income) on properties
   sold...........................        23,846         37,211         61,705        (102,427)    (1,217,786)
 Amortization of deferred loan
   fees...........................      (128,861)      (179,846)      (552,673)       (263,837)      (463,329)
 Amortization of
   premiums/accretion of discounts
   on securities..................       146,685      1,226,319      2,026,991       2,806,250      1,050,288
Originations and purchases of
  loans held for sale.............    (1,008,887)   (11,510,730)   (17,603,137)    (81,057,588)   (37,711,377)
Sales of loans held for sale......       630,566     27,952,614     33,849,434      65,136,168     51,623,379
Decrease (increase) in accrued
  interest receivable.............        50,891       (422,992)       305,379        (251,945)       819,082
(Increase) decrease in other
  assets..........................      (388,927)       556,192      2,104,761      (3,902,054)    (1,390,917)
Increase (decrease) in other
  liabilities.....................       159,095        320,074       (126,224)       (129,217)       755,791
Increase (decrease) in accrued
  interest payable................       237,601        189,916        153,535        (120,638)      (353,767)
                                     -----------   ------------   ------------   -------------   ------------
Net cash flows provided by (used
  in) operating activities........       442,775     18,582,229     22,624,320     (16,619,810)    16,436,450
                                     -----------   ------------   ------------   -------------   ------------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
 Capital expenditures.............      (140,341)      (202,459)      (579,037)       (782,155)      (166,231)
 Purchases of mortgage-backed
   securities held to maturity....       --          (8,186,267)   (13,367,998)   (101,436,331)   (54,878,668)
 Repayments on mortgage-backed
   securities held to maturity....     2,938,917     11,302,037     23,346,862      30,971,096      6,339,645
 Repayments on mortgage-backed
   securities available for sale..       102,727      2,231,640      3,896,270      15,880,528     13,253,599
 Purchases of mortgage-backed
   securities available for sale..       --         (11,133,265)   (13,186,987)    (23,896,000)   (61,857,656)
 Sales of mortgage-backed
   securities available for
   sale...........................       --          14,707,449     19,622,330      28,543,421     59,154,022
 Sales of mortgage-backed
   securities held to maturity....       --             --             --            7,409,337        --
 Net (increase) decrease in total
   loans..........................    (4,345,291)   (21,221,753)   (48,214,282)     (5,374,338)    18,147,217
 Purchase of investment securities
   held to maturity...............      (394,900)    (2,804,056)   (11,132,258)     (3,080,000)    (3,048,400)
 Purchase of investment securities
   available for sale.............       --          (2,989,057)    (9,023,214)       --              --
 Proceeds from sale of investments
   available for sale.............       965,000        --           4,888,750        --              --
 Maturities of investments held to
   maturity.......................       228,800        783,800      1,865,700       3,708,600        --
 Proceeds from sales of real
   estate owned...................       297,656      4,707,297      7,256,541      24,296,277     26,829,586
 Net decrease in
   investments/advances to
   affiliates and joint ventures..       --             --             251,632          33,499      1,063,882

                         PROGRESS FINANCIAL CORPORATION
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)

                                     FOR THE THREE MONTHS ENDED               FOR THE YEARS ENDED
                                             MARCH 31,                           DECEMBER 31,
                                     --------------------------   -------------------------------------------
                                        1995           1994           1994           1993            1992
                                     -----------   ------------   ------------   -------------   ------------
                                            (UNAUDITED)
 Advances for construction of real
   estate owned...................      (315,920)      (404,079)    (1,097,344)     (6,181,705)   (12,727,211)
                                     -----------   ------------   ------------   -------------   ------------
Net cash flows used in investing
  activities......................      (663,352)   (13,208,713)   (35,473,035)    (29,907,771)    (7,890,215)
                                     -----------   ------------   ------------   -------------   ------------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
 Net (decrease) increase in
   demand, NOW, and savings
   deposits.......................    (7,484,427)     3,683,166      5,656,988      11,447,861      7,639,279
 Net increase (decrease) in time
   deposits.......................     1,375,916        742,997      4,717,626      17,120,099    (27,820,633)
 Net increase (decrease) in
   advances from the FHLB.........     3,769,000     (9,995,000)     3,515,750       4,465,000     (2,514,000)
 Net (decrease) increase in
   advance payments by borrowers
   for taxes and insurance........         2,710        176,724       (169,936)        972,977        (64,358)
 Proceeds from issuance of
   subordinated debt..............       --             --           3,000,000        --              --
 Net proceeds from issuance of
   common stock...................       --             --             --            7,227,108        --
                                     -----------   ------------   ------------   -------------   ------------
Net cash flows (used in) provided
  by financing activities.........    (2,336,801)    (5,392,113)    16,720,428      41,233,045    (22,759,712)
                                     -----------   ------------   ------------   -------------   ------------
Net (decrease) increase in cash
  and cash equivalents............    (2,557,378)       (18,597)     3,871,713      (5,294,536)   (14,213,477)
Cash and cash equivalents:
  Beginning of period.............     8,075,620      4,203,907      4,203,907       9,498,443     23,711,920
                                     -----------   ------------   ------------   -------------   ------------
  End of period...................   $ 5,518,242   $  4,185,310   $  8,075,620   $   4,203,907   $  9,498,443
                                     -----------   ------------   ------------   -------------   ------------
                                     -----------   ------------   ------------   -------------   ------------
Supplemental disclosures:
 Non-monetary transfers:
   Net conversion of loans
     receivable to real estate
      owned.......................   $   --        $    125,075   $    742,721   $   3,317,448   $  6,852,272
                                     -----------   ------------   ------------   -------------   ------------
                                     -----------   ------------   ------------   -------------   ------------
   Securitization of mortgage
     loans into mortgage-backed
      securities..................   $   --        $ 20,969,533   $ 24,979,348   $  64,530,086   $ 50,195,343
                                     -----------   ------------   ------------   -------------   ------------
                                     -----------   ------------   ------------   -------------   ------------
   Transfer of mortgage-backed
     securities held to maturity
      to available for sale.......   $   --        $    --        $  6,955,345   $   5,043,671   $ 37,235,000
                                     -----------   ------------   ------------   -------------   ------------
                                     -----------   ------------   ------------   -------------   ------------
 Cash payments (refunds) during
   the period for:
   Income taxes...................   $   --        $    --        $    --        $         145   $ (1,683,663)
                                     -----------   ------------   ------------   -------------   ------------
                                     -----------   ------------   ------------   -------------   ------------
   Interest.......................   $ 3,416,340   $  2,641,557   $ 12,363,034   $  11,586,051   $ 14,406,073
                                     -----------   ------------   ------------   -------------   ------------
                                     -----------   ------------   ------------   -------------   ------------

                See Notes to Consolidated Financial Statements.

                         PROGRESS FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Progress Financial Corporation and its subsidiaries (the "Company") follow accounting principles and reporting practices which are in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and affect revenues and expenses for the period. Actual results could differ from such estimates.

    The material estimates relate to the determination of the allowance for loan losses, the deferred tax asset valuation allowance, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for losses on loans and real estate owned, management obtains independent appraisals for significant properties.

    In the opinion of management, the financial information, which is unaudited, reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial information as of and for the three months ended March 31, 1995 and 1994. The unaudited financial information is not indicative of the results from operations for the full year.

    The more significant accounting policies are summarized below. Certain prior period amounts have been reclassified when necessary to conform with current period classifications.

  Basis of Presentation


    The consolidated financial statements include the accounts of Progress Financial Corporation, its principal wholly-owned subsidiary, Progress Federal Savings Bank (the "Bank"), and its other subsidiaries, Progress Realty Advisors, Inc. ("PRA") and Progress Realty Advisors, L.P. The Bank is a federally chartered stock savings bank which conducts community banking business through eight full service offices. PRA holds a 2% ownership interest in Progress Realty Advisors, L.P. which conducts commercial mortgage banking and brokerage services for institutional real estate investors, lenders and real estate owners and developers. All significant intercompany transactions and balances have been eliminated.


  Investment and Mortgage-Backed Securities

    In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 requires debt and equity securities to be classified in one of three categories, as applicable, and to be accounted for as follows: debt securities which the Company has the positive intent and ability to hold to maturity are classified as "securities held to maturity" and are reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and are reported at fair value with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held to maturity or trading securities are classified as "securities available for sale" and are reported at fair value with unrealized gains and losses excluded from earnings, but reported as a separate component of stockholders'equity. The Company adopted SFAS 115 in the first quarter of 1994. The cumulative effect of adopting SFAS 115 on January 1, 1994 resulted in a $61,000 reduction in stockholders'equity for unrealized losses on mortgage-backed securities and investments classified as available for sale of $46,000 and $15,000, respectively. As of March 31, 1995, stockholders' equity was

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) reduced by $721,000 for unrealized losses on mortgage-backed securities and investments classified as available for sale of $501,000 and $220,000, respectively. As of December 31, 1994, stockholders' equity was reduced by $1.1 million for unrealized losses on mortgage-backed securities and investments classified as available for sale of $648,000 and $403,000, respectively.

    Investment and mortgage-backed securities classified as held to maturity are carried at amortized cost, and are adjusted for amortization of premiums and accretion of discounts over the life of the related security on a level yield method. Investment and mortgage-backed securities that are held for an indefinite period of time are classified as available for sale, and are carried at fair value. Such items include those that management intends to use as part of its asset-liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital or similar factors. When an investment or mortgage-backed security is sold, any gain or loss is recognized utilizing the specific identification method. Prior to the adoption of SFAS 115, investment and mortgage-backed securities were classified as either "held for investment" or "held for sale". Investment and mortgage-backed securities classified as held for investment were carried at amortized cost, and were adjusted for amortization of premiums and accretion of discounts over the life of the related security on a level yield method. Investment and mortgage-backed securities that were held for an indefinite period of time were classified as held for sale, and were carried at the lower of aggregate amortized cost or fair value.

  Real Estate Owned

    Real estate acquired in partial or full satisfaction of loans are classified as real estate owned ("REO"). Prior to transferring a real estate loan to REO, it is written down to the lower of cost or estimated fair value through a charge to the allowance for loan losses. Subsequently, REO is carried at the lower of estimated fair value less estimated costs to sell or carrying value. Valuations are periodically performed by management, and any subsequent decline in estimated fair value is charged to operations. Costs relating to the development and improvement of property are capitalized, whereas costs relating to the holding of property are only capitalized when carrying value does not exceed estimated fair value. The interest costs relating to the development of real estate is capitalized. If a sale of real estate owned results in a gain, such part of the gain that is not received in cash is deferred and amortized to income in proportion to the reduction in the principal balance of the sales contract. Losses on such sales are charged to operations as incurred.

  Premises and Equipment

    Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed based on the estimated useful lives of the assets, ranging from 3 to 50 years, using the straight-line method. Gains and losses are recognized upon disposal of the assets. Maintenance and repairs are recorded as expenses.

  Federal Income Taxes

    The Company files a consolidated Federal income tax return with its subsidiaries. Certain items of income and expense (primarily loan origination fees and provision for loan and real estate owned losses) are reported in different periods for tax purposes. Deferred taxes are provided on such temporary differences existing between financial and income tax reporting subject to the deferred tax asset

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) realization criteria required under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109").

  Loans Held for Sale

    Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. Net unrealized losses are charged to income in the period.

  Investments in Affiliates and Joint Ventures

    Investments in affiliates and joint ventures are carried at cost, adjusted for equity or losses since date of acquisition or inception.

  Deferred Loan Fees


    Loan origination fees and related direct loan origination costs are deferred and recognized over the estimated life of the loan as an adjustment to yield. The unamortized balance of such net loan origination fees is reported on the Company's consolidated statements of financial condition as part of loans.


  Allowance for Loan Losses

    An allowance for loan losses is maintained at a level that management considers adequate to provide for losses based upon an evaluation of known and inherent risks in the loan portfolio. Management's periodic evaluation of the adequacy of the allowance for loan losses is based upon examination of the portfolio, past loss experience, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current economic conditions, the results of the most recent regulatory examinations, and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.


    Progress adopted Statements of Financial Accounting Standards No.'s 114 and 118 (SFAS 114), "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" as of January 1, 1995. SFAS 114 requires that certain impaired loans be measured based either on the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The adoption of SFAS 114 did not result in additional provisions for loan losses primarily because 100% of impaired loan valuations continue to be based on the fair value of collateral.



    The provision for loan losses charged to expense is based upon past loan and loss experienced and an evaluation of potential losses in the current loan and lease portfolio, including the evaluation of impaired loans under SFAS 114. A loan is considered to be impaired when, based upon current information and events, it is probable that Progress will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not require application of SFAS 114. For this purpose, delays less than 60 days are considered to be insignificant and shortfalls less than $5,000 are considered to be insignificant. As of

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

March 31, 1995, 100% of the impaired loan balance was measured for impairment based on the fair value of the loans' collateral. Impairment losses are included in the provision for loan losses. SFAS 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include consumer loans, residential real estate loans, and credit card loans, and are not included in the data that follows.



    The following table summarizes impaired loan information.



                                                                                     MARCH 31,
                                   $(THOUSANDS)                                        1995
                                   ------------                                      --------
Impaired loans.....................................................................   $ 2,915
Impaired loans with related reserve for loan losses calculated under SFAS 114......        33
Impaired loans with no related reserve for loan losses calculated under SFAS 114...     2,882



                                                                              THREE MONTHS ENDED
                                                                                MARCH 31, 1995
                                                                              ------------------
Average impaired loans......................................................        $2,945
Interest income recognized on impaired loans................................             0
Cash basis interest income recognized on impaired loans.....................             0



    At March 31, 1995, all but approximately $58,000 of Progress' non-accrual loans, excluding non-accrual consumer loans, residential real estate loans and credit card loans, were considered to be impaired loans.



    Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is fully assured, in which case interest is recognized on the cash basis.



    Commercial loans and commercial real estate loans are placed on nonaccrual at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Generally, commercial loans are charged off no later than 120 days delinquent unless the loan is well secured and in the process of collection, or other extenuating circumstances support collection. Residential real estate loans are typically placed on nonaccrual at the time the loan is 90 days delinquent. Credit card loans and other unsecured personal credit lines are typically charged off no later than 180 days delinquent. Other consumer loans are typically charged off at 120 days delinquent. In all cases, loans must be placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.



    All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed to interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame and when the borrower has demonstrated payment performance of cash or cash equivalents for a minimum of six months.

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Earnings (Loss) Per Share


    The per share results of operations were computed by dividing net income
(loss) by the weighted average number of shares outstanding during the period, including the assumed exercise of dilutive stock options using the treasury stock method. Such options would not have had a materially dilutive impact on earnings per share for the three months ended March 31, 1995 or the years ended December 31, 1994, 1993 or 1992 had they been exercised. On April 25, 1990, the Board of Directors of Progress Financial Corporation declared a dividend distribution of one Right for each outstanding share of Common Stock of the Company to stockholders of record at the close of business on May 11, 1990. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $40.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent.


  Loans

    Loans are stated at the principal amount outstanding, net of unearned discounts and unamortized net loan origination fees. Interest income is recognized on the accrual basis. The accrual of interest on commercial loans is discontinued when loans become 90 days past due and when, in management's judgment, it is determined that a reasonable doubt exists as to its collectibility. The accrual of interest is also discontinued on residential mortgage and consumer loans when such loans become 90 days past due, except for those loans in the process of collection which are secured by real estate with a loan to value ratio less than 80%, where the accrual of interest ceases at 180 days. When a loan is placed on non-accrual status, interest accruals cease and uncollected accrued interest is reversed and charged against current income. Additional interest income on such loans is recognized only when received.

  Loan Servicing Rights

    The cost of loan servicing rights purchased is amortized in proportion to, and over the period of, estimated net servicing revenues. When participating interests in loans sold have an average contractual interest rate adjusted for normal servicing fees that differs from the agreed upon yield to the purchaser, a gain or loss is recognized upon the sale equal to the present value of the differential over the estimated remaining life of such loans. Excess servicing fees receivable are amortized over the estimated life of the related loans sold using the level yield method. The carrying value of loan servicing rights purchased and excess servicing fees receivable is periodically evaluated in relation to estimated future net servicing revenues based on management's best estimate of the remaining lives of the underlying loans being serviced.

    In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgage Loans" ("SFAS 122"). SFAS 122, which is effective for the years beginning after December 15, 1995, will require Progress, which services mortgage loans for others in return for servicing fees, to recognize these servicing rights as assets, regardless of how such assets were acquired. Additionally, the Company would be required to assess the fair value of these assets at each reporting date to determine

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) any potential impairment. Management of the Company has not completed an analysis of the effects this pronouncement would have on its results of operations or financial position.

  Cash and Cash Equivalents

    The Company's cash and due from banks are classified as cash and cash equivalents, which have an original maturity of three months or less.

  Pension Plan

    The Bank had a non-contributory pension plan covering virtually all employees who qualified as to age and length of service. The projected unit credit method was used to measure net periodic pension cost over employees service lives. The plan, which was funded annually by an amount consistent with minimum government funding regulations, was terminated effective June 30, 1992. Defined benefits will not be provided under any successor plan. The plan ceased to exist as an entity.

(2) INVESTMENT SECURITIES

    The Bank is required under current OTS regulations to maintain defined levels of liquidity and utilizes certain investments that qualify as liquid assets. The Bank utilizes deposits with the Federal Home Loan Bank ("FHLB") of Pittsburgh, bankers' acceptances, loans to financial institutions whose deposits are insured by the FDIC, Federal funds and United States government and agency obligations.

    Investment securities are comprised of the following:

                                                            MARCH 31, 1995
                                 ---------------------------------------------------------------------
                                                  GROSS         GROSS        ESTIMATED
                                  AMORTIZED     UNREALIZED    UNREALIZED       FAIR         CARRYING
                                    COST          GAINS         LOSSES         VALUE          VALUE
                                 -----------    ----------    ----------    -----------    -----------
Held to Maturity:
FHLB of Pittsburgh stock,
pledged.......................   $ 2,468,700      -$-         $   --        $ 2,468,700    $ 2,468,700
U.S. agency obligations.......    10,553,593      --            (543,515)    10,010,078     10,553,593
                                 -----------      -----       ----------    -----------    -----------
                                 $13,022,293      -$-         $ (543,515)   $12,478,778    $13,022,293
                                 -----------      -----       ----------    -----------    -----------
                                 -----------      -----       ----------    -----------    -----------
Available for Sale:
U.S. agency obligations.......   $ 4,000,000      -$-         $ (220,338)   $ 3,779,662    $ 3,779,662
Equity investments............        30,090                      --             30,090         30,090
                                 -----------      -----       ----------    -----------    -----------
                                 $ 4,030,090      -$-         $ (220,338)   $ 3,809,752    $ 3,809,752
                                 -----------      -----       ----------    -----------    -----------
                                 -----------      -----       ----------    -----------    -----------

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(2) INVESTMENT SECURITIES--(CONTINUED)

                                                           DECEMBER 31, 1994
                                 ---------------------------------------------------------------------
                                                  GROSS         GROSS        ESTIMATED
                                  AMORTIZED     UNREALIZED    UNREALIZED       FAIR         CARRYING
                                    COST          GAINS         LOSSES         VALUE          VALUE
                                 -----------    ----------    ----------    -----------    -----------
Held to Maturity:
FHLB of Pittsburgh stock,
pledged.......................   $ 2,302,600      -$-         $   --        $ 2,302,600    $ 2,302,600
U.S. agency obligations.......    10,563,882      --            (938,942)     9,624,940     10,563,882
                                 -----------      -----       ----------    -----------    -----------
                                 $12,866,482      -$-         $ (938,942)   $11,927,540    $12,866,482
                                 -----------      -----       ----------    -----------    -----------
                                 -----------      -----       ----------    -----------    -----------
Available for Sale:
U.S. agency obligations.......   $ 4,999,244      -$-         $ (402,774)   $ 4,596,470    $ 4,596,470
Equity investments............        30,091      --              --             30,091         30,091
                                 -----------      -----       ----------    -----------    -----------
                                 $ 5,029,335      -$-         $ (402,774)   $ 4,626,561    $ 4,626,561
                                 -----------      -----       ----------    -----------    -----------
                                 -----------      -----       ----------    -----------    -----------

                                                           DECEMBER 31, 1993
                                 ---------------------------------------------------------------------
                                                  GROSS         GROSS        ESTIMATED
                                  AMORTIZED     UNREALIZED    UNREALIZED       FAIR         CARRYING
                                    COST          GAINS         LOSSES         VALUE          VALUE
                                 -----------    ----------    ----------    -----------    -----------
Held to Maturity:
FHLB of Pittsburgh stock,
  pledged.....................   $ 2,631,700      -$-         $   --        $ 2,631,700    $ 2,631,700
U.S. agency obligations.......     2,000,000        625          (23,125)     1,977,500      2,000,000
                                 -----------      -----       ----------    -----------    -----------
                                 $ 4,631,700       $625       $  (23,125)   $ 4,609,200    $ 4,631,700
                                 -----------      -----       ----------    -----------    -----------
                                 -----------      -----       ----------    -----------    -----------

    The investment securities which are classified as held to maturity and available for sale have a weighted average coupon rate of 6.65% and 5.63%, respectively, at March 31, 1995 and 6.58% and 5.57%, respectively, at December 31, 1994.

    At March 31, 1995 and December 31, 1994 the Bank was required to maintain $2,468,700 and $2,302,600 of FHLB stock, respectively, under current regulations.

    At March 31, 1995, December 31, 1994 and December 31, 1993 the Company's investment securities included structured notes with a carrying value of $6.0 million, $6.9 million and $1.0 million, respectively, and a market value of $5.8 million, $6.5 million and $1.0 million, respectively. The structured notes at March 31, 1995, December 31, 1994 and December 31, 1993 included FHLB step-up notes of $4.0 million, $4.0 million and $1.0 million, respectively. At March 31, 1995 and December 31, 1994 the structured notes also included $2.0 million and $2.9 million, respectively, of other governmental agency step-up notes. The interest rate on the step-up notes is scheduled to increase by predetermined amounts on predetermined dates, and the notes are callable at par on each coupon payment date after the initial interest rate increase. If the step-up interest exceeds the then current market rate for notes with similar terms to the next adjustment date or maturity date, then the note would generally be called and the Company would have to reinvest the proceeds in the lower interest rate environment. If the step-up interest rate is less than the then current market rate, the note would generally not be called and the Company would continue to hold the note with a below market interest rate. The structured notes classified as held to maturity amounted to $5.0 million, $5.0 million and $1.0

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(2) INVESTMENT SECURITIES--(CONTINUED)
million at March 31, 1995, December 31, 1994 and December 31, 1993, respectively. The remaining $1.0 million, $1.9 million and $0 of structured notes were classified as available for sale at March 31, 1995, December 31, 1994 and December 31, 1993, respectively.

    The carrying value and estimated fair value of the Company's investment securities at March 31, 1995 by contractual maturity are shown below. Expected maturities will differ from contractual maturities due to the right to call or prepay such obligations with or without prepayment penalties.

                                                         AMORTIZED     ESTIMATED FAIR      WEIGHTED
                                                           COST            VALUE         AVERAGE YIELD
                                                        -----------    --------------    -------------
Held to Maturity:
Due after one year through five years................   $ 1,000,000     $     938,125         5.57%
Due after five years through ten years...............     7,553,593         7,135,353         6.75
Due after ten years..................................     2,000,000         1,936,600         7.00
No stated maturity...................................     2,468,700         2,468,700         6.50
                                                        -----------    --------------          ---
                                                        $13,022,293     $  12,478,778         6.59%
                                                        -----------    --------------          ---
                                                        -----------    --------------          ---
Available for Sale:
Due after one year through five years................   $ 4,000,000     $   3,779,662         5.63%
No stated maturity...................................        30,090            30,090       --
                                                        -----------    --------------          ---
                                                        $ 4,030,090     $   3,809,752         5.63%
                                                        -----------    --------------          ---
                                                        -----------    --------------          ---

    Total realized losses for the three months ended March 31, 1995 on the sale of $1,000,000 in investment securities classified as available for sale were $35,000.

    The carrying value and estimated fair value of the Company's investment securities at December 31, 1994 by contractual maturity are shown below. Expected maturities will differ from contractual maturities due to the right to call or prepay such obligations with or without prepayment penalties.

                                                        ARMORTIZED     ESTIMATED FAIR      WEIGHTED
                                                           COST            VALUE         AVERAGE YIELD
                                                        -----------    --------------    -------------
Held to Maturity:
Due after one year through five years................   $   999,312     $     907,190         5.57%
Due after five years through ten years...............     7,564,570         6,837,750         6.75
Due after ten years..................................     2,000,000         1,880,000         7.00
No stated maturity...................................     2,302,600         2,302,600         6.10
                                                        -----------    --------------          ---
                                                        $12,866,482     $  11,927,540         6.58%
                                                        -----------    --------------          ---
                                                        -----------    --------------          ---
Available for Sale:
Due after one year through five years................   $ 4,999,244     $   4,596,470         5.57%
No stated maturity...................................        30,091            30,091       --
                                                        -----------    --------------          ---
                                                        $ 5,029,335     $   4,626,561         5.57%
                                                        -----------    --------------          ---
                                                        -----------    --------------          ---

    Total realized losses in 1994 on the sale of $5,000,000 in investment securities classified as available for sale were $111,250.

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(3) MORTGAGE-BACKED SECURITIES

    The following tables detail the carrying value and estimated fair value of the Company's mortgage-backed securities:

                                                              MARCH 31, 1995
                                   ---------------------------------------------------------------------
                                                    GROSS         GROSS       ESTIMATED
                                    AMORTIZED     UNREALIZED   UNREALIZED        FAIR         CARRYING
                                       COST         GAINS        LOSSES         VALUE          VALUE
                                   ------------   ----------   -----------   ------------   ------------
Held to Maturity:
GNMA.............................  $ 28,667,473    $ --        $(1,423,816)  $ 27,243,657   $ 28,667,473
FNMA.............................    20,999,690      --           (997,019)    20,002,671     20,999,690
FHLMC............................    40,933,626      --         (1,466,132)    39,467,494     40,933,626
                                   ------------   ----------   -----------   ------------   ------------
                                   $ 90,600,789    $ --        $(3,886,967)  $ 86,713,822   $ 90,600,789
                                   ------------   ----------   -----------   ------------   ------------
                                   ------------   ----------   -----------   ------------   ------------
Available for Sale:
GNMA.............................  $    209,426    $    392    $    (2,018)  $    207,800   $    207,800
FNMA.............................     1,081,254      --            (56,409)     1,024,845      1,024,845
FHLMC............................     3,356,052      --           (188,827)     3,167,225      3,167,225
FHLMC collateralized mortgage
  obligations                         3,003,180      --            (78,180)     2,925,000      2,925,000
Non-agency collateralized
  mortgage obligations...........     1,995,260      --           (175,260)     1,820,000      1,820,000
                                   ------------   ----------   -----------   ------------   ------------
                                   $  9,645,172    $    392    $  (500,694)  $  9,144,870   $  9,144,870
                                   ------------   ----------   -----------   ------------   ------------
                                   ------------   ----------   -----------   ------------   ------------


                                                             DECEMBER 31, 1994
                                   ---------------------------------------------------------------------
                                                    GROSS         GROSS       ESTIMATED
                                    AMORTIZED     UNREALIZED   UNREALIZED        FAIR         CARRYING
                                       COST         GAINS        LOSSES         VALUE          VALUE
                                   ------------   ----------   -----------   ------------   ------------
Held to Maturity:
GNMA.............................  $ 29,324,595    $           $(2,245,130)  $ 27,079,465   $ 29,324,595
FNMA.............................    21,577,357      --         (1,645,351)    19,932,006     21,577,357
FHLMC............................    42,771,171      --         (2,677,354)    40,093,817     42,771,171
                                   ------------   ----------   -----------   ------------   ------------
                                   $ 93,673,123    $ --        $(6,567,835)  $ 87,105,288   $ 93,673,123
                                   ------------   ----------   -----------   ------------   ------------
                                   ------------   ----------   -----------   ------------   ------------
Available for Sale:
GNMA.............................  $    226,841      --        $    (8,285)  $    218,556   $    218,556
FNMA.............................     1,097,527      --            (83,066)     1,014,461      1,014,461
FHLMC............................     3,429,225      --           (274,057)     3,155,168      3,155,168
FHLMC collateralized mortgage
  obligations                         3,003,240      --            (78,240)     2,925,000      2,925,000
Non-agency collateralized
  mortgage obligations...........     1,994,800      --           (204,800)     1,790,000      1,790,000
                                   ------------   ----------   -----------   ------------   ------------
                                   $  9,751,633    $ --           (648,448)  $  9,103,185   $  9,103,185
                                   ------------   ----------   -----------   ------------   ------------
                                   ------------   ----------   -----------   ------------   ------------

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(3) MORTGAGE-BACKED SECURITIES--(CONTINUED)

                                                             DECEMBER 31, 1993
                                   ---------------------------------------------------------------------
                                                    GROSS         GROSS       ESTIMATED
                                    AMORTIZED     UNREALIZED   UNREALIZED        FAIR         CARRYING
                                       COST         GAINS        LOSSES         VALUE          VALUE
                                   ------------   ----------   -----------   ------------   ------------
Held to Maturity:
GNMA.............................  $ 34,739,317    $ --        $  (282,198)  $ 34,457,119   $ 34,739,317
FNMA.............................    32,145,062      82,164       (316,773)    31,910,453     32,145,062
FHLMC............................    45,009,604       1,725       (301,390)    44,709,939     45,009,604
FHLMC collateralized mortgage
  obligations....................     5,160,106       6,219         (3,660)     5,162,665      5,160,106
                                   ------------   ----------   -----------   ------------   ------------
                                   $117,054,089    $ 90,108    $  (904,021)  $116,240,176   $117,054,089
                                   ------------   ----------   -----------   ------------   ------------
                                   ------------   ----------   -----------   ------------   ------------
Available for Sale:
GNMA.............................  $    204,292    $ --        $   --        $    204,292   $    204,292
FHLMC............................     5,683,417      35,709        (24,144)     5,694,982      5,683,417
FHLMC collateralized mortgage
  obligations....................     3,005,430      --             (5,430)     3,000,000      3,005,430
                                   ------------   ----------   -----------   ------------   ------------
                                   $  8,893,139    $ 35,709    $   (29,574)  $  8,899,274   $  8,893,139
                                   ------------   ----------   -----------   ------------   ------------
                                   ------------   ----------   -----------   ------------   ------------


    The carrying value and estimated fair value of the Company's mortgage-backed securities at March 31, 1995 and December 31, 1994 by contractual maturity are as follows:

                                                                     AT MARCH 31, 1995
                                                         -----------------------------------------
                                                                                        WEIGHTED
                                                          AMORTIZED      ESTIMATED       AVERAGE
                                                            COST        FAIR VALUE     COUPON RATE
                                                         -----------    -----------    -----------
Held to Maturity:
Due one year through five years.......................   $ 4,208,395    $ 4,046,099        7.00%
Due after five years through ten years................     3,892,035      3,686,381        7.55
Due after ten years...................................    82,500,359     78,981,342        7.57
                                                         -----------    -----------         ---
                                                         $90,600,789    $86,713,822        7.54%
                                                         -----------    -----------         ---
                                                         -----------    -----------         ---
Available for Sale:
Due after one year through five years.................   $ 4,093,805    $ 3,857,515        6.56%
Due after five years through ten years................        39,334         39,727        8.50
Due after ten years...................................     5,512,033      5,247,628        6.67
                                                         -----------    -----------         ---
                                                         $ 9,645,172    $ 9,144,870        6.63%
                                                         -----------    -----------         ---
                                                         -----------    -----------         ---

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(3) MORTGAGE-BACKED SECURITIES--(CONTINUED)

                                                                   AT DECEMBER 31, 1994
                                                         -----------------------------------------
                                                                                        WEIGHTED
                                                          AMORTIZED      ESTIMATED       AVERAGE
                                                            COST        FAIR VALUE     COUPON RATE
                                                         -----------    -----------    -----------
Held to Maturity:
Due after five years through ten years................   $ 8,415,971    $ 7,779,474        7.27%
Due after ten years...................................    85,257,152     79,325,814        7.45
                                                         -----------    -----------         ---
                                                         $93,673,123    $87,105,288        7.43%
                                                         -----------    -----------         ---
                                                         -----------    -----------         ---
Available for Sale:
Due after one year through five years.................   $ 4,229,061    $ 3,886,194        6.59%
Due after five years through ten years................        14,243         14,101        8.50
Due after ten years...................................     5,508,329      5,202,890        7.03
                                                         -----------    -----------         ---
                                                         $ 9,751,633    $ 9,103,185        6.84%
                                                         -----------    -----------         ---
                                                         -----------    -----------         ---

    The weighted average coupon rate on the Company's mortgage-backed securities classified as available for sale and held to maturity at March 31, 1995 was 6.63% and 7.54%, respectively. The weighted average coupon rate on the Company's mortgage-backed securities classified as available for sale and held to maturity at December 31, 1994 was 6.84% and 7.43%, respectively. The weighted average coupon rate on the Company's mortgage-backed securities classified as available for sale and held to maturity at December 31, 1993 was 7.30% and 7.67%, respectively.

    There were no sales of mortgage-backed securities during the first quarter of 1995. Total realized gains in 1994 on the sale of $16,246,138 in mortgage-backed securities classified as available for sale were $13,171. Total realized losses in 1994 on the sale of $3,586,852 in mortgage-backed securities classified as available for sale were $223,831.

    Accrued interest receivable on mortgage-backed securities amounted to $732,278, $749,632 and $948,123 at March 31, 1995, December 31, 1994 and 1993,
respectively.

    The Bank pledged $39,385,940 (market value $37,949,894) in mortgage-backed securities as collateral for advances from the FHLB at March 31, 1995. The Bank pledged $39,249,636 (market value $36,568,676) in mortgage-backed securities as collateral for advances from the FHLB at December 31, 1994.

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(4) LOANS, NET

    Loans, net are comprised of the following:

                                                    MARCH 31,      DECEMBER 31,    DECEMBER 31,
                                                       1995            1994            1993
                                                   ------------    ------------    ------------
Single-family residential real estate...........   $100,582,802    $ 99,614,051    $ 63,672,041
Commercial real estate..........................     75,673,867      71,541,563      68,829,835
Real estate construction (net of loans in
  process of $8,327,901, $7,162,475 and
  $6,840,988, respectively).....................      4,930,950       5,409,363       3,977,370
Consumer loans..................................     19,338,385      18,906,472      15,189,030
Commercial business.............................     12,289,246      12,115,245       9,305,439
Unearned discounts and deferred loan fees.......       (330,533)       (312,873)       (592,011)
Allowance for loan losses.......................     (1,610,536)     (1,502,428)     (2,113,445)
                                                   ------------    ------------    ------------
                                                   $210,874,181    $205,771,393    $158,268,259
                                                   ------------    ------------    ------------
                                                   ------------    ------------    ------------

    Loans receivable from executive officers and directors, including loans to related persons and entities, consisted of the following activity for the three months ended March 31, 1995 and the years ended December 31, 1994 and 1993:

                                                    THREE MONTHS ENDED             YEARS ENDED
                                                    -------------------    ----------------------------
                                                         MARCH 31,         DECEMBER 31,    DECEMBER 31,
                                                           1995                1994            1993
                                                    -------------------    ------------    ------------
Balances at beginning of period..................        $ 227,736          $  363,866      $  215,810
Additional loans granted.........................            2,930             --              311,939
Repayments.......................................          (15,083)           (136,130)        (30,428)
Reclassification to non-related persons(1).......         --                   --             (133,455)
                                                        ----------         ------------    ------------
Balances at end of period........................        $ 215,583          $  227,736      $  363,866
                                                        ----------         ------------    ------------
                                                        ----------         ------------    ------------

------------

(1) Former officers and directors

    At March 31, 1995, the principal amount of outstanding loans on a non-accrual basis was $4,253,394. At December 31, 1994, 1993 and 1992, the principal amount of outstanding loans on a non-accrual basis was $4,368,578, $5,743,149 and $6,539,181, respectively. Additional gross interest income that would have been recorded during the three months ended March 31, 1995 if the Company's non-performing loans at the end of such period had been performing in accordance with their terms during such period was $116,191. Additional gross interest income that would have been recorded during 1994, 1993 and 1992 if the Company's non-performing loans at the end of such periods had been performing in accordance with their terms during such periods was $430,050, $287,070 and $644,747, respectively. The amount of interest income that was actually recorded during the three months ended March 31, 1995 with respect to such non-performing loans amounted to approximately $95,174. The amount of interest income that was actually recorded during 1994, 1993 and 1992 with respect to such non-performing loans amounted to approximately $22,912, $20,039 and $131,391, respectively.

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(4) LOANS, NET--(CONTINUED)
    Accrued interest receivable on loans, net amounted to $1,187,282, $1,192,192 and $1,548,061 at March 31, 1995, December 31, 1994 and December 31, 1993,
respectively.


    At March 31, 1995 and 1994 and December 31, 1994, 1993 and 1992, the Bank was servicing loans, including participations sold, in the amounts of $272,568,862, $203,536,000 $240,769,000, $185,567,133 and $62,431,347,
respectively, for the benefit of others.


    The following is a summary of the activity in the allowance for loan losses:

                                     THREE MONTHS
                                   ENDED MARCH 31,                 YEARS ENDED DECEMBER 31,
                               ------------------------    -----------------------------------------
                                  1995          1994          1994           1993           1992
                               ----------    ----------    -----------    -----------    -----------
Balance at beginning
  of period.................   $1,502,428    $2,113,445    $ 2,113,445    $ 2,703,392    $ 5,482,702
Provisions for loan
  losses....................      100,000        50,000        521,100        368,284        275,022
Additions acquired(1).......       --            --            --             100,908        --
Losses charged against the
  allowance.................       --           (96,296)    (1,318,025)    (1,334,353)    (3,129,820)
Recoveries on charged-off
  loans.....................        8,108        62,721        185,908        275,214         75,488
                               ----------    ----------    -----------    -----------    -----------
Balance at end of period....   $l,610,536    $2,129,870    $ 1,502,428    $ 2,113,445    $ 2,703,392
                               ----------    ----------    -----------    -----------    -----------
                               ----------    ----------    -----------    -----------    -----------

------------

(1) In conjunction with the acquisition of the Rosemont branch office on July 1, 1993.

(5) LOANS HELD FOR SALE

    At March 31, 1995, the Bank held $602,339 in 30 year fixed-rate residential mortgages and $125,000 in adjustable-rate residential mortgages that were classified as held for sale and are carried at the lower of aggregrate cost or market (fair) value. All of these loans were under commitments of sale at March 31, 1995. At December 31, 1994, the Bank held $351,287 in 30 year fixed-rate residential mortgages that were classified as held for sale and are carried at the lower of aggregate cost or market (fair) value. All of these loans were under commitments of sale at December 31, 1994. At December 31, 1993, the Bank held $4,514,966 and $12,259,084 in 15 and 30 year fixed-rate residential mortgages, respectively, that were classified as held for sale and are carried at the lower of aggregate cost or market (fair) value.


    The Bank had $1,208,700, $2,018,950 and $9,137,150 in commitments to originate agency conforming residential mortgage loans at March 31, 1995, December 31, 1994 and December 31, 1993, respectively, of which $407,900, $150,000 and $7,541,750 were agency conforming fixed rate residential loans. The interest rates on fixed rate residential mortgage commitments ranged from 8.25% to 9.38% at March 31, 1995, from 8.00% to 9.00% at December 31, 1994, and from 6.13% to 7.75% at December 31, 1993. Loans sold totalled $631,537, $34,025,900 and $64,530,086 for the three months ended March 31, 1995 and the years ended December 31, 1994 and 1993, respectively.

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(6) REAL ESTATE OWNED, NET

    The following table summarizes the activity in real estate owned, net for the three months ended March 31, 1995 and the years ended December 31, 1994 and 1993:

                                                 THREE MONTHS ENDED            YEARS ENDED
                                                 ------------------    ----------------------------
                                                     MARCH 31,        DECEMBER 31,    DECEMBER 31,
                                                        1995               1994            1993
                                                 ------------------    ------------    ------------
Balance at beginning of period................       $4,534,373        $ 11,576,663    $ 27,901,209
Real estate acquired in settlement of loans...         --                   742,721       3,317,448
Capitalized interest..........................         --                    11,429         205,975
Dispositions/sales(1).........................           (5,582)         (6,220,902)    (18,073,612)
Write-downs...................................          (75,000)         (1,575,538)     (1,774,357)
                                                 ------------------    ------------    ------------
Balance at end of period......................       $4,453,791        $  4,534,373    $ 11,576,663
                                                 ------------------    ------------    ------------
                                                 ------------------    ------------    ------------

------------

(1) Net of funds advanced for construction

    The following table summarizes the activity in the allowance for losses on real estate owned for the three months ended March 31, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992:

                                           THREE MONTHS
                                         ENDED MARCH 31,            YEARS ENDED DECEMBER 31,
                                         ----------------    --------------------------------------
                                           1995      1994       1994          1993         1992
                                         --------    ----    -----------    --------    -----------
Balance at beginning of period........   $  --       $--     $   --         $ 34,666    $ 1,459,326
Provision charged to income...........     75,000     --       1,575,538     (34,666)     2,834,557
Charge-offs...........................    (75,000)    --      (1,575,538)      --        (4,259,217)
                                         --------    ----    -----------    --------    -----------
Balance at end of period..............   $  --       $--     $   --         $  --       $    34,666
                                         --------    ----    -----------    --------    -----------
                                         --------    ----    -----------    --------    -----------

(7) PREMISES AND EQUIPMENT

    Land, office buildings and equipment, at cost, are summarized by major classification:

                                                        MARCH 31,     DECEMBER 31,    DECEMBER 31,
                                                          1995            1994            1993
                                                       -----------    ------------    ------------
Land................................................   $   230,413    $    230,413    $    230,413
Buildings and leasehold improvements................     3,055,118       3,039,106       2,876,905
Furniture, fixtures and equipment...................     4,225,541       4,101,211       3,684,374
                                                       -----------    ------------    ------------
                                                         7,511,072       7,370,730       6,791,692
Accumulated depreciation............................    (5,593,315)     (5,461,433)     (4,924,814)
                                                       -----------    ------------    ------------
                                                       $ 1,917,757    $  1,909,297    $  1,866,878
                                                       -----------    ------------    ------------
                                                       -----------    ------------    ------------

    Depreciation expense for the three months ended March 31, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992 was $131,881, $133,886,
$536,618, $541,592 and $567,175, respectively.

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(8) DEPOSITS

    Deposits consisted of the following:

                         AT MARCH 31, 1995             AT DECEMBER 31, 1994           AT DECEMBER 31, 1993
                    ----------------------------   ----------------------------   ----------------------------
                      WEIGHTED                       WEIGHTED                       WEIGHTED
                       AVERAGE                        AVERAGE                        AVERAGE
                    INTEREST RATE      AMOUNT      INTEREST RATE      AMOUNT      INTEREST RATE      AMOUNT
                    -------------   ------------   -------------   ------------   -------------   ------------
Money market
  deposit
  accounts.......        2.98%      $ 33,954,082        2.82%      $ 37,753,689        2.82%      $ 44,481,739
NOW and Super NOW
  accounts.......        2.53         23,723,178        2.48         27,033,300        2.39         19,741,261
Savings
  accounts.......        2.92         27,589,052        2.92         27,899,553        2.94         25,155,095
Other time
  deposits.......        5.32        162,904,172        5.07        158,787,667        4.64        158,510,656
Time deposits
  $100,000 or
  more...........        5.48         10,994,641        5.07         13,735,229        4.29          9,294,614
                          ---       ------------         ---       ------------         ---       ------------
Total interest-
  bearing
  deposits.......        4.51%       259,165,125        4.26%       265,209,438        3.96%       257,183,365
                          ---                            ---                            ---
                          ---                            ---                            ---
Non-interest-
  bearing
  deposits.......                     18,684,104                     18,748,302                     16,399,760
                                    ------------                   ------------                   ------------
Total deposits...                   $277,849,229                   $283,957,740                   $273,583,125
                                    ------------                   ------------                   ------------
                                    ------------                   ------------                   ------------

    Other time deposits of less than $100,000 by date of maturity are as follows:

                                             MARCH 31, 1995    DECEMBER 31, 1994
                                             --------------    -----------------

1995......................................    $  85,710,103      $ 102,496,820
1996......................................       37,674,341         26,272,396
1997......................................       24,857,090         19,424,803
1998......................................        6,127,575          4,051,972
1999......................................        5,995,659          6,228,566
2000 and thereafter.......................        2,539,404            313,110
                                             --------------    -----------------
                                              $ 162,904,172      $ 158,787,667
                                             --------------    -----------------
                                             --------------    -----------------


    Other time deposits of $100,000 or more by date of maturity are as follows:

                                             MARCH 31, 1995    DECEMBER 31, 1994
                                             --------------    -----------------
1995......................................    $  9,314,148        $11,239,454
1996......................................       1,576,066          1,146,894
1997......................................         104,427          1,239,255
1998 and thereafter.......................        --                  109,626
                                             --------------    -----------------
                                              $ 10,994,641        $13,735,229
                                             --------------    -----------------
                                             --------------    -----------------

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(8) DEPOSITS--(CONTINUED)

    Total deposits of $100,000 or more amounted to $34,827,000, $37,473,000 and $28,499,894 at March 31, 1995, December 31, 1994 and December 31, 1993,
respectively. Deposits in excess of $100,000 are not federally insured. Accrued interest payable on deposits amounted to $593,494, $377,441 and $291,088 at March 31, 1995, December 31, 1994 and December 31, 1993, respectively.


    Interest expense on deposits for the three months ended March 31, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992 consisted of the following:

                               THREE MONTHS ENDED MARCH
                                          31,                      YEARS ENDED DECEMBER 31,
                              ---------------------------   --------------------------------------
                                 1995             1994         1994          1993         1992
                              ----------       ----------   -----------   ----------   -----------
NOW accounts................  $  161,132       $  109,951   $   531,641   $  417,896   $   531,682
Savings accounts and money
  market deposit accounts...     455,328          483,650     1,958,584    1,810,067     2,107,526
Time deposits...............   2,222,553        1,806,884     7,678,104    7,148,772     9,077,123
                              ----------       ----------   -----------   ----------   -----------
                              $2,839,013       $2,400,485   $10,168,329   $9,376,735   $11,716,331
                              ----------       ----------   -----------   ----------   -----------
                              ----------       ----------   -----------   ----------   -----------

(9) ADVANCES FROM THE FEDERAL HOME LOAN BANK

    Advances from the FHLB consisted of the following:

                               AT MARCH 31, 1995        AT DECEMBER 31, 1994       AT DECEMBER 31, 1993
                            -----------------------    -----------------------    -----------------------
                            WEIGHTED                   WEIGHTED                   WEIGHTED
                            AVERAGE                    AVERAGE                    AVERAGE
   MATURITY PERIOD            RATE        AMOUNT         RATE        AMOUNT         RATE        AMOUNT
-------------------------   --------    -----------    --------    -----------    --------    -----------
Line of credit...........    (A)        $ 2,000,000     (A)        $ 2,200,000     (A)        $ 8,100,000
Community Investment
  Program line of credit.    (B)            308,750     (B)            308,750      --            --
FHLB advances:
  1 to 12 months.........     6.94%       5,500,000      6.00%       3,000,000      5.58%      12,000,000
  13 to 24 months........     4.45        8,000,000      5.24       10,500,000      --            --
  25 to 36 months........     7.65        5,000,000      7.65        5,000,000      5.24       10,500,000
  Greater than 36
    months...............     8.30        5,000,000      8.30        5,000,000      --            --
FHLB reverse repurchase
  advances:
  1 to 30 days...........     6.21        9,242,000      5.98        8,454,000      3.25        7,012,000
  31 to 60 days..........     6.25        5,389,000      6.25        9,589,000      3.40        2,924,000
  61 to 90 days..........     6.29        7,381,000      --            --           --            --
                               ---      -----------       ---      -----------       ---      -----------
  Total..................     6.41%     $47,820,750      6.35%     $44,051,750      4.45%     $40,536,000
                               ---      -----------       ---      -----------       ---      -----------
                               ---      -----------       ---      -----------       ---      -----------

------------

 (A)  Reprices on a daily basis. The rate was 6.81%, 6.61% and 3.19% at March 31, 1995,
      December 31, 1994 and December 31, 1993, respectively.

 (B)  Reprices on a daily basis. The rate was 6.54% and 6.34% at March 31, 1995 and December
      31, 1994, respectively.

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(9) ADVANCES FROM THE FEDERAL HOME LOAN BANK--(CONTINUED)

    Accrued interest payable on FHLB advances amounted to $231,934, $210,386 and $143,204 at March 31, 1995, December 31, 1994 and December 31,1993,
respectively.

    The following table presents certain information regarding FHLB advances for the three months ended March 31, 1995 and March 31, 1994 and for the years ended December 31, 1994, 1993 and 1992:

                             THREE MONTHS ENDED MARCH 31,           YEARS ENDED DECEMBER 31,
                             -----------------------------   ---------------------------------------
                                1995              1994          1994          1993          1992
                             -----------       -----------   -----------   -----------   -----------
Average balance
  outstanding..............  $47,506,000       $38,752,000   $44,007,000   $48,702,000   $41,502,000
Maximum amount outstanding
  any month-end during the
  period...................   47,821,000        44,958,000    57,244,000    61,067,000    53,018,000
Average interest rate
  during the period(1).....         6.39%             4.51%         5.00%         4.29%         4.87%
Average interest rate at
  the end of the period....         6.41%             4.85%         6.35%         4.45%         4.75%

------------

(1) Average interest rate is calculated by dividing the actual interest expense for the period by the average outstanding balances for the period.

    Under terms of its collateral agreement with the FHLB, the Bank maintains otherwise unencumbered qualifying assets, in an amount of at least as much as its advances from the FHLB. The advances from the FHLB are secured principally by mortgage-backed securities and the Bank's investment in securities. The Bank had a line of credit available from the FHLB in the amount of $34,695,777, $34,633,395 and $33,509,536 at March 31, 1995, December 31, 1994 and December
31, 1993, respectively. The unused balance on the line of credit was $32,695,777, $32,433,395 and $25,409,536 at March 31, 1995, December 31, 1994
and 1993, respectively.

(10) INCOME TAXES

    In February 1992, the FASB issued SFAS No. 109. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment dates.

    The Company adopted SFAS No. 109 in the first quarter of 1993. The adoption of SFAS No. 109 did not materially affect the Company's financial condition or results of operations due to the establishment of a valuation allowance of $3.7 million against the Company's gross deferred tax assets of $4.0 million. Such valuation allowance was established upon the adoption of SFAS No. 109 due primarily to the uncertainties as to the Bank' s future operations which existed at that time as a result of

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(10) INCOME TAXES--(CONTINUED)
the regulatory restrictions the Bank was subject to. Prior year's financial statements were not restated to apply the provisions of SFAS No. 109.

    The valuation allowance was decreased in 1995 by the $243 thousand decrease in the Company's deferred tax assets in excess of deferred tax liabilities from December 31, 1994 to March 31, 1995. The valuation allowance was increased in 1994 by the $458 thousand increase in the Company's deferred tax assets in excess of deferred tax liabilities from December 31, 1993 to December 31, 1994. In addition, the Company had no current tax expense or benefit due to the generation of a net operating loss in 1994 for which no carryback potential exists. Therefore, the Company had no book tax expense or benefit for 1994. The level of the deferred tax asset valuation allowance as of December 31, 1994 was determined based on management's estimate of deferred tax assets that will be realized using the "more likely than not" realization criteria contained in SFAS No. 109 in consideration of management's projections of future taxable income.

    The Company's 1993 income tax benefit of $1.0 million represents a reduction in the deferred tax asset valuation allowance in the fourth quarter. Such reduction in the valuation allowance was based upon the termination of the Capital Plan and all related operating restrictions by the OTS based on the Bank being in full capital compliance, the successful $7.2 million rights offering after which the Bank became in full regulatory capital compliance, the continued reduction of non-performing assets throughout 1993, and the continued improvement in core operating earnings. The amount of the reduction was determined based on management's estimate of deferred tax assets that will be realized using the "more likely than not" realization criteria contained in SFAS No. 109 in consideration of management's projections of future taxable income.

    Income tax expense (benefit) consisted of the following:

                                THREE MONTHS ENDED MARCH
                                           31,                    YEARS ENDED DECEMBER 31,
                               ---------------------------   ----------------------------------
                                  1995             1994         1994         1993        1992
                               ----------       ----------   ----------   -----------   -------
Current:
  State......................  $   --           $   --       $   --       $       145   $73,997
  Federal....................      --               --           --           --          --
                               ----------       ----------   ----------   -----------   -------
                                   --               --           --               145    73,997
Deferred--Federal............      --               --           --        (1,033,707)    --
                               ----------       ----------   ----------   -----------   -------
                               $   --           $   --       $   --       $(1,033,562)  $73,997
                               ----------       ----------   ----------   -----------   -------
                               ----------       ----------   ----------   -----------   -------

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(10) INCOME TAXES--(CONTINUED)

    The provision for income taxes differs from the statutory rate due to the following:

                                      THREE MONTHS ENDED
                                           MARCH 31,                YEARS ENDED DECEMBER 31,
                                      -------------------    --------------------------------------
                                        1995       1994        1994          1993           1992
                                      --------    -------    ---------    -----------    ----------
Tax (benefit) at statutory rate....   $128,490    $15,206    $(243,322)   $  (119,229)   $  459,657
State tax, net of Federal effect...      --         --          --                 96        48,838
Tax free interest..................     (2,380)    (2,422)      (9,690)       (11,560)      (10,791)
Book versus tax loan loss
  deduction........................      --         --          --            --         (1,468,799)
Unrealized net operating loss
  benefit..........................      --         --          --            --          1,038,422
Change in valuation allowance(1)...   (130,818)   (16,812)     100,248     (1,033,707)       --
Other..............................      4,708      4,028      152,764        130,838         6,670
                                      --------    -------    ---------    -----------    ----------
                                      $     --    $ --       $  --        $(1,033,562)   $   73,997
                                      --------    -------    ---------    -----------    ----------
                                      --------    -------    ---------    -----------    ----------

------------

(1) Subsequent to 1993, excludes the change in the valuation allowance related to the unrealized loss on securities available for sale, which was charged directly to stockholders' equity.

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are presented below:

                                                        MARCH 31,     DECEMBER 31,    DECEMBER 31,
                                                          1995            1994            1993
                                                       -----------    ------------    ------------
Deferred tax assets:
  Net operating loss carryforwards..................   $ 2,407,200    $  2,474,429    $  2,128,421
  Write-downs on real estate owned..................       930,240       1,036,655       1,056,545
  Unrealized loss on securities available for
    sale............................................       245,140         357,415         --
  Provision for loan losses.........................       153,340         153,643         534,931
  Loan fees.........................................       112,200          54,485         155,700
  Other.............................................        48,960          51,815          19,886
                                                       -----------    ------------    ------------
    Total deferred tax assets.......................     3,897,080       4,128,442       3,895,483
                                                       -----------    ------------    ------------
Deferred tax liabilities:
  Excess servicing fees.............................       126,140         129,920         312,186
  Depreciation and amortization.....................       130,560         115,049         157,487
                                                       -----------    ------------    ------------
  Total deferred tax liabilities....................       256,700         244,969         469,673
                                                       -----------    ------------    ------------
Deferred tax assets in excess of deferred tax
  liabilities before valuation allowance............     3,640,380       3,883,473       3,425,810
Valuation allowance.................................    (2,270,010)     (2,513,103)     (2,055,440)
                                                       -----------    ------------    ------------
Net deferred tax assets.............................   $ 1,370,370    $  1,370,370    $  1,370,370
                                                       -----------    ------------    ------------
                                                       -----------    ------------    ------------

    Net operating loss carryforwards available for use in future years total approximately $7.1 million. These loss carryforwards expire in 2006 ($866,000), 2007 ($4.5 million), 2008 ($654,000) and 2009 ($1.0 million).

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(10) INCOME TAXES--(CONTINUED)
    The significant components of deferred tax expense (benefit) computed at the effective tax rate for the year ended December 31, 1992 is summarized as follows:

                                                                     1992
                                                                   --------
Deferred loan fees..............................................   $137,259
Provision for loan losses.......................................      --
Gain from sales of loans........................................    (24,020)
Depreciation....................................................    (71,918)
Unrecognized deferred tax benefit...............................    (47,022)
Other--net......................................................      5,701
                                                                   --------
                                                                   $  --
                                                                   --------
                                                                   --------

(11) COMMITMENTS AND CONTINGENCIES

    At December 31, 1994, the Bank had leases on a number of its office facilities and certain equipment. Minimum future non-cancelable rental commitments under operating leases are as follows:

                                               MARCH 31, 1995    DECEMBER 31, 1994
                                               --------------    -----------------
1995........................................     $  645,347         $   724,570
1996........................................        550,570             389,912
1997........................................        384,780             224,323
1998........................................        371,670             212,769
1999........................................        323,132             175,229
                                               --------------    -----------------
                                                 $2,275,499         $ 1,726,803
                                               --------------    -----------------
                                               --------------    -----------------

    Rental expense for the three months ended March 31, 1995 and 1994 and for the years ended December 31, 1994, 1993 and 1992 was $189,691, $183,453,
$750,832, $675,785 and $654,610, respectively.

    The Bank is required by the Federal Reserve Board to maintain reserves based principally on deposits outstanding and are included in cash and due from banks. At March 31,1995, December 31, 1994 and 1993, required reserves were $1,293,000, $1,128,000 and $922,000, respectively.

    At March 31, 1995 and December 31, 1994, the Company was party to a number of lawsuits. While any litigation has an element of uncertainty, after reviewing these actions with legal counsel, management is of the opinion that the liability, if any, resulting from these actions will not have a material effect on the consolidated financial condition or results of operations of the Company.

(12) BENEFIT PLANS

  Pension Plan

    The Bank had a non-contributory pension plan covering virtually all employees who qualified as to age and length of service. The projected unit credit method was used to measure net periodic pension

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(12) BENEFIT PLANS--(CONTINUED)
cost over employees' service lives. The plan, which was funded annually by an amount consistent with minimum government funding regulations, was terminated effective June 30, 1992, and ceased to exist as an entity. Defined benefits will not be provided under any successor plan. The curtailment effect of the termination resulted in a gain of $19,062, which was recognized in 1993.

  Savings Plan

    Effective July 1, 1992, the Bank implemented a savings plan under Section 401(k) of the Internal Revenue Code, covering all full-time employees of the Bank as of that date. All full-time employees hired subsequent to July 1, 1992 become eligible to participate in the plan following completion of one year of continuous employment. The Bank's contributions to this plan were $13,916 and $17,348 for the three months ended March 31, 1995 and 1994, and $46,712, $46,552 and $17,227 for the years ended 1994, 1993 and 1992, respectively. The Bank's matching contribution becomes fully vested when the employee completes three additional years of service. Effective January 1, 1993, the Bank contributes 50% of the employee contribution up to 6% of compensation.

  Post-Retirement Benefits

    In December 1990, the FASB issued Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-Retirement Benefits Other than Pensions" ("SFAS No. 106"). SFAS No. 106 requires accrual during an employee's active years of service of the expected costs of providing post-retirement benefits (principally health care) to employees and their beneficiaries and dependents. Adoption of SFAS No. 106 was required for fiscal years beginning after December 15, 1992. The Company and the Bank do not provide post-retirement benefits; therefore, the adoption of SFAS No. 106, effective January 1, 1993, had no effect on the Company's results of operations.

  Post-Employment Benefits

    In November 1992, the FASB issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting of Post-Employment Benefits" ("SFAS No. 112"). SFAS No. 112 requires employers to recognize any obligation to provide post-employment (as differentiated from post-retirement) benefits by accruing the estimated liability. Adoption of SFAS No. 112 was required for fiscal years beginning after December 15, 1993. The Company and the Bank do not provide post-employment benefits; therefore, effective January 1, 1994, the adoption of SFAS No. 112 had no effect on the Company's results of operations.

(13) RELATED PARTY TRANSACTIONS

    Charles J. Tornetta and John E. Flynn Corson, Directors of the Company and Bank, were limited partners in a partnership which beneficially owned a 49% interest in the building from which the Company and the Bank conduct business in Plymouth Meeting, Pennsylvania. The Company and the Bank paid approximately $214,507, $415,233 and $498,807 in rental fees during 1994, 1993 and 1992, respectively, to the management company which handled the property on behalf of the limited partnership in which Mr. Tornetta and Mr. Corson were partners. The lease was negotiated and signed prior to either member being elected to the Board of Directors. As of December 31, 1994, Mr. Tornetta and Mr. Corson no longer own an interest in the building.

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(13) RELATED PARTY TRANSACTIONS--(CONTINUED)
    Charles J. Tornetta also serves as President and owns a 25% interest in Commonwealth Insurance Agency, Inc. Total insurance premiums paid by the Company, the Bank and the Bank's subsidiaries to Commonwealth Insurance Agency, Inc. in 1994, 1993 and 1992 were $21,456, $10,190 and $154,842, respectively. No amounts were paid to Commonwealth Insurance Agency during the three months ended March 31, 1995.

    Joseph R. Klinger, a Director of the Company and the Bank, is a principal of KMR Management, Inc., a management consulting company, which in the years ended December 31, 1993 and 1992 received approximately $64,452 and $37,500, respectively, in consulting fees for professional services rendered to the Bank and its wholly owned subsidiaries. No fees were paid to KMR Management, Inc. in 1994 or during the three months ended March 31, 1995.

(14) STOCK OPTIONS

    In February 1993, the Board of Directors adopted a Stock Incentive Plan which provides for the grant of incentive stock options, non-incentive or compensatory stock options and stock appreciation rights to key employees. The per share exercise price of an incentive stock option shall at least equal the fair market value of a share of Common Stock on the date the option is granted, and the per share exercise price of a compensatory stock option shall at least equal the greater of par value or 85% of fair market value of a share of Common Stock on the date the option is granted. Under this plan, 176,488 shares of common stock were reserved for issuance of which 127,500 shares were granted in 1993. There were no options granted under this plan in 1994, while 5,000 options were granted during the three months ended March 31, 1995.

    The Directors' Plan was also adopted in February 1993. Under the plan, each non-employee Director of the Company was granted compensatory options to purchase 5,000 shares of Common Stock at the Subscription Price for a share of Common Stock as specified in the Company's concurrent rights and community offering of Common Stock which was completed in June 1994. In addition, at the end of each year commencing on December 31, 1993, until and including December 31, 1997, each non-employee director of the Company will receive compensatory options to purchase 250 shares (or such lesser number of shares as remain to be granted pursuant to the Directors' Plan) with an exercise price equal to the fair market value of a share of Common Stock on the date the option is granted. A total of 50,000 authorized but unissued shares of Common Stock has been reserved for issuance pursuant to the Directors' Plan. In 1994 and 1993, 2,000 and 37,000 shares, respectively, were granted under this plan. There were no options granted under this plan during the three months ended March 31, 1995.

    Under the Company's Stock Option Plan which was adopted in April 1984 and amended in April 1987, 95,955 shares of Common Stock were reserved for issuance upon exercise of options or shares granted to officers and key employees. The plan provides that the option price will be fixed by a committee of the Board of Directors, but will not be less than 100% of the fair value of the stock at the date of the grant. At December 31, 1994, no shares were available for future grants.

    Options granted under each of the aforementioned plans are exercisable during the period specified in each option agreement and expire no later than the tenth anniversary of the date the option was granted.

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(14) STOCK OPTIONS--(CONTINUED)

    Changes in total options outstanding are as follows:

                                                                         MARCH 31, 1995
                                                                   ---------------------------
                                                                   SHARES          OPTION
                                                                    UNDER          PRICE
                                                                   OPTION        PER SHARE
                                                                   -------    ----------------
Outstanding at beginning of period..............................   253,000    $ 1.00 to $13.61
Granted during the three months ended March 31, 1995............     5,000                4.25
                                                                   -------    ----------------
Outstanding at March 31, 1995...................................   258,000    $ 1.00 to $13.61
                                                                   -------    ----------------
                                                                   -------    ----------------
Options exercisable at March 31, 1995...........................   203,500    $ 1.00 to $13.61
                                                                   -------    ----------------
                                                                   -------    ----------------
                                                                        DECEMBER 31, 1994
                                                                   ---------------------------
                                                                   SHARES          OPTION
                                                                    UNDER          PRICE
                                                                   OPTION        PER SHARE
                                                                   -------    ----------------
Outstanding at beginning of year................................   251,000    $ 1.00 to $13.61
Granted during year.............................................     2,000                4.25
                                                                   -------    ----------------
Outstanding at end of year......................................   253,000    $ 1.00 to $13.61
                                                                   -------    ----------------
                                                                   -------    ----------------
Options exercisable at end of year..............................   194,750    $ 1.00 to $13.61
                                                                   -------    ----------------
                                                                   -------    ----------------
                                                                        DECEMBER 31, 1993
                                                                   ---------------------------
                                                                   SHARES          OPTION
                                                                    UNDER          PRICE
                                                                   OPTION        PER SHARE
                                                                   -------    ----------------
Outstanding at beginning of year................................    88,500    $ 1.00 to $13.61
Granted during year.............................................   164,500      3.50 to   4.63
Forfeited during year...........................................    (2,000)   ]10.83 to  13.61
                                                                   -------    ----------------
Outstanding at end of year......................................   251,000    $ 1.00 to $13.61
                                                                   -------    ----------------
                                                                   -------    ----------------
Options exercisable at end of year..............................   145,375    $ 1.00 to $13.61
                                                                   -------    ----------------
                                                                   -------    ----------------
                                                                        DECEMBER 31, 1992
                                                                   ---------------------------
                                                                   SHARES          OPTION
                                                                    UNDER          PRICE
                                                                   OPTION        PER SHARE
                                                                   -------    ----------------
Outstanding at beginning of year................................    12,800    $10.83 to $13.61
Granted during year.............................................    80,000                1.00
Forfeited during year...........................................    (4,300)    10.83 to  13.61
                                                                   -------    ----------------
Outstanding at end of year......................................    88,500    $ 1.00 to $13.61
                                                                   -------    ----------------
                                                                   -------    ----------------
Options exercisable at end of year..............................    28,500    $ 1.00 to $13.61
                                                                   -------    ----------------
                                                                   -------    ----------------

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(15) RECENT REGULATIONS

  Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA)

    FDICIA was signed into law on December 19, 1991; regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations. The prompt corrective action regulations defined specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."

    To be considered "adequately capitalized," an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4%, and a total risk-based capital ratio of at least 8%. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less.

    At March 31, 1995, the Bank's leverage ratio was 4.74%, Tier 1 risk-based ratio was 9.03%, total risk-based ratio was 9.92%, and tangible equity ratio was 4.74%, based on leverage capital of $16,431,000, Tier 1 capital of $16,431,000, total risk-based capital of $18,042,000 and tangible equity capital of $16,431,000, respectively. At March 31, 1995, the Bank was classified as "adequately capitalized".

    At December 31, 1994, the Bank's leverage ratio was 4.57%, Tier 1 risk-based ratio was 8.66%, total risk-based ratio was 9.47%, and tangible equity ratio was 4.57%, based on leverage capital of $15,915,000, Tier 1 capital of $15,915,000, total risk-based capital of $17,417,000 and tangible equity capital of $15,915,000, respectively. At December 31, 1994, the Bank was classified as "adequately capitalized."

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(15) RECENT REGULATIONS--(CONTINUED)

    The following is a reconciliation of the Bank's capital determined in accordance with generally accepted accounting principles ("GAAP") to regulatory tangible, core and risk-based capital:

                                                                MARCH 31, 1995
                                        --------------------------------------------------------------
                                        TANGIBLE                CORE               RISK-BASED
                                        CAPITAL        %       CAPITAL      %       CAPITAL        %
                                        --------    -------    -------    -----    ----------    -----
                                                            (DOLLARS IN THOUSANDS)
GAAP Capital.........................   $ 16,416               $16,416              $ 16,416
General valuation allowance..........      --                    --                    1,611
Unrealized loss on securities
  available for sale, net of taxes...        721                   721                   721
Goodwill.............................       (178)                 (178)                 (178)
Investment in joint venture..........         (8)                   (8)                   (8)
Non-qualifying deferred tax assets...       (520)                 (520)                 (520)
                                        --------               -------             ----------
      Total..........................     16,431       4.74%    16,431     4.74%      18,042      9.92%
Minimum capital requirement..........      5,203       1.50     10,405     3.00       14,551      8.00
                                        --------    -------    -------    -----    ----------    -----
Regulatory capital--excess...........   $ 11,228       3.24%   $ 6,026     1.74%    $  3,491      1.92%
                                        --------    -------    -------    -----    ----------    -----
                                        --------    -------    -------    -----    ----------    -----

                                                              DECEMBER 31, 1994
                                        --------------------------------------------------------------
                                        TANGIBLE                CORE               RISK-BASED
                                        CAPITAL        %       CAPITAL      %       CAPITAL        %
                                        --------    -------    -------    -----    ----------    -----
                                                            (DOLLARS IN THOUSANDS)
GAAP Capital.........................   $ 15,584               $15,584              $ 15,584
General valuation allowance..........      --                    --                    1,502
Unrealized loss on securities
  available for sale, net of taxes...      1,051                 1,051                 1,051
Goodwill.............................       (192)                 (192)                 (192)
Investment in joint venture..........         (8)                   (8)                   (8)
Non-qualifying deferred tax assets...       (520)                 (520)                 (520)
                                        --------               -------             ----------
      Total..........................     15,915       4.57%    15,915     4.57%      17,417      9.47%
Minimum capital requirement..........      5,225       1.50     10,450     3.00       14,708      8.00
                                        --------    -------    -------    -----    ----------    -----
Regulatory capital--excess...........   $ 10,690       3.07%   $ 5,465     1.57%    $  2,709      1.47%
                                        --------    -------    -------    -----    ----------    -----
                                        --------    -------    -------    -----    ----------    -----

  Dividend Restrictions

    The Bank's ability to pay dividends is restricted by certain regulations. Under the current regulations, the Bank is not permitted to pay cash dividends or repurchase any of its capital stock if such payment or repurchase would cause its regulatory capital to be reduced below either the amount of the liquidation account or the regulatory capital requirements applicable to it. An institution that exceeds its fully phased-in capital requirement could, after prior notice, but without the approval of the OTS, make capital distributions during a calendar year of up to 100% of its current net income plus the amount that would reduce its "surplus capital ratio" (the excess capital over its fully phased-in capital requirement) to less than one-half of its surplus capital ratio at the beginning of the calendar year. Any additional capital distributions would require prior regulatory approval. An institution that meets its regulatory capital requirement, but not its fully phased-in capital requirement, could make capital distributions without prior OTS approval of between 25% and 75% of current earnings. A savings institution that does not meet its minimum regulatory capital requirements cannot make any capital

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)

            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(15) RECENT REGULATIONS--(CONTINUED)

distributions without prior OTS approval. Because the Bank is the primary source of working capital for the Company, the Company's ability to pay dividends is therefore limited. The Company discontinued the payment of regular dividends after the second quarter of 1990.

(16) FINANCIAL INSTRUMENTS

  Financial Instruments with Off-Balance-Sheet Risk

    The Company is a party to various financial instruments required in the normal course of business to meet the financing needs of its customers, which are not included in the Consolidated Statements of Financial Condition at March 31, 1995 or December 31, 1994. Management does not expect any material losses from these transactions. The Company's involvement in such financial instruments at March 31, 1995 and December 31, 1994 is summarized as follows:

                                                                            CONTRACT OR
                                                                          NOTIONAL AMOUNT
                                                                -----------------------------------
                                                                MARCH 31, 1995    DECEMBER 31, 1994
                                                                --------------    -----------------
                                                                      (DOLLARS IN THOUSANDS)
Amounts representing credit risk:
  Commitments to extend credit (including unused lines of
    credit)..................................................      $ 30,117            $22,258
  Standby letters of credit, financial guarantees and other
    letters of credit........................................      $    657            $   657

    The Bank uses the same credit policies in extending commitments and letters of credit as it does for on-balance-sheet instruments. The Bank controls its exposure to loss from these agreements through credit approval processes and monitoring procedures. Letters of credit and commitments to extend credit are generally issued for one year or less and may require payment of a fee. The total commitment amounts do not necessarily represent future cash disbursements, as many of the commitments expire without being drawn upon. The Bank may require collateral in extending commitments, which may include cash, accounts receivable, securities, real or personal property, or other assets. For those commitments which require collateral, the value of the collateral generally equals or exceeds the amount of the commitment.

    The majority of the Company's commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts.

  Concentrations of Credit Risk

    The Bank extends credit in the normal course of business to its customers, substantially all of whom operate or reside within Montgomery County, Pennsylvania and surrounding business areas including southern New Jersey. The ability of its customers to meet contractual obligations is, to some extent, dependent upon the conditions of this regional economy.

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(16) FINANCIAL INSTRUMENTS--(CONTINUED)

    In addition, certain groups of Bank loan customers share characteristics which, given current economic conditions, may affect their ability to meet contractual obligations. These customers and their credit extensions at December 31, 1994 include: retail consumers that account for 57% of all credit extensions; commercial mortgages and commercial real estate that account for 34%; residential construction and land that account for 3%; and commercial business that account for 6%. At March 31,1995, retail customers accounted for 57% of all credit extensions; commercial mortgages and commercial real estate accounted for 35%; residential construction and land loans accounted for 2%; and commercial business accounted for 6%.

  Fair Value of Financial Instruments

    Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS No. 107") requires the estimation of so called fair values of financial instruments as defined in SFAS No. 107.

    Limitations: Estimates of "fair value" are made at a specific point in time, based upon, where available, relevant market prices and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. For a substantial portion of the Company's financial instruments, no quoted market exists. Therefore, estimates of "fair value" are necessarily based on a number of significant assumptions (many of which involve events outside the control of management). Such assumptions include assessments of current economic conditions, perceived risks associated with these financial instruments and their counterparties, future expected loss experience and other factors. Given the uncertainties surrounding these assumptions, the reported "fair values" represent estimates only and, therefore, cannot be compared to the historical accounting model. Use of different assumptions or methodologies could result in different "fair value" estimates. The estimated "fair values" presented neither include nor give effect to the values associated with the Company's banking or other businesses, existing customer relationships, branch banking network property, equipment, or certain tax implications related to the realization of unrealized gains or losses. Also, under SFAS 107, the "fair value" of non-interest bearing deposits, savings and NOW accounts and money market deposit accounts is equal to the carrying amount because these deposits have no stated maturity. This approach to estimating "fair value" excludes the significant benefit that results from the low-cost funding provided by such deposit liabilities in comparison to alternative sources of funding.

    The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at March 31, 1995 and December 31, 1994 and 1993:

    Cash and cash equivalents: Current carrying amounts reported in the statement of financial condition for cash and short-term instruments approximate estimated fair value.

    Investment and mortgage-backed securities: Fair values for investment and mortgage-backed securities were based on current quoted market prices.

    Loans: For variable rate loans that reprice frequently and have no significant credit risk, fair values are based on carrying values. The estimated fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(16) FINANCIAL INSTRUMENTS--(CONTINUED)
conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair value of non-accruing and restructured loans were estimated using discounted cash flow analyses, with incremental discount rates which consider credit risk and other relevant factors. The fair values for all other loans were estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

    Interest Receivable: Current carrying amounts reported in the statement of financial condition for interest receivable approximate estimated fair value.

    Deposits: Fair values disclosed for deposits with no stated maturity (checking, NOW, savings, and money market accounts) are, by definition, equal to the amount payable on demand at March 31, 1995 and December 31, 1994 and 1993 (i.e., current carrying amounts). Fair values for deposits with stated maturities (time deposits) were estimated using a discounted cash flow calculation that uses current interest rates offered in the Company's market area for deposits with comparable terms and maturities.

    Advances from the FHLB:

          Short-term: Current carrying amounts of borrowings under repurchase agreements and other short-term borrowings approximate estimated fair value.

          Long-term: Fair value of long-term borrowings are estimated using a discounted cash flow calculation that uses current borrowing rates for advances with comparable terms and maturities.

    Subordinated Debt: Fair value of subordinated debt was estimated using a discounted cash flow calculation using a current interest rate for debt with comparable term and maturity.

    Other Liabilities: Includes interest payable and advance payments by borrowers for taxes and insurance. Current carrying amounts of interest payable and advance payments by borrowers for taxes and insurance approximate estimated fair value.

    Commitments to extend credit and letters of credit: The majority of the Company's commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts.

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(16) FINANCIAL INSTRUMENTS--(CONTINUED)
    The carrying amounts and fair values of the Company's financial instruments were as follows:

                               MARCH 31, 1995               DECEMBER 31, 1994             DECEMBER 31, 1993
                         ---------------------------   ---------------------------   ---------------------------
                                         ESTIMATED                     ESTIMATED                     ESTIMATED
                           CARRYING         FAIR         CARRYING         FAIR         CARRYING         FAIR
                            VALUE          VALUE          VALUE          VALUE          VALUE          VALUE
                         ------------   ------------   ------------   ------------   ------------   ------------
Financial assets:
Cash and due from banks
  and interest-bearing
  deposits.............  $  5,518,242   $  5,518,242   $  8,075,620   $  8,075,620   $  4,203,907   $  4,203,907
Investment and
  mortgage-backed
  securities...........   116,577,704    112,147,222    120,269,351    112,762,574    130,578,928    129,748,650
Loans receivable.......   212,484,716    207,151,350    207,625,108    199,070,000    177,155,754    177,195,278
Interest receivable....     2,159,060      2,159,060      2,209,951      2,209,951      2,515,330      2,515,330
                         ------------   ------------   ------------   ------------   ------------   ------------
                         $336,739,722   $326,975,874   $338,180,030   $322,118,145   $314,453,919   $313,663,165
                         ------------   ------------   ------------   ------------   ------------   ------------
                         ------------   ------------   ------------   ------------   ------------   ------------
Financial liabilities:
  Deposits.............  $277,849,229   $277,157,404   $283,957,740   $283,638,741   $273,583,125   $276,006,855
Advances from the
  FHLB.................    47,820,750     47,835,563     44,051,750     43,371,830     40,536,000     40,780,000
Subordinated debt......     3,000,000      2,827,950      3,000,000      2,823,300        --             --
Other financial
  liabilities..........     3,180,297      3,180,297      2,939,986      2,939,986      2,956,387      2,956,387
                         ------------   ------------   ------------   ------------   ------------   ------------
                         $331,850,276   $331,001,214   $333,949,476   $332,773,857   $317,075,512   $319,743,242
                         ------------   ------------   ------------   ------------   ------------   ------------
                         ------------   ------------   ------------   ------------   ------------   ------------

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(17) SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

    The following table represents quarterly financial data for the periods indicated. In the opinion of management, this information reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the results of operations for the periods indicated. Reclassifications have been made to certain previously reported amounts to conform with the 1994 classifications.

                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                  ---------------------------------------------------------------
                                                  MAR. 31   DEC. 31,   SEPT. 30,   JUN. 30,   MAR. 31,   DEC. 31,
                                                   1995       1994       1994        1994       1994       1993
                                                  -------   --------   ---------   --------   --------   --------
Interest income:
 Loans, including fees..........................  $4,548     $4,260     $ 3,911    $  3,580    $3,433    $  3,413
 Mortgage-backed securities.....................   1,654      1,744       1,716       1,611     1,546       1,701
 Investment securities..........................     267        285         343         254        78          71
 Other..........................................      29         23          11          14        21          11
                                                  -------   --------   ---------   --------   --------   --------
   Total interest income........................   6,498      6,312       5,981       5,459     5,078       5,196
                                                  -------   --------   ---------   --------   --------   --------
Interest expense:
 Deposits.......................................   2,839      2,771       2,558       2,439     2,400       2,454
 Advances from the
   FHLB.........................................     749        641         648         482       431         506
 Subordinated debt..............................      66         68          67       --        --          --
                                                  -------   --------   ---------   --------   --------   --------
   Total interest expense.......................   3,654      3,480       3,273       2,921     2,831       2,960
                                                  -------   --------   ---------   --------   --------   --------
   Net interest income..........................   2,844      2,832       2,708       2,538     2,247       2,236
                                                  -------   --------   ---------   --------   --------   --------
Provision for loan losses.......................     100        115          56         300        50         133
                                                  -------   --------   ---------   --------   --------   --------
Gain (loss) from sales of securities............     (35 )     (198)        (55)          1       (70)       (117)
Gain (loss) from mortgage banking activities....      (1 )       (5)          1         (46)     (126)       (122)
Income (loss) from properties sold..............     (24 )       (2)        (42)         19       (37)        (69)
Other income....................................     462        508         549         441       607         359
Other expense...................................   2,768      2,672       2,763       4,104     2,526       2,917
                                                  -------   --------   ---------   --------   --------   --------
Income (loss) before income taxes...............     378        348         342      (1,451)       45        (763)
Income tax expense (benefit)....................    --        --          --          --        --         (1,040)
                                                  -------   --------   ---------   --------   --------   --------
Net income (loss)...............................  $  378     $  348     $   342    $ (1,451)   $   45    $    277
                                                  -------   --------   ---------   --------   --------   --------
                                                  -------   --------   ---------   --------   --------   --------
Earnings (loss) per share.......................  $  .12     $  .11     $   .10    $   (.44)   $  .01    $    .08
                                                  -------   --------   ---------   --------   --------   --------
                                                  -------   --------   ---------   --------   --------   --------

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(17) SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)--(CONTINUED)

                                                                      (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                                 SHARE DATA)
                                                                      ---------------------------------
                                                                      SEPT. 30,    JUN. 30,    MAR. 31,
                                                                        1993         1993        1993
                                                                      ---------    --------    --------
Interest income:
 Loans, including fees.............................................    $ 3,468      $3,648      $3,594
 Mortgage-backed securities........................................      1,698       1,655       1,289
 Investment securities.............................................         74          64          72
 Other.............................................................         21          31          14
                                                                      ---------    --------    --------
   Total interest income...........................................      5,261       5,398       4,969
                                                                      ---------    --------    --------
Interest expense:
 Deposits..........................................................      2,520       2,176       2,227
 Advances from the FHLB............................................        489         574         519
 Subordinated debt.................................................      --          --          --
                                                                      ---------    --------    --------
   Total interest expense..........................................      3,009       2,750       2,746
                                                                      ---------    --------    --------
   Net interest income.............................................      2,252       2,648       2,223
                                                                      ---------    --------    --------
Provision for loan losses..........................................         17          35         183
                                                                      ---------    --------    --------
Gain (loss) from sales of securities...............................        163          27         142
Gain (loss) from mortgage banking activities.......................        521          55         152
Income (loss) from properties sold.................................         87           9          75
Other income.......................................................        350         332         262
Other expense......................................................      3,286       2,739       2,626
                                                                      ---------    --------    --------
Income (loss) before income taxes..................................         70         297          45
Income tax expense (benefit).......................................      --          --              6
                                                                      ---------    --------    --------
Net income (loss)..................................................    $    70      $  297      $   39
                                                                      ---------    --------    --------
                                                                      ---------    --------    --------
Earnings (loss) per share..........................................    $   .02      $  .18      $  .04
                                                                      ---------    --------    --------
                                                                      ---------    --------    --------

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(18) CONDENSED FINANCIAL INFORMATION OF PROGRESS FINANCIAL CORPORATION (PARENT COMPANY ONLY)

                                               CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                         --------------------------------------------------------
                                                 MARCH 31,                    DECEMBER 31,
                                         --------------------------    --------------------------
                                            1995           1994           1994           1993
                                         -----------    -----------    -----------    -----------
Assets
Cash on deposit with subsidiary.......   $    34,810    $        98    $    95,773    $        98
Investments in subsidiaries...........    16,579,628     14,477,342     15,805,201     14,787,288
Equity investments....................        30,090        --              30,091        --
Deferred debt issuance costs..........        84,477        --              89,445        --
                                         -----------    -----------    -----------    -----------
      Total assets....................   $16,729,005    $14,477,440    $16,020,510    $14,787,386
                                         -----------    -----------    -----------    -----------
                                         -----------    -----------    -----------    -----------
Liabilities and stockholders' equity
Liabilities:
  Subordinated debt...................   $ 3,000,000    $   --         $ 3,000,000    $   --
                                         -----------    -----------    -----------    -----------
Stockholders' equity:
Serial preferred stock................       --             --             --             --
Common stock..........................     3,275,000      3,275,000      3,275,000      3,275,000
Capital surplus.......................    15,706,092     15,706,092     15,706,092     15,706,092
Retained earnings (deficit)...........    (4,531,447)    (4,148,983)    (4,909,360)    (4,193,706)
Unrealized loss on securities
  available for sale..................      (720,640)      (354,669)    (1,051,222)       --
                                         -----------    -----------    -----------    -----------
Total stockholders' equity............    13,729,005     14,477,440     13,020,510     14,787,386
                                         -----------    -----------    -----------    -----------
Total liabilities and stockholders'
  equity..............................   $16,729,005    $14,477,440    $16,020,510    $14,787,386
                                         -----------    -----------    -----------    -----------
                                         -----------    -----------    -----------    -----------

                                                        CONDENSED STATEMENTS OF OPERATIONS
                                              -------------------------------------------------------
                                                 FOR THE THREE
                                                    MONTHS                 FOR THE YEARS ENDED
                                                ENDED MARCH 31,               DECEMBER 31,
                                              -------------------   ---------------------------------
                                                1995       1994       1994        1993        1992
                                              --------   --------   ---------   --------   ----------
Equity in undistributed income (loss) of
  subsidiaries..............................  $443,845   $ 44,723   $(580,864)  $682,888   $1,277,550
Interest income.............................        64      --         --          --             384
                                              --------   --------   ---------   --------   ----------
      Total income (loss)...................   443,909     44,723    (580,864)   682,888    1,277,934
Interest expense--subordinated debt.........    65,996      --        134,790      --          --
                                              --------   --------   ---------   --------   ----------
Income (loss) before income taxes...........   377,913     44,723    (715,654)   682,888    1,277,934
Income tax expense..........................     --         --         --          --          --
                                              --------   --------   ---------   --------   ----------
      Net income (loss).....................  $377,913   $ 44,723   $(715,654)  $682,888   $1,277,934
                                              --------   --------   ---------   --------   ----------
                                              --------   --------   ---------   --------   ----------

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(18) CONDENSED FINANCIAL INFORMATION OF PROGRESS FINANCIAL CORPORATION
    (PARENT COMPANY ONLY)--(CONTINUED)
    Under a tax-sharing arrangement between the Company and the Bank, income tax expense (benefit) is recorded on the books of the Bank.

                                                   CONDENSED STATEMENTS OF CASH FLOWS
                                      -------------------------------------------------------------
                                         FOR THE THREE
                                            MONTHS                    FOR THE YEARS ENDED
                                        ENDED MARCH 31,                   DECEMBER 31,
                                      -------------------    --------------------------------------
                                        1995       1994         1994          1993          1992
                                      --------    -------    ----------    ----------    ----------
Cash flows from operating
  activities:
Net income (loss)..................   $377,913    $44,724    $ (715,654)   $  682,888    $1,277,934
Add (deduct) items not affecting
  cash flow from operating
  activities:
  Equity in (earnings) losses of
    subsidiaries...................   (443,845)   (44,724)      580,864      (682,888)   (1,277,550)
  Amortization of deferred debt
    issuance cost..................      4,969      --            9,940        --            --
                                      --------    -------    ----------    ----------    ----------
Net cash flows (used in) provided
  by operating activities..........    (60,963)     --         (124,850)       --               384
                                      --------    -------    ----------    ----------    ----------
Cash flows from investing
  activities:
  Capital contributions and
    additional investment in
    subsidiaries...................      --         --       (2,650,000)   (7,227,108)      (11,668)
  Purchase of equity investment....      --         --          (30,091)       --            --
                                      --------    -------    ----------    ----------    ----------
Net cash flows used in investing
  activities.......................      --         --       (2,680,091)   (7,227,108)      (11,668)
                                      --------    -------    ----------    ----------    ----------
Cash flows from financing
  activities:
  Net proceeds from issuance of
    subordinated debt..............      --         --        2,900,616        --            --
  Net proceeds from issuance of
    common stock...................      --         --           --         7,227,108        --
                                      --------    -------    ----------    ----------    ----------
Net cash flows provided by
  financing activities.............      --         --        2,900,616     7,227,108        --
                                      --------    -------    ----------    ----------    ----------
Net increase (decrease) in cash and
  cash equivalents.................    (60,963)     --           95,675        --           (11,284)
Cash and cash equivalents:
  Beginning of period..............     95,773         98            98            98        11,382
                                      --------    -------    ----------    ----------    ----------
  End of period....................   $ 34,810    $    98    $   95,773    $       98    $       98
                                      --------    -------    ----------    ----------    ----------
                                      --------    -------    ----------    ----------    ----------

    These statements should be read in conjunction with the other notes to the consolidated financial statements.

                         PROGRESS FINANCIAL CORPORATION

         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(19) PROPOSED MERGER


    On May 24, 1995 the Company and the Bank entered into a definitive agreement whereby the Bank will merge with another, locally based, depository institution. In connection with this transaction, the Company will raise additional capital through a common stock offering. The transaction, which is expected to be accounted for under the pooling of interests method, requires approval from the stockholders and regulatory bodies. As of March 31, 1995 no merger related costs have been incurred.

                             DELOITTE & TOUCHE, LLP

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of

  ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK:

    We have audited the accompanying consolidated statements of financial condition of Roxborough-Manayunk Federal Savings Bank and subsidiaries (the "Bank") as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. We have also audited the related consolidated statements of income and cash flows for the year ended December 31, 1992 of Roxborough-Manayunk Federal Savings and Loan Association and subsidiaries (the "Predecessor Association"). These consolidated financial statements are the responsibility of the Bank's and Predecessor Association's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Bank at December 31, 1994 and 1993, the results of its operations and its cash flows for the years then ended, and the Predecessor Association's results of operations and cash flows for the year ended December 31, 1992 in conformity with generally accepted accounting principles.

    As discussed in Note 1 to the consolidated financial statements, on December 31, 1992, Roxborough-Manayunk Federal Savings and Loan Association, the Predecessor Association, reorganized from a federally chartered mutual savings association into a mutual holding company named FJF Financial, M.H.C. ("FJF Financial") (the "Reorganization"). As part of the Reorganization, FJF Financial transferred substantially all of its assets and liabilities at book value, except for $100,000, to a newly formed federally chartered capital stock savings bank named Roxborough-Manayunk Federal Savings Bank, in exchange for 1,415,000 shares of the Bank's common stock. The Bank also sold 200,000 shares of common stock to persons other than FJF Financial.

    As discussed in Note 2 to the consolidated financial statements, at December 31, 1993, the Bank changed its method of accounting for investments in debt and equity securities to conform with Statement of Financial Accounting Standards ("SFAS") No. 115, and also beginning January 1, 1993, the Bank changed its method of accounting for income taxes to conform with SFAS No. 109.

                                             /s/ DELOITTE & TOUCHE, LLP
                                          ......................................

Deloitte & Touche, LLP
Philadelphia, Pennsylvania
January 27, 1995

           ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                           MARCH 31,      DECEMBER 31,   DECEMBER 31,
                                                              1995            1994           1993
                                                         --------------   ------------   ------------
                                                          (UNAUDITED)
   ASSETS
Cash on hand and in banks..............................   $  1,401,744    $  1,109,607   $    713,074
Interest-bearing deposits..............................     39,441,632      17,942,152     31,050,807
                                                         --------------   ------------   ------------
     Total cash and cash equivalents...................     40,843,376      19,051,759     31,763,881
Investments held to maturity (approximate market
  value--1995, $48,850,000; 1994, $47,731,000; 1993,
  $29,925,000).........................................     49,502,741      49,325,074     29,137,133
Investments available for sale at market (amortized
  cost--1995, $775,000; 1994, $760,000; 1993,
  $750,000)............................................        770,033         754,965        750,000
Mortgage-backed securities available for sale at market
  value (amortized cost--1995, $77,168,000; 1994,
  $102,227,000; 1993, $108,465,000)....................     76,376,773      98,475,788    108,532,491
Loans receivable (net of allowance for loan
  losses--1995, $415,564; 1994, $416,629; 1993,
  $450,181)............................................     95,175,491      95,524,003     98,622,032
Loans available for sale (amortized cost--1995,
  $1,304,605; 1994, $1,198,544)........................      1,304,605       1,198,544
Accrued interest receivable:
  Loans................................................        825,866         780,332        794,206
  Mortgage-backed securities...........................        455,323         621,841        673,259
  Investments..........................................      1,010,742         647,040        384,534
Federal Home Loan Bank stock--at cost..................      1,685,700       1,614,500      1,844,300
Real estate acquired through forclosure--net...........         94,826          88,105        189,058
Office properties and equipment........................      2,121,119       2,192,199      2,270,471
Excess of cost over fair value of net assets acquired
  (goodwill)...........................................        288,325         347,552        628,283
Prepaid expenses and other assets......................      1,884,334       1,553,778      1,599,725
Deferred income taxes..................................        389,395       1,395,836         73,456
Prepaid income taxes...................................                                        41,664
                                                         --------------   ------------   ------------
     Total assets......................................   $272,728,649    $273,571,316   $277,304,493
                                                         --------------   ------------   ------------
                                                         --------------   ------------   ------------
   LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Deposits..............................................   $239,038,712    $241,230,534   $244,305,737
 Accrued interest payable..............................        116,543          91,564         82,926
 Advances from borrowers for taxes and insurance.......      1,295,239       2,457,479      2,548,346
 FHLB advances.........................................      7,884,000       7,884,000      7,884,000
 Accounts payable and accrued expenses.................        858,316       1,165,644      1,149,838
 Employee Stock Ownership Plan debt....................         83,842          90,610        116,310
 Accrued income taxes..................................        470,782         174,382
                                                         --------------   ------------   ------------
     Total liabilities.................................    249,747,434     253,094,213    256,087,157
                                                         --------------   ------------   ------------

Commitments and Contingencies
Stockholders' equity:
  Preferred stock, no par value
  2,500,000 shares authorized, none issued
  Common Stock, $1 par value
    7,500,000 shares authorized, 1995--1,621,000 shares
    issued and outstanding; 1994-1993--1,615,000 shares
    issued and outstanding.............................      1,621,000       1,615,000      1,615,000
 Additional paid-in capital............................     16,997,430      16,934,430     16,934,430
 Employee Stock Ownership Plan.........................        (83,842)        (90,610)      (116,310)
 Contribution for shares acquired by Management
   Recognition Plan....................................        (36,000)        (36,000)       (48,000)
 Unrealized gain (loss) net of related taxes on
   securities available for sale.......................       (525,315)     (2,478,994)        44,267
 Retained earnings--partially restricted...............      5,007,942       4,533,277      2,787,949
                                                         --------------   ------------   ------------
     Total stockholders' equity........................     22,981,215      20,477,103     21,217,336
                                                         --------------   ------------   ------------
     Total liabilites and stockholders' equity.........   $272,728,649    $273,571,316   $277,304,493
                                                         --------------   ------------   ------------
                                                         --------------   ------------   ------------


                See Notes to Consolidated Financial Statements.

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

          ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

                       CONSOLIDATED STATEMENTS OF INCOME

                                                      THREE-MONTH PERIOD            YEARS ENDED DECEMBER 31,
                                                             ENDED            -------------------------------------
                                                           MARCH 31,                                    PREDECESSOR
                                                    -----------------------                             ASSOCIATION
                                                       1995         1994         1994         1993         1992
                                                    ----------   ----------   ----------   ----------   -----------
                                                          (UNAUDITED)
Interest income:
 Interest on loans................................  $2,200,608   $2,301,878   $9,041,620   $8,745,045   $ 9,187,567
 Interest on mortgage-backed securities...........   1,603,671    1,223,308    5,326,966    7,065,235     6,627,023
 Interest and dividends on investments............   1,130,673      711,352    3,727,127    2,256,517     2,741,930
                                                    ----------   ----------   ----------   ----------   -----------
     Total interest income........................   4,934,952    4,236,538   18,095,713   18,066,797    18,556,520
                                                    ----------   ----------   ----------   ----------   -----------
Interest expense:
 Interest on deposits.............................   2,371,592    2,011,084    8,316,357    8,984,548    10,434,385
 Other............................................     118,099      118,834      474,749      102,134        48,319
                                                    ----------   ----------   ----------   ----------   -----------
     Total interest expense.......................   2,489,691    2,129,918    8,791,106    9,086,682    10,482,704
                                                    ----------   ----------   ----------   ----------   -----------
Net interest income...............................   2,445,261    2,106,620    9,304,607    8,980,115     8,073,816
Provision for loan losses.........................      15,000       15,000       60,000       94,000        60,000
                                                    ----------   ----------   ----------   ----------   -----------
Net interest income after provision for loan
  losses..........................................   2,430,261    2,091,620    9,244,607    8,886,115     8,013,816
                                                    ----------   ----------   ----------   ----------   -----------
Other income:
 Gain (loss) on sale of mortgage-backed
   securities.....................................     (30,994)                               678,755       112,326
 Rental income....................................      42,048       31,852      129,301      129,778       102,592
 Other............................................     111,531       94,824      375,462      421,019       484,265
                                                    ----------   ----------   ----------   ----------   -----------
     Total other income...........................     122,585      126,676      504,763    1,229,552       699,183
                                                    ----------   ----------   ----------   ----------   -----------
Other expenses:
 Salaries.........................................     608,592      567,511    2,360,520    2,165,749     2,129,512
 Amortization of goodwill.........................      59,227       81,139      280,731      370,115       461,664
 Office occupancy.................................     118,262      145,972      521,672      478,763       454,255
 Depreciation.....................................      96,401       93,905      385,773      351,392       392,977
 Telephone and postage............................      46,348       48,345      158,227      149,964       148,978
 Pension and profit-sharing.......................     160,159      126,508      526,269      540,878       279,011
 Federal insurance premium........................     139,483      140,050      560,566      437,282       452,676
 Stationery, printing and supplies................      26,271       30,116      111,749      115,057       103,856
 Payroll taxes....................................      54,028       50,440      175,775      162,730       154,253
 Other employee benefits..........................      68,574       66,784      228,922      267,971       225,348
 Directors' fees..................................      34,845       28,800      123,050      117,750        83,700
 Furniture, fixture and equipment expense.........      51,493       42,522      187,497      165,223       172,366
 Director, officer and employee expenses..........      30,162       42,781      156,811      156,691       168,691
 Professional services............................      85,978       69,369      275,806      267,710       230,327
 Advertising......................................      41,796       29,595      142,557       99,799       102,752
 Other............................................     121,962      137,464      458,294      558,726       539,770
                                                    ----------   ----------   ----------   ----------   -----------
     Total other expenses.........................   1,743,581    1,701,301    6,654,219    6,405,800     6,100,136
                                                    ----------   ----------   ----------   ----------   -----------
Income before income taxes (benefit) and
  cumulative effect of change in accounting
  method..........................................     809,265      516,995    3,095,151    3,709,867     2,612,863
                                                    ----------   ----------   ----------   ----------   -----------
Income taxes (benefit):
 Current..........................................     266,868      185,122    1,167,332      611,522       907,568
 Deferred.........................................      26,532       22,491       22,491      577,096       (66,747)
                                                    ----------   ----------   ----------   ----------   -----------
     Total income taxes...........................     293,400      207,613    1,189,823    1,188,618       840,821
                                                    ----------   ----------   ----------   ----------   -----------
Income before cumulative effect of change in
  accounting method...............................     515,865      309,382    1,905,328    2,521,249     1,772,042
Cumulative effect on prior years (to December 31,
  1992) of changing to a different method of
  accounting for income taxes.....................                                            406,700
                                                    ----------   ----------   ----------   ----------   -----------
Net income........................................  $  515,865   $  309,382   $1,905,328   $2,927,949   $ 1,772,042
                                                    ----------   ----------   ----------   ----------   -----------
                                                    ----------   ----------   ----------   ----------   -----------
Earnings per share................................  $     0.32   $     0.19   $     1.18   $     1.81
                                                    ----------   ----------   ----------   ----------
                                                    ----------   ----------   ----------   ----------

                See Notes to Consolidated Financial Statements.

           ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                  UNREALIZED
                                                                                GAIN (LOSS) ON
                                                                                  MORTGAGE-
                                                      EMPLOYEE                      BACKED
                                        ADDITIONAL      STOCK     MANAGEMENT      SECURITIES                        TOTAL
                             COMMON       PAID-IN     OWNERSHIP   RECOGNITION     AVAILABLE        RETAINED     STOCKHOLDERS'
                             STOCK        CAPITAL       PLAN         PLAN          FOR SALE        EARNINGS        EQUITY
                           ----------   -----------   ---------   -----------   --------------   ------------   -------------
Balance, January 1,
1992......................                                                                       $ 15,117,313    $ 15,117,313
Net Income................                                                                          1,772,042       1,772,042
Sale of 200,000 Shares of
  Common Stock, $1 par
  value (net of costs of
  $239,925)............... $  200,000   $ 1,560,075                                                              $  1,760,075
Transform of all assets
  and liabilities (except
  $100,000 in cash) from
  FJF Financial, M.H.C. in
  exchange for 1,415,000
  shares of common stock..  1,415,000                                                              (1,515,000)       (100,000)
Capitalization of retained
  earnings to additional
  paid-in capital.........               15,374,355                                               (15,374,355)
Formation of Employee
  Stock Option Plan.......                            $(140,000)                                                     (140,000)
Formation of Mangement
  Recognition Plan........                                         $ (60,000)                                         (60,000)
                           ----------   -----------   ---------   -----------   --------------   ------------   -------------
Balance, December 31,
  1992.................... $1,615,000   $16,934,430    (140,000)     (60,000)                                      18,349,430
Net income................                                                                       $  2,927,949       2,927,949
Cash dividends declared...                                                                           (140,000)       (140,000)
Adoption of SFAS No. 115,
  net of income taxes of
  $22,804.................                                                       $     44,267                          44,267
Principal payments made by
  Employee Stock Ownership
  Plan....................                               23,690                                                        23,690
Release of Management
  Recognition Plan shares.                                            12,000                                           12,000
                           ----------   -----------   ---------   -----------   --------------   ------------   -------------
Balance, December 31,
  1993....................  1,615,000    16,934,430    (116,310)     (48,000)          44,267       2,787,949      21,217,336
Net income................                                                                          1,905,328       1,905,328
Cash dividends declared...                                                                           (160,000)       (160,000)
Unrealized loss on
 mortgage-backed
 securities available for
 sale, net of income tax
 benefit of $1,277,085....                                                         (2,523,261)                     (2,523,261)
Principal payments made by
 Employee Stock Ownership
Plan......................                               25,700                                                        25,700
Release of Management
  Recognition Plan shares.                                            12,000                                           12,000
                           ----------   -----------   ---------   -----------   --------------   ------------   -------------
Balance, December 31,
  1994....................  1,615,000    16,934,430     (90,610)     (36,000)      (2,478,994)      4,533,277      20,477,103
Net income for the
  three-month period ended
  March 31, 1995
 (unaudited)..............                                                                            515,865         515,865
Cash dividends declared
 (unaudited)..............                                                                            (41,200)        (41,200)
Recovery of unrealized
  loss on mortgage-backed
  securities available for
  sale, net of income tax
  benefit of $270,643
  (unaudited).............                                                          1,953,679                       1,953,679
Issuance of shares in
  connection with
  management plan
  (unaudited).............      6,000        63,000                                                                    69,000
Principal payments made by
  Employee Stock Option
  Plan (unaudited)........                                6,768                                                         6,768
                           ----------   -----------   ---------   -----------   --------------   ------------   -------------
Balance, March 31, 1995
  (unaudited)............. $1,621,000   $16,997,430   $ (83,842)   $ (36,000)    $   (525,315)   $  5,007,942    $ 22,981,215
                           ----------   -----------   ---------   -----------   --------------   ------------   -------------
                           ----------   -----------   ---------   -----------   --------------   ------------   -------------


                 See Notes to Consolidated Financial Statements

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

          ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                          YEARS ENDED DECEMBER 31,
                                     THREE-MONTH PERIOD ENDED    ------------------------------------------
                                            MARCH 31,                                          PREDECESSOR
                                    --------------------------                                 ASSOCIATION
                                       1995           1994           1994           1993           1992
                                    -----------   ------------   ------------   ------------   ------------
                                           (UNAUDITED)
OPERATING ACTIVITIES:
 Income before cumulative effect of
   accounting change............... $   515,865   $    309,382   $  1,905,328   $  2,521,249   $  1,772,042
 Cumulative effect of an accounting
   change...........................                                                  406,700
 Adjustments to reconcile net
   income to net cash provided by
   operating activities:
   Provision for loan losses.......      15,000         15,000         60,000         94,000         60,000
   Depreciation....................      97,502         95,004        385,773        351,392        392,978
   Management Recognition Plan
     expense.......................                                    12,000         12,000
   Amortization of:
     Goodwill......................      59,227         81,139        280,731        370,115        461,664
     Net (discounts) premium on:
       Loans purchased.............     (38,008)       (55,826)      (149,282)      (450,328)      (494,326)
       Investments.................       4,609         (5,086)      (201,391)       (69,707)       (34,864)
       Mortgage-backed
         securities................     593,174        577,097      1,484,985       (328,167)      (687,985)
   (Gain) loss on sale of mortgage-
      backed securities.............      30,994                                     (678,755)      (112,326)
   Changes in assets and
     liabilities which provided
     (used) cash:
     Deferred income taxes.........                   (121,258)       (22,491)       170,396        (66,747)
     Deferred loan fees............     (10,745)        52,269       (126,959)       136,376         35,787
     Accrued interest receivable...    (242,718)       (35,307)      (197,214)       196,882        230,569
     Prepaid expenses and other
       assets......................    (330,556)      (495,405)        45,947     (1,134,921)        81,665
     Accrued interest payable......     (24,979)       (24,215)        (8,638)         8,572        (51,947)
     Accounts payable and accrued
       expenses....................     307,325        389,041        (15,806)        72,403        168,895
     Income taxes payable..........    (296,400)      (109,785)       216,046       (538,721)       (41,327)
                                    -----------   ------------   ------------   ------------   ------------
       Net cash provided by
         operating activities......     680,290        672,050      3,669,029      1,139,486      1,714,078
                                    -----------   ------------   ------------   ------------   ------------
INVESTING ACTIVITIES:
 Principal collected on:
   Mortgage-backed securities......   3,758,416     21,502,457     43,430,375     51,133,751     32,513,443
   Longer-term loans...............   2,942,237      5,891,877     20,105,812     22,791,609     24,150,235
 Longer-term loans originated......  (2,413,450)    (2,124,000)   (14,380,575)   (18,255,000)   (14,823,000)
 Longer-term loans acquired........    (231,200)      (510,082)    (3,459,670)   (25,102,000)    (2,780,000)
 Purchases of:
   Investments.....................  (5,197,344)   (11,889,939)   (35,031,324)   (11,874,100)    (5,494,800)
   Mortgage-backed securities......                (18,480,296)   (38,676,807)   (59,213,000)   (80,951,000)
   Property and equipment..........     (26,422)      (207,685)      (307,501)      (219,497)      (235,448)
   FHLB stock......................     (71,200)
 Proceeds from:
   Redemption of FHLB Stock........                    229,800        229,800
   Sales of investments............                                                               4,000,000
   Maturities of investments.......   5,000,000      5,000,000     15,034,809      9,178,681      9,999,000
   Sale of mortgage-backed
     securities....................  20,676,552                                   15,073,000     10,794,000
                                    -----------   ------------   ------------   ------------   ------------
     Net cash used in (provided by)
       investing activities........  24,437,589       (587,868)   (13,055,081)   (16,486,556)   (22,827,570)
                                    -----------   ------------   ------------   ------------   ------------

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

          ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

               CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)


                                                                          YEARS ENDED DECEMBER 31,
                                     THREE-MONTH PERIOD ENDED    ------------------------------------------
                                            MARCH 31,                                          PREDECESSOR
                                    --------------------------                                 ASSOCIATION
                                       1995           1994           1994           1993           1992
                                    -----------   ------------   ------------   ------------   ------------
                                           (UNAUDITED)
FINANCING ACTIVITIES:
 Net increase (decrease) in
   deposits........................  (2,191,822)       215,648     (3,075,203)    15,344,257     23,601,439
 Net decrease in advances from
   borrowers for taxes and
   insurance.......................  (1,162,240)    (1,254,145)       (90,867)      (347,310)      (335,992)
 Net increase in FHLB advances.....                                                7,884,000
 Proceeds from sale of stock, net
   of conversion costs.............      69,000                                                   1,560,075
 Proceeds from ESOP debt...........                                                                 140,000
 Dividends declared................     (41,200)       (20,000)      (160,000)      (140,000)
                                    -----------   ------------   ------------   ------------   ------------
     Net cash provided by (used in)
       financing activities........  (3,326,262)    (1,058,497)    (3,326,070)    22,740,947     24,965,522
                                    -----------   ------------   ------------   ------------   ------------
Increase (decrease) in cash and
  cash equivalents.................  21,791,617       (974,315)   (12,712,122)     7,393,877      3,852,030
Cash and cash equivalents,
  beginning of year................  19,051,759     31,763,881     31,763,881     24,370,004     20,517,974
                                    -----------   ------------   ------------   ------------   ------------
Cash and cash equivalents, end of
  year............................. $40,843,376   $ 30,789,566   $ 19,051,759   $ 31,763,881   $ 24,370,004
                                    -----------   ------------   ------------   ------------   ------------
                                    -----------   ------------   ------------   ------------   ------------
SUPPLEMENTAL DISCLOSURES:
Interest paid on deposits and funds
  borrowed......................... $ 2,500,000   $  2,100,000   $  8,800,000   $  9,000,000   $ 10,535,000
Income taxes paid..................                                 1,050,000      1,174,000        965,000
Transfer of mortgage-backed
  securities to mortgage-backed
  securities available for sale....                                               29,137,133
Non-Cash Transfers from Loans to
  Real Estate Owned................      31,156        --             251,674         67,900        196,183


                See Notes to Consolidated Financial Statements.

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

          ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
   AND (UNAUDITED) FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994

1. REORGANIZATION AND BASIS OF PRESENTATION

    Reorganization--On December 31, 1992, Roxborough-Manayunk Federal Savings and Loan Association and subsidiaries (the "Predecessor Association") reorganized from a federally chartered mutual savings association into a mutual holding company named FJF Financial, M.H.C. ("FJF Financial") (the "Reorganization"). As part of the Reorganization, FJF Financial transferred substantially all of its assets and liabilities at book value, except for $100,000, to a newly formed federally chartered capital stock savings bank named Roxborough-Manayunk Federal Savings Bank (the "Bank") in exchange for 1,415,000 shares of the Bank's common stock. The Bank also sold 200,000 shares of common stock to persons other than FJF Financial. Subsequent to the Reorganization, the Bank capitalized all of the Predecessor Association's retained earnings to additional paid-in capital as of the date of the Reorganization.

    The accompanying consolidated financial statements present the results of the Predecessor Association's operations and cash flows for the year ended December 31, 1992.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Interim Financial Statements--The accompanying consolidated financial statements and related information contained in these footnotes as of March 31, 1995 and for the three-month periods ended March 31, 1995 and 1994 are unaudited but in management's opinion reflect all adjustments consisting only of normal recurring accruals necessary for fair presentation.


    Principles of Consolidation--The consolidated financial statements of the Bank and the Predecessor Association for the applicable periods include the accounts of Ridge Service Corporation and Montgomery Service Corporation, wholly owned subsidiaries of the Bank and the Predecessor Association, respectively. Intercompany accounts and transactions have been eliminated in consolidation. Ridge Service Corporation is currently inactive. Montgomery Service Corporation manages a small commercial real estate property.



    Cash and Cash Equivalents--The Bank considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.


    Investments and Mortgage-Backed Securities--In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Bank elected to adopt SFAS No. 115 effective December 31, 1993. There was no effect on stockholders' equity as previously reported or current earnings of initially applying the new standard. The Bank adopted the requirements of SFAS No. 115 to classify and account for debt and equity securities as follows:

        Held to Maturity--Debt and equity securities that management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

          ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

   AND (UNAUDITED) FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

        Available for Sale--Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes to market interest or prepayment rates, needs for liquidity and changes in the availability of and the yield of alternative investments are classified as available for sale. These assets are carried at market value. Market value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and are reported net of tax as a separate component of stockholders' equity until realized. Unrealized losses, net of taxes, amounting to $525,315 and $2,478,994 are recorded as a component of stockholders' equity at March 31, 1995 and December 31, 1994, respectively.

    Prior to the adoption of SFAS No. 115, the Bank accounted for debt and equity securities as follows:

        Held for Investment--Debt securities classified as held to maturity, were carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Investments and mortgage-backed securities were classified as held for investment when management had the ability and the intent to hold these securities until maturity.

    Interest Income--Interest income on loans, mortgage-backed securities and investments is recognized as earned. Income recognition is generally discontinued when loans become 90 days contractually past due. An allowance for any uncollected interest is established at that time.

    Provisions for Losses--Provisions for losses include charges to reduce the recorded balances of mortgage loans receivable and real estate to their estimated net realizable value or fair value, as applicable. Such provisions are based on management's estimate of net realizable value or fair value of the collateral, as applicable, considering the current and currently anticipated future operating or sales conditions, thereby causing these estimates to be particularly susceptible to changes that could result in a material adjustment to results of operations in the near term. Recovery of the carrying value of such loans and real estate is dependent to a great extent on economic, operating and other conditions that may be beyond the Bank's control.


    In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). SFAS 114 requires an adjustment to the carrying value of a loan through the provision for loan losses when it is "probable" that a creditor will be unable to collect all amounts due according to the contractual terms of the loan. SFAS 114 was subsequently amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure" ("SFAS 118") to allow a creditor to use existing methods for recognizing interest income on an impaired loan. SFAS 114 and SFAS 118 are effective for financial statements issued for years beginning after December 15, 1994. The adoption of SFAS 114 and SFAS 118 in 1995 did not have a material impact on the Bank's financial condition or results of operations based on the Bank's current loan portfolio.



    Real Estate Acquired Through Foreclosure--Real estate acquired through foreclosure is carried at the lower of fair value or balance of the loan on the property at date of acquisition less estimated selling costs. Costs relating to the development and improvement of property are capitalized, and those relating to holding the property are charged to expense.

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

   AND (UNAUDITED) FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

    Office Properties and Equipment--Office properties and equipment are recorded at cost. Depreciation is computed using the straight-line method over the expected useful lives of the assets. The costs of maintenance and repairs are expensed as incurred, and renewals and betterments are capitalized.

    Excess Cost Over Fair Value of Net Assets Acquired--Goodwill is being amortized over the remaining average life of the assets acquired (originally fifteen years) using the interest method.

    Interest Rate Risk--The Bank is engaged principally in providing first mortgage loans to individuals. At December 31, 1994, the Bank's assets consist primarily of assets that earned interest at fixed interest rates. Those assets were funded primarily with short-term liabilities that have interest rates that vary with market rates over time.

    The shorter duration of the interest-sensitive liabilities indicates that the Bank is exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the market value of long-term assets and net interest income.


    Loan Fees--The Bank defers all loan fees, net of certain direct loan origination costs, and recognizes income as a yield adjustment over the life of the loan considering prepayments using the interest method.


    Unearned Discounts and Premiums--Unearned discounts and premiums are accreted over the expected average lives of the loans purchased using the interest method.

    Income Taxes--The Bank previously accounted for income taxes in accordance with Accounting Principles Board Opinion No. 11. In February 1992, the FASB issued SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The Bank adopted SFAS No. 109 in 1993, and has reported the cumulative effect of the change in method of accounting for income taxes of $406,700 as of January 1, 1993, in the consolidated statement of income.

    Reclassifications--Certain items in the 1992 and 1993 consolidated financial statements have been reclassified to conform with the presentation in the 1994 consolidated financial statements.

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

          ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

   AND (UNAUDITED) FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994

3. INVESTMENTS

    A comparison of cost and approximate market value of investments, by maturity, is as follows:

                                                        HELD TO MATURITY MARCH 31, 1995
                                               --------------------------------------------------
                                                               GROSS       GROSS      APPROXIMATE
                                                AMORTIZED     UNREALIZED  UNREALIZED    MARKET
                                                  COST         GAINS       LOSSES        VALUE
                                               -----------    --------    --------    -----------
U.S. Treasury securities:
  Less than 1 year..........................   $ 5,032,867    $ 12,683    $           $ 5,045,550
  5 to 10 years.............................     5,074,874     161,655                  5,236,529
                                               -----------    --------    --------    -----------
      Total.................................    10,107,741     174,338                 10,282,079
                                               -----------    --------    --------    -----------
FHLB Bonds:
  5 to 10 years.............................    21,000,000                 457,815     20,542,185
Other agencies (FNMA, FHLMC and SLMA
  debentures):
  5 to 10 years.............................    18,000,000                 368,813     17,631,187
Other.......................................       395,000                                395,000
                                               -----------    --------    --------    -----------
      Total.................................   $49,502,741    $174,338    $826,628    $48,850,451
                                               -----------    --------    --------    -----------
                                               -----------    --------    --------    -----------

                                                                 AVAILABLE FOR SALE MARCH 31, 1995
                                                              ---------------------------------------
                                                                             GROSS
                                                              AMORTIZED    UNREALIZED    APPROXIMATE
                                                                COST         LOSSES      MARKET VALUE
                                                              ---------    ----------    ------------
Mutual Funds...............................................   $ 525,033                    $525,033
Federal Home Loan Mortgage Corporation 7.9% noncumulative
  preferred stock..........................................     250,000      $5,000         245,000
                                                              ---------    ----------    ------------
      Total................................................   $ 775,033      $5,000        $770,033
                                                              ---------    ----------    ------------
                                                              ---------    ----------    ------------

                                                        HELD TO MATURITY DECEMBER 31, 1994
                                              ------------------------------------------------------
                                                               GROSS         GROSS       APPROXIMATE
                                               AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                                 COST          GAINS         LOSSES         VALUE
                                              -----------    ----------    ----------    -----------
U.S. Treasury securities:
  Less than 1 year.........................   $ 4,997,364                  $    9,789    $ 4,987,575
  5 to 10 years............................     5,077,710                      46,473      5,031,237
                                              -----------                  ----------    -----------
      Total................................    10,075,074                      56,262     10,018,812
                                              -----------                  ----------    -----------
FHLB Bonds:
  5 to 10 years............................    21,000,000                     827,300     20,172,700
Other agencies (FNMA, FHLMC and SLMA
  debentures):
  5 to 10 years............................    18,000,000      $6,218         716,250     17,289,968
Other......................................       250,000                                    250,000
                                              -----------    ----------    ----------    -----------
      Total................................   $49,325,074      $6,218      $1,599,812    $47,731,480
                                              -----------    ----------    ----------    -----------
                                              -----------    ----------    ----------    -----------

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

          ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

   AND (UNAUDITED) FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994

3. INVESTMENTS--(CONTINUED)

                                                                        AVAILABLE FOR SALE
                                                                         DECEMBER 31, 1994
                                                              ---------------------------------------
                                                                             GROSS
                                                              AMORTIZED    UNREALIZED    APPROXIMATE
                                                                COST         LOSSES      MARKET VALUE
                                                              ---------    ----------    ------------
Mutual Funds...............................................   $ 509,965                    $509,965
Federal Home Loan Mortgage Corporation 7.9% noncumulative
  preferred stock..........................................     250,000      $5,000        $245,000
                                                              ---------    ----------    ------------
      Total................................................   $ 759,965      $5,000        $754,965
                                                              ---------    ----------    ------------
                                                              ---------    ----------    ------------

                                                         HELD TO MATURITY DECEMBER 31, 1993
                                               -------------------------------------------------------
                                                                GROSS         GROSS
                                                AMORTIZED     UNREALIZED    UNREALIZED    APPROXIMATE
                                                  COST          GAINS         LOSSES      MARKET VALUE
                                               -----------    ----------    ----------    ------------
U.S. Treasury securities:
  Less than 1 year..........................   $ 5,011,995     $  15,688                  $  5,027,683
  5 to 10 years.............................     5,089,055       588,447                     5,677,502
                                               -----------    ----------                  ------------
      Total.................................    10,101,050       604,135                    10,705,185
                                               -----------    ----------                  ------------
FHLB Bonds:
  Less than 1 year..........................     3,001,309       101,495                     3,102,804
  1 to 5 years..............................     8,000,000                   $ 27,500        7,972,500
                                               -----------    ----------    ----------    ------------
      Total.................................    11,001,309       101,495       27,500       11,075,304
                                               -----------    ----------    ----------    ------------
Other agencies (FNMA, FHLMC and SLMA
  debentures):
  1 to 5 years..............................     6,000,000        64,670        3,900        6,060,770
  5 to 10 years.............................     2,000,000        48,600                     2,048,600
                                               -----------    ----------    ----------    ------------
      Total.................................     8,000,000       113,270        3,900        8,109,370
                                               -----------    ----------    ----------    ------------
Other.......................................        34,774                                      34,774
                                               -----------    ----------    ----------    ------------
      Total.................................   $29,137,133     $ 818,900     $ 31,400     $ 29,924,633
                                               -----------    ----------    ----------    ------------
                                               -----------    ----------    ----------    ------------

                                                                            AVAILABLE FOR SALE
                                                                            DECEMBER 31, 1993
                                                                        --------------------------
                                                                        AMORTIZED     APPROXIMATE
                                                                           COST       MARKET VALUE
                                                                        ----------    ------------
Mutual Funds.........................................................    $ 500,000      $500,000
  Federal Home Loan Mortgage Corporation 7.9% noncumulative preferred
  stock..............................................................    $ 250,000       250,000
                                                                        ----------    ------------
      Total..........................................................    $ 750,000      $750,000
                                                                        ----------    ------------
                                                                        ----------    ------------

    There were no sales of debt securities for the three-month period ended March 31, 1995 or the years ended December 31, 1994, 1993 or 1992.

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

          ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

   AND (UNAUDITED) FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994

4. MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

    Mortgage-backed securities are summarized as follows:

                                                                   MARCH 31, 1995
                                               -------------------------------------------------------
                                                                GROSS         GROSS
                                                AMORTIZED     UNREALIZED    UNREALIZED    APPROXIMATE
                                                  COST          GAINS         LOSSES      MARKET VALUE
                                               -----------    ----------    ----------    ------------
GNMA pass-through certificates..............   $13,931,079     $ 67,905                   $ 13,998,984
FNMA pass-through certificates..............    16,947,128                   $ 275,278      16,671,850
FNMA real estate mortgage investment
  conduits..................................     5,487,035                     243,741       5,243,294
FHLMC pass-through certificates.............    32,526,865                     121,295      32,405,570
FHLMC real estate mortgage investment
  conduits..................................     8,275,624                     218,549       8,057,075
                                               -----------    ----------    ----------    ------------
      Total.................................   $77,167,731     $ 67,905      $ 858,863    $ 76,376,773
                                               -----------    ----------    ----------    ------------
                                               -----------    ----------    ----------    ------------

                                                               DECEMBER 31, 1994
                                            --------------------------------------------------------
                                                              GROSS         GROSS
                                             AMORTIZED      UNREALIZED    UNREALIZED    APPROXIMATE
                                                COST          GAINS         LOSSES      MARKET VALUE
                                            ------------    ----------    ----------    ------------
GNMA pass-through certificates...........   $ 14,155,501     $  29,220    $  558,729    $ 13,625,992
FNMA pass-through certificates...........     23,009,658        42,773     1,276,330      21,776,101
FNMA real estate mortgage investment
  conduits...............................      5,931,876                     412,465       5,519,411
FHLMC pass-through certificates..........     50,721,860       174,932     1,380,821      49,515,971
FHLMC real estate mortgage investment
  conduits...............................      8,407,972        28,092       397,751       8,038,313
                                            ------------    ----------    ----------    ------------
      Total..............................   $102,226,867     $ 275,017    $4,026,096    $ 98,475,788
                                            ------------    ----------    ----------    ------------
                                            ------------    ----------    ----------    ------------

                                                            DECEMBER 31, 1993
                                         --------------------------------------------------------
                                                           GROSS         GROSS
                                          AMORTIZED      UNREALIZED    UNREALIZED    APPROXIMATE
                                             COST          GAINS         LOSSES      MARKET VALUE
                                         ------------    ----------    ----------    ------------
GNMA pass-through certificates........   $ 15,676,891    $  499,896                  $ 16,176,787
FNMA pass-through certificates........     28,687,537       203,179    $   36,591      28,854,125
FNMA real estate mortgage investment
  conduits............................      8,201,839       148,067        24,574       8,325,332
FHLMC pass-through certificates.......     40,632,384       255,585     1,011,744      39,876,225
FHLMC real estate mortgage investment
  conduits............................     15,266,769       146,947       113,694      15,300,022
                                         ------------    ----------    ----------    ------------
      Total...........................   $108,465,420    $1,253,674    $1,186,603    $108,532,491
                                         ------------    ----------    ----------    ------------
                                         ------------    ----------    ----------    ------------

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

          ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

   AND (UNAUDITED) FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994

4. MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE--(CONTINUED)

    Proceeds from the sale of mortgage-backed securities during the three-month period ended March 31, 1995 were $20,676,552 resulting in a gross loss of $30,994. There were no sales of mortgage-backed securities during the three-month period ended March 31, 1994.



    Proceeds from the sale of mortgage-backed securities during the year ended December 31, 1993 and 1992 were $15,073,000 and $10,794,000 resulting in a gross gain of $678,755 and $112,326, respectively. There were no sales of mortgage-backed securities during the year ended December 31, 1994.


5. LOANS RECEIVABLE

    Loans receivable at consist of the following:

                                                                             DECEMBER 31,
                                                                      --------------------------
                                                       MARCH 31,                        1993
                                                          1995           1994             -
                                                      ------------    -----------
Mortgage loans:
  1-4 Family residential...........................   $ 73,458,439    $74,124,022    $80,885,924
  Other dwelling units.............................     14,887,183     14,603,435     13,900,000
Home equity and improvement loans-net..............      4,616,895      4,323,377      2,308,257
Loans secured by commercial equipment leases.......      2,802,037      3,178,721      2,828,501
Construction loans.................................        995,000        910,000        557,624
Loans on savings accounts..........................        439,601        537,052        509,687
                                                      ------------    -----------    -----------
      Total loans..................................     97,199,155     97,676,607    100,989,993
Plus unamortized premiums..........................        420,832        458,540        620,279
Less:
  Net discounts on loans purchased and loans
    acquired through merger........................       (442,957)      (518,673)      (829,694)
  Loans in process.................................       (342,682)      (421,804)      (327,368)
  Deferred loan fees...............................     (1,243,293)    (1,254,038)    (1,380,997)
  Allowance for loan losses........................       (415,564)      (416,629)      (450,181)
                                                      ------------    -----------    -----------
      Total........................................   $ 95,175,491    $95,524,003    $98,622,032
                                                      ------------    -----------    -----------
                                                      ------------    -----------    -----------

    The Bank originates loans to customers in its local market area, principally Philadelphia and the four adjoining counties. The ultimate repayment of these loans is dependent to a certain degree on the local economy and real estate market.

    Originated or purchased commercial real estate loans totaled $14,886,000 at March 31, 1995 and $14,603,435 and $13,900,000 at December 31, 1994 and 1993,
respectively. Of the commercial real estate loans at March 31, 1995, $5,427,000 are collateralized by multi-family residential property and $9,459,000 are collateralized by business property. Of the commercial real estate loans, of December 31, 1994 and 1993, $5,226,242 and $5,273,000 are collateralized by multi-family residential property; $9,377,193 and $8,627,000 by business property, respectively.

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

          ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

   AND (UNAUDITED) FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994

5. LOANS RECEIVABLE--(CONTINUED)

    At December 31, 1994, 1993 and 1992 (Predecessor Association), the Bank was servicing loans for others amounting to $3,733,124, $4,478,707 and $6,589,469, respectively. At March 31, 1995 and 1994, the Bank was servicing loans for others amounting to $3,528,416 and $4,290,633, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with these loans serviced for others, the Bank held borrower's escrow balances of approximately $280,415 at March 31, 1995 and $428,335, $518,618 and $666,313 at December 31, 1994, 1993 and 1992,
respectively.


    Following is a summary of changes in the allowance for loan losses:

                                               MARCH 31,              YEAR ENDED DECEMBER 31,
                                          --------------------    --------------------------------
                                            1995        1994        1994        1993        1992
                                          --------    --------    --------    --------    --------
Balance, beginning of year.............   $416,629    $450,181    $450,181    $384,547    $394,743
Provision..............................     15,000      15,000      60,000      94,000      60,000
Write-offs.............................    (16,065)    (15,090)    (93,552)    (28,366)    (70,196)
                                          --------    --------    --------    --------    --------
Balance, end of year...................   $415,564    $450,091    $416,629    $450,181    $384,547
                                          --------    --------    --------    --------    --------
                                          --------    --------    --------    --------    --------

    Nonaccrual loans for which interest has been fully reserved totaled approximately $1,122,000 and $1,251,000 at March 31, 1995 and December 31, 1994,
respectively.

    The Bank originates and purchases fixed and adjustable interest rate loans and mortgage-backed securities. At March 31, 1995 and December 31, 1994, fixed rate loans and mortgage-backed securities were approximately $134,796,000 and $156,550,000, respectively, and adjustable interest rate loans and mortgage-backed securities were $39,017,000 and $37,486,000, respectively.


    As of March 31, 1995 and December 31, 1994, the Bank has approximately $894,000 and $605,050, respectively, in outstanding loan commitments, all at fixed rates. The interest rates on these commitments range from 8.625% to 9.50% at March 31, 1995 and from 7.875% to 9.00% at December 31, 1994 and had a commitment term of ninety days or less. These commitments are subject to normal credit risk.


    Certain directors and officers of the Bank have loans with the Bank. Such loans were made in the ordinary course of business and do not represent more than a normal risk of collection. Total loans to these persons amounted to approximately $746,104, $652,989 and $532,181, at December 31, 1994, 1993 and
1992, respectively, and $736,515 at March 31, 1995. Current year originations to these persons were $121,500, $388,564 and $251,523 for the years ended December 31, 1994, 1993 and 1992, respectively. There were no originations to these persons during the three month period ended March 31, 1995. Loan repayments for the years ended December 31, 1994, 1993 and 1992 were $28,535, $267,756 and
$9,104, respectively, and $9,589 for the three month period ended March 31, 1995.

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

          ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

   AND (UNAUDITED) FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994

6. REAL ESTATE ACQUIRED THROUGH FORECLOSURE

    The following summarizes the changes in the allowance for real estate acquired through foreclosure losses:

                                                MARCH 31,             YEAR ENDED DECEMBER 31,
                                            -----------------    ---------------------------------
                                             1995      1994        1994         1993        1992
                                            ------    -------    ---------    --------    --------
Balance, beginning of year...............   $1,847    $80,867    $  80,867    $ 52,501    $125,178
Provision................................    6,411                  77,540      41,880       1,000
Write-offs...............................                         (156,560)    (13,514)    (73,677)
                                            ------    -------    ---------    --------    --------
Balance, end of year.....................   $8,258    $80,867    $   1,847    $ 80,867    $ 52,501
                                            ------    -------    ---------    --------    --------
                                            ------    -------    ---------    --------    --------

7. OFFICE PROPERTIES AND EQUIPMENT

    Office properties and equipment are summarized by major classification as follows:

                                                                             DECEMBER 31,
                                                        MARCH 31,     --------------------------
                                                          1995           1994           1993
                                                       -----------    -----------    -----------
Land................................................   $   613,159    $   613,159    $   613,159
Buildings...........................................     3,282,453      3,279,758      3,272,094
Furniture and equipment.............................     2,585,613      2,561,886      2,354,238
Leasehold improvements..............................        82,889         82,889
                                                       -----------    -----------    -----------
      Total.........................................     6,564,114      6,537,692      6,239,491
Accumulated depreciation and amortization...........    (4,442,995)    (4,345,493)    (3,969,020)
                                                       -----------    -----------    -----------
      Net...........................................   $ 2,121,119    $ 2,192,199    $ 2,270,471
                                                       -----------    -----------    -----------
                                                       -----------    -----------    -----------

8. DEPOSITS

    Deposits consist of the following major classifications:

                                                                            DECEMBER 31,
                                     MARCH 31,           --------------------------------------------------
                                       1995                       1994                       1993
                              -----------------------    -----------------------    -----------------------
                                             WEIGHTED                   WEIGHTED                   WEIGHTED
                                             INTEREST                   INTEREST                   INTEREST
                                 AMOUNT        RATE         AMOUNT        RATE         AMOUNT        RATE
                              ------------   --------    ------------   --------    ------------   --------
NOW accounts................  $ 14,738,000      1.85%    $ 15,499,000      2.02%    $ 13,787,000      2.04%
Money Market Demand
  accounts..................    11,936,000      4.43       10,285,000      2.53        9,821,000      4.22
Passbook accounts...........   110,648,712      3.78      115,681,534      3.02      126,574,737      3.73
Certificate accounts........   101,716,000      4.79       99,765,000      4.21       94,123,000      4.49
                              ------------   --------    ------------   --------    ------------   --------
      Total.................  $239,038,712      4.12%    $241,230,534      3.40%    $244,305,737      3.96%
                              ------------   --------    ------------   --------    ------------   --------
                              ------------   --------    ------------   --------    ------------   --------

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

          ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

   AND (UNAUDITED) FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994

8. DEPOSITS--(CONTINUED)

    At December 31, 1994 and 1993, the Bank had deposits of $100,000 or greater which were not federally insured, totaling approximately $17,623,000 and $18,383,000, respectively. At March 31, 1995, such deposits totaled $18,332,000.


    While frequently renewed at maturity rather than paid out, certificate accounts were scheduled to mature contractually within the following periods:

                                                                             DECEMBER 31,
                                                       MARCH 31,      --------------------------
                                                          1995           1994           1993
                                                      ------------    -----------    -----------
1 year or less.....................................   $ 37,199,000    $36,783,000    $60,771,000
1 year--3 years....................................     42,407,000     40,309,000     17,225,000
3 years--5 years...................................     22,110,000     22,673,000     16,127,000
                                                      ------------    -----------    -----------
      Total........................................   $101,716,000    $99,765,000    $94,123,000
                                                      ------------    -----------    -----------
                                                      ------------    -----------    -----------

    Interest expense on deposits is as follows:

                                THREE-MONTH PERIOD ENDED
                                       MARCH 31,                    YEAR ENDED DECEMBER 31,
                                ------------------------    ---------------------------------------
                                   1995          1994          1994          1993          1992
                                ----------    ----------    ----------    ----------    -----------
NOW..........................   $  190,330    $  124,440    $  549,159    $  591,965    $   835,292
Passbook.....................    1,148,949       942,025     3,856,257     4,045,371      3,417,301
Certificates and MMDA........    1,040,747       948,157     3,925,931     4,364,191      6,198,062
Early withdrawal
  penalities.................       (8,434)       (3,538)      (14,990)      (16,979)       (16,270)
                                ----------    ----------    ----------    ----------    -----------
Total........................   $2,371,592    $2,011,084    $8,316,357    $8,984,548    $10,434,385
                                ----------    ----------    ----------    ----------    -----------
                                ----------    ----------    ----------    ----------    -----------

9. FHLB ADVANCES

    Federal Home Loan Bank advances at March 31, 1995 and December 31, 1994 were $7,884,000. Advances are collateralized under a blanket collateral lien agreement. Advances at March 31, 1995 and December 31, 1994 have calendar year maturity dates as follows: 1998, $6,000,000 and 2008, $1,884,000.

10. INCOME TAXES

    The Bank is permitted under the Internal Revenue Code (the "Code") to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. The Bank's deduction is based upon the percentage of taxable income method as defined by the Code. The bad debt deduction allowable under this method equals 8% of taxable income determined without regard to that deduction and with certain adjustments. This addition differs from the bad debt experience used for financial accounting purposes. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

          ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

   AND (UNAUDITED) FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994

10. INCOME TAXES--(CONTINUED)
other than to absorb bad debt losses. Because the Bank does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided. Retained earnings and stockholders' equity at March 31, 1995 and at December 31, 1994 and 1993 includes approximately $5,576,000, $5,576,000 and $5,370,000, respectively, representing such bad debt deductions for which no deferred income taxes have been provided.

    Income tax expense consists of the following components:

                                                             FEDERAL       STATE        TOTAL
                                                            ----------    --------    ----------
Three-Month Period Ended March 31:
  1995...................................................   $  240,400    $ 53,000    $  293,400
  1994...................................................      175,083      32,530       207,613
Year Ended December 31:
  1994...................................................   $  903,523    $286,300    $1,189,823
  1993...................................................    1,170,300      18,318     1,188,618
  1992...................................................      840,821                   840,821

    The Bank's provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income before income taxes for the following reasons:

                               THREE-MONTH PERIOD ENDED MARCH 31,                     YEAR ENDED DECEMBER 31,
                             --------------------------------------    ------------------------------------------------------
                                                                                                                     PREDECESSOR
                                                                                                                     ASSOCIATION
                                   1995                 1994                  1994                   1993              1992
                             -----------------    -----------------    -------------------    -------------------    --------
                              AMOUNT   PERCENT     AMOUNT   PERCENT      AMOUNT    PERCENT      AMOUNT    PERCENT     AMOUNT
                             --------  -------    --------  -------    ----------  -------    ----------  -------    --------
Tax at federal tax rate..... $275,150    34.0%    $175,778    34.0%    $1,052,351    34.0%    $1,261,355    34.0%    $888,373
Decrease resulting from
 amortization of goodwill
 premiums and discounts
 relating to an
 acquisition--net...........   (3,242)   (0.4)      (4,574)   (0.9)       (18,295)   (0.6)       (23,974)   (0.6)     (21,894)
Special bad debt
 deduction..................                                                                                          (72,120)
State income tax expense,
 net of federal income
 tax........................   34,980     4.3       21,470     4.2        188,958     6.1         12,090     0.3
Provision for loan losses...                                                                                           20,400
Other.......................  (13,488)   (1.6)      14,939     2.9        (33,191)   (1.1)       (60,853)   (1.7)      26,062
                             --------  -------    --------  -------    ----------  -------    ----------  -------    --------
     Total.................. $293,400    36.3%    $207,613    40.2%    $1,189,823    38.4%    $1,188,618    32.0%    $840,821
                             --------  -------    --------  -------    ----------  -------    ----------  -------    --------
                             --------  -------    --------  -------    ----------  -------    ----------  -------    --------

                              PERCENT
                              -------
Tax at federal tax rate.....    34.0%
Decrease resulting from
 amortization of goodwill
 premiums and discounts
 relating to an
 acquisition--net...........    (0.8)
Special bad debt
 deduction..................    (2.8)
State income tax expense,
 net of federal income
 tax........................
Provision for loan losses...     0.8
Other.......................     1.0
                              -------
     Total..................    32.2%
                              -------
                              -------

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

          ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

   AND (UNAUDITED) FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994


10. INCOME TAXES--(CONTINUED)
    Items that give rise to significant portions of the deferred tax accounts are as follows:

                                                                              DECEMBER 31,
                                                           MARCH 31,     -----------------------
                                                              1995          1994         1993
                                                           ----------    ----------    ---------
Deferred tax assets:
  Deferred loan fees....................................   $  422,720    $  426,000    $ 458,000
  Reserve for uncollected interest......................       55,203        63,000      121,000
  Unrealized losses on investments and mortgage-backed
    securities..........................................      258,400     1,277,000       23,000
  Other.................................................      319,669        65,000       65,000
                                                           ----------    ----------    ---------
                                                            1,055,992     1,831,000      667,000
                                                           ----------    ----------    ---------
Deferred tax liabilities:
  Depreciation..........................................      (17,655)      (19,000)     (24,000)
  Allowance for loan losses.............................     (244,151)     (305,000)    (153,000)
  Other.................................................     (404,791)     (111,000)    (417,000)
                                                           ----------    ----------    ---------
                                                             (666,597)     (435,000)    (594,000)
                                                           ----------    ----------    ---------
      Total.............................................   $  389,395    $1,396,000    $  73,000
                                                           ----------    ----------    ---------
                                                           ----------    ----------    ---------

11. REGULATORY CAPITAL REQUIREMENTS

    Under current regulations, the Bank must meet certain capital requirements. The capital regulations require that the Bank have core capital of 3.0% of total adjusted assets, tangible capital of 1.5% of total adjusted assets, and a credit risk-based requirement of 8.0% of adjusted assets at March 31, 1995 and December 31, 1994.

    At March 31, 1995, the Bank had the following capital ratios (percentages relate to adjusted assets):

                                                     CORE               TANGIBLE            RISK BASED
                                               -----------------    -----------------    -----------------
                                               AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
                                               -------   -------    -------   -------    -------   -------
                                                              (DOLLAR AMOUNTS IN THOUSANDS)
Capital per generally accepted accounting
  principles.................................  $22,981     8.4%     $22,981      8.4%    $22,981     28.6%
Unrealized loss securities available for
  sale.......................................      525     0.2          525      0.2         525      0.7
General loan loss reserve....................                                                416      0.5
Supervisory goodwill.........................                          (288)    (0.1)
                                                            --
                                               -------              -------   -------    -------   -------
Regulatory capital...........................   23,506     8.6       23,218      8.5      23,922     29.8
Minimum required regulatory capital..........    8,189     3.0        4,094      1.5       6,419      8.0
                                                            --
                                               -------              -------   -------    -------   -------
Excess capital...............................  $15,317     5.6%     $19,124      7.0%    $17,503     21.8%
                                                            --
                                                            --
                                               -------              -------   -------    -------   -------
                                               -------              -------   -------    -------   -------

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

          ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

   AND (UNAUDITED) FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994

11. REGULATORY CAPITAL REQUIREMENTS--(CONTINUED)

    At December 31, 1994, the Bank had the following capital ratios (percentages relate to adjusted assets):

                                                        CORE              TANGIBLE           RISK BASED
                                                  -----------------   -----------------   -----------------
                                                  AMOUNT    PERCENT   AMOUNT    PERCENT   AMOUNT    PERCENT
                                                  -------   -------   -------   -------   -------   -------
                                                                (DOLLAR AMOUNTS IN THOUSANDS)
Capital per generally accepted accounting
  principles....................................  $20,477     7.4%    $20,477      7.4%   $20,477     22.2%
Unrealized loss securities available for sale...    2,479     0.9       2,479      0.9      2,479      2.7
General loan loss reserve.......................                                              417      0.4
Supervisory goodwill............................                         (348)    (0.1)
                                                               --
                                                  -------             -------   -------   -------   -------
Regulatory capital..............................   22,956     8.3      22,608      8.2     23,373     25.3
Minimum required regulatory capital.............    8,266     3.0       4,133      1.5      7,380      8.0
                                                               --
                                                  -------             -------   -------   -------   -------
Excess capital..................................  $14,690     5.3%    $18,475      6.7%   $15,993     17.3%
                                                               --
                                                               --
                                                  -------             -------   -------   -------   -------
                                                  -------             -------   -------   -------   -------

    The OTS has finalized an interest rate risk (IRR) component of capital for thrift institutions effective in calendar 1995. The IRR component is based on the loss in net portfolio value due to an interest rate increase or decrease of 200 basis points, whichever causes the greater loss in net portfolio value. Thrifts will be required to hold capital only when the interest rate risk exposure exceeds a decline in net portfolio value of more than 2% of an institution's assets. The additional capital would consist of one half of the difference between the interest rate risk exposure and 2% of assets. The impact of the new capital component is not expected to have a material effect on the Bank's capital position.

    The Bank's management believes that, under the current and proposed regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Bank, such as increased interest rates or a downturn in the economy in areas where the Bank has most of its loans, could adversely affect future earnings and, consequently, the ability of the Bank to meet its future minimum capital requirements.

    The OTS has adopted a rule that limits capital distributions by savings associations, such as cash dividends, payments to repurchase or otherwise acquire an association's shares, payments to stockholders of another association in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of associations (Tier 1 being the highest; and Tier 3, the lowest), with the most flexibility afforded to well capitalized associations. The Bank is rated a Tier 1 association under these rules. These limitations may affect the amount of cash dividends which the Bank will be able to pay.

12. PENSION AND PROFIT-SHARING PLANS

    The Bank has a defined benefit pension plan which covers all eligible employees. The plan may be terminated at any time at the discretion of the Board of Directors. Benefits under the above are based upon years of service and the employees' average compensation during the term of employment. The Bank's policy is to fund amounts as are necessary to at least meet the minimum funding standards of ERISA.

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

          ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

   AND (UNAUDITED) FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994

12. PENSION AND PROFIT-SHARING PLANS--(CONTINUED)

    The following table sets forth the plan's net periodic pension cost at December 31, 1994, 1993 and 1992:

                                                                  1994        1993        1992
                                                                --------    --------    --------
Service cost--benefits earned during the period..............   $ 73,068    $ 67,943    $ 54,227
Interest cost on projected benefit obligation................     70,682      69,334      68,966
Actual return on plan assets.................................    (37,886)    (46,529)    (56,579)
Net amortization and deferral................................    (32,465)    (17,444)    (19,481)
                                                                --------    --------    --------
Net periodic pension cost....................................   $ 73,399    $ 73,304    $ 47,133
                                                                --------    --------    --------
                                                                --------    --------    --------

                                                                         1994          1993
                                                                      ----------    ----------
Actuarial present value of benefit obligations:
  Vested benefits..................................................   $  817,540    $  771,497
  Nonvested benefits...............................................       34,171        27,141
                                                                      ----------    ----------
  Accumulated benefit obligation...................................      851,711       798,638
  Effect of future salary increases................................      387,443       313,199
                                                                      ----------    ----------
  Projected benefit obligation.....................................    1,239,154     1,111,837
  Plan assets at fair value........................................    1,085,923       957,843
                                                                      ----------    ----------
  Plan assets less than projected benefit obligation...............     (153,231)     (153,994)
Unrecognized:
  Prior service cost...............................................     (211,730)     (228,387)
  Net loss from past experience....................................      406,556       394,672
  Net asset at date of transition..................................      (89,077)      (96,543)
                                                                      ----------    ----------
Accrued pension liability..........................................   $  (47,482)   $  (84,252)
                                                                      ----------    ----------
                                                                      ----------    ----------


    The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 6.5% and 5.0% for the years ended December 31, 1994 and 1993. The expected long-term rate of return on assets was 6.5% and 7% for 1994 and 1993. Plan assets consist primarily of certificates of deposit at the Bank. Information for the pension and profit-sharing plans was not available for the periods ended March 31, 1995 and 1994.



    The Bank also maintains a profit-sharing plan for eligible employees. Profit-sharing contributions are at the discretion of the Board of Directors. The contribution was $303,349 in 1994, $210,853 in 1993 and $221,580 in 1992.
Plan assets consist primarily of a diversified stock portfolio.


13. EMPLOYEE STOCK OWNWERSHIP PLAN

    In connection with the Reorganization (see Note 1) the Bank has established an employee stock ownership plan (the "ESOP") for the exclusive benefit of participating employees which purchased

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

          ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

   AND (UNAUDITED) FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994

13. EMPLOYEE STOCK OWNWERSHIP PLAN--(CONTINUED)

14,000 shares of common stock of the Bank on December 31, 1992. In order to make the purchase, the ESOP borrowed $140,000 on December 31, 1992 from a financial institution. The debt, which has an interest rate of 8%, has not been guaranteed by the Bank, however, the Bank anticipates contributing sufficient funds to meet debt service requirements. The debt is payable over a five-year period.

    The outstanding loan balance of $83,842 and $90,610 at March 31, 1995 and December 31, 1994, respectively, has been reflected as a liability and the shares purchased have been reflected as a reduction of stockholders' equity on the statement of financial condition at December 31, 1994. As principal payments are made by the ESOP, the corresponding liability is reduced and stockholders' equity is increased. Annual contributions to the ESOP are made in amounts determined by the Board of Directors.

14. OTHER EMPLOYEE BENEFITS

    Stock Option Plan--In connection with the Reorganization, the Bank's Board of Directors has adopted a Stock Option Plan ("Option Plan"). The purpose of the Option Plan is to provide additional incentive to retain officers, directors and key employees.

    A total of 20,000 shares of authorized but unissued common stock of the Bank has been reserved for future issuance under the Plan. The option price per share may not be less than 100% of the fair market value of the shares on the date of the grant and no option shall be exercisable after the expiration of 10 years from the date granted; provided, however, that in the case of any employee who owns more than 10% of the outstanding common stock at the time the option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and the option shall not be exercisable after the expiration of five years from the date it is granted.

    Management Recognition Plan--The Bank's Board of Directors has also adopted a Management Recognition Plan (the "MRP") effective December 31, 1992, the objective of which is to enable the Bank to retain personnel of experience and ability in key positions of responsibility. All employees are eligible to receive benefits under the MRP. Benefits may be granted at the sole discretion of a committee appointed by the Board of Directors of the Bank. The MRP is managed by trustees who are directors of the Bank and who have responsibility to invest all funds contributed by the Bank to the trust created for the MRP. The Bank has contributed 6,000 shares to the MRP Trust. Unless the MRP committee specifies otherwise, the shares granted will be in the form of restricted stock payable over a five-year period at the rate of 20% of such shares per year following the date of grant of the award. Compensation expense in the amount of the fair market value of the common stock at the date of the grant to the employee will be recognized pro rata over the five years during which the shares are payable. As of December 31, 1994, 2,400 shares have been allocated to individual employees.

    During December 1994 the Board approved the contribution of an additional 6,000 shares to the MRP Trust. The shares were contributed in January 1995.

    Supplemental Retirement Benefits--In November 1993 the Bank entered into a Nonqualified Retirement and Death Benefit Agreement (the "Agreement") with certain officers of the Bank. The

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

          ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

   AND (UNAUDITED) FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994

14. OTHER EMPLOYEE BENEFITS--(CONTINUED)

purpose of the Agreement is to provide the officers with supplemental retirement benefits equal to a specified percentage of final compensation and a preretirement death benefit if the officer does not attain age 65. Total expense relating to this benefit was approximately $70,000 for the year ended December 31, 1994 and $15,000 for the period ended March 31, 1995.


15. FAIR VALUE DISCLOSURE

    The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                  MARCH 31, 1995                DECEMBER 31, 1994              DECEMBER 31, 1993
                            ---------------------------    ---------------------------    ---------------------------
                              CARRYING         FAIR          CARRYING         FAIR          CARRYING         FAIR
                               AMOUNT         VALUE           AMOUNT         VALUE           AMOUNT         VALUE
                            ------------   ------------    ------------   ------------    ------------   ------------
Assets:
 Cash and cash
   equivalents............  $ 40,843,000   $ 40,843,000    $ 19,052,000   $ 19,052,000    $ 31,764,000   $ 31,764,000
 Investments..............    50,278,000     49,620,000      50,085,000     48,486,000      29,887,000     30,675,000
 Mortgage-backed
   securities available
   for sale...............    77,168,000     76,377,000     102,227,000     98,476,000     108,532,000    108,532,000
 Loans receivable.........    96,480,000     96,118,000      96,723,000     93,754,000      98,622,000     99,325,000
Liabilities:
 NOW, MMDA and Passbook
   accounts...............   137,323,000    137,323,000     141,466,000    141,466,000     150,183,000    150,183,000
 Certificate accounts.....   101,716,000     99,080,000      99,765,000     97,626,000      94,123,000     99,798,000
 FHLB Advances............     7,884,000      7,700,000       7,884,000      7,700,000       7,884,000      7,901,000

    Cash and Cash Equivalents--For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

    Investments and Federal Home Loan Mortgage Corp. Stock--For investment securities, fair values are based on quoted market prices or dealer quotes.

    Mortgage-backed Securities--Estimated fair value for mortgage-backed securities issued by quasi-governmental agencies is based on quoted market prices.

    Loans Receivable--The fair value was estimated by discounting approximate cash flow of the portfolio to achieve a current market yield. Consideration was given to prepayment speeds, economic conditions, risk characteristics, and other factors as considered appropriate.

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

          ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

   AND (UNAUDITED) FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994

15. FAIR VALUE DISCLOSURE--(CONTINUED)

    NOW, MMDA, Passbook, Certificate Accounts and FHLB Advances--The fair value of NOW, MMDA and Passbook accounts is the amount payable on demand at the reporting date. The fair value of certificate accounts is estimated using rates currently offered for deposits and advances of similar remaining maturities.

    The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1994. Although management is not aware of any factors that would significantly affect the fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.


16. THE CONVERSION AND THE MERGER



    On May 25, 1995, the Boards of Directors of FJF Financial and the Bank adopted a Plan of Conversion (the "Plan") and FJF Financial, the Bank, the Progress Financial Corporation (the "Company") and Progress Federal Savings Bank ("Progress") adopted an Agreement and Plan of Reorganization (the "Agreement"), which documents were amended on August 7, 1995. Pursuant to the Plan and the Agreement, (1) FJF Financial, which owns approximately 87.29% of the Bank, will convert from the mutual form to a federal interim stock savings bank and the interim institution will then simultaneously merge into the Bank, with the Bank being the surviving entity; (2) Progress will then merge into the Bank, with the Bank being the surviving entity; and (3) the outstanding shares of the Bank's common stock (other than those held by FJF Financial, which will be cancelled) will be converted into shares of common stock of the Company. The Company will then offer for sale pursuant to the Plan additional shares equal to 87.29% of the common shares of the Company to be issued in the Conversion and the Merger. Consummation of the Plan is subject to (i) the approval of the members of the Mutual Holding Company, (ii) the shareholders of the Bank and the Company, and
(iii) various regulatory agencies.



    Pursuant to the Plan, shares of the Company's common stock are expected to be offered initially for subscription by eligible members of FJF Financial, eligible employee benefit plans of the Company and the Bank, and certain other persons, including shareholders of the Bank and the Company, as of specified dates subject to various subscription priorities as provided in the Plan. The common stock will be sold at a price to be determined by the parties based upon an appraisal to be made by an independent appraisal firm. The appraisal will be directed by the average closing price of the Company's common stock to determine the number of shares to be issued. Any stock not purchased in the subscription offering will be sold in a community offering to be commenced simultaneously with the subscription offering or, if necessary, in a syndicated community offering.



    The Plan provides that when the conversion is completed, a "Liquidation Account" will be established in an amount equal to the greater of (1) the retained earnings of the Bank as of June 30, 1992, the date of the latest statement of financial condition contained in the final offering circular utilized in the formation of FJF Financial or (2) 87.29% of the Bank's total shareholders' equity as reflected in its latest statement of financial condition in the final prospectus utilized in the Conversion

         ROXBOROUGH-MANAYUNK FEDERAL SAVINGS BANK AND SUBSIDIARIES AND

          ROXBOROUGH-MANAYUNK FEDERAL SAVINGS AND LOAN ASSOCIATION AND

                    SUBSIDIARIES ("PREDECESSOR ASSOCIATION")

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

   AND (UNAUDITED) FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994


16. THE CONVERSION AND THE MERGER--(CONTINUED)


and the Merger, plus the amount of dividends waived by FJF Financial. The Liquidation Account is established to provide a limited priority claim to the assets of the Bank to qualifying depositors as of specified dates (Eligible Account Holders and Supplemental Eligible Account Holders) who continue to maintain deposits in the Bank after the Conversion and the Merger. In the unlikely event of a complete liquidation of the Bank, and only in such an event, Eligible Account Holders and Supplemental Eligible Account Holders would receive from the Liquidation Account a liquidation distribution based on their proportionate share of the then total remaining qualifying deposits.



    Current regulations allow the Bank to pay dividends on its stock after the Conversion and the Merger if its regulatory capital would not thereby be reduced below the amount then required for the aforementioned Liquidation Account. Also, capital distribution regulations limit the Bank's ability to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt, and other transactions charged to the capital account based on their capital level and supervisory condition. Federal regulations also preclude (i) any repurchase of the stock of the Company for one year after the conversion (unless otherwise approved by the OTS), and (ii) any repurchase of the stock of the Company in the second or third year after the conversion unless such repurchase is pursuant to an offer made on a pro rata basis to all shareholders and with prior approval of the Office of Thrift Supervision or pursuant to an open-market stock repurchase program that complies with certain regulatory criteria including a limitation on such purchases to not more than 5% of the stock of the Company, unless otherwise approved by the Office of Thrift Supervision. The Bank has retained the services of both a marketing firm and legal counsel for the specific purpose of implementing the Plan. Costs relating to the conversion will be deferred and, upon conversion, such costs and any additional costs will be charged against the proceeds from the sale of stock. As of March 31, 1995, there were no deferred costs related to the Conversion and the Merger. If the Conversion and the Merger is not completed, these deferred costs will be charged to operations.

=======================================  =======================================

No person has been authorized to give any
information or to make any representations other
than those contained in this Prospectus and, if
given or made, such information or representations
must not be relied upon as having been authorized
by the Company, Progress, the Mutual Holding                UP TO $36.9 MILLION
Company or Roxborough-Manayunk.  This Prospectus              OF COMMON STOCK
does not constitute an offer to sell or a
solicitation of an offer to buy any securities or
an offer to or solicitation of any person in any
jurisdiction in which such offer or solicitation
would be unlawful.  The delivery of this
Prospectus at any time does not imply that
information herein is correct as of any time                    PROGRESS
subsequent to its date.                                         FINANCIAL
             _________________________                         CORPORATION

                 TABLE OF CONTENTS
             _________________________
                                              Page
                                              ----

Available Information . . . . . . . . .          7
Summary . . . . . . . . . . . . . . . .          8
Selected Consolidated Financial and
  Other Data of the Company   . . . . .         26
Selected Consolidated Financial and Other
  Data of Roxborough-Manayunk . . . . .         28
Selected Pro Forma Unaudited
  Consolidated Financial Data
  of the Company  . . . . . . . . . . .         30
Summary of Recent Developments of the                     ____________________
  Company . . . . . . . . . . . . . . .         32
Summary of Recent Developments of                              PROSPECTUS
  Roxborough-Manayunk . . . . . . . . .         36        ____________________
Risk Factors  . . . . . . . . . . . . .         39
Market Price for Company Common Stock
  and Dividends . . . . . . . . . . . .         50
Use of Proceeds . . . . . . . . . . . .         52
Capitalization  . . . . . . . . . . . .         54
Regulatory Capital  . . . . . . . . . .         57
Pro Forma Unaudited Financial
  Information . . . . . . . . . . . . .         59
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of the Company . . . . . .         71
Business of the Company . . . . . . . .         92
Management's Discussion and Analysis of                   --------------------
  Financial Condition and Results of                       Sandler O'Neill &
  Operations of Roxborough-Manayunk . .        125           Partners, L.P.
Business of Roxborough-Manayunk . . . .        143
Regulation  . . . . . . . . . . . . . .        171        --------------------
Taxation  . . . . . . . . . . . . . . .        187
Management of the Company . . . . . . .        190
Managment of the Mutual                                    August __, 1995
  Holding Company . . . . . . . . . . .        199
Management of Roxborough-Manayunk . . .        200
Management of the Company and
  Progress Bank Following the
  Conversion and the Merger . . . . . .        213
The Conversion and the Merger   . . . .        221
The Offerings . . . . . . . . . . . . .        244
Description of Capital Stock
  of the Company  . . . . . . . . . . .        263
Restrictions on Acquisition of the
  Company and Progress Bank . . . . . .        264
Experts . . . . . . . . . . . . . . . .        273
Legal and Tax Opinions  . . . . . . . .        274
Index to Consolidated Financial
  Statements of the Company . . . . . .        275
Index to Consolidated Financial
  Statements of Roxborough-Manayunk . .        276


     Until _________ __, 1995 or 25 days after
commencement of the Syndicated Community Offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

=======================================  =======================================

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS



Item 13.     Other Expenses of Issuance and Distribution.


SEC filing fees . . . . . . . . . . . . . . . . . .                $ 14,628
OTS filing fees . . . . . . . . . . . . . . . . . .                  14,400
NASD filing fees  . . . . . . . . . . . . . . . . .                   4,742
Nasdaq listing fees . . . . . . . . . . . . . . . .                  17,500
Printing, postage and mailing . . . . . . . . . . .                 225,000
Legal fees  . . . . . . . . . . . . . . . . . . . .                 300,000
Blue Sky legal fees . . . . . . . . . . . . . . . .                  15,000
Accounting fees . . . . . . . . . . . . . . . . . .                 100,000
Underwriter's fees(1):
  Underwriter's counsel . . . . . . . . . . . . . .                  50,000
  Out-of-pocket expenses  . . . . . . . . . . . . .                  15,000
Appraiser's fees  . . . . . . . . . . . . . . . . .                  35,000
Conversion agent fees and expenses  . . . . . . . .                  23,500
Transfer agent and stock certificates . . . . . . .                  10,000
Duplicating expenses  . . . . . . . . . . . . . . .                  10,000
Miscellaneous . . . . . . . . . . . . . . . . . . .                  15,230
                                                                    -------

Total . . . . . . . . . . . . . . . . . . . . . . .                $850,000
                                                                    =======

_____________________

     (1) In addition to the foregoing expenses, Sandler O'Neill will receive fees based on the number of shares of Conversion Stock sold in the Offerings. Based upon the assumptions and the information set forth under "Pro Forma Unaudited Financial Information" and "The Offerings - Marketing Arrangements" in the Prospectus, it is estimated that such fees will amount to $477,800, $572,800, $667,720 and $776,878 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively.

Item 14.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law ("DGCL") sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacity as such. The Certificate of Incorporation and Bylaws of the Company provide that the directors, officers, employees and agents of the Company shall be indemnified to the full extent permitted by law.

Such indemnity shall extend to expenses, including attorneys' fees, judgments, fines and amounts paid in the settlement, prosecution or defense of the foregoing actions. Section 102(b)(7) of the DGCL provides that a director's personal liability to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director may be eliminated or limited, except under certain circumstances. The Certificate of Incorporation provides for the limitation of personal liability of directors to stockholders for monetary damages to the Company or its stockholders for such director's breach of fiduciary duty as a director of the Company to the full extent permitted by law.

     The Company carries a liability insurance policy for its officers and directors.

Item 15.  Recent Sales of Unregistered Securities.

     (a) On June 30, 1994, the Company sold 12 units consisting of $250,000 Principal Amount of 8 1/4% Subordinated Notes due 2004, to which were attached warrants to purchase 25,000 shares of Company Common Stock at $6.00 per share ("Unit").

     (b) There were no underwriters in connection with the sale of the Units. The Units were sold to individual accredited investors, including institutional investors.

     (c) The Units were sold for $250,000 each, for an aggregate cash consideration of $3,000,000.

     (d) The offer and sale of the Units were exempt from registration under the Securities Act of 1933 by Section 4(2) thereof and Regulation D promulgated thereunder. The Units were sold to 13 purchasers, all of which were accredited or institutional investors as defined in Regulation D.

Item 16.  Exhibits and Financial Statement Schedules.

     The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

     (a)  List of Exhibits:

  Exhibit No.              Exhibit                       Location
  -----------              -------                    ------------

        1.1       Engagement Letter with Sandler
                    O'Neill & Partners, L.P., dated
                    June 14, 1995                           *
        1.2       Agency Agreement with Sandler
                    O'Neill & Partners, L.P.               E-1
        2.1       Agreement and Plan of Reorganization by
                    and among Progress Financial
                    Corporation, Progress Federal Savings
                    Bank, FJF Financial, M.H.C. and
                    Roxborough-Manayunk Federal Savings
                    Bank, dated May 24, 1995 and amended
                    as of August 7, 1995                   E-52
        2.2       Plan of Conversion of FJF Financial,
                    M.H.C. and Roxborough-Manayunk Federal
                    Savings Bank                           E-108
        3.1       Certificate of Incorporation             (2)
        3.2       Bylaws                                   (3)
        4.1       Specimen Common Stock certificate        (4)
        4.2       Specimen Preferred Stock Purchase
                  Rights certificate                       (5)
        5         Opinion of Elias, Matz, Tiernan &
                    Herrick L.L.P. regarding legality of
                    securities being registered            E-144
        8.1       Opinion of Malizi, Spidi, Sloane &
                    Fisch, P.C. regarding federal income
                    tax consequences                       E-146
        8.2       Opinion of Drinker, Biddle & Reath
                    regarding Pennsylvania income tax
                    consequences                           E-159
        8.3       Opinion of RP Financial, Inc. regarding
                    subscription rights                    E-164
        8.4       Ruling from the Internal Revenue Service  **
       10.1       Key Employee Stock Compensation Plan     (4)
       10.2       Amendment, dated December 15, 1987,
                    to Key Employee Stock Compensation
                    Plan                                   (6)
       10.3       1993 Stock Incentive Plan                (7)

 Exhibit No.   Exhibit                                  Location
 -----------   -------                               ------------

        10.4      1993 Directors' Stock Option Plan        (7)
        10.5      Rights Agreement, dated April 25,
                    1990, between the Registrant and
                    American Stock Transfer and Trust
                    Company, as Rights Agent               (5)
        10.6      Employment Agreement between Progress
                    Financial Corporation, Progress
                    Federal Savings Bank and W. Kirk
                    Wycoff, dated January 1, 1995           *
        21        Subsidiaries of the Company              (7)
        23.1      Consent of Elias, Matz, Tiernan &
                    Herrick L.L.P. (contained in the
                    opinion included as Exhibit 5)
        23.2      Consent of Malizi, Spidi, Sloan &
                    Fisch, P.C. (contained in opinion
                    included as Exhibit 8.1)
        23.3      Consent of Drinker, Biddle & Reath
                    (contained in opinion included as
                    Exhibit 8.2)
        23.4      Consent of RP Financial, Inc.            E-167
        23.5      Consent of Coopers & Lybrand L.L.P.      E-169
        23.6      Consent of KPMG Peat Marwick LLP         E-171
        23.7      Consent of Deloitte & Touche, LLP        E-173
        24        Power of Attorney (included in the
                    signature page to this Registration
                    Statement)
        99.1      Proxy Statement and form of proxy for
                    solicitation of stockholders of
                    Progress Financial Corporation         E-175
        99.2      Order Form                               E-197
        99.3      Transmittal letters to stockholders
                    and members                            E-204
        99.4      Question and Answer Brochure             E-218

_______________
 *  Previously filed.
**  To be filed by amendment.


(1) Exhibit is incorporated by reference to the Registrant's Current Report on Form 8-K dated May 24, 1995 filed by the Registrant with the SEC.

(2) Exhibit is incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1987 filed by the Registrant with the SEC.

(3) Exhibit is incorporated by reference to the Registrant's Registration Statement on Form S-4 (File No. 33-3685) filed with the SEC on March 3, 1986.

(4) Exhibit is incorporated by reference to the Registrant's Registration Statement on Form S-8 (File No. 33-10160) filed with the SEC on November 13, 1986.

(5) Exhibit is incorporated by reference to the Registrant's Registration Statement on Form 8-A filed with the SEC on April 30, 1990.

(6) Exhibit is incorporated by reference to the Registrant's Registration Statement on Form S-8 (File No. 33-19570) filed with the SEC on January 19, 1988.

(7) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 filed with the SEC on March 24, 1995.

    (b)  Financial Statement Schedules.

    No financial statement schedules are filed because the required information is not applicable or is included in the Consolidated Financial Statements or related Notes.

Item 17. Undertakings

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                  ---- ----

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth Meeting, Commonwealth of Pennsylvania on the 7th day of August 1995.


                                          PROGRESS FINANCIAL CORPORATION


                                          By: /s/ W. Kirk Wycoff
                                              -----------------------------
                                               W. Kirk Wycoff
                                                Chairman, President and
                                                 Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ W. Kirk Wycoff                        Date:  August 7, 1995
--------------------------------------
W. Kirk Wycoff
Chairman, President and
  Chief Executive Officer
  (principal executive officer)


/s/ Peter J. Meier                        Date:  August 7, 1995
--------------------------------------
Peter J. Meier
Vice President and Corporate
  Controller (principal accounting
  officer)


/s/ William O. Daggett, Jr.*              Date:  August 7, 1995
------------------------------------
William O. Daggett, Jr.
Director

/s/ John E. F. Corson*                    Date:  August 7, 1995
-----------------------------------
John E. F. Corson
Director


/s/ Donald F. U. Goebert*                 Date:  August 7, 1995
-----------------------------------
Donald F. U. Goebert
Director


/s/ Joseph R. Klinger*                    Date:  August 7, 1995
----------------------------------
Joseph R. Klinger
Director


/s/ Paul M. LaNoce*                       Date:  August 7, 1995
-----------------------------------
Paul M. LaNoce
Director


/s/ A. John May, III*                     Date:  August 7, 1995
-----------------------------------
A. John May, III
Director


/s/ William L. Mueller*                   Date:  August 7, 1995
-----------------------------------
William L. Mueller
Director


/s/ Charles J. Tornetta*                  Date:  August 7, 1995
-----------------------------------
Charles J. Tornetta
Director

----------
* By W. Kirk Wycoff as Attorney-in-fact.